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As filed with the Securities and Exchange Commission on March 16, 2017

Registration No. 333-215916

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Pre-Effective
Amendment No. 2

FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

MAINSOURCE FINANCIAL GROUP, INC.

(Exact name of registrant as specified in its charter)

Indiana (State or other jurisdiction of incorporation or organization)	6022 (Primary standard industrial classification code number)	35-1562245 (I.R.S. Employer Identification Number)

2105 NORTH STATE ROAD 3 BYPASS, GREENSBURG, INDIANA 47240, (812) 663-6734
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Archie M. Brown, Jr.
President and Chief Executive Officer
2105 North State Road 3 Bypass
Greensburg, Indiana 47240
(812) 663-6734
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:
John W. Tanselle, Esq. Larry C. Tomlin, Esq. SmithAmundsen LLC 201 North Illinois Street, Suite 1400 Indianapolis, Indiana 46204 (317) 464-4122	James A. Giesel, Esq. Frost Brown Todd LLC 400 W. Market Street, 32nd Floor Louisville, Kentucky 40202 (502) 589-5400

Approximate date of commencement of proposed sale of the securities to the public:
As soon as practicable after this Registration Statement becomes effective and upon the satisfaction or waiver of all other conditions under the merger agreement described herein.

           If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.    ☐

           If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

           If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

           Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act (Check one):

Large accelerated filer ☐	Accelerated filer ☒	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

           If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

           Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)    ☐

           Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)    ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)(2)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price(3)	Amount of Registration Fee(4)(5)

Common Stock, no par value	1,402,656	N/A	$44,183,673.45	$5,120.89

(1)
This Registration Statement covers the maximum number of shares of common stock of the Registrant, MainSource Financial Group, Inc., that are expected to be issued in connection with the completion of the merger described in this Registration Statement.

(2)
The Registrant may be required to register additional shares in order to consummate the merger described in this Registration Statement. In such event, the Registrant intends to register such shares by filing an additional registration statement pursuant to Rules 413 and 462 under the Securities Act of 1933.

(3)
Pursuant to Rules 457(c), 457(f)(1), and 457(f)(3) under the Securities Act of 1933, and solely for the purpose of calculating the registration fee, the proposed maximum aggregate officering price is computed as (a) the product of (i) $35.35, the average high and low prices reported for a share of FCB Bancorp, Inc. common stock on the OTC Pink marketplace as of February 3, 2017, and (ii) 1,558,507, the maximum number of shares of FCB Bancorp, Inc. common stock which may be received by the Registrant or cancelled in connection with the merger described in this Registration Statement, less (b) $10,909,549.00, the estimated amount of cash to be paid to FCB Bancorp, Inc. shareholders in connection with the merger described in this Registration Statement. The estimated amount of cash to be paid to FCB Bancorp, Inc. shareholders in connection with the merger described in this Registration Statement is calculated as the product of (a) $7.00, which is the cash portion of the merger consideration, and (b) 1,558,507, the maximum number of shares of FCB Bancorp, Inc. common stock which may be received by the Registrant or cancelled in connection with the merger described in this Registration Statement.

(4)
Calculated by multiplying the proposed maximum aggregate offering price by 0.0001159.

(5)
Previously paid.

           The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

PROXY STATEMENT FOR THE SPECIAL MEETING OF
FCB BANCORP, INC. SHAREHOLDERS
and
PROSPECTUS OF
MAINSOURCE FINANCIAL GROUP, INC.
MERGER PROPOSAL—YOUR VOTE IS VERY IMPORTANT

Dear FCB Bancorp, Inc. Shareholders:

          The Boards of Directors of FCB Bancorp, Inc. ("FCB") and MainSource Financial Group, Inc. ("MainSource") have approved an Agreement and Plan of Merger (the "Merger Agreement") under which FCB will merge with and into MainSource (the "Merger"). If the Merger is completed, for each share of FCB common stock you own, you will have the right to receive (i) $7.00 in cash (the "Cash Consideration") and (ii) 0.9 (the "Exchange Ratio") shares of MainSource common stock (the "Stock Consideration") (collectively, the "Merger Consideration") subject to adjustment as set forth in the Merger Agreement and as described in the attached proxy statement/prospectus. Each FCB shareholder will also receive cash in lieu of any fractional shares of MainSource common stock that such shareholder would otherwise receive in the Merger in an amount determined by multiplying such fraction by the average of the daily closing sales price of a share of MainSource common stock as reported on NASDAQ for the 10 consecutive trading days ending on the third business day preceding the Closing Date. Following the completion of the Merger, former FCB shareholders will hold approximately 5.5% of MainSource's common stock.

          MainSource common stock is traded on the NASDAQ Global Select Market under the trading symbol "MSFG." On December 16, 2016, which is the last business day on which shares of MainSource common stock traded preceding the public announcement of the proposed Merger, the closing price of a share of MainSource common stock was $32.65, which, after giving effect to the 0.9 Exchange Ratio, has an implied value of approximately $29.38 per share. Based on this price with respect to the Stock Consideration, and the Cash Consideration of $7.00 per share, upon completion of the Merger, a FCB shareholder would receive total Merger Consideration with an implied value of approximately $36.39 per share. As of March 15, 2017, the most reasonably practicable date before the mailing of this proxy statement/prospectus, the closing price of a share of MainSource common stock was $33.82, which, after giving effect to the 0.9 exchange ratio, has an implied value of approximately $30.44. Based on this price with respect to the Stock Consideration and the Cash Consideration of $7.00 per share upon completion of the Merger, a FCB shareholder would receive total Merger Consideration with an implied value of approximately $37.44 per share. Based upon the $33.82 per share closing price of a share of MainSource common stock on March 15, 2017 the aggregate consideration to be paid by MainSource in connection with the Merger is approximately $58.3 million. You should obtain current market quotations for MainSource before you vote.

          FCB has the right to terminate the Merger Agreement if MainSource's average common stock closing price during the twenty trading days preceding the date on which all regulatory approvals approving the Merger are received is below $24.37 per share, and the percentage decrease in stock price is more than 15% greater than the percentage decrease in the NASDAQ Bank Index during the same time period; provided, however, that MainSource will have the right to prevent FCB's termination by agreeing to increase the Exchange Ratio pursuant to a formula set forth in the Merger Agreement. This would have the effect of increasing the number of shares of MainSource common stock that you receive for each share of FCB common stock that you own.

          The Merger Agreement and the Merger must be approved and adopted by the affirmative vote of holders of a majority of the issued and outstanding shares of FCB common stock as of the close of business on March 7, 2017, the record date for the special meeting, in order for the proposed Merger to be consummated. The special meeting of FCB shareholders will be held on April 26, 2017 at 10:00 a.m. At the meeting, FCB's shareholders will be asked (i) to adopt and approve the Merger Agreement and the Merger, (ii) to adjourn the meeting if necessary to solicit additional proxies, and (iii) to transact such other business as may properly be brought before the meeting or any adjournment or postponement thereof. A copy of the Merger Agreement is attached as Annex A to the accompanying proxy statement/prospectus, and you are encouraged to read it in its entirety.

          This document is being delivered to FCB shareholders as FCB's proxy statement to solicit proxies of FCB's shareholders in connection with the approval of the Merger Agreement, the Merger and the related matters. This proxy statement/prospectus is also being delivered to FCB shareholders as MainSource's prospectus relating to MainSource's issuance of up to 1,402,656 shares of MainSource common stock in connection with the Merger.

          The accompanying proxy statement/prospectus describes the special meeting of FCB, the Merger, the Merger Agreement and other related matters. Please carefully read the entire proxy statement/prospectus, including the section captioned "Risk Factors," beginning on page 16, for a discussion of certain risk factors relating to the proposed Merger.

          If you have any questions regarding the accompanying proxy statement/prospectus, you may contact Brian G. Karst, Executive Vice President and Chief Operating Officer, by calling (502) 895-5040.

                        Sincerely,

                        H. David Hale
                         Chairman, President and Chief Executive Officer
                        March 16, 2017

          Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under this proxy statement/prospectus or determined if this proxy statement/prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

          The securities to be issued in connection with the Merger are not savings or deposit accounts or other obligations of any bank or nonbank subsidiary of any of the parties, and they are not insured by the Federal Deposit Insurance Corporation, the Deposit Insurance Fund or any other governmental agency.

This proxy statement/prospectus is dated March 16, 2017, and it is first being mailed to FCB shareholders on or about March 28, 2017.

FCB BANCORP, INC.
293 North Hubbards Lane
Louisville, Kentucky 40207
(502) 895-5040

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD ON April 26, 2017

Dear Shareholder of FCB Bancorp, Inc.:

        We will hold a special meeting of the shareholders of FCB Bancorp, Inc. ("FCB") on April 26, 2017, at 10:00 a.m., Eastern Time, at FCB Bancorp, Inc., 295 North Hubbards Lane, Lower Level, Louisville, Kentucky 40207, to consider and vote upon the following proposals:

  1.
  Merger Proposal.    To approve and adopt the Agreement and Plan of Merger dated December 19, 2016 (the "Merger Agreement"), by and between MainSource Financial Group, Inc. ("MainSource") and FCB, pursuant to which FCB will merge with and into MainSource (the "Merger"), and to approve the Merger.

  2.
  Adjournment.    To approve a proposal to adjourn the special meeting, if necessary, to solicit additional proxies in the event there are not sufficient votes present at the special meeting in person or by proxy to approve and adopt the Merger Agreement and the Merger.

  3.
  Other Matters.    To vote upon such other matters as may properly come before the meeting or any adjournment thereof. The board of directors is not aware of any such other matters.

        Shareholders of FCB have dissenters' rights with respect to the Merger under the Kentucky Business Corporation Act. Shareholders who assert their dissenters' rights and comply with the procedural requirements of Subtitle 13 of the Kentucky Business Corporation Act will be entitled to receive payment of the fair value of their shares in cash in accordance with Kentucky law. A copy of Subtitle 13 of the Kentucky Business Corporation Act is attached as Annex C to the accompanying proxy statement/prospectus.

        The enclosed proxy statement/prospectus describes the Merger Agreement and the proposed Merger in detail and includes, as Annex A, the complete text of the Merger Agreement. We urge you to read these materials for a description of the Merger Agreement and the proposed Merger. In particular, you should carefully read the section captioned "Risk Factors" beginning on page 16 of the enclosed proxy statement/prospectus for a discussion of certain risk factors you should consider in evaluating the Merger and how it will affect you.

        The board of directors of FCB unanimously recommends that FCB shareholders vote (1) "FOR" approval and adoption of the Merger Agreement and the Merger and (2) "FOR" adjournment of the special meeting, if necessary.

        The board of directors of FCB fixed the close of business on March 7, 2017, as the record date for determining the shareholders entitled to notice of, and to vote at, the special meeting and any adjournments or postponements of the special meeting.

        YOUR VOTE IS VERY IMPORTANT.    The Merger Agreement and the Merger must be approved and adopted by the affirmative vote of holders of a majority of the issued and outstanding shares of FCB common stock in order for the proposed Merger to be consummated. If you do not return your proxy card or do not vote in person at the special meeting, the effect will be a vote against the proposed Merger.

        Whether or not you plan to attend the special meeting in person, we urge you to date, sign and return promptly the enclosed proxy card in the accompanying envelope, or submit your proxy by telephone or the Internet. You may revoke your proxy at any time before the special meeting by sending a written notice of revocation, submitting a new proxy card or by attending the special meeting and voting in person.

By Order of the Board of Directors

H. David Hale Chairman, President and Chief Executive Officer March 28, 2017

AVAILABLE INFORMATION

        As permitted by Securities and Exchange Commission ("SEC") rules, this document incorporates certain important business and financial information about MainSource from other documents that MainSource has filed with the SEC, which is not contained in or delivered with this document. These documents are available to you without charge upon your written or oral request.

        Your requests for documents from MainSource should be directed to the following:

        MainSource Financial Group, Inc.
2105 North State Road 3 Bypass
Greensburg, Indiana 47240
Attention: Investor Relations
(812) 663-6734

        In order to ensure timely delivery of these documents, you should make your request by April 12, 2017, to receive them before the special meeting.

        You can also obtain documents incorporated by reference in this document through the SEC's website at www.sec.gov. See "Where You Can Find More Information" on page 84.

i

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETING

        The following questions and answers are intended to briefly address some commonly asked questions regarding the Merger, the Merger Agreement and the special meeting. We urge you to read carefully the remainder of this proxy statement/prospectus because the information in this section may not provide all the information that might be important to you in determining how to vote. Additional important information is also contained in the annexes to, and the documents incorporated by reference in, this proxy statement/prospectus.

Q:
Why am I receiving this proxy statement/prospectus and proxy card?

A:
FCB has agreed to be acquired by MainSource under the terms of the Merger Agreement that are described in this proxy statement/prospectus. In order for us to complete the Merger, we need the approval of the Merger Agreement and the Merger by FCB shareholders as well as the approvals of the Kentucky Department of Financial Institutions ("KDFI") and the Federal Reserve Board as described in the section entitled "Proposal 1—The Merger—Regulatory Approvals and Notices for the Merger" beginning on page 45 of this proxy statement/prospectus.

  This proxy statement/prospectus includes important information about the Merger, the Merger Agreement, a copy of which is attached as Annex A to this proxy statement/prospectus, and the special meeting. FCB shareholders should read this information carefully and in its entirety. The enclosed voting materials allow shareholders to vote their shares without attending the special meeting in person.

Q:
What am I being asked to vote on at the special meeting?

A:
FCB is holding the special meeting to ask its shareholders to consider and vote upon a proposal to approve and adopt the Merger Agreement and the Merger (the "Merger Proposal"). You are also being asked to vote to approve a proposal to adjourn the special meeting, if necessary, to solicit additional proxies if enough votes have not been cast to adopt the Merger Proposal at the time of the special meeting.

Q:
How does the FCB board recommend that I vote at the special meeting?

A:
The board of directors of FCB unanimously recommends that FCB shareholders vote "FOR" the Merger Proposal and "FOR" adjournment of the special meeting, if necessary, to solicit additional proxies if enough votes have not been cast to approve the Merger Proposal at the time of the special meeting. See the section entitled "Proposal 1—The Merger—FCB's Reasons for the Merger" beginning on page 30 of this proxy statement/prospectus.

Q:
What will I receive in the Merger?

A:
If the Merger is completed, each share of FCB common stock will be converted into the right to receive (i) $7.00 in cash (the "Cash Consideration") and (ii) 0.9 (the "Exchange Ratio") shares of MainSource common stock (the "Stock Consideration") (collectively, the "Merger Consideration"), subject to adjustment as set forth in the Merger Agreement and as described in this proxy statement/prospectus.

  On December 16, 2016, which is the last business day on which shares of MainSource common stock traded preceding the public announcement of the proposed Merger, the closing price of a share of MainSource common stock was $32.65, which, after giving effect to the 0.9 Exchange Ratio, has an implied value of approximately $29.38 per share. Based on this price with respect to the Stock Consideration, and the Cash Consideration of $7.00 per share, upon completion of the Merger, a FCB shareholder would receive total Merger Consideration with an implied value of approximately $36.39 per share. As of March 15, 2017, the most reasonably practicable date before the mailing of this proxy statement/prospectus, the closing price of a share of MainSource common stock was $33.82, which, after giving effect to the 0.9 Exchange Ratio, has an implied value of approximately $30.44. Based on this price with respect to the Stock Consideration, plus the Cash Consideration of $7.00 per share, upon completion of the Merger, a FCB shareholder would receive total Merger Consideration with an implied value of approximately $37.44 per share.

  In lieu of any fractional shares of MainSource common stock, MainSource will distribute an amount in cash equal to such fraction multiplied by the average of the daily closing sales price of MainSource common stock as reported by NASDAQ for the 10 consecutive trading days ending on the third business day preceding the Closing Date. See "The Merger Agreement—Merger Consideration."

Q:
What happens if I do not return a proxy card or otherwise vote?

A:
Because the required vote of FCB shareholders on the Merger Proposal is based upon the number of outstanding shares of FCB common stock entitled to vote rather than upon the number of shares actually voted, abstentions from voting and "broker non-votes" will have the same practical effect as a vote "AGAINST" approval and adoption of the Merger Proposal, but they will have no impact on the proposal to approve an adjournment of the special meeting. If you return a properly signed proxy card but do not indicate how you want to vote, your proxy will be voted "FOR" approval and adoption of the Merger Proposal and "FOR" approval of the proposal to adjourn the special meeting, if necessary, to solicit additional proxies.

Q:
What risks should I consider before I vote on the Merger Agreement and the Merger?

A:
You should read and carefully consider the risk factors set forth in the section entitled "Risk Factors" beginning on page 16 of this proxy statement/prospectus. You also should read and carefully consider the risk factors of MainSource contained in the documents that are incorporated by reference into this proxy statement/prospectus. See the section entitled "Where You Can Find More Information" beginning on page 84 of this proxy statement/prospectus.

Q:
Will MainSource shareholders receive any shares or cash as a result of the Merger?

A:
No. MainSource shareholders will continue to own the same number of MainSource shares they owned before the effective time of the Merger.

Q:
When is the Merger expected to be completed?

A:
We are working to complete the Merger as quickly as possible. We must first obtain the necessary regulatory approvals and the approval of Merger Proposal by the FCB shareholders. We currently expect to complete the Merger during the second quarter of 2017.

Q:
What are the material U.S. federal income tax consequences of the Merger to me?

A:
The Merger is intended to qualify as a tax-free "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"). Accordingly, a FCB shareholder generally will recognize gain, but not loss, in an amount equal to the lesser of (1) the amount of gain realized (i.e., the excess of the sum of the amount of cash and the fair market value of the MainSource common stock received pursuant to the Merger over that holder's adjusted tax basis in its shares of FCB common stock surrendered) and (2) the amount of cash received pursuant to the Merger. Further, a FCB shareholder generally will recognize gain or loss with respect to cash received instead of fractional shares of MainSource common stock that the FCB common shareholder would otherwise be entitled to receive.

  This tax treatment may not apply to all FCB shareholders. Determining the actual tax consequences of the Merger to FCB shareholders can be complicated. FCB shareholders should consult their own tax advisor for a full understanding of the Merger's tax consequences that are particular to each shareholder.

  To review the tax consequences of the Merger to FCB shareholders in greater detail, see the section "Material U.S. Federal Income Tax Consequences" beginning on page 79.

Q:
Will I have dissenters' rights?

A:
Yes. The shareholders of FCB have dissenters' rights with respect to the Merger as described in the section entitled "The Merger Agreement—Dissenters' Rights of Appraisal" beginning on page 63 of this proxy statement/prospectus.

Q:
Who can vote at the special meeting?

A:
All holders of record of FCB common stock as of the close of business on March 7, 2017, the record date for the special meeting (the "record date"), are entitled to receive notice of, and to vote at, the special meeting, or any postponement or adjournment of the special meeting scheduled in accordance with Kentucky law.

Q:
What do I need to do now?

A:
After reading this proxy statement/prospectus, you may vote in one of four ways: (1) by mail (by completing and signing the proxy card that accompanies this proxy statement/prospectus); (2) by telephone; (3) by using the Internet; or (4) in person (by either delivering the completed proxy card or by casting a ballot if attending the special meeting). In the event that you choose not to vote by telephone, internet or in person, you should mail your signed proxy card in the accompanying pre-addressed, postage-paid envelope as soon as possible so that your shares can be voted at the April 26, 2017, FCB special meeting.

  The telephone and Internet voting procedures have been set up for your convenience and have been designed to authenticate your identity, to allow you to give voting instructions, and to confirm that those instructions have been properly recorded. If you would like to vote by telephone or by using the Internet, please refer to the specific instructions on the proxy card. The deadline for voting by telephone or via the Internet is 11:59 p.m. Eastern Time on April 25, 2017.

Q:
If my shares of FCB common stock are held in "street name" by my bank, brokerage firm, or other nominee, will my bank, brokerage firm or other nominee vote my shares for me?

A:
Your bank, brokerage firm or other nominee will only be permitted to vote your shares on the Merger Proposal if you provide instructions on how to vote. You should contact your bank, brokerage firm or other nominee and ask what directions your bank, brokerage firm or other nominee will need from you. If you do not provide instructions to your bank, brokerage firm or other nominee on how to vote on the Merger Proposal, your bank, brokerage firm or other nominee will not be able to vote your shares of FCB common stock, which will have the effect of voting against the Merger Proposal.

  Similarly, your bank, brokerage firm or other nominee will vote your shares on the proposal to adjourn the meeting, if necessary, but only if you provide instructions on how to vote. If you do not submit voting instructions to your bank, brokerage firm or other nominee, your shares will not be counted in determining the outcome of this proposal.

Q:
Can I change my vote after I have mailed my signed proxy card or voted by telephone or internet?

A:
Yes. You can change your vote at any time before your proxy is voted at the special meeting. You can do this in one of three ways. First, you can send a written notice to FCB's Secretary at 293 North Hubbards Lane, Louisville, Kentucky 40207, stating that you wish to revoke your proxy. Second, you can complete and submit a new proxy card, dated at a date later than the first proxy card. If you submitted your proxy by Internet or by telephone, you can vote again by voting over the Internet or by telephone. Third, you can attend the special meeting and vote in person. Your attendance at the special meeting will not, however, by itself revoke your proxy. If you hold your shares in "street name" and have instructed your bank, brokerage firm or other nominee how to vote your shares, you must follow directions received from your bank, brokerage firm or other nominee to change those instructions.

Q:
What constitutes a quorum?

A:
The holders of a majority of the outstanding shares of common stock as of the record date must be present in person or by proxy at the special meeting to constitute a quorum. In determining whether a quorum is present, shareholders who abstain, cast broker non-votes, or are otherwise present at the special meeting will be deemed present at the special meeting. Once a share is represented for any purpose at the special meeting, it will be deemed present for quorum purposes for the remainder of the meeting.

Q:
Should I send in my stock certificates now?

A:
No, please do not send your stock certificate(s) with your proxy. At a later date, you will be provided a letter of transmittal and instructions regarding the surrender of your stock certificates. You should then, prior to the deadline set forth in the letter of transmittal, send your FCB stock certificates to the exchange agent, together with your completed and signed letter of transmittal.

Q:
What happens if the Merger is not completed?

A:
If the Merger is not completed, FCB shareholders will not receive any consideration for their shares of FCB common stock in connection with the Merger. Instead, FCB will remain an independent company. Under specified circumstances, FCB may be required to pay MainSource a $2 million or $500 thousand termination fee, or MainSource may be required to pay FCB a $500 thousand termination fee, with respect to the termination of the Merger Agreement, as described under the section entitled "The Merger Agreement—FCB Termination Fee" beginning on page 60 and the section entitled "The Merger Agreement—MainSource Termination Fee" beginning on page 61 of this proxy statement/prospectus.

Q:
Whom should I contact if I have other questions about the Merger Agreement or the Merger?

A:
If you have more questions about the Merger Agreement or the Merger, you should contact Brian G. Karst, Executive Vice President and Chief Operating Officer, by calling (502) 895-5040.

SUMMARY

        This summary highlights selected information in this proxy statement/prospectus and may not contain all of the information important to you. To understand the Merger more fully, you should read this entire document carefully, including the annexes and the documents referred to in this proxy statement/prospectus. A list of the documents incorporated by reference appears under the caption "Where You Can Find More Information" on page 84.

Information About the Companies (page 25)

  MainSource Financial Group, Inc.
  2105 North State Road 3 Bypass
  Greensburg, Indiana 47240
  (812) 663-6734

        MainSource Financial Group, Inc. ("MainSource") is a financial holding company with assets of approximately $4.1 billion. MainSource operates 91 full-service offices throughout Indiana, Illinois, Kentucky and Ohio through its community-focused, Indiana-chartered, commercial banking subsidiary, MainSource Bank, headquartered in Greensburg, Indiana. MainSource common stock is listed on the NASDAQ Global Select Market (under the symbol: "MSFG"). As of December 31, 2016, MainSource had approximately $4.1 billion in assets, $2.6 billion in loans, $3.1 billion in deposits and $449.5 million of total equity.

  FCB Bancorp, Inc.
  293 North Hubbards Lane,
  Louisville, Kentucky 40207
  (502) 895-5040

        FCB Bancorp, Inc. ("FCB") is headquartered in Louisville, Kentucky and is the holding company for The First Capital Bank of Kentucky ("First Capital Bank"), which operates 7 branches, including its main office, in greater Louisville, Kentucky. First Capital Bank was established in 1996, with its primary business activity being the origination of one- to four-family real estate loans and to a lesser extent, the origination of construction, multi-family, commercial real estate and consumer loans. Through its non-banking subsidiary, First Capital Bank Title, LLC, FCB provides various related financial services. FCB common stock is quoted on the OTC Pink marketplace under the symbol "FCBE." As of December 31, 2016, FCB had approximately $517.9 million in assets, $427.0 million in loans, $387.9 million in deposits and $30.8 million of total equity.

Special Meeting of FCB's Shareholders; Required Vote (page 23)

        The special meeting of FCB shareholders is scheduled to be held at FCB Bancorp, Inc., 295 North Hubbards Lane, Lower Level, Louisville, Kentucky 40207 at 10:00 a.m., Eastern Time, on April 26, 2017.

        At the FCB special meeting, you will be asked to vote to adopt and approve the Merger Agreement and the Merger. You will also be asked to approve a proposal to adjourn the special meeting to solicit additional proxies, if necessary. Only FCB shareholders of record as of the close of business on March 7, 2017, are entitled to notice of, and to vote at, the FCB special meeting and any adjournments or postponements of the FCB special meeting.

        As of the record date, there were 1,558,507 shares of FCB common stock outstanding. The directors and executive officers of FCB (and their affiliates), as a group, owned with power to vote 462,006 shares of FCB common stock, representing approximately 29.6% of the outstanding shares of FCB common stock as of the record date.

        Adoption of the Merger Proposal requires the affirmative vote of holders of a majority of the issued and outstanding shares of FCB common stock. The approval of the proposal to adjourn the special meeting to solicit additional proxies, if necessary, requires more votes cast in favor than are cast against it.

        No approval by MainSource shareholders is required to complete the Merger.

The Merger and the Merger Agreement (pages 26 and 46)

        MainSource's acquisition of FCB is governed by the Merger Agreement. The Merger Agreement provides that, if all of the conditions contained therein are satisfied or waived, FCB will be merged with and into MainSource, with MainSource being the surviving entity. Following completion of the Merger, First Capital Bank will be a wholly-owned subsidiary of MainSource. At a date to be determined following the Merger, First Capital Bank will merge with and into MainSource Bank, with MainSource Bank as the surviving entity. As a result of the merger of First Capital Bank and MainSource Bank, the branches of First Capital Bank will become branches of MainSource Bank.

        We encourage you to read the Merger Agreement, which is included as Annex A to this proxy statement/prospectus and is incorporated by reference herein.

What FCB Shareholders Will Receive in the Merger (page 46)

        If the Merger is completed, each share of FCB common stock will be converted into the right to receive $7.00 in cash plus 0.9 shares of MainSource common stock, subject to adjustment under certain circumstances described in the Merger Agreement.

        On December 16, 2016, which is the last business day on which shares of MainSource common stock traded preceding the public announcement of the proposed Merger, the closing price of a share of MainSource common stock was $32.65, which, after giving effect to the 0.9 Exchange Ratio, has an implied value of approximately $29.38 per share. Based on this price with respect to the Stock Consideration, and the cash consideration of $7.00 per share, upon completion of the Merger, a FCB shareholder would receive total Merger Consideration with an implied value of approximately $36.39 per share. As of March 15, 2017, the most reasonably practicable date before the mailing of this proxy statement/prospectus, the closing price of a share of MainSource common stock was $33.82, which, after giving effect to the 0.9 Exchange Ratio, has an implied value of approximately $30.44. Based on this price with respect to the Stock Consideration, and the Cash Consideration of $7.00 per share, upon completion of the Merger, a FCB shareholder would receive total Merger Consideration with an implied value of approximately $37.44 per share.

        In lieu of any fractional shares of MainSource common stock, MainSource will distribute an amount in cash equal to such fraction multiplied by the average of the daily closing sales price of a share of MainSource common stock as reported on NASDAQ for the 10 consecutive trading days ending on the third business day preceding the Closing Date. See "The Merger Agreement—Merger Consideration."

Recommendation of FCB's Board of Directors (page 24)

        The FCB board of directors has unanimously approved the Merger Agreement and the proposed Merger. The FCB board believes that the Merger Agreement and the Merger are advisable and fair to, and in the best interests of, FCB and its shareholders, and therefore recommends that FCB shareholders vote "FOR" the Merger Proposal. In reaching its decision, the FCB board of directors considered a number of factors, which are described in the section captioned "Proposal 1—The Merger—FCB's Reasons for the Merger" beginning on page 30. Because of the wide variety of factors considered, the FCB board of directors did not believe it practicable, nor did it attempt, to quantify or otherwise assign relative weights to the specific factors it considered in reaching its decision.

        The FCB board also recommends that you vote "FOR" the proposal to adjourn the special meeting, if necessary, to solicit additional proxies in the event there are not sufficient votes present at the special meeting in person or by proxy to approve the Merger Proposal.

Dissenters' Rights of Appraisal (page 63)

        If the Merger Agreement is approved and the Merger is consummated, each shareholder of FCB who dissents from the Merger will have the right to be paid the "fair value" of his or her shares of FCB Common Stock in cash, provided that the shareholder complies with Subtitle 13, Chapter 271B, Title XXIII of the Kentucky Revised Statutes. See "The Merger Agreement—Dissenters' Rights of Appraisal" and Annex C.

Voting Agreements (page 44)

        As of the record date, the directors of FCB, as a group, owned with power to vote 462,006 shares of FCB common stock. In connection with the execution of the Merger Agreement, the directors of FCB each executed a voting agreement pursuant to which they agreed in their individual capacity as shareholders to vote their shares in favor of the Merger Proposal, and to use reasonable efforts to cause all shares owned by such director or officer jointly with another person or by such director's or officer's spouse or over which he has voting influence or control (other than shares held in a fiduciary capacity) to be voted in favor of the Merger Proposal.

Opinion of Financial Advisor to FCB (page 32)

        In connection with the Merger, FCB's financial advisor, Sandler O'Neill & Partners, L.P. ("Sandler O'Neill"), delivered a written fairness opinion to the FCB board of directors, dated December 19, 2016, to the effect that, as of the date of the opinion and based on and subject to the factors and assumptions described in the opinion, the Merger Consideration described in the Merger Agreement was fair, from a financial point of view, to the holders of FCB common stock. The full text of Sandler O'Neill's opinion, which sets forth, among other things, the assumptions made, procedures followed, matters considered, and limitations on the review undertaken by Sandler O'Neill in rendering its opinion, is attached to this proxy statement/prospectus as Annex B. Sandler O'Neill's opinion was for the information of, and was directed to, the FCB board (in its capacity as such) in connection with its consideration of the financial terms of the Merger. Sandler O'Neill's opinion did not address the underlying business decision of FCB to engage in the Merger or enter into the Merger Agreement or constitute a recommendation to the FCB board in connection with the Merger, and it does not constitute a recommendation to any holder of FCB common stock or any shareholder of any other entity as to how to vote in connection with the Merger or any other matter.

FCB's and MainSource's Reasons for the Merger (pages 30 and 31)

        The FCB board of directors has determined that the Merger Agreement and the Merger are in the best interests of FCB and its shareholders and recommends that FCB shareholders vote in favor of the approval of the Merger Agreement and the transactions contemplated by the Merger Agreement.

        In its deliberations and in making its determination, the FCB board of directors considered many factors, including, but not limited to:

  •
  the financial terms of the Merger, including the purchase price per FCB share and the exchange ratio;

  •
  an assessment of the current banking environment and FCB's strategic alternatives to the Merger;

  •
  MainSource's financial performance, asset quality, and prospects;

  •
  MainSource's common stock offering meaningful liquidity to shareholders who need or desire to sell their shares;

  •
  MainSource's current policy to pay a quarterly dividend; and

  •
  the financial presentation, dated December 19, 2016, of Sandler O'Neill to FCB's board of directors and the opinion of Sandler O'Neill, dated December 19, 2016, to FCB's board of directors, to the effect that, as of such date, the Merger Consideration provided for in the Merger Agreement was fair to the holders of FCB common stock from a financial point of view.

        MainSource's board of directors also concluded that the Merger Agreement is in the best interests of MainSource and its shareholders. In deciding to approve the Merger Agreement, MainSource's board of directors considered a number of factors, including, but not limited to, the following:

  •
  the Merger will represent a meaningful expansion of MainSource's presence in Jefferson County, Kentucky;

  •
  following the merger of MainSource Bank and First Capital Bank, MainSource Bank is anticipated to move from No. 13 to No. 9 in deposit market share and will add 7 branches and $387.9 million in deposits;

  •
  MainSource Bank will have an opportunity for growth as a result of its provision of products and services to FCB's customers which are currently not offered by FCB;

  •
  the Merger, which will result in MainSource having over $4.5 billion in assets and over 97 locations, will create added scale, enhanced profitability and growth potential for MainSource;

  •
  FCB's community banking orientation and its perceived compatibility with MainSource and its subsidiaries;

  •
  a review of the demographic, economic, and financial characteristics of the Jefferson County, Kentucky market in which FCB operates, including existing and potential competition and the history of the market area with respect to financial institutions; and

  •
  management's review of the business, operations, earnings and financial condition, including capital levels and asset quality, of FCB and First Capital Bank.

Regulatory Approvals and Notices for the Merger (page 45)

        Under the terms of the Merger Agreement, the Merger cannot be completed until MainSource receives necessary regulatory approvals, which include the approval of the Kentucky Department of Financial Institutions and the Federal Reserve Board. MainSource has received the approval of the Federal Reserve Board but has not yet received the approval of the Kentucky Department of Financial Institutions. MainSource cannot be certain when the approval of the Kentucky Department of Financial Institutions will be obtained or if it will be obtained.

New MainSource Shares Will be Eligible for Trading (page 62)

        The shares of MainSource common stock to be issued in the Merger will be eligible for trading on the NASDAQ Global Select Market.

Conditions to the Merger (page 55)

        The obligations of MainSource and FCB to consummate the Merger are subject to the satisfaction or waiver, on or before the completion of the Merger, of a number of conditions, including:

  •
  approval of the Merger Agreement at the special meeting of FCB by the holders of a majority of the issued and outstanding shares of FCB common stock;

  •
  dissenting shareholders must not represent more than ten percent (10%) of the outstanding shares of FCB common stock;

  •
  approval of the transaction by the appropriate regulatory authorities;

  •
  the continued accuracy of representations and warranties made on the date of the Merger Agreement, subject to the materiality standard provided in the Merger Agreement;

  •
  the agreements and covenants made by the parties must have been fulfilled or complied with in all material respects from the date of the Merger Agreement through and as of the effective time of the Merger;

  •
  each party must have received the respective closing deliverables of the other party to the Merger Agreement;

  •
  the Registration Statement on Form S-4, of which this proxy statement/prospectus is a part, relating to the MainSource shares to be issued pursuant to the Merger Agreement, must have become effective under the Securities Act of 1933, as amended (the "Securities Act"), and no stop order suspending the effectiveness of the Registration Statement shall have been issued or threatened by the Securities and Exchange Commission;

  •
  MainSource and FCB must have each received an opinion from SmithAmundsen LLC, dated as of the effective date, to the effect that the Merger constitutes a tax-free reorganization within the meaning of Section 368(a) and related sections of the Internal Revenue Code of 1986, as amended (the "Code");

  •
  the shares of MainSource common stock to be issued in the Merger must have been approved for listing on the NASDAQ Global Select Market; and

  •
  MainSource must have received a letter of tax advice from FCB's outside, independent certified public accountants, to the effect that any amounts paid by FCB or First Capital Bank before the effective time of the Merger, or required under FCB's employee benefit plans or the Merger Agreement to be paid after the effective time of the Merger, to persons who are disqualified individuals in respect of FCB, First Capital Bank or their successors, and that otherwise should be allowable deductions for federal income tax purposes, should not be disallowed as deductions for such purposes by reason of Code Section 280G.

        We cannot be certain when, or if, the conditions to the Merger will be satisfied or waived, or that the Merger will be completed.

Terminating the Merger Agreement (page 58)

        The Merger Agreement may be terminated by mutual consent of MainSource and FCB at any time before the completion of the Merger. Additionally, subject to conditions and circumstances described in the Merger Agreement, either MainSource or FCB may terminate the Merger Agreement if, among other things, any of the following occur:

  •
  FCB shareholders do not approve the Merger Agreement at the FCB special meeting;

  •
  any governmental authority shall have issued an order, decree, judgment or injunction that permanently restrains, enjoins or otherwise prohibits or makes illegal the consummation of the Merger, and such order shall have become final and non-appealable, or if any consent or approval of a governmental authority whose consent or approval is required to consummate the Merger has been denied, and such denial shall have become final and non-appealable;

  •
  the Merger has not been consummated by September 30, 2017 (provided the terminating party is not then in breach of the Merger Agreement);

  •
  the other party breaches or fails to perform any of its representations, warranties or covenants contained in the Merger Agreement which breach or failure to perform would give rise to the failure of a condition to the Merger, and such condition is not capable of being cured by September 30, 2017, or has not been cured by such party within twenty (20) business days after receipt of written notice of such breach from the non-breaching party; or

  •
  there has been a Material Adverse Effect on the other party on a consolidated basis as of the effective time, as compared to that in existence as of December 19, 2016 (the date of the Merger Agreement).

        MainSource also may terminate the Merger Agreement if FCB breaches its agreements regarding the solicitation of other acquisition proposals and the submission of the Merger Agreement to shareholders, or if the board of directors of FCB does not recommend approval of the Merger Agreement in this proxy statement/prospectus or withdraws, qualifies or modifies its recommendation in a manner adverse to MainSource. FCB also may terminate the Merger Agreement if it receives a superior proposal from a third party that the FCB board of directors determines, after consultation with its legal and financial advisors, it must accept in the exercise of its fiduciary duties to the FCB shareholders, and FCB has otherwise complied with the terms of the Merger Agreement.

        Additionally, FCB has the right to terminate the Merger Agreement if MainSource's average common stock closing price during the twenty trading days preceding the date on which all bank regulatory approvals approving the Merger are received is below $24.37 per share, and the percentage decrease in stock price is more than 15% greater than the percentage decrease in the NASDAQ Bank Index during the same time period; provided, however, that MainSource will have the right to prevent FCB's termination by agreeing to increase the Exchange Ratio pursuant to a formula set forth in the Merger Agreement.

Termination Fee (page 60)

        Under certain circumstances described in the Merger Agreement, a $2 million or a $500 thousand termination fee may be payable by FCB to MainSource if the Merger Agreement is terminated and the Merger is not consummated. Similarly, under certain circumstances described in the Merger Agreement, a $500 thousand termination fee may be payable by MainSource to FCB if the Merger Agreement is terminated and the Merger is not consummated.

Interests of Certain Directors and Officers of FCB in the Merger (page 65)

        You should be aware that some of FCB's directors and executive officers may have interests in the Merger that are different from, or in conflict with the interests of FCB shareholders. FCB's board of directors was aware of these interests and took them into account in approving the Merger Agreement. These include: severance payments that certain officers may receive under existing employment agreements; the payment for stock options; the payment of benefits under supplemental retirement benefits agreements; employment agreements with MainSource and provisions in the Merger Agreement relating to indemnification of directors and officers and insurance for directors and officers of FCB for events occurring before the Merger. For a more detailed discussion of these interests, see "Interests of Certain Directors and Officers of FCB in the Merger" beginning on page 65.

Rights of Shareholders After the Merger (page 67)

        When the Merger is completed, FCB shareholders, whose rights are governed by Kentucky law and FCB's articles of incorporation and bylaws, will become MainSource shareholders, and their rights then will be governed by Indiana law and MainSource's articles of incorporation and bylaws. There are certain differences in the rights of shareholders of the two companies. To review the differences in the rights of shareholders under each governing law and each company's governing documents, see "Comparison of the Rights of Shareholders" beginning on page 67.

Material U.S. Federal Income Tax Consequences of the Merger (page 79)

        The Merger is intended to qualify as a tax-free "reorganization" within the meaning of Section 368(a) of the Code. Accordingly, a FCB shareholder generally will recognize gain, but not loss, in an amount equal to the lesser of (1) the amount of gain realized and (2) the amount of cash received pursuant to the Merger. Further, a FCB shareholder generally will recognize gain or loss with respect to cash received instead of fractional shares of MainSource common stock that the FCB common shareholder would otherwise be entitled to receive.

        This tax treatment may not apply to all FCB shareholders. Determining the actual tax consequences of the Merger to FCB shareholders can be complicated. FCB shareholders should consult their own tax advisor for a full understanding of the Merger's tax consequences that are particular to each shareholder.

        To review the tax consequences of the Merger to FCB shareholders in greater detail, see the section "Material U.S. Federal Income Tax Consequences" beginning on page 79.

Market Prices and Share Information (page 15)

        MainSource common stock is traded on the NASDAQ Global Select Market under the symbol "MSFG." FCB common stock is quoted on the OTC Pink marketplace under the symbol "FCBE." The following table shows the closing price per share of MainSource common stock and the equivalent price per share of FCB common stock, giving effect to the Merger, on December 16, 2016, which is the last business day on which shares of MainSource common stock traded preceding the public announcement of the proposed Merger, and on March 15, 2017, the most recent practicable date before the mailing of this proxy statement/prospectus. The equivalent price per share of FCB common stock was computed by multiplying the price of a share of MainSource common stock by the 0.9 Exchange Ratio. See "The Merger Agreement—Merger Consideration" beginning on page 46.

	MainSource Common Stock	Equivalent Price Per Share of FCB Common Stock
December 16, 2016	$32.65	$29.38
March 15, 2017	$33.82	$30.44

SELECTED CONSOLIDATED FINANCIAL DATA OF MAINSOURCE

        The selected consolidated financial data presented below for each of the years in the five-year period ended December 31, 2016 is derived from MainSource's audited historical financial statements. Per-share amounts have been adjusted to reflect all completed stock dividends and splits. This information is only a summary and should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and the notes thereto incorporated by reference in this proxy statement/prospectus. Results for past periods are not necessarily indicative of results that may be expected for any future period.

	December 31,
	2016	2015	2014	2013	2012
	(Dollar amounts in thousands except per share data)
Results of Operations
Net Interest Income	$117,601	$102,725	$94,488	$91,300	$94,082
Provision for Loan Losses	1,705	1,625	1,500	4,534	9,850
Noninterest Income	52,612	50,272	43,007	43,129	43,891
Noninterest Expense	118,048	105,597	99,220	98,231	94,838
Income Before Income Taxes	50,460	45,775	36,775	31,664	33,285
Income Tax Expense/(Benefit)	12,137	10,233	7,779	5,319	6,027
Net Income	38,323	35,542	28,996	26,345	27,258
Net Income available to common shareholders	38,323	35,542	28,996	25,693	26,505
Per Common Share
Earnings Per Share (basic)	$1.66	$1.64	$1.40	$1.26	$1.31
Earnings Per Share (diluted)	1.64	1.62	1.39	1.26	1.30
Cash Dividends Per Share	0.61	0.54	0.42	0.28	0.08
Book Value—End of Period	18.68	17.67	16.63	14.96	15.21
Market Value—End of Period	34.40	22.88	20.92	18.03	12.67
At Period End
Total Assets	$4,080,257	$3,385,408	$3,122,516	$2,859,864	$2,769,288
Investment Securities	1,007,540	925,279	867,760	891,106	902,341
Total Loans (Excluding Loans Held for Sale)	2,651,673	2,155,392	1,957,765	1,671,926	1,553,383
Allowance for Loan Losses	22,499	22,020	23,250	27,609	32,227
Total Deposits	3,110,871	2,650,775	2,468,321	2,200,628	2,185,054
Total Borrowings	500,569	339,090	282,001	332,846	225,989
Shareholders' Equity	449,494	381,360	360,662	305,526	323,751
Financial Ratios
Return on Average Assets	1.01%	1.10%	0.99%	0.95%	0.99%
Return on Average Equity	8.93%	9.56%	8.81%	8.35%	8.15%
Allowance for Loan Losses to Loans	0.85%	1.02%	1.19%	1.65%	2.07%
Shareholders' Equity to Total Assets	11.02%	11.26%	11.55%	10.73%	11.69%
Dividend Payout Ratio	37.30%	32.86%	30.09%	22.22%	6.12%

 SELECTED CONSOLIDATED FINANCIAL DATA OF FCB

        The selected consolidated financial data presented below for each of the years in the five-year period ended December 31, 2016 is derived from FCB's audited historical financial statements. Results for past periods are not necessarily indicative of results that may be expected for any future period.

	December 31,
	2016	2015	2014	2013	2012
	(Dollar amounts in thousands except per share data)
Results of Operations
Net Interest Income	$14,765	$15,294	$15,278	$14,046	$14,136
Provision (recovery) for Loan Losses	(4)	53	433	1,199	1,244
Noninterest Income	4,407	2,913	2,292	2,228	3,789
Noninterest Expense	15,619	13,997	13,869	12,139	12,819
Income Before Income Taxes	3,557	4,157	3,268	2,936	3,862
Income Tax Expense	1,144	1,347	1,047	931	1,055
Net Income	2,413	2,810	2,221	2,005	2,807
Per Common Share
Earnings Per Share (basic)	$1.55	$1.75	$1.36	$0.97	$1.49
Earnings Per Share (diluted)	1.54	1.75	1.36	0.97	1.49
Cash Dividends Per Share	0.55	0.55	0.55	—	0.90
Book Value—End of Period	19.76	18.75	17.79	16.44	15.95
Market Value—End of Period*	37.80	16.60	15.00	13.00	7.33
At Period End
Total Assets	$517,859	$504,787	$504,369	$473,946	$460,178
Investment Securities	47,728	55,441	62,408	55,690	65,729
Total Loans (Excluding Loans Held for Sale)	421,193	402,740	402,670	373,251	320,806
Allowance for Loan Losses	2,350	2,325	2,350	3,000	3,300
Total Deposits	387,862	357,621	371,100	381,516	365,450
Other Borrowings	94,999	113,146	90,525	52,835	55,222
Shareholders' Equity	30,798	29,217	37,461	35,349	34,583
Financial Ratios
Return on Average Assets	0.47%	0.56%	0.45%	0.43%	0.61%
Return on Average Equity	8.02%	7.80%	4.03%	3.81%	5.42%
Allowance for Loan Losses to Loans	0.56%	0.58%	0.58%	0.80%	1.03%
Shareholders' Equity to Total Assets	5.95%	5.79%	7.43%	7.46%	7.52%
Dividend Payout Ratio	35.5%	30.5%	38.6%	—	50.0%

*
Per OTC Pink Sheet Historical Data

 COMPARATIVE PRO FORMA PER SHARE DATA

        The following table summarizes selected per share information about MainSource and FCB giving effect to the Merger (which is referred to as "pro forma" information). The pro forma information is presented as an illustration only. The data does not necessarily indicate the combined financial position per share or combined results of operations per share that would have been reported if the Merger had occurred when indicated, nor is the data a forecast of the combined financial position or combined results of operations for any future period.

        The information about book value per share assumes that the Merger took place as of the dates presented. The information about dividends and earnings per share assumes that the Merger took place as of the periods presented. No pro forma adjustments have been included in these statements of operations that reflect potential effects of the Merger related to integration expenses, cost savings or operational synergies that are expected to be obtained by combining the operations of MainSource and FCB, or the costs of combining the companies and their operations.

	MainSource Historical	FCB Historical	Pro Forma Combined(1)(2)(3)	Equivalent Pro Forma FCB(4)
Basic Net Income Per Common Share
Nine Months Ended September 30, 2016	$1.17	$1.27	$1.25	$1.12
Year Ended December 31, 2015	$1.64	$1.75	$1.76	$1.58
Diluted Net Income Per Common Share
Nine Months Ended September 30, 2016	$1.15	$1.27	$1.23	$1.11
Year Ended December 31, 2015	$1.62	$1.75	$1.74	$1.56
Dividends Declared Per Common Share
Nine Months Ended September 30, 2016	$0.45	$0.55	$0.45	$0.41
Year Ended December 31, 2015	$0.54	$0.55	$0.54	$0.49
Book Value Per Common Share
Nine Months Ended September 30, 2016	$19.12	$19.67	$19.87	$17.88
Year Ended December 31, 2015	$17.67	$18.75	$18.59	$16.73

(1)
The pro forma combined book value per share of MainSource common stock is based on the pro forma common shareholders' equity divided by total pro forma common shares, using a share price of $32.69 as of January 30, 2017.

(2)
Pro forma combined dividends per share represent MainSource's historical dividends per share.

(3)
The pro forma combined diluted net income per share of MainSource common stock is based on the pro forma combined diluted net income for the merged entities divided by total pro forma diluted common shares of the combined entities.

(4)
Represents the pro forma combined information multiplied by the 0.9 Exchange Ratio.

 MARKET PRICE AND DIVIDEND INFORMATION

        MainSource common stock is listed on the Nasdaq Global Select Market under the symbol "MSFG" and FCB is quoted on the OTC Pink marketplace under the symbol "FCBE." The following table lists the high and low prices per share for MainSource common stock and FCB common stock and the cash dividends declared by each company for the periods indicated.

	MainSource Common Stock			FCB Common Stock
	High	Low	Dividends	High	Low	Dividends
Quarter Ended
January 1, 2017 (through March 15, 2017)	$35.21	$31.57	$0.16	$37.70	$34.84	$0.55
December 31, 2016	34.69	23.94	0.16	37.80	18.25	—
September 30, 2016	24.95	21.39	0.15	18.5	17.66	—
June 30, 2016	23.25	20.30	0.15	18.00	15.75	—
March 31, 2016	22.18	19.95	0.15	17.35	15.50	0.55
December 31, 2015	23.79	20.15	0.14	17.50	16.60	—
September 30, 2015	22.15	20.21	0.14	17.50	16.00	—
June 30, 2015	22.40	19.04	0.13	16.25	14.50	—
March 31, 2015	20.62	18.71	0.13	16.00	14.00	0.55

        You should obtain current market quotations for MainSource and FCB common stock, as the market price of MainSource and FCB common stock will fluctuate between the date of this document and the date on which the Merger is completed, and thereafter. You can get these quotations on the internet, from a newspaper or by calling your broker.

        As of March 7, 2017, there were approximately 260 holders of record of FCB common stock. This does not reflect the number of persons or entities who may hold their stock in nominee or "street name" through brokerage firms.

        Following the Merger, the declaration of dividends will be at the discretion of MainSource's board of directors and will be determined after consideration of various factors, including earnings, cash requirements, the financial condition of MainSource, applicable state law and government regulations and other factors deemed relevant by MainSource's board of directors.

RISK FACTORS

        In addition to the other information contained in or incorporated by reference into this proxy statement/prospectus (see "Where You Can Find More Information"), including the risk factors included in MainSource's Annual Report on Form 10-K for the year ended December 31, 2015 and other reports filed by MainSource with the SEC, you should consider carefully the risk factors described below in deciding how to vote. You should keep these risk factors in mind when you read forward-looking statements in this document and in the documents incorporated by reference into this document. Please refer to the section of this proxy statement/prospectus entitled "Caution About Forward-Looking Statements."

Because the price of MainSource common stock will fluctuate, FCB shareholders cannot be certain of the market value of the Merger Consideration.

        Upon completion of the Merger, each share of FCB common stock, other than shares for which dissenters' rights have been properly executed, will be converted into the right to receive $7.00 in cash plus 0.9 shares of MainSource common stock. Except for adjustments to reflect the effect of any stock split, reverse stock split, stock dividend, recapitalization, reclassification or other similar transaction with respect to MainSource common stock, and, if applicable, to prevent FCB's termination of the Merger Agreement, there will be no adjustment to the Exchange Ratio. FCB may terminate the Merger Agreement based upon changes in the market price of MainSource common stock, only in the limited circumstances described below. Accordingly, the dollar value of MainSource common stock to FCB shareholders will depend upon the market value of MainSource common stock at the time of completion of the Merger, which may be lower or higher than the closing price of MainSource common stock on the last full trading day preceding public announcement that MainSource and FCB entered into the Merger Agreement, the last full trading day before the date this proxy statement/prospectus was mailed or the date of the FCB special meeting. The market values of MainSource common stock and FCB common stock have varied since MainSource and FCB entered into the Merger Agreement and will continue to vary in the future due to changes in the business, operations or prospects of MainSource and FCB, market assessments of the Merger, regulatory considerations, market and economic considerations, and other factors, most of which are beyond MainSource's or FCB's control. Accordingly, at the time of the FCB special meeting, FCB shareholders will not necessarily know or be able to calculate the value of the stock consideration they will be entitled to receive upon completion of the Merger. You should obtain current market quotations for shares of MainSource common stock and for shares of FCB common stock. See "Market Price and Dividend Information" on page 15 for ranges of historic market prices of FCB and MainSource common stock.

        FCB has the right to terminate the Merger Agreement if MainSource's average common stock closing price during the twenty trading days preceding the date on which all regulatory approvals approving the Merger are received is below $24.37 per share, and the percentage decrease in stock price is more than 15% greater than the percentage decrease in the NASDAQ Bank Index during the same time period; provided, however, that MainSource will have the right to prevent FCB's termination by agreeing to increase the Exchange Ratio pursuant to a formula set forth in the Merger Agreement.

The Merger Agreement may be terminated in accordance with its terms and the Merger may not be completed, which could have a negative impact on FCB.

        The Merger Agreement is subject to a number of conditions which must be fulfilled in order to close. Those conditions include: the approval of the Merger Proposal by FCB shareholders by the requisite vote, the receipt of all required regulatory approvals, the accuracy of certain representations and warranties by both parties (subject to the materiality standards set forth in the Merger Agreement) and the performance by both parties of certain covenants and agreements in all material respects. Performance of certain covenants and agreements may require the approval or consent of third-parties who are not parties to the Merger Agreement, and the ability of MainSource and FCB to comply with all such covenants and agreements may be beyond the control of MainSource and/or FCB. The failure of MainSource or FCB to comply with any of its covenants may result in the other party not being required to complete the Merger. The Merger Agreement is also subject to the receipt by each party of an opinion from SmithAmundsen LLC to the effect that the Merger will constitute a tax-free "reorganization" for U.S. Federal income tax purposes within the meaning of Section 368(a) of the Code. In addition, certain circumstances exist where FCB may choose to terminate the Merger Agreement, including the acceptance of a superior proposal or the decline in MainSource's twenty-day average closing share price to below $24.37 per share as of the date all regulatory approvals for the Merger are received, and the percentage decrease in stock price is more than 15% greater than the percentage decrease in the NASDAQ Bank Index during the same time period. Under such circumstances, MainSource may, but is not required to, increase the Exchange Ratio in order to avoid termination of the Merger Agreement. MainSource has not determined whether it would increase the Exchange Ratio in order to avoid termination of the Merger Agreement by FCB. See "The Merger Agreement—Merger Consideration" for a more complete discussion of the Merger Consideration to be paid in this proposed transaction and "The Merger Agreement—Termination" for a more complete discussion of the circumstances under which the Merger Agreement could be terminated. These conditions to the closing of the Merger may not be fulfilled in a timely manner or at all, and, accordingly, the Merger may be delayed or may not be completed.

        In addition, if the Merger is not completed by September 30, 2017, either MainSource or FCB may choose not to proceed with the Merger, and the parties can mutually decide to terminate the Merger Agreement at any time, before or after shareholder approval. MainSource and FCB may elect to terminate the Merger Agreement in certain other circumstances.

        Under certain circumstances described in the Merger Agreement, a termination fee in an amount equal to $2 million or $500 thousand (depending upon the reason for the termination) may be payable by FCB to MainSource if the Merger Agreement is terminated and the Merger is not consummated. Similarly, under certain circumstances described in the Merger Agreement, a termination fee equal to $500 thousand may be payable by MainSource to FCB if the Merger Agreement is terminated and the Merger is not consummated. See the section entitled "The Merger Agreement—FCB Termination Fee" beginning on page 60 and "The Merger Agreement—MainSource Termination Fee" beginning on page 61 for a more complete description of these circumstances.

Failure to complete the Merger could negatively impact the stock price and the future business and financial results of FCB.

        If the Merger is not completed for any reason, including as a result of FCB's shareholders not approving the Merger Agreement, the ongoing business of FCB may be adversely affected and, without realizing any of the benefits of having completed the Merger, FCB would be subject to a number of risks, including the following:

  •
  FCB may experience negative reactions from the financial markets, including negative impacts on its stock price;

  •
  FCB may experience negative reactions from its customers, venders and employees;

  •
  FCB will have incurred substantial expenses and will be required to pay certain costs relating to the Merger, whether or not the Merger is completed;

  •
  the Merger Agreement places certain restrictions on the conduct of FCB's business prior to completion of the Merger. Such restrictions, the waiver of which is subject to the consent of MainSource, may prevent FCB from considering certain acquisitions or taking certain other specified actions during the pendency of the Merger (see the section entitled "The Merger

    Agreement—Conduct of Business Prior to Completion of the Merger—FCB Restrictions" beginning on page 49 of this proxy statement/prospectus); and

  •
  matters relating to the Merger (including integration planning) will require substantial commitments of time and resources by FCB management, which would otherwise have been devoted to other opportunities that may have been beneficial to FCB as an independent company.

        In addition to the above risks, if the Merger Agreement is terminated and FCB's board of directors seeks another merger or business combination, FCB's shareholders cannot be certain that FCB will be able to find a party willing to offer equivalent or more attractive consideration than the consideration MainSource has agreed to provide in the Merger. If the Merger Agreement is terminated under certain circumstances, FCB may be required to pay a termination fee of $2 million or a fee of $500 thousand to MainSource. See the section entitled "The Merger Agreement—FCB Termination Fee" beginning on page 60.

Regulatory approvals may not be received, may take longer than expected or may impose conditions that are not presently anticipated.

        Before the Merger may be completed, various approvals and consents must be obtained from regulatory entities. These regulatory entities may impose conditions on the completion of the Merger or require changes to the terms of the Merger. Any such conditions or changes could have the effect of delaying completion of the Merger or imposing additional costs on or limiting the revenues of MainSource following the Merger.

        Either MainSource or FCB may terminate the Merger Agreement if the Merger has not been completed by September 30, 2017, unless the failure of the Merger to be completed has resulted from the failure of the party seeking to terminate the Merger Agreement to perform its obligations under the Merger Agreement.

FCB shareholders will have a reduced ownership and voting interest after the Merger and will exercise less influence over management.

        FCB's shareholders currently have the right to vote in the election of the FCB board of directors and on other matters affecting FCB. When the Merger occurs, each FCB shareholder will become a shareholder of MainSource with a percentage ownership of the combined organization that is smaller than the shareholder's percentage ownership of FCB. It is expected that the former common shareholders of FCB, as a group, will receive shares in the Merger constituting less than 6% of the outstanding shares of MainSource immediately after the Merger. Accordingly, FCB common shareholders will have significantly less influence on the management and policies of MainSource than they now have on the management and policies of FCB.

MainSource may be unable to successfully integrate FCB's operations and retain FCB's and First Capital Bank's employees.

        The Merger involves the integration of companies that have previously operated independently. Pursuant to the Merger Agreement, FCB will be merged with and into MainSource and, at a date to be determined following the Merger, First Capital Bank will be merged with and into MainSource Bank. The difficulties of merging the operations of FCB into MainSource and First Capital Bank into MainSource Bank could potentially include:

  •
  integrating personnel with diverse business backgrounds;

  •
  integrating core processing systems and converting customers to new systems;

  •
  combining different corporate cultures; and

  •
  retaining key employees.

        The process of integrating operations could cause an interruption of the activities of one or more of MainSource, MainSource Bank and First Capital Bank, and the loss of key personnel. The integration of FCB into MainSource and First Capital Bank into MainSource Bank will require the experience and expertise of certain key employees of FCB and First Capital Bank who are expected to be retained by MainSource and MainSource Bank. However, there can be no assurances that MainSource and MainSource Bank will be successful in retaining these employees for the time period necessary to successfully integrate FCB and First Capital Bank. The diversion of management's attention and any delays or difficulties encountered in connection with the Merger and integration of FCB into MainSource and First Capital Bank into MainSource Bank could have an adverse effect on the business and results of operations of MainSource or MainSource Bank.

The termination fee and the restrictions on solicitation contained in the Merger Agreement may discourage other companies from trying to acquire FCB.

        Until the completion of the Merger, with some exceptions, FCB is prohibited from initiating, soliciting, inducing or knowingly encouraging, or taking any action to facilitate the making of, any inquiry, offer or proposal which constitutes, or could reasonably be expected to lead to, an Acquisition Proposal, such as a merger or other business combination transaction, with any person or entity other than MainSource. In addition, FCB has agreed to pay a termination fee to MainSource under certain circumstances. The terminate fee ranges from $500 thousand to $2 million depending upon the reasons for termination. These provisions could discourage other companies from trying to acquire FCB even though such other companies might be willing to offer greater value to FCB's shareholders than MainSource has offered in the Merger Agreement. The payment of the termination fee also could have a material adverse effect on FCB's financial condition.

Certain of FCB's executive officers and directors have interests that are different from, or in addition to, the interests of FCB's shareholders generally.

        Certain of FCB's executive officers and directors have interests in the Merger that are in addition to, or different from, the interests of FCB's shareholders. FCB's board of directors was aware of these interests when it approved the Merger Agreement. These interests include: severance payments that certain officers may receive under existing or amended employment agreements; the payment for stock options; the payment of benefits under supplemental retirement benefits agreements; employment agreements with MainSource and provisions in the Merger Agreement relating to indemnification of directors and officers and insurance for directors and officers of FCB for events occurring before the Merger. For a more detailed discussion of these interests, see "Interests of Certain Directors and Officers of FCB in the Merger."

The fairness opinion delivered to FCB's board of directors by Sandler O'Neill will not be updated to reflect any changes since the date of such opinion.

        Changes in the operations and prospects of FCB or MainSource, general market and economic conditions and other factors that may be beyond the control of FCB and MainSource may alter the value of FCB or MainSource or the market price for shares of FCB common stock or MainSource common stock by the time the Merger is completed. The fairness opinion delivered by Sandler O'Neill to the FCB board of directors speaks only as of the date of such opinion, which was December 19, 2016. The Merger Agreement does not require that Sandler O'Neill's fairness opinion be updated as a condition to the completion of the Merger. Sandler O'Neill's fairness opinion is attached as Annex B to this proxy statement/prospectus. For a description of Sandler O'Neill's opinion, see "The Merger—Opinion of FCB's Financial Advisor" beginning on page 31.

The Merger may fail to qualify as a tax-free reorganization for U.S. federal income tax purposes, resulting in your recognition of taxable gain or loss in respect of your FCB shares.

        MainSource and FCB intend the Merger to qualify as a tax-free reorganization within the meaning of Section 368(a) of the Code. Although the U.S. Internal Revenue Service (the "IRS") will not provide a ruling on the matter, MainSource and FCB will, as a condition to closing, each receive an opinion from SmithAmundsen LLC that the Merger will constitute a tax-free reorganization within the meaning of Section 368(a) of the Code. This opinion does not bind the IRS or prevent the IRS from adopting a contrary position (with retroactive effect). If the Merger fails to qualify as a tax-free reorganization, you generally would recognize gain or loss on each share of FCB common stock surrendered in an amount equal to the difference between your adjusted tax basis in that share and the fair market value of the shares of MainSource common stock and cash received in exchange for that share of FCB common stock upon completion of the Merger.

The shares of MainSource common stock to be received by FCB shareholders as a result of the Merger will have different rights from the shares of FCB common stock.

        The rights associated with FCB common stock are different from the rights associated with MainSource common stock. See the section of this proxy statement/prospectus entitled "Comparison of the Rights of Shareholders" beginning on page 67 for a discussion of the different rights associated with MainSource common stock.

Goodwill incurred in the Merger may negatively affect MainSource's financial condition.

        To the extent that the Merger Consideration, consisting of cash plus the number of shares of MainSource common stock issued or to be issued in the Merger, exceeds the fair value of the net assets, including identifiable intangibles, of FCB, that amount will be reported as goodwill by MainSource. In accordance with current accounting guidance, goodwill will not be amortized but will be evaluated for impairment annually. A failure to realize expected benefits of the Merger could adversely impact the carrying value of the goodwill recognized in the Merger, and in turn negatively affect MainSource's financial condition and/or results of operations.

The price of MainSource's common stock might decrease after the Merger.

        Upon completion of the Merger, holders of FCB common stock will become shareholders of MainSource. MainSource common stock could decrease in value after the Merger. For example, during the twelve-month period ending on March 15, 2017 (the most recent practicable date before the mailing of this proxy statement/prospectus), the closing price of MainSource common stock varied from a low of $31.57 to a high of $35.21 and ended that period at $33.82. The market value of MainSource common stock fluctuates based upon general market conditions, MainSource's business and prospects and other factors. Further, the market price of MainSource common stock after the Merger may be affected by factors different from those currently affecting the common stock of MainSource or FCB. The businesses of FCB and MainSource differ and, accordingly, the results of operations of the combined company and the market price of the combined company's shares of common stock may be affected by factors different from those currently affecting the independent results of operations and market prices of common stock of each of MainSource and FCB. For a discussion of the business of MainSource and of certain factors to consider in connection with that businesses, see the documents incorporated by reference in this proxy statement/prospectus and referred to under "Where You Can Find More Information" beginning on page 84.

 CAUTION ABOUT FORWARD-LOOKING STATEMENTS

        This document contains forward-looking statements, including statements about MainSource's and FCB's financial condition, results of operations, earnings outlook, asset quality trends and profitability. Forward-looking statements express current expectations or forecasts of future events and, by their nature, are subject to assumptions, risks and uncertainties. Certain statements contained in this filing that are not statements of historical fact constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, or the Reform Act, notwithstanding that such statements are not specifically identified.

        In addition, certain statements may be contained in the future filings of MainSource with the SEC, in press releases and in oral and written statements made by or with the approval of MainSource or FCB that are not statements of historical fact and constitute forward-looking statements within the meaning of the Reform Act. Examples of forward-looking statements include, but are not limited to:

  •
  statements about the benefits of the Merger between MainSource and FCB, including future financial and operating results, cost savings, enhanced revenues and accretion to reported earnings that may be realized from the Merger;

  •
  statements of plans, objectives and expectations of MainSource or FCB or their managements or boards of directors;

  •
  statements of future economic performance; and

  •
  statements of assumptions underlying such statements.

        Words such as "believes," "anticipates," "expects," "intends," "targeted," "continue," "remain," "will," "should," "may" and other similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying such statements.

        Forward-looking statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions which are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. Factors that could cause actual results to differ from those discussed in the forward-looking statements include, but are not limited to:

  •
  the risk that the businesses of MainSource and FCB will not be integrated successfully or that such integration may be more difficult, time-consuming or costly than expected;

  •
  expected revenue synergies and cost savings from the Merger may not be fully realized or realized within the expected time frame;

  •
  revenues following the Merger may be lower than expected;

  •
  deposit attrition, operating costs, customer loss and business disruption following the Merger, including, without limitation, difficulties in maintaining relationships with employees, may be greater than expected;

  •
  the inability to obtain governmental approvals of the Merger on the proposed terms and schedule;

  •
  the failure of FCB's shareholders to approve the Merger;

  •
  local, regional, national and international economic conditions and the impact they may have on MainSource and FCB and their customers and MainSource's and FCB's assessment of that impact;

  •
  changes in the level of non-performing assets, delinquent loans, and charge-offs;

  •
  material changes in the market value of MainSource common stock;

  •
  changes in estimates of future reserve requirements based upon the periodic review thereof under relevant regulatory and accounting requirements;

  •
  the risk that management's assumptions and estimates used in applying critical accounting policies prove unreliable, inaccurate or not predictive of actual results;

  •
  inflation, interest rate, securities market and monetary fluctuations;

  •
  changes in interest rates, spreads on earning assets and interest-bearing liabilities, and interest rate sensitivity;

  •
  prepayment speeds, loan originations and credit losses;

  •
  sources of liquidity;

  •
  competitive pressures among depository and other financial institutions may increase and have an effect on pricing, spending, third-party relationships and revenues;

  •
  changes in laws and regulations (including laws and regulations concerning taxes, banking and securities) with which MainSource and FCB must comply;

  •
  the effects of, and changes in, trade, monetary and fiscal policies and laws, including interest rate policies of the Federal Reserve Board;

  •
  MainSource's common shares outstanding and common stock price volatility;

  •
  legislation affecting the financial services industry as a whole, and/or MainSource and FCB and their subsidiaries, individually or collectively;

  •
  governmental and public policy changes;

  •
  financial resources in the amounts, at the times and on the terms required to support MainSource's and FCB's future businesses; and

  •
  the impact on MainSource's or FCB's businesses, as well as on the risks set forth above, of various domestic or international military or terrorist activities or conflicts.

        Additional factors that could cause MainSource's results to differ materially from those described in the forward-looking statements can be found in MainSource's Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with the SEC. All subsequent written and oral forward-looking statements concerning the proposed transaction or other matters and attributable to MainSource or FCB or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements referenced above. Forward-looking statements speak only as of the date on which such statements are made. MainSource and FCB undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made, or to reflect the occurrence of unanticipated events.

        We caution you not to place undue reliance on the forward-looking statements.

SPECIAL MEETING OF FCB'S SHAREHOLDERS

Date, Place, Time and Purpose

        FCB's board of directors is sending you this proxy statement/prospectus and proxy to use at the special meeting. At the special meeting, the FCB board of directors will ask you to vote on the Merger Proposal and a proposal to adjourn the special meeting to solicit additional proxies, if necessary. FCB does not expect any other items of business to be presented at the special meeting. If other matters do properly come before the special meeting, the accompanying proxy gives discretionary authority to the persons named in the proxy to vote on any other matters brought before the meeting. Those persons intend to vote the proxies in accordance with their best judgment.

        The special meeting will be held on April 26, 2017, at 10:00 a.m., Eastern Time, at 295 North Hubbards Lane, Lower Level, Louisville, Kentucky 40207.

Record Date, Voting Rights, Quorum and Required Vote

        FCB has set the close of business on March 7, 2017, as the record date for determining the holders of FCB common stock entitled to notice of and to vote at the special meeting. Only FCB shareholders at the close of business on the record date are entitled to notice of and to vote at the special meeting. As of the record date, there were 1,558,507 shares of FCB common stock outstanding and entitled to vote at the special meeting. Each share of FCB's common stock is entitled to one vote at the special meeting on all matters properly presented.

        The holders of a majority of the outstanding shares of FCB's common stock as of the record date must be present in person or by proxy at the special meeting to constitute a quorum. In determining whether a quorum is present, shareholders who abstain, cast broker non-votes, or withhold authority to vote on one or more of the proposals will be deemed present at the special meeting. Once a share is represented for any purpose at the meeting, it is deemed present for quorum purposes for the remainder of the meeting.

        Approval of the Merger Proposal will require the affirmative vote of more than a majority of FCB's issued and outstanding shares. Broker non-votes and abstentions from voting will have the same effect as a vote against the Merger Proposal. As of the record date, the directors of FCB (and their affiliates), as a group, owned with power to vote 462,006 shares of FCB common stock, representing approximately 29.6% of the outstanding shares of FCB common stock as of the record date. In connection with the execution of the Merger Agreement, the directors of FCB each executed a voting agreement pursuant to which they agreed to vote their shares, and to use reasonable efforts to cause all shares owned by such director jointly with another person or by such director's spouse or over which he has voting influence or control to be voted, in favor of the Merger.

        The proposal to adjourn or postpone the special meeting for the purpose of allowing additional time for the solicitation of proxies from shareholders to approve the Merger Proposal requires more votes cast in favor of the proposal than are cast against it. Abstentions and broker non-votes will have no effect on the proposal to adjourn or postpone the special meeting.

Voting and Revocability of Proxies

        You may vote in one of four ways: (1) by mail (by completing and signing the proxy card that accompanies this proxy statement/prospectus); (2) by telephone; (3) by using the Internet; and (4) in person (by either delivering the completed proxy card or by casting a ballot if attending the special meeting). To ensure your representation at the special meeting, we recommend you vote by proxy even if you plan to attend the special meeting. You may change your proxy vote at the special meeting.

        If your shares are held in "street name" by a bank, brokerage firm, or other nominee, you are considered the beneficial owner of shares held in "street name." As the beneficial owner, you have the right to direct your bank, brokerage firm or other nominee on how to vote your shares of FCB stock. To vote your shares in person at the special meeting, you must obtain a signed proxy from your bank, brokerage firm or other nominee giving you the right to vote your shares. To obtain such a proxy, you should follow the instructions provided by your bank, brokerage firm or other nominee.

        Voting instructions are included on your proxy form. If you properly complete and timely submit your proxy, your shares will be voted as you have directed. You may vote for, against, or abstain with respect to the approval of the Merger Proposal and the adjournment of the special meeting. If you are the record holder of your shares and submit your proxy without specifying a voting instruction, your shares will be voted "FOR" approval of the Merger Proposal and "FOR" adjournment of the special meeting, if necessary.

        You may revoke your proxy before it is voted by:

  •
  filing with the Secretary of FCB a duly executed revocation of proxy;

  •
  submitting a new proxy with a later date (if you submitted your proxy by Internet or by telephone, you can vote again by voting over the Internet or by telephone); or

  •
  voting in person at the special meeting.

        Attendance at the special meeting will not, in and of itself, constitute a revocation of a proxy. All written notices of revocation and other communication with respect to the revocation of proxies should be addressed to: FCB Bancorp, Inc., 293 North Hubbards Lane, Louisville, Kentucky 40207, Attention: Secretary.

        The telephone and Internet voting procedures have been set up for your convenience and have been designed to authenticate your identity, to allow you to give voting instructions, and to confirm that those instructions have been properly recorded. If you would like to vote by telephone or by using the Internet, please refer to the specific instructions on the proxy card. The deadline for voting by telephone or via the Internet is 11:59 p.m. Eastern Time on April 25, 2017.

Solicitation of Proxies

        FCB will pay the costs of the distribution of this proxy statement/prospectus. In addition to soliciting proxies by mail, directors, officers and employees of FCB may solicit proxies personally and by telephone. None of these persons will receive additional or special compensation for soliciting proxies. FCB will, upon request, reimburse brokers, banks and other nominees for their expenses in sending proxy materials to their customers who are beneficial owners and obtaining their voting instructions.

Recommendation of FCB's Board of Directors

        The board of directors of FCB has unanimously approved the Merger Agreement and the transactions contemplated by it. The FCB board of directors believes that the Merger Agreement, the Merger, and the transactions contemplated thereby are in the best interests of FCB and its shareholders, and recommends that FCB shareholders vote "FOR" the Merger Proposal and "FOR" adjournment of the special meeting, if necessary.

        See "Proposal 1—The Merger—Background of the Merger" beginning on page 27 and "—FCB's Reasons for the Merger" beginning on page 30 for a more detailed discussion of the FCB board of directors' recommendation with regard to the Merger Proposal.

Other Matters

        FCB is unaware of any matter to be presented at the special meeting other than the Merger Proposal and the proposal to approve one or more adjournments of the special meeting, if necessary. If other matters are properly presented at the special meeting, the persons named in the proxy will have authority to vote all properly executed and dated proxies in accordance with their judgment on any such matter. Proxies that have been designated to vote against the Merger Proposal will not be voted in favor of any proposal to adjourn or postpone the special meeting for the purpose of soliciting additional proxies to approve the Merger Proposal.

 INFORMATION ABOUT THE COMPANIES

MainSource Financial Group, Inc.

  MainSource Financial Group, Inc.
  2105 North State Road 3 Bypass
  Greensburg, Indiana 47240
  (812) 663-6734

        MainSource is a financial holding company with assets of approximately $4.1 billion. MainSource operates 91 full service offices throughout Indiana, Illinois, Kentucky and Ohio through its community focused Indiana chartered commercial banking subsidiary, MainSource Bank, headquartered in Greensburg, Indiana. MainSource common stock is listed on the NASDAQ Global Select Market (under the symbol: "MSFG"). As of December 31, 2016, MainSource had approximately $4.1 billion in assets, $2.6 billion in loans, $3.1 billion in deposits and $449.5 million of total equity.

        Additional information about MainSource and its subsidiaries is included in documents incorporated by reference into this document. For more information, see the section entitled "Where You Can Find More Information" beginning on page 84.

FCB Bancorp, Inc.

  FCB Bancorp, Inc.
  293 North Hubbards Lane,
  Louisville, Kentucky 40207
  (502) 895-5040

        FCB is a Kentucky corporation and a registered financial holding company. FCB was incorporated in February 2000. FCB common stock is quoted on the OTC Pink marketplace under the symbol "FCBE." As of December 31, 2016, FCB had approximately $517.9 million in assets, $423.5 million in loans, $387.9 million in deposits and $30.8 million of total equity.

        FCB is the holding company of First Capital Bank. First Capital Bank was founded in 1996 as a Kentucky banking corporation. First Capital Bank operates 7 full service branches, including its main office, in greater Louisville, Kentucky. First Capital Bank offers traditional personal and business banking products and services, including checking, savings, business, and health savings accounts, as well as debit and credit cards, online banking, remote deposit capture and certificates of deposit. First Capital Bank's primary business activity is the origination of one- to four-family real estate loans and to a lesser extent, the origination of construction, multi-family, commercial real estate and consumer loans.

Securities Ownership of Certain Beneficial Owners and Management of FCB

        The following table shows, as of December 31, 2016, the beneficial ownership of FCB common stock of each person who beneficially owns more than 5% of FCB's outstanding common stock, each FCB director, each of the executive officers of FCB and all of FCB's directors and executive officers as a group. Except as otherwise noted, each individual has sole investment and voting power with respect to the shares of common stock.

Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership		Percent of Class(2)
Adam M. Davis	168		*
Ronald G. Geary	150		*
John S. Greenebaum	52,574		3.37%
H. David Hale	152,207	(3)	9.77%
Daniel H. Jones	145,000	(4)	9.30%
Brian G. Karst	20,555		1.32%
Fairleigh Lussky	77,020		4.94%
Bosworth M. Todd	24,500		1.57%
S-7 Associates(5)	139,000		8.92%
All Directors and Executive Officers as a Group (8 persons)	472,174	(3)	30.3%

*
Indicates beneficial ownership of less than 1%.

(1)
The address for the directors and executive officers is c/o 293 North Hubbards Lane, Louisville, Kentucky 40207.

(2)
Based upon 1,558,507 shares of common stock outstanding as of the record date.

(3)
Includes options to purchase 10,000 shares.

(4)
Includes 139,000 shares held directly by Mr. Jones and 6,000 shares in a trust over which Mr. Jones exercises sole voting and dispositive power.

(5)
The address for S-7 Associates is 160 Fifth Avenue, 9th Floor, New York, New York 10010.

PROPOSAL 1—THE MERGER

        The detailed terms of the Merger are contained in the Merger Agreement attached as Annex A to this document. The following discussion and the discussion under the caption "The Merger Agreement" describe the more important aspects of the Merger and the material terms of the Merger Agreement. These descriptions are only a summary and are qualified in their entirety by reference to the Merger Agreement, which is attached as Annex A. You are urged to read the Merger Agreement carefully because it is the legal document that actually governs your rights in the Merger.

Structure of the Merger

        Subject to the terms and conditions of the Merger Agreement, at the completion of the Merger, FCB will merge with and into MainSource, with MainSource as the surviving corporation. The separate existence of FCB will terminate as a consequence of the Merger. The articles of incorporation and bylaws of MainSource as of the effective time will continue to be the articles of incorporation and bylaws of MainSource after the Merger, until such articles of incorporation and bylaws are further amended as provided by applicable law. The MainSource common shares will continue to be listed on the NASDAQ Global Select Market under the symbol "MSFG."

Management

        The directors and officers of MainSource immediately prior to the Merger will be the directors and officers of MainSource after the Merger until they resign or until their successors are duly elected and qualified.

Bank Merger

        As a result of the Merger, First Capital Bank will become a wholly-owned subsidiary of MainSource. Following the Merger, MainSource will merge First Capital Bank with and into MainSource Bank in the second or third quarter of 2017. The exact date of the merger of the banks is dependent upon the date at which First Capital Bank will convert to the data processing system of MainSource Bank. MainSource Bank will be the surviving bank of the bank merger. As a result of the merger of the banks, the branches of First Capital Bank will become branches of MainSource Bank.

Effective Date of Merger

        The parties expect that the Merger will be effective during the second quarter of 2017, or as soon as possible after the receipt of all regulatory and shareholder approvals and after the expiration of all regulatory waiting periods. The Merger will be completed legally by the filing of the articles of merger with the Indiana Secretary of State and with the Kentucky Secretary of State. If the Merger is not consummated by September 30, 2017, the Merger Agreement may be terminated by either FCB or MainSource, unless the failure to consummate the Merger by this date is due to the material breach by the party seeking to terminate the Merger Agreement of any of its representations, warranties, covenants or other agreements contained in the Merger Agreement. See "The Merger Agreement—Conditions to the Merger" starting on Page 55.

Background of the Merger

        In early 2015, FCB senior management, including its Chairman, President and Chief Executive Officer H. David Hale and Executive Vice President Brian G. Karst, began to evaluate FCB's long-term prospects and assess strategic opportunities and challenges. FCB faced increasing costs for regulatory compliance, and the FCB board of directors and senior management considered the difficulty in profitably growing and operating a financial institution under then current economic and competitive conditions. Another objective of the FCB board and management was to reduce or eliminate payments due on FCB's securities issued to the United States Department of the Treasury pursuant to the Small Business Lending Fund ("SBLF") in September 2011, which funded the redemption of its Troubled Asset Relief Program securities. The FCB board of directors and senior management also had concerns about the Company's liquidity and its concentration of commercial real estate loans, among other things. The FCB board of directors and management considered internal growth strategies and strategic business combinations, both acquiring other financial institutions and being acquired, as means of achieving economies of scale.

        FCB explored opportunities to acquire other financial institutions in business combinations in 2015. Financial advisers to two financial institutions approached FCB management and solicited indications of interest from FCB to acquire their clients. FCB management believed that each of the potential acquisitions merited further exploration, and with the approval of the FCB board of directors FCB submitted an indication of interest in both instances. Following review by the soliciting institution of the indication of interest, in neither case was FCB invited to conduct further due diligence with a view toward negotiating the terms of an acquisition. Although the reasons for these institutions' decisions were not known, the Board believed that FCB's limited financial resources and inability to offer a more liquid publicly traded stock were disadvantageous in a competitive bidding situation. In March 2015, FCB senior management had informal discussions with the senior management of a similar sized institution about a possible merger of equals transaction. FCB management subsequently concluded that such a transaction would be dilutive to its core footprint and ultimately decided to discontinue the discussions.

        On June 2, 2015, representatives of Sandler O'Neill gave a presentation to FCB's management focusing on the possible offer and sale of debt securities by FCB, the proceeds of which could be used by FCB to redeem FCB's securities issued to the United States Department of the Treasury pursuant to the SBLF. Management subsequently presented to the FCB board of directors a plan to retire the SBLF securities through a capital raising transaction, and on August 17, 2015, FCB formally engaged Sandler O'Neill to act as placement agent to FCB in connection with the offer and sale of $10.4 million of subordinated debt. The sale of subordinated debt was completed on October 14, 2015, and FCB used the net proceeds to redeem the outstanding SBLF securities.

        On October 15, 2015, representatives of Sandler O'Neill met with FCB senior management to discuss FCB's strategic options, given FCB's historical lack of success in acquiring other financial institutions. Senior management of FCB and representatives of Sandler O'Neill discussed a list of potential combination candidates identified on the basis of FCB's objectives and financial considerations. The next day FCB senior management, representatives of Sandler O'Neill, and representatives of one potential candidate met to discuss the merits of a possible transaction. That party executed a non-disclosure agreement and was subsequently given access to various due diligence material. The party ultimately decided not to pursue a transaction with FCB.

        On November 16, 2015, the FCB board of directors formally engaged Sandler O'Neill to advise the board with respect to its evaluation of a possible business combination. In selecting Sandler O'Neill, the FCB board of directors considered that Sandler O'Neill was familiar with FCB's financial condition and business from its previous work advising FCB on projects involving interest rate risk, asset liability management and balance sheet restructuring, as well as Sandler O'Neill's engagement in connection with FCB's offer and sale of subordinated debt the prior month. The FCB board of directors also considered Sandler O'Neill's knowledge and experience in the financial institutions merger and acquisition markets.

        FCB conducted initial discussions with one other, larger financial institution about a potential transaction in November 2015. This institution had expressed an interest in discussing a possible combination with FCB when approached by Sandler O'Neill in connection with the placement of the subordinated notes. The interested party conducted a due diligence investigation of FCB and First Capital Bank through an electronic data site and discussions with management, and on December 3, 2015, submitted a letter of intent to acquire FCB. On December 18, 2015, FCB's management and representatives of Sandler O'Neill met with the management of the interested party to discuss the financial terms of a possible transaction as well as the integration of the two banking franchises. On February 2, 2016, the larger institution informed FCB management that it had decided not to pursue a transaction with FCB because its other corporate objectives had become a higher priority than expansion into the Louisville, Kentucky market area.

        Throughout 2016, representatives of Sandler O'Neill contacted seven additional financial institutions as potential acquisition partners at the direction of FCB senior management. Of these seven candidates, four signed non-disclosure agreements and received access to due diligence information about FCB. Mr. Hale represented FCB at introductory meetings with MainSource on February 11, 2016 and March 1, 2016. Introductory meetings with representatives of the other three prospects were also held throughout the first two quarters of 2016. Of the four prospects, MainSource and one other company ("Company B") continued to express an interest in pursuing a potential transaction following the initial meetings.

        MainSource management provided a verbal indication of interest to FCB management in mid-April 2016. FCB management responded that the FCB board of directors was not interested in the price range and that FCB would continue to pursue other opportunities. In May, the second interested party, Company B, expressed its continued interest in acquiring FCB, and Company B's management met with FCB's management in June 2016. Between June 2016 and September 2016 discussions among FCB management, representatives of Sandler O'Neill and representatives of both MainSource and Company B continued, and both MainSource and Company B conducted preliminary credit due diligence on FCB.

        On August 31, 2016, MainSource verbally conveyed a proposal to FCB management calling for merger consideration consisting of a combination of cash and MainSource common stock. MainSource's August 2016 proposal indicated an approximate 18% increase in value compared to the midpoint of the range MainSource had presented in April 2016, based on the then-current trading price of MainSource shares.

        On October 4, 2016, Company B verbally conveyed to FCB management a proposed price range per FCB share, of which a maximum of 20% would be payable in cash. As a result of an increase in the trading price of MainSource shares from August 31 through October 4, 2016, the value per FCB share indicated by the MainSource proposal was comparable to the value per FCB share at the top end of the range proposed by Company B.

        In October 2016, Mr. Hale began more serious conversations with each of MainSource and Company B about a potential acquisition. Members of FCB management, including Messrs. Hale and Karst, met with management representatives from Company B twice in October 2016. Messrs. Hale and Karst met with representatives of MainSource on October 12 and October 27, 2016. During the meetings with Company B and MainSource, the parties discussed the possible financial terms of a transaction, the practical issues of integrating the two companies, and the current financial conditions of their respective institutions. During these preliminary discussions, the aggregate transaction values offered by both MainSource and Company B were generally comparable.

        In November 2016, FCB made an electronic data site containing additional information about FCB and First Capital Bank available to both MainSource and Company B to permit them to conduct more extensive due diligence on FCB and First Capital Bank. FCB management met with management of MainSource on November 22, 2016, to discuss due diligence issues. On November 28 and 30, 2016, FCB management held similar due diligence discussions with Company B's management. During the November 2016 due diligence discussions, the price and terms of the MainSource and Company B proposals were not discussed. At FCB's monthly board meeting on November 16, 2016, representatives of FCB's legal counsel, Frost Brown Todd LLC ("FBT"), gave a presentation on the fiduciary duties of the board of directors, including issues relating to confidentiality and the prohibition against trading in the securities of any party to the acquisition transaction.

        On December 2, 2016, MainSource submitted a non-binding letter of intent to the FCB board of directors that proposed per-share consideration for FCB shareholders of $7.00 in cash plus 0.9 shares of MainSource common stock. On December 5, 2016, Company B notified FCB that it would not be submitting a letter of intent and withdrew from further consideration, citing concerns about integrating the two companies' commercial real estate loan portfolios.

        At a special meeting of FCB's board on December 7, 2016, representatives of Sandler O'Neill gave a presentation that included a financial overview of MainSource as well as a discussion regarding the financial terms of recent merger and acquisition transactions in the bank and thrift industry. Members of the FCB board were afforded the opportunity to ask questions that were answered by the Sandler O'Neill representative in attendance. At the same meeting, representatives of FCB's legal counsel, FBT, gave a presentation on the fiduciary duties of the board of directors and reviewed legal considerations relating to the terms and conditions of the MainSource letter of intent. At the meeting's conclusion, the FCB board of directors authorized management, in conjunction with its financial and legal advisers, to proceed to negotiate the terms of a definitive merger agreement with MainSource. During the following weeks, FCB and MainSource conducted these negotiations. On December 15, 2016, Mr. Karst and FCB's Chief Financial Officer, Adam Davis, traveled to the MainSource main office in Greensburg, Indiana, along with representatives from Sandler O'Neill and FBT, to conduct due diligence on MainSource and continue to discuss the transaction, including employee agreements and organizational arrangements.

        At a special meeting on December 19, 2016, the FCB board of directors met to discuss the terms of the proposed merger agreement with MainSource. Representatives of Sandler O'Neill participated in the meeting telephonically and reviewed the financial terms of the proposed transaction. At the December 19, 2016 meeting, Sandler O'Neill rendered its oral opinion to the FCB board, which was subsequently confirmed in writing later that day, to the effect that, as of such date and subject to the factors, assumptions and limitations described in the written opinion, the Merger Consideration was fair, from a financial point of view, to the holders of FCB common stock. Representatives of FBT reviewed the material terms of the proposed transaction in detail with the FCB board, as well as its fiduciary duties. At the meeting's conclusion, the FCB board of directors unanimously adopted resolutions approving the Merger Agreement and the Merger.

        After their respective boards of directors approved the transaction, FCB and MainSource executed the Merger Agreement on December 19, 2016, and issued a press release announcing the transaction.

FCB's Reasons for the Merger

        The FCB board of directors considered several factors in determining that the merger with MainSource is fair to, and in the best interests of, FCB and its shareholders. The FCB board of directors did not assign any specific or relative weight to the factors in its consideration. The material factors considered by the FCB board of directors were the following:

        The financial terms of the Merger, including the purchase price per FCB share and the exchange ratio.    The Merger Consideration of 0.9 MainSource shares plus $7.00 in cash per FCB share equated to $36.39 per FCB share based on the $32.65 closing price of MainSource stock on December 16, 2016, the last full trading day before the FCB Board of Directors approved the Merger Agreement. The indicated value represented 185% of the FCB tangible book value per share as of September 30, 2016, and 21.0 times FCB's earnings per share for the twelve months ending September 30, 2016. The FCB Board of Directors believed these multiples compared favorably to recent transactions involving comparable financial institutions.

        An assessment of the current banking environment and FCB's strategic alternatives to the Merger.    As described under the section titled "Background of the Merger," the FCB Board of Directors believes the Merger presents a more certain opportunity to enhance shareholder value for FCB shareholders than remaining independent.

        MainSource's financial performance, asset quality, and prospects.    The Merger provides FCB shareholders the opportunity to exchange their shares for stock of a financial institution that would be capable of competing effectively and absorbing the costs of regulatory compliance. The combined institution would have approximately $4.5 billion in assets and a total of 97 branches, with a presence in the greater Louisville, Kentucky market and branches in Indiana, Illinois, Kentucky and Ohio. FCB shareholders would own an approximately 5.51% stake in a combined company with increased operating scale and greater earnings power.

        Greater liquidity.    Unlike FCB shares, MainSource common stock is traded on the NASDAQ Global Select Market. With an average trading volume of more than 37,000 shares per day, MainSource common stock offers meaningful liquidity to shareholders who need or desire to sell their shares.

        MainSource's current policy to pay a quarterly dividend.    MainSource's current quarterly dividend of $0.16 per share represents a yield of approximately 2.0% on the $32.65 closing price per share of MainSource stock on December 16, 2016. This compares favorably to the $0.55 per share annual dividend paid by FCB.

        Opinion of FCB's Financial Advisor.    Sandler O'Neill delivered to the FCB board of directors its oral opinion, which was subsequently confirmed in writing on December 19, 2016, to the effect that, as of such date, and based upon and subject to the factors, assumptions and limitations stated therein, the Merger Consideration set forth in the Merger Agreement was fair, from a financial point of view, to the holders of FCB common stock. The full text of Sandler O'Neill's written opinion, dated December 19, 2016, which sets forth assumptions made, procedures followed, matters considered, and limitations on the review undertaken by Sandler O'Neill in connection with rendering its opinion, is attached as Annex B. Sandler O'Neill's opinion does not constitute a recommendation to any FCB shareholder as to how to vote with respect to the merger or any other matter considered at the FCB special meeting. For a description of the opinion that FCB received from its financial advisor, please see the section below titled "Opinion of Sandler O'Neill & Partners, L.P." beginning on page 32.

        Based on its consideration of the preceding factors, and in light of any other factors that other individual directors considered as appropriate, the FCB board of directors approved the Merger. In view of the variety of factors considered in connection with their evaluation of the Merger, the FCB board of directors did not find it practicable to, and therefore did not, quantify or otherwise assign relative weight to specific factors or methodologies in reaching its conclusions. In addition, individual directors may have given different weight to different factors.

        For the reasons set forth above, FCB's board of directors has unanimously approved the Merger Agreement, has determined that the Merger Agreement and the transactions contemplated thereby, including the Merger and Merger Consideration, are advisable and in the best interests of FCB, and unanimously recommends that FCB shareholders vote "FOR" the proposal to approve and adopt the Merger Agreement and "FOR" the proposal to approve adjournment of the special meeting if there are insufficient votes at the time of the special meeting to approve the Merger Agreement.

MainSource's Reasons for the Merger

        MainSource's board of directors unanimously concluded that the Merger Agreement is in the best interests of MainSource and its shareholders. In deciding to approve the Merger Agreement, MainSource's board of directors considered a number of factors, including, without limitation, the following:

  •
  the Merger will represent a meaningful expansion of MainSource's presence in Jefferson County, Kentucky;

  •
  Following the merger of MainSource Bank and First Capital Bank, MainSource Bank is anticipated to move from No. 13 to No. 9 in deposit market share and will add 7 branches and $387.9 million in deposits;

  •
  MainSource Bank will have an opportunity for growth as a result of its provision of products and services to FCB's customers which are currently not offered by FCB;

  •
  the Merger, which will result in MainSource having over $4.5 billion in assets and over 97 locations, will create added scale, enhanced profitability and growth potential for MainSource;

  •
  FCB's community banking orientation and its perceived compatibility with MainSource and its subsidiaries;

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  a review of the demographic, economic, and financial characteristics of the Jefferson County, Kentucky market in which FCB operates, including existing and potential competition and the history of the market area with respect to financial institutions; and

  •
  management's review of the business, operations, earnings and financial condition, including capital levels and asset quality, of FCB and First Capital Bank.

  Effects of the Merger

        MainSource believes that, over the long term, the Merger will be beneficial to MainSource shareholders, including the current shareholders of FCB who become MainSource shareholders if the Merger is completed. MainSource believes that one of the potential benefits of the Merger is the cost savings that may be realized by combining the two companies and integrating First Capital Bank branches within the MainSource branch network, which savings are expected to enhance MainSource's earnings.

        MainSource expects to reduce expenses by combining accounting, data processing, retail and lending support, and other administrative functions after the Merger, which will enable MainSource to achieve economies of scale in these areas. Following the merger of MainSource Bank and First Capital Bank, which will occur following completion of the Merger, MainSource plans to begin the process of eliminating redundant functions and eliminating duplicative expenses.

        The amount of any cost savings MainSource may realize in 2017 and 2018 will depend upon how quickly and efficiently MainSource is able to implement the processes outlined above during the year.

        MainSource believes that it will achieve cost savings based on the assumptions that it will be able to:

  •
  reduce data processing costs;

  •
  reduce staff;

  •
  achieve economies of scale in advertising and marketing budgets;

  •
  reduce legal and accounting fees; and

  •
  achieve other savings through reduction or elimination of miscellaneous items such as FCB director fees, insurance premiums, and travel and automobile expense.

        MainSource has based these assumptions on its present assessment of where savings could be realized based upon the present independent operations of the two companies. Actual savings in some or all of these areas could be higher or lower than is currently expected.

        MainSource also believes that the Merger will be beneficial to the customers of FCB as a result of the additional products and services offered by MainSource and its subsidiaries, and as a result of MainSource's increased lending capability.

Opinion of Sandler O'Neill & Partners, L.P.

        By letter dated November 16, 2015, FCB retained Sandler O'Neill to act as financial advisor to FCB's board of directors in connection with FCB's consideration of a possible business combination involving FCB and a second party. Sandler O'Neill is a nationally recognized investment banking firm whose principal business specialty is financial institutions. In the ordinary course of its investment banking business, Sandler O'Neill is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions.

        Sandler O'Neill acted as financial advisor to FCB in connection with the proposed transaction and participated in certain of the negotiations leading to the execution of the Merger Agreement. At the

December 19, 2016 meeting at which FCB's board of directors considered and discussed the terms of the Merger Agreement and the Merger, Sandler O'Neill delivered to the board its oral opinion, which was subsequently confirmed in writing on December 19, 2016, to the effect that, as of such date, the Merger Consideration was fair to the holders of FCB common stock from a financial point of view. The full text of Sandler O'Neill's opinion is attached as Annex B to this proxy statement/prospectus. The opinion outlines the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Sandler O'Neill in rendering its opinion. The description of the opinion set forth below is qualified in its entirety by reference to the full text of the opinion. Holders of FCB common stock are urged to read the entire opinion carefully in connection with their consideration of the proposed Merger.

        Sandler O'Neill's opinion speaks only as of the date of the opinion. The opinion was directed to FCB's board of directors in connection with its consideration of the Merger Agreement and the Merger and does not constitute a recommendation to any shareholder of FCB as to how any such shareholder should vote at any meeting of shareholders called to consider and vote upon the approval of the Merger Agreement and the Merger. Sandler O'Neill's opinion was directed only to the fairness of the Merger Consideration to the holders of FCB common stock from a financial point of view and does not address the underlying business decision of FCB to engage in the Merger, the form or structure of the Merger or any other transactions contemplated in the Merger Agreement, the relative merits of the Merger as compared to any other transaction in which FCB might engage. Sandler O'Neill did not express any opinion as to the fairness of the amount or nature of the compensation to be received in the Merger by any officer, director or employee of FCB or MainSource, or any class of such persons, if any, relative to the compensation to be received in the Merger by any other shareholder, including the Merger Consideration to be received by the holders of FCB common stock. Sandler O'Neill's fairness opinion was approved by Sandler O'Neill's fairness opinion committee.

        In connection with its opinion, Sandler O'Neill reviewed and considered, among other things:

  •
  a draft of the Merger Agreement, dated December 18, 2016;

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  certain publicly available financial statements and other historical financial information of FCB that Sandler O'Neill deemed relevant;

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  certain publicly available financial statements and other historical financial information of MainSource that Sandler O'Neill deemed relevant;

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  internal financial projections for FCB for the year ending December 31, 2016, as provided by the senior management of FCB, as well as an estimated balance sheet and earnings growth rate for the years thereafter, as discussed with and confirmed by the senior management of FCB;

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  publicly available consensus median analyst earnings per share estimates for MainSource for the years ending December 31, 2016 through December 31, 2018 as well as an estimated internal projected earnings growth rate for the years thereafter, as provided by the senior management of MainSource;

  •
  the pro forma financial impact of the Merger on MainSource based on certain assumptions relating to transaction expenses, purchase accounting adjustments and cost savings, as well as financial projections for FCB for the years ending December 31, 2016 through December 31, 2020, as provided by and discussed with the senior management of MainSource;

  •
  the publicly reported historical price and trading activity for FCB and MainSource common stock, including a comparison of certain stock market information for FCB and MainSource common stock and certain stock indices as well as publicly available information for certain other similar companies, the securities of which are publicly traded;

  •
  a comparison of certain financial information for FCB and MainSource with similar banks and thrifts for which information is publicly available;

  •
  the financial terms of certain recent business combinations in the bank and thrift industry (on a regional and national basis), to the extent publicly available;

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  the current market environment generally and the banking environment in particular; and

  •
  such other information, financial studies, analyses and investigations and financial, economic and market criteria as Sandler O'Neill considered relevant.

        Sandler O'Neill also discussed with certain members of the senior management of FCB the business, financial condition, results of operations and prospects of FCB and held similar discussions with certain members of the senior management of MainSource regarding the business, financial condition, results of operations and prospects of MainSource.

        In performing its review, Sandler O'Neill relied upon the accuracy and completeness of all of the financial and other information that was available to and reviewed by it from public sources, that was provided to it by FCB or MainSource, or their respective representatives, or that was otherwise reviewed by it and Sandler O'Neill assumed such accuracy and completeness for purposes of rendering its opinion without any independent verification or investigation. Sandler O'Neill further relied on the assurances of the respective managements of FCB and MainSource that they were not aware of any facts or circumstances that would have made any of such information inaccurate or misleading. Sandler O'Neill was not asked to and did not undertake an independent verification of any of such information and Sandler O'Neill did not assume any responsibility or liability for the accuracy or completeness thereof. Sandler O'Neill did not make an independent evaluation or perform an appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of FCB or MainSource, or any of their respective subsidiaries, nor was Sandler O'Neill furnished with any such evaluations or appraisals. Sandler O'Neill rendered no opinion or evaluation on the collectability of any assets or the future performance of any loans of FCB or MainSource. Sandler O'Neill did not make an independent evaluation of the adequacy of the allowance for loan losses of FCB or MainSource, or the combined entity after the Merger, and Sandler O'Neill did not review any individual credit files relating to FCB or MainSource. Sandler O'Neill assumed, with FCB's consent, that the respective allowances for loan losses for both FCB and MainSource were adequate to cover such losses and would be adequate on a pro forma basis for the combined entity.

        In preparing its analyses, Sandler O'Neill used internal financial projections for FCB for the year ending December 31, 2016, as provided by the senior management of FCB, as well as an estimated balance sheet and earnings growth rate for the years thereafter, as discussed with and confirmed by the senior management of FCB. In addition, Sandler O'Neill used publicly available consensus median analyst earnings per share estimates for MainSource for the years ending December 31, 2016 through December 31, 2018 as well as an estimated internal projected earnings growth rate for the years thereafter, as provided by the senior management of MainSource. Sandler O'Neill also received and used in its pro forma analyses certain assumptions relating to transaction expenses, purchase accounting adjustments and cost savings, as well as financial projections for FCB for the years ending December 31, 2016 through December 31, 2020, as provided by and discussed with the senior management of MainSource. With respect to the foregoing information, the respective managements of FCB and MainSource confirmed to Sandler O'Neill that such information reflected (or, in the case of the publicly available median analyst earnings per share estimates referred to above, were consistent with) the best currently available projections, estimates and judgments of those respective senior managements of the future financial performance of FCB and MainSource and Sandler O'Neill assumed that such performance would be achieved. Sandler O'Neill expressed no opinion as to such projections, estimates or judgments, or the assumptions on which they were based. Sandler O'Neill also assumed that there had been no material change in FCB's or MainSource's assets, financial condition, results of operations, business or prospects since the date of the most recent financial statements made available to it. Sandler O'Neill assumed in all respects material to its analysis that FCB and MainSource would remain as going concerns for all periods relevant to its analyses.

        Sandler O'Neill also assumed, with FCB's consent, that (i) each of the parties to the Merger Agreement would comply in all material respects with all material terms and conditions of the Merger Agreement and all related agreements, that all of the representations and warranties contained in such agreements were true and correct in all material respects, that each of the parties to such agreements would perform in all material respects all of the covenants and other obligations required to be performed by such party under such agreements and that the conditions precedent in such agreements were not and would not be waived, (ii) in the course of obtaining the necessary regulatory or third party approvals, consents and releases with respect to the Merger, no delay, limitation, restriction or condition would be imposed that would have an adverse effect on FCB, MainSource or the Merger or any related transaction, (iii) the Merger and any related transactions would be consummated in accordance with the terms of the Merger Agreement without any waiver, modification or amendment of any material term, condition or agreement thereof and in compliance with all applicable laws and other requirements, (iv) the Merger would be consummated without FCB's rights under Section 8.01(g) of the Merger Agreement having been triggered, and (v) the Merger would qualify as a tax-free reorganization for federal income tax purposes. Finally, with FCB's consent, Sandler O'Neill relied upon the advice that FCB received from its legal, accounting and tax advisors as to all legal, accounting and tax matters relating to the Merger and the other transactions contemplated by the Merger Agreement. Sandler O'Neill expressed no opinion as to any such matters.

        Sandler O'Neill's analyses and opinion were necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to it as of, the date thereof. Events occurring after the date thereof could materially affect Sandler O'Neill's opinion. Sandler O'Neill has not undertaken to update, revise, reaffirm or withdraw its opinion or otherwise comment upon events occurring after the date thereof. Sandler O'Neill expressed no opinion as to the trading values of FCB common stock or MainSource common stock at any time or what the value of MainSource common stock would be once it is actually received by the holders of FCB common stock.

        In rendering its opinion, Sandler O'Neill performed a variety of financial analyses. The summary below is not a complete description of all the analyses underlying Sandler O'Neill's opinion or the presentation made by Sandler O'Neill to FCB's board of directors, but is a summary of all material analyses performed and presented by Sandler O'Neill. The summary includes information presented in tabular format. In order to fully understand the financial analyses, these tables must be read together with the accompanying text. The tables alone do not constitute a complete description of the financial analyses. The preparation of a fairness opinion is a complex process involving subjective judgments as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. The process, therefore, is not necessarily susceptible to a partial analysis or summary description. Also, no company included in Sandler O'Neill's comparative analyses described below is identical to FCB or MainSource and no transaction is identical to the Merger. Accordingly, an analysis of comparable companies or transactions involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading values or merger transaction values, as the case may be, of FCB and MainSource and the companies to which they are being compared. In arriving at its opinion, Sandler O'Neill did not attribute any particular weight to any analysis or factor that it considered. Rather, it made qualitative judgments as to the significance and relevance of each analysis and factor. Sandler O'Neill did not form an opinion as to whether any individual analysis or factor (positive or negative) considered in isolation supported or failed to support its opinions, rather, Sandler O'Neill made its determination as to the fairness of the Merger consideration on the basis of its experience and professional judgment after considering the results of all its analyses taken as a whole.

        In performing its analyses, Sandler O'Neill also made numerous assumptions with respect to industry performance, business and economic conditions and various other matters, many of which cannot be predicted and are beyond the control of FCB, MainSource and Sandler O'Neill. The analyses performed by Sandler O'Neill are not necessarily indicative of actual values or future results, both of which may be significantly more or less favorable than suggested by such analyses. Sandler O'Neill prepared its analyses solely for purposes of rendering its opinion and provided such analyses to the FCB board of directors at its December 19, 2016, meeting. Estimates on the values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold. Such estimates are inherently subject to uncertainty and actual values may be materially different. Accordingly, Sandler O'Neill's analyses do not necessarily reflect the value of FCB common stock or the prices at which FCB's or MainSource's common stock may be sold at any time. The analyses of Sandler O'Neill and its opinion were among a number of factors taken into consideration by FCB board of directors in making its determination to approve the Merger Agreement and the analyses described below should not be viewed as determinative of the decision of FCB board of directors or management with respect to the fairness of the merger. The type and amount of consideration payable in the Merger were determined through negotiations between FCB and MainSource.

Summary of Proposed Merger Consideration and Implied Transaction Metrics

        Sandler O'Neill reviewed the financial terms of the proposed Merger. Using the closing price of MainSource common stock on December 16, 2016 of $32.65 for valuing MainSource common stock issuable in the Merger, $7.00 in cash per share of FCB common stock and the option to purchase 10,000 FCB options with a weighted average strike price of $20.00 per share, Sandler O'Neill calculated an aggregate implied transaction value of approximately $56.9 million, or an implied transaction price per share of FCB common stock of $36.39. Based upon financial information for FCB as of or for the twelve months ended September 30, 2016 (unless otherwise indicated) and projected financial information for FCB for the years ending December 31, 2016 and December 31, 2017, as provided by FCB senior management, Sandler O'Neill calculated the following implied transaction metrics:

Transaction Price / Tangible Book Value Per Share of FCB	185%
Transaction Price / Last Twelve Months Earnings Per Share of FCB	21.0x
Transaction Price / 2016 Estimated Earnings Per Share of FCB	20.0x
Transaction Price / 2017 Estimated Earnings Per Share of FCB	19.1x
Tangible Book Premium / Core Deposits(1)	8.1%
One Day Market Premium to December 16, 2016 FCB Closing Stock Price(2)	91.5%

(1)
Tangible book premium to core deposits calculated as (deal value—tangible common equity) / (core deposits); Core Deposits defined as deposits, less time deposit accounts with balances over $100,000, foreign deposits and unclassified deposits.

(2)
Based upon the closing price of FCB's common stock on December 16, 2016 of $19.00.

Stock Trading History

        Sandler O'Neill reviewed the historical publicly reported trading prices of FCB and MainSource common stock for the three-year period ended December 16, 2016. Sandler O'Neill then compared the relationship between the movements in the price of FCB and MainSource common stock, respectively, to movements in their respective peer groups (as described below) as well as certain stock indices.

 FCB's Three-Year Stock Performance

	Beginning Value December 16, 2013	Ending Value December 16, 2016
FCB	100%	149.0%
FCB Peer Group	100%	149.1%
NASDAQ Bank Index	100%	148.9%
S&P 500 Index	100%	126.4%

MainSource's Three-Year Stock Performance

	Beginning Value December 16, 2013	Ending Value December 16, 2016
MainSource	100%	189.1%
MainSource Peer Group	100%	163.1%
NASDAQ Bank Index	100%	148.9%
S&P 500 Index	100%	126.4%

Comparable Company Analyses

        Sandler O'Neill used publicly available information to compare selected financial information for FCB with a group of financial institutions selected by Sandler O'Neill. The FCB peer group included publicly traded banks headquartered in Illinois, Indiana, Kentucky, Michigan and Ohio with assets between $400 million and $950 million and nonperforming assets less than 5.00%, excluding announced merger targets (the "FCB Peer Group"). The FCB Peer Group consisted of the following companies:

Andover Bancorp Inc.	Heartland BancCorp
Bancorp of Southern Indiana	HopFed Bancorp, Inc.
Central Federal Corporation	Keweenaw Financial Corporation
ChoiceOne Financial Services, Inc.	Killbuck Bancshares, Inc.
CITBA Financial Corporation	Middlefield Banc Corp.
Citizens First Corporation	Northern States Financial Corporation
Consumers Bancorp, Inc.	Porter Bancorp, Inc.
Cortland Bancorp	SB Financial Group, Inc.
Croghan Bancshares, Inc.	Southern Michigan Bancorp, Inc.
CSB Bancorp, Inc.	Tri-County Financial Group, Inc.
FCN Banc Corp.	United Bancshares, Inc.
First Savings Financial Group, Inc.	West Shore Bank Corporation
F.S. Bancorp

        The analysis compared publicly available financial information for FCB with the corresponding data for the FCB Peer Group as of or for the twelve months ended September 30, 2016 (unless otherwise indicated), with pricing data as of December 16, 2016. The table below sets forth the data for FCB and the median, mean, high and low data for the FCB Peer Group.

FCB Comparable Company Analysis

	FCB	FCB Peer Group Median	FCB Peer Group Mean	FCB Peer Group High	FCB Peer Group Low
Total Assets ($mm)	$524	$599	$619	$949	$401
Loans/ Deposits	109.9%	82.1%	80.3%	97.2%	54.9%
Non-Performing Assets(1) / Total Assets	1.15%	1.18%	1.30%	3.85%	0.03%
Tangible Common Equity / Tangible Assets	5.86%	9.85%	9.31%	12.30%	4.44%
Last Twelve Months Return on Average Assets	0.66%	0.91%	1.01%	4.77%	0.28%
Last Twelve Months Return on Average Equity	7.18%	8.63%	9.96%	45.33%	2.75%
Last Twelve Months Net Interest Margin	3.31%	3.56%	3.54%	4.06%	2.69%
Last Twelve Months Efficiency Ratio	75.77%	71.33%	71.46%	87.52%	58.24%
Price / Tangible Book Value	97%	117%	120%	196%	77%
Price / Last Twelve Months Earnings per Share	10.9x	13.4x	14.5x	34.1x	2.8x
Current Dividend Yield	2.9%	2.4%	2.1%	3.9%	0.0%
Market Value ($mm)	$30	$71	$68	$115	$27

(1)
Nonperforming assets defined as nonaccrual loans and leases, renegotiated loans and leases, and real estate owned.

        Sandler O'Neill used publicly available information to perform a similar analysis for MainSource and a group of financial institutions as selected by Sandler O'Neill. The MainSource peer group included publicly traded banks and thrifts headquartered in Illinois, Indiana, Kentucky, Michigan and Ohio with assets between $2.5 billion and $7.5 billion, excluding announced merger targets (the "MainSource Peer Group"). The MainSource Peer Group consisted of the following companies:

Community Trust Bancorp, Inc.	Mercantile Bank Corporation
First Busey Corporation	Midland States Bancorp, Inc.
First Financial Corporation	Park National Corporation
First Merchants Corporation	Peoples Bancorp, Inc.
First Mid-Illinois Bancshares, Inc.	QCR Holdings, Inc.
German American Bancorp, Inc.	Republic Bancorp, Inc.
Horizon Bancorp	Stock Yards Bancorp, Inc.
Independent Bank Corporation	1st Source Corporation
Lakeland Financial Corporation

        The analysis compared publicly available financial information for MainSource with the corresponding data for the MainSource Peer Group as of or for the twelve months ended September 30, 2016 (unless otherwise indicated), with pricing data as of December 16, 2016. The table below sets forth the data for MainSource and the median, mean, high and low data for the MainSource Peer Group.

 MainSource Comparable Company Analysis

	MSFG	MSFG Peer Group Median	MSFG Peer Group Mean	MSFG Peer Group High	MSFG Peer Group Low
Total Assets ($mm)	$4,014	$3,326	$4,054	$7,364	$2,538
Loans/ Deposits	82.7%	91.4%	91.1%	121.9%	72.8%
Non-Performing Assets(1) / Total Assets	0.51%	0.67%	1.00%	3.57%	0.18%
Tangible Common Equity / Tangible Assets	8.99%	9.63%	9.77%	12.93%	7.92%
Leverage Ratio	9.60%	10.62%	10.90%	13.67%	9.40%
Total Risk Based Capital Ratio	14.70%	13.91%	14.39%	18.31%	11.33%
Commercial Real Estate / Total Risk Based Capital	157.0%	171.5%	166.2%	254.4%	59.3%
Last Twelve Months Return on Average Assets	0.99%	1.07%	1.07%	1.42%	0.80%
Last Twelve Months Return on Average Tangible Common Equity	11.46%	11.62%	11.62%	13.78%	7.50%
Last Twelve Months Net Interest Margin	3.65%	3.56%	3.62%	4.05%	3.18%
Last Twelve Months Efficiency Ratio	62.39%	61.05%	60.75%	74.17%	48.12%
Price / Tangible Book Value	224%	206%	218%	325%	139%
Price / Last Twelve Months Earnings per Share	20.8x	20.0x	20.1x	25.1x	16.5x
Price / 2016 Estimate Earnings Per Share	19.8x	19.5x	19.7x	24.9x	16.5x
Price / 2017 Estimate Earnings Per Share	16.3x	17.7x	18.2x	24.4x	15.0x
Current Dividend Yield	2.0%	1.9%	1.9%	3.2%	0.4%
Market Value ($mm)	$785	$783	$850	$1,806	$428

(1)
Nonperforming assets defined as nonaccrual loans and leases, renegotiated loans and leases, and real estate owned.

Analysis of Selected Merger Transactions

        Sandler O'Neill reviewed two groups of recent merger and acquisition transactions. The first group consisted of twenty-three nationwide bank and thrift transactions announced between January 1, 2016 and December 16, 2016, with disclosed deal values, targets with assets at announcement between $400 million and $950 million, excluding mergers of equals (the "Nationwide Precedent Transactions").

        The Nationwide Precedent Transactions group was composed of the following transactions:

Buyer	Target
CenterState Banks	Gateway Financial Holdings of FL Inc.
Simmons First National Corp.	Hardeman County Investment Co.
Nicolet Bankshares, Inc.	First Menasha Bancshares Inc.
CenterState Banks	Platinum Bank Holding Co.
Enterprise Financial Services	Jefferson County Bancshares Inc.
First Commonwealth Financial	DCB Financial Corp
Home BancShares Inc.	Giant Holdings Inc.
CVB Financial Corp.	Valley Commerce Bancorp
Equity Bancshares Inc.	Community First Bancshares Inc.
First Bancorp	Carolina Bank Holdings Inc.
Byline Bancorp, Inc.	Ridgestone Financial Services Inc.
Summit Financial Group Inc.	First Century Bankshares Inc.
QCR Holdings Inc.	Community State Bank
Simmons First National Corp.	Citizens National Bank
Revere Bank	Monument Bank
First Mid-Illinois Bancshares	First Clover Leaf Fin Corp.
Pacific Continental Corp.	Foundation Bancorp Inc.
United Community Banks Inc.	Tidelands Bancshares Inc.
Westfield Financial Inc.	Chicopee Bancorp Inc.
Guaranty Bancorp	Home State Bancorp
Midland Financial Co.	1st Century Bancshares Inc.
Horizon Bancorp	La Porte Bancorp Inc.
Triumph Bancorp Inc.	ColoEast Bankshares Inc.

        Using the latest publicly available information prior to the announcement of the relevant transaction, Sandler O'Neill reviewed the following transaction metrics: transaction price to last-twelve-months earnings per share, transaction price to tangible book value, tangible book premium to core deposits and the one day market premium. Sandler O'Neill compared the indicated transaction metrics for the merger to the median, mean, high and low metrics of the Nationwide Precedent Transactions group.

	FCB/ MSFG(1)	Median Nationwide Precedent Transactions	Mean Nationwide Precedent Transactions	High Nationwide Precedent Transactions	Low Nationwide Precedent Transactions
Transaction Price / Last Twelve Months Earnings per Share	21.0x	18.6x	20.9x	43.2x	8.3x
Transaction Price / Tangible Book Value	185%	157%	150%	181%	105%
Core Deposit Premium(2)	8.1%	6.6%	7.3%	21.0%	0.7%
One Day Market Premium	91.5%	29.5%	54.1%	225.0%	9.8%

(1)
Based on transaction value per share of $36.39.

(2)
Tangible book premium to core deposits calculated as (deal value—tangible common equity) / (core deposits); core deposits defined as deposits, less time deposit accounts with balances over $100,000, foreign deposits and unclassified deposits.

        The second group consisted of sixteen regional bank and thrift transactions announced between January 1, 2014 and December 16, 2016, with disclosed deal values and targets headquartered in

Illinois, Indiana, Kentucky, Michigan and Ohio with assets between $400 million and $950 million, excluding mergers of equals (the "Regional Precedent Transactions").

        The Regional Precedent Transactions group was composed of the following transactions:

Buyer	Target
First Commonwealth Financial	DCB Financial Corp
First Mid-Illinois Bancshares	First Clover Leaf Fin Corp.
Horizon Bancorp	La Porte Bancorp Inc.
MainSource Financial Group	Cheviot Financial
First Midwest Bancorp Inc.	NI Bancshares Corporation
German American Bancorp Inc.	River Valley Bancorp
First Merchants Corp.	Ameriana Bancorp
Wintrust Financial Corp.	Suburban Illinois Bancorp Inc.
Horizon Bancorp	Peoples Bancorp Inc.
Farmers National Banc Corp.	National Bancshares Corp.
Peoples Bancorp Inc.	NB&T Financial Group Inc.
Old National Bancorp	Founders Financial Corp.
First Midwest Bancorp Inc.	Great Lakes Financial Resources Inc.
Community Bank Shares of IN	First Financial Service Corp.
Chemical Financial Corp.	Northwestern Bancorp
Old National Bancorp	United Bancorp Inc.

        Using the latest publicly available information prior to the announcement of the relevant transaction, Sandler O'Neill reviewed the following transaction metrics: transaction price to last-twelve-months earnings per share, transaction price to tangible book value, tangible book premium to core deposits and the one day market premium. Sandler O'Neill compared the indicated transaction metrics for the merger to the median, mean, high and low metrics of the Regional Precedent Transactions group.

	FCB/ MSFG(1)	Median Regional Precedent Transactions	Mean Regional Precedent Transactions	High Regional Precedent Transactions	Low Regional Precedent Transactions
Transaction Price / Last Twelve Months Earnings per Share	21.0x	19.4x	25.1x	60.2x	8.9x
Transaction Price / Tangible Book Value	185%	143%	153%	213%	116%
Core Deposit Premium(2)	8.1%	5.2%	6.2%	15.4%	0.7%
One Day Market Premium	91.5%	43.7%	51.7%	125.6%	(7.4)%

(1)
Based on transaction value per share of $36.39.

(2)
Tangible book premium to core deposits calculated as (deal value—tangible common equity) / (core deposits); core deposits defined as deposits, less time deposit accounts with balances over $100,000, foreign deposits and unclassified deposits.

Net Present Value Analyses

        Sandler O'Neill performed an analysis that estimated the net present value per share of FCB common stock assuming FCB performed in accordance with internal financial projections for the year ending December 31, 2016, as provided by the senior management of FCB, as well as an estimated balance sheet and earnings growth rate for the years thereafter, as discussed with and confirmed by the senior management of FCB. The analysis also assumed that FCB's cash dividend to its common shareholders remained at $0.55 per share annually through fiscal year 2020, as discussed with and confirmed by the senior management of FCB. To approximate the terminal value of FCB common stock at December 31, 2020, Sandler O'Neill applied price to earnings multiples ranging from 10.0x to 20.0x and multiples of tangible book value ranging from 90% to 150%. The terminal values were then discounted to present values using different discount rates ranging from 10.0% to 15.0%, which were chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of FCB's common stock. As illustrated in the following tables, the analysis indicated an imputed range of values per share of FCB common stock of $13.75 to $31.26 when applying earnings multiples and $14.57 to $27.98 when applying multiples of tangible book value.

Earnings Per Share Multiples

Discount Rate	10.0x	12.0x	14.0x	16.0x	18.0x	20.0x
10.0%	$16.48	$19.44	$22.39	$25.35	$28.31	$31.26
11.0%	$15.88	$18.73	$21.57	$24.42	$27.26	$30.11
12.0%	$15.31	$18.05	$20.79	$23.53	$26.27	$29.00
13.0%	$14.77	$17.41	$20.04	$22.68	$25.31	$27.95
14.0%	$14.25	$16.79	$19.33	$21.87	$24.41	$26.95
15.0%	$13.75	$16.20	$18.65	$21.09	$23.54	$25.99

Tangible Book Value Multiples

Discount Rate	90%	102%	114%	126%	138%	150%
10.0%	$17.47	$19.57	$21.67	$23.77	$25.88	$27.98
11.0%	$16.83	$18.86	$20.88	$22.90	$24.92	$26.95
12.0%	$16.23	$18.17	$20.12	$22.07	$24.02	$25.96
13.0%	$15.65	$17.52	$19.40	$21.27	$23.15	$25.02
14.0%	$15.10	$16.90	$18.71	$20.51	$22.32	$24.13
15.0%	$14.57	$16.31	$18.05	$19.79	$21.53	$23.27

        Sandler O'Neill also considered and discussed with the FCB board of directors how this analysis would be affected by changes in the underlying assumptions, including variations with respect to net income. To illustrate this impact, Sandler O'Neill performed a similar analysis, assuming FCB's net income varied from 15% above projections to 15% below projections. This analysis resulted in the following range of per share values for FCB common stock, applying the price to 2020 earnings multiples range of 10.0x to 20.0x referred to above and a discount rate of 12.89%.

Earnings Per Share Multiples

Annual Estimate Variance	10.0x	12.0x	14.0x	16.0x	18.0x	20.0x
(15.0%)	$12.84	$15.09	$17.34	$19.59	$21.84	$24.09
(10.0%)	$13.50	$15.89	$18.27	$20.65	$23.03	$25.42
(5.0%)	$14.17	$16.68	$19.20	$21.71	$24.23	$26.74
0.0%	$14.83	$17.48	$20.12	$22.77	$25.42	$28.06
5.0%	$15.49	$18.27	$21.05	$23.83	$26.61	$29.39
10.0%	$16.15	$19.06	$21.98	$24.89	$27.80	$30.71
15.0%	$16.81	$19.86	$22.90	$25.95	$28.99	$32.04

        Sandler O'Neill also performed an analysis that estimated the net present value per share of MainSource common stock, using publicly available consensus median analyst earnings per share estimates for MainSource for the years ending December 31, 2016 through December 31, 2018 as well as an estimated internal projected earnings growth rate for the years thereafter, as provided by the senior management of MainSource. To approximate the terminal value of MainSource common stock at December 31, 2020, Sandler O'Neill applied price to 2020 earnings multiples ranging from 16.0x to 23.5x and multiples of December 31, 2020 tangible book value ranging from 175% to 250%. The terminal values were then discounted to present values using different discount rates ranging from 8.0% to 12.0%, which were chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of MainSource common stock. As illustrated in the following tables, the analysis indicated an imputed range of values per share of MainSource common stock of $24.89 to $41.39 when applying earnings multiples and $25.06 to $40.59 when applying multiples of tangible book value.

Earnings Per Share Multiples

Discount Rate	16.0x	17.5x	19.0x	20.5x	22.0x	23.5x
8.0%	$28.90	$31.39	$33.89	$36.39	$38.89	$41.39
9.0%	$27.82	$30.22	$32.63	$35.03	$37.43	$39.83
10.0%	$26.80	$29.11	$31.42	$33.73	$36.04	$38.35
11.0%	$25.82	$28.04	$30.27	$32.49	$34.71	$36.94
12.0%	$24.89	$27.03	$29.17	$31.31	$33.45	$35.59

Tangible Book Value Multiples

Discount Rate	175%	190%	205%	220%	235%	250%
8.0%	$29.09	$31.39	$33.69	$35.99	$38.29	$40.59
9.0%	$28.01	$30.22	$32.44	$34.65	$36.86	$39.07
10.0%	$26.98	$29.11	$31.24	$33.36	$35.49	$37.62
11.0%	$26.00	$28.04	$30.09	$32.14	$34.19	$36.23
12.0%	$25.06	$27.03	$29.00	$30.97	$32.94	$34.91

        Sandler O'Neill also considered and discussed with the FCB board of directors how this analysis would be affected by changes in the underlying assumptions, including variations with respect to net income. To illustrate this impact, Sandler O'Neill performed a similar analysis assuming MainSource's net income varied from 20% above estimates to 20% below estimates. This analysis resulted in the following range of per share values for MainSource common stock, applying the price to 2020 earnings multiples range of 16.0x to 23.5x referred to above and a discount rate of 8.56%.

Earnings Per Share Multiples

Annual Estimate Variance	16.0x	17.5x	19.0x	20.5x	22.0x	23.5x
(20.0%)	$23.07	$25.03	$26.98	$28.94	$30.89	$32.85
(15.0%)	$24.37	$26.45	$28.53	$30.61	$32.68	$34.76
(10.0%)	$25.68	$27.88	$30.08	$32.28	$34.48	$36.68
(5.0%)	$26.98	$29.30	$31.63	$33.95	$36.27	$38.59
0.0%	$28.29	$30.73	$33.17	$35.62	$38.06	$40.50
5.0%	$29.59	$32.15	$34.72	$37.29	$39.85	$42.42
10.0%	$30.89	$33.58	$36.27	$38.96	$41.64	$44.33
15.0%	$32.20	$35.01	$37.82	$40.63	$43.44	$46.25
20.0%	$33.50	$36.43	$39.36	$42.30	$45.23	$48.16

        Sandler O'Neill noted that the net present value analysis is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, and the results thereof are not necessarily indicative of actual values or future results.

Pro Forma Merger Analysis

        Sandler O'Neill analyzed certain potential pro forma effects of the Merger, assuming the Merger closes at the end of the second calendar quarter of 2017. In performing this analysis, Sandler O'Neill utilized the following information: (i) financial projections for FCB for the years ending December 31, 2016 through December 31, 2020, as provided by and discussed with the senior management of MainSource, (ii) publicly available consensus median analyst earnings per share estimates for MainSource for the years ending December 31, 2016 through December 31, 2018 as well as an estimated internal projected earnings growth rate for the years thereafter, as provided by the senior management of MainSource and (iii) certain assumptions relating to transaction expenses, purchase accounting adjustments and cost savings, as provided by and discussed with the senior management of MainSource. The analysis indicated that the Merger could be accretive to MainSource's estimated earnings per share (excluding one-time transaction costs and expenses) through 2020 and dilutive to estimated tangible book value per share at close.

        In connection with this analysis, Sandler O'Neill considered and discussed with the FCB board of directors how the analysis would be affected by changes in the underlying assumptions, including the impact of final purchase accounting adjustments determined at the closing of the transaction, and noted that the actual results achieved by the combined company may vary from projected results and the variations may be material.

Sandler O'Neill's Relationship

        Sandler O'Neill has acted as FCB's financial advisor in connection with the Merger and will receive a fee for its services. Sandler O'Neill's fee is equal to 1.50% of the aggregate purchase price, will vary based on the market value of MainSource common stock at the time of closing and is contingent upon the closing of the Merger. Sandler O'Neill also received a $150,000 fee upon rendering its fairness opinion to the FCB board of directors, which opinion fee will be credited in full towards the transaction fee which will become payable to Sandler O'Neill on the day of closing of the Merger. FCB has also agreed to indemnify Sandler O'Neill against certain claims and liabilities arising out of its engagement and to reimburse Sandler O'Neill for certain of its out-of-pocket expenses incurred in connection with its engagement. In the two years preceding the date of its opinion, Sandler O'Neill provided certain other investment banking services to FCB and received fees for such services. Most recently, Sandler O'Neill was engaged to act as FCB's sole placement agent in connection with FCB's offer and sale of subordinated debt which occurred in October 2015. Sandler O'Neill has not provided any investment banking services to MainSource in the two years preceding the date of its opinion. In the ordinary course of Sandler O'Neill's business as a broker-dealer, Sandler O'Neill may purchase securities from and sell securities to FCB, MainSource and their respective affiliates. Sandler O'Neill may also actively trade the equity and debt securities of FCB and MainSource or their respective affiliates for its own account and for the accounts of its customers.

Voting Agreements with Directors of FCB

        As of the record date, the directors of FCB, as a group, owned with power to vote 462,006 shares or approximately 29.6% of the outstanding shares of FCB common stock. In connection with the execution of the Merger Agreement, the directors of FCB each executed a voting agreement pursuant to which each such individual agreed to vote, in their individual capacity as a shareholder, the shares that are registered in his or her name, and not in a fiduciary capacity, and to use reasonable efforts to cause all shares owned by such individual jointly with another person or by such individual's spouse, or over which such individual has voting influence or control, to be voted in favor of the Merger.

Accounting Treatment of the Merger

        MainSource will account for the Merger under the "acquisition" method of accounting in accordance with United States generally accepted accounting principles. Using the acquisition method of accounting, the assets (including identified intangible assets) and liabilities of FCB will be recorded by MainSource at their respective fair values at the time of the completion of the Merger. The excess of MainSource's purchase price over the net fair value of the tangible and identified intangible assets acquired over liabilities assumed will be recorded as goodwill.

NASDAQ Global Select Market Listing

        MainSource common stock currently is listed on the NASDAQ Global Select Market under the symbol "MSFG." MainSource has agreed to file an application to list the shares of its common stock to be issued in the Merger on the NASDAQ Global Select Market. The stock must be authorized for listing on the NASDAQ, subject to an official notice of issuance, for the Merger to be completed.

Regulatory Approvals and Notices for the Merger

        Pursuant to the Merger Agreement, MainSource will submit applications for all necessary regulatory approvals and will give all requisite notices to governmental agencies regarding both the Merger and the merger of the banks. The Merger must be approved by the Kentucky Department of Financial Institutions and the Board of Governors of the Federal Reserve System.

        The closing of the Merger is conditioned upon the receipt of all approvals of regulatory authorities required for the Merger, the expiration of all notice periods and waiting periods after the grant of regulatory approvals, and the satisfaction of all conditions contained in any regulatory approvals or consents.

        Federal Reserve Board.    MainSource will require prior approval of the transactions contemplated by the Merger Agreement from the Federal Reserve Board. MainSource filed an application with the Federal Reserve Board on January 30, 2017 and received the approval of the Federal Reserve Board on March 9, 2017.

        The Department of Financial Institutions of the Commonwealth of Kentucky.    The Merger is subject to approval of the KDFI. MainSource Bank filed an application with the KDFI on January 30, 2017.

Appraisal or Dissenters' Rights

        Each share of FCB common stock held by a shareholder who has given notice of its intention to assert the right to dissent in accordance with Kentucky law, has not voted to approve the Merger Agreement, and has otherwise complied with the applicable provisions of the Kentucky Business Corporation Act ("KBCA") to dissent from the Merger will not be converted into the right to receive the Merger Consideration. Instead, such a dissenting shareholder will become entitled to receive whatever may be determined to be the "fair value" of the dissenter's shares under the applicable provisions of the KBCA. If at any time a FCB shareholder fails to take an action required to perfect its rights as a dissenting shareholder, that shareholder will be treated as though its FCB shares had been converted at the effective time into the right to receive the Merger Consideration, without any interest thereon. FCB will give MainSource prompt notice of any shareholder demands received by FCB for payment of the fair value of FCB common stock. Prior to the effective time, FCB will not make any payment with respect to, or settle or offer to settle, any such demands except with prior consent of MainSource. For more information regarding the right of FCB shareholders to dissent from the Merger, see the section entitled "The Merger Agreement-Dissenters' Rights of Appraisal" beginning on page 63 of this proxy statement/prospectus. In addition, a copy of Chapter 271B, Subtitle 13,

Title XXIII of the KBCA, the Kentucky dissenters' rights statute, is attached as Annex C to this proxy statement/prospectus.

THE MERGER AGREEMENT

        The Merger Agreement is attached as Annex A to this document. The following discussion describes the material terms of the Merger Agreement. This description is only a summary and is qualified in its entirety by reference to the Merger Agreement. You are urged to read the Merger Agreement carefully because it is the legal document that actually governs your rights in the Merger.

Structure of the Merger of FCB with and into MainSource

        Subject to the terms and conditions of the Merger Agreement, at the completion of the Merger, FCB will merge with and into MainSource, with MainSource as the surviving corporation. The separate existence of FCB will terminate as a consequence of the Merger. The MainSource common shares will continue to be listed on the NASDAQ Global Select Market under the symbol "MSFG."

        Under the Merger Agreement, the officers and directors of MainSource serving at the effective time of the Merger will continue to serve as the officers and directors of MainSource after the Merger is consummated.

Merger of the Banks

        As a result of the Merger, First Capital Bank will become a wholly-owned subsidiary of MainSource. Following the Merger, MainSource will merge First Capital Bank with and into MainSource Bank in the second or third quarter of 2017. The exact date of the merger of the banks is dependent upon the date on which First Capital Bank will convert to the data processing system of MainSource Bank. MainSource Bank will be the surviving bank of the bank merger.

Merger Consideration

        If the Merger is completed, subject to the adjustment procedures as provided below, each share of FCB common stock will be converted into the right to receive (i) $7.00 in cash (the "Cash Consideration"), plus (ii) 0.9 (the "Exchange Ratio") shares of MainSource common stock (the "Stock Consideration") for each share of FCB common stock owned. The Stock Consideration and the Cash Consideration are referred to collectively as the "Merger Consideration."

        Based upon the December 16, 2016 closing price of $32.65 per share of MainSource common stock, the transaction is valued at approximately $56.9 million.

        No fractional shares of MainSource common stock will be issued in the Merger. Instead, MainSource will pay to each holder of FCB common stock who otherwise would be entitled to a fractional share of MainSource common stock an amount in cash (without interest) determined by multiplying such fraction by the product of (y) 0.9 and (z) the average of the daily closing sales prices of a share of MainSource Common Stock as reported on the NASDAQ for the 10 consecutive trading days ending on the third business day preceding the closing date of the Merger.

        Should MainSource change the number of shares of MainSource common stock issued and outstanding prior to the effective time by way of a stock split, stock dividend, recapitalization or similar transaction with respect to the outstanding MainSource common stock, and the record date for that transaction is prior to the effective time, the Exchange Ratio will be adjusted so the shareholders receive, in the aggregate, a number of shares of MainSource common stock representing the same percentage of outstanding shares of MainSource common stock at the effective time as would have been represented by the number of shares of MainSource common stock the shareholders of FCB would have received if any of the foregoing actions had not occurred.

        All outstanding and unexercised options to purchase FCB stock will vest in full and be converted automatically into the right to receive an amount of cash equal to the product of :

  •
  the difference (if positive) between (A) the Merger Consideration, and (B) the exercise price of such FCB stock option; multiplied by

  •
  the number of shares of FCB common stock subject to such FCB stock option.

Exchange and Payment Procedures

        At and after the effective time of the Merger, each certificate representing shares of FCB common stock will represent only the right to receive the Merger Consideration in accordance with the terms of the Merger Agreement. MainSource has reserved a sufficient number of shares of MainSource common stock to be issued as a part of the Merger Consideration. No more than five days after the effective time of the Merger, MainSource will cause a letter of transmittal to be mailed to each FCB shareholder providing instructions as to how to transmit certificates formerly representing shares of FCB common stock to the exchange agent in exchange for the Merger Consideration.

        MainSource will provide (i) a check in the amount of cash that each holder of FCB common stock has the right to receive pursuant to the terms of the Merger Agreement, (ii) a certificate representing that number of whole shares of MainSource common stock that each holder of FCB common stock has the right to receive pursuant to the terms of the Merger Agreement, and (iii) a check in the amount of any cash in lieu of fractional shares or dividends or distributions which such holder has the right to receive, to be delivered to such shareholder upon delivery to MainSource of certificates representing such shares of FCB common stock and a properly completed and executed letter of transmittal. No interest will be paid on any Merger Consideration that any such holder shall be entitled to receive.

        The stock transfer books of FCB will be closed immediately at the effective time of the Merger and after the effective time there will be no transfers on the stock transfer records of FCB of any shares of FCB common stock. If certificates representing shares of FCB common stock are presented for transfer after the completion of the Merger, they will be cancelled and exchanged for the Merger Consideration. MainSource will be entitled to rely on FCB's stock transfer books to establish the identity of those persons entitled to receive Merger Consideration. If any certificate representing shares of FCB common stock is lost, stolen, or destroyed, upon the making of an affidavit of that fact by the person claiming such certificate to be lost, stolen, or destroyed and the posting by such person of a bond or other indemnity against any claim that may be made with respect to the certificate, MainSource will issue the Merger Consideration in exchange for such lost, stolen or destroyed certificate.

Dividends and Distributions

        Until FCB common stock certificates are surrendered for exchange, any dividends or other distributions declared after the effective time of the Merger with respect to MainSource common shares into which shares of FCB common stock may have been converted will accrue but will not be paid. When such certificates have been duly surrendered, MainSource will pay any unpaid dividends or other distributions, without interest.

Representations and Warranties

        The Merger Agreement contains representations and warranties of FCB, on the one hand, and MainSource, on the other hand, to each other, as to, among other things:

  •
  the corporate organization and existence of each party;

  •
  the authority of each party to enter into the Merger Agreement, perform its obligations under the Merger Agreement and make it valid and binding;

  •
  the fact that the Merger Agreement does not conflict with or violate:

  •
  the articles of incorporation and by-laws of each party,

  •
  applicable law, and

  •
  agreements, instruments or obligations of each party;

  •
  the capitalization of FCB and MainSource;

  •
  each party's compliance with applicable law;

  •
  the accuracy of statements made and materials provided to the other party;

  •
  the absence of material litigation;

  •
  each party's financial statements and filings with applicable regulatory authorities;

  •
  the absence of undisclosed obligations or liabilities;

  •
  title to properties and compliance with environmental laws;

  •
  employee benefit plans and related matters;

  •
  the filing and accuracy of tax returns;

  •
  the adequacy of each party's deposit insurance and other policies of insurance;

  •
  the accuracy and completeness of each party's corporate and financial records;

  •
  payments to be made to any brokers or finders in connection with the Merger;

  •
  that each party received a rating of "satisfactory" or better in its most recent Community Reinvestment Act examination;

  •
  the non-occurrence of certain events since September 30, 2016;

  •
  compliance with the Bank Secrecy Act;

  •
  the absence of undisclosed agreements with regulatory agencies; and

  •
  disclosure of insider transactions.

        In addition, the Merger Agreement contains representations and warranties of FCB to MainSource as to:

  •
  the absence of any undisclosed material contracts;

  •
  validity of loans and adequacy of loan loss reserves;

  •
  the absence of a shareholder rights plan;

  •
  FCB's obligations to its employees;

  •
  indemnification agreements;

  •
  shareholder approval;

  •
  the absence of undisclosed indemnification agreements;

  •
  the required approval of FCB shareholders;

  •
  valid ownership or licensing rights in intellectual property used by FCB;

  •
  the adequacy of FCB's internal controls; and

  •
  the proper administration of FCB's fiduciary accounts.

        Further, the Merger Agreement contains representations and warranties of MainSource as to:

  •
  filings with the Securities and Exchange Commission;

  •
  sufficiency of funds to complete the Merger;

  •
  ownership of FCB common stock;

  •
  no material adverse change; and

  •
  the qualification of the Merger as a tax-free "reorganization" under the Internal Revenue Code.

        None of the representations and warranties of the parties will survive the consummation of the Merger. Additionally, the parties qualified many of the representations and warranties contained in the Merger Agreement with exceptions set forth in disclosure schedules which were separately delivered by each party to the other party to the Merger Agreement.

Conduct of Business Prior to Completion of the Merger

  FCB Restrictions

        Under the Merger Agreement, FCB has agreed to certain restrictions on its activities until the Merger is completed or terminated. In general, FCB and its subsidiary, First Capital Bank, are required to conduct their business diligently, substantially in the manner as it is presently being conducted, and in the ordinary course of business.

        The following is a summary of the more significant restrictions imposed upon FCB, subject to the exceptions set forth in the Merger Agreement. Specifically, without the prior written consent of MainSource (which MainSource will not unreasonably withhold, condition or delay), FCB and First Capital Bank may not:

  •
  make any change in the capitalization or the number of issued and outstanding shares of FCB or First Capital Bank;

  •
  authorize a class of stock or issue, or authorize the issuance of, securities other than or in addition to its issued and outstanding common stock as of the date of the Merger Agreement;

  •
  distribute or pay any dividends on its shares of common or preferred stock, or authorize a stock split, or make any other distribution to its shareholders; except that:

  •
  First Capital Bank may pay cash dividends to FCB in the ordinary course of business for payment of FCB's reasonable and necessary business and operating expenses and to provide funds for FCB's dividends to its shareholders,

  •
  FCB may pay its usual and customary annual cash dividend with respect to FCB's 2016 financial results (to be declared in January 2017 and payable in February 2017) of no more than $0.55 per share, or a maximum of no more than approximately $857,200 in the aggregate, and

  •
  FCB may pay a quarterly dividend out of earnings for the applicable quarter of 2017, payable in the month following the applicable quarter, in an amount not greater than the lesser of (x) $0.1375 per share, or a maximum of approximately $214,300, or (y) 30% of net income for the applicable quarter; provided that no dividend may be paid by FCB for or during the quarterly period in which the Merger is scheduled to be consummated or is consummated if, during such period, FCB shareholders will become entitled during such period to receive MainSource's regular quarterly cash dividend on their shares of MainSource common stock received pursuant to the Merger Agreement;

  •
  redeem any of its outstanding shares of common stock;

  •
  merge, combine, consolidate, or effect a share exchange with, or sell its assets or any of its securities to any other person, corporation, or entity, or enter into any other similar transaction not in the ordinary course of business;

  •
  purchase any assets or securities or assume any liabilities of another bank holding company, bank, corporation, or other entity, except in the ordinary course of business necessary in managing its investment portfolio, and then only to the extent such securities have a quality rating of "AAA;"

  •
  without the prior written consent of MainSource, which consent shall be deemed received unless MainSource objects within two (2) business days after receipt of written notice from FCB:

    •
    renew or otherwise modify any loan or commitment to lend money, or issue any letter of credit to any person if the loan is an existing credit on the books of FCB or First Capital Bank and (y) is, or in accordance with bank regulatory definitions should be, classified as "Substandard", "Doubtful" or "Loss" or (z) such loan is in an amount in excess of $250,000 and is, or in accordance with bank regulatory definitions should be, classified as "special mention";

    •
    make, renew or otherwise modify any loan which does not conform with FCB's general credit policy and procedures, is in excess of $500,000 and exceeds 120 days to maturity (notice to MainSource of such proposed loan shall set forth, with specificity, the manner in which such loan does not conform to FCB's general credit policy and procedures); or

    •
    make any loan or loans that are a Part 365 exception;

  •
  without prior consultation with MainSource:

    •
    make, renew or otherwise modify any loan or loans if immediately after making a loan or loans, such Person would be directly indebted to FCB or First Capital Bank in an aggregate amount in excess of $2,000,000; or

    •
    make, renew or otherwise modify any loan or loans secured by an owner-occupied 1-4 family residence with a principal balance in excess of $424,000 (except for loans secured by an owner-occupied 1-4 family residence which First Capital Bank originates, underwrites in accordance with the secondary market standards and holds for sale into the secondary market, in which case the dollar threshold shall be $750,000);

  •
  except for the acquisition or disposition in the ordinary course of business of other real estate owned, acquire or dispose of any real or personal property or fixed asset constituting a capital investment in excess of $25,000 individually or $100,000 in the aggregate;

  •
  make any investment subject to any restrictions, whether contractual or statutory, which materially impairs the ability of FCB or First Capital Bank to dispose freely of such investment at any time, or subject any of their properties or assets to a mortgage, lien, claim, charge, option, restriction, security interest, or encumbrance, except for tax and other liens that arise by operation of law and with respect to which payment is not past due or is being contested in good faith by appropriate proceedings, pledges or liens required to be granted in connection with acceptance by FCB or First Capital Bank of government deposits and pledges or liens in connection with Federal Home Loan Bank ("FHLB") borrowings;

  •
  except as contemplated by the Merger Agreement, promote to a new position (other in the ordinary course of business except with respect to a promotion to a senior officer position) or increase the rate of compensation, or enter into any agreement to promote to a new position (other than in the ordinary course of business except with respect to a promotion to a senior officer position) or increase the rate of compensation, of any director, officer, or employee of FCB or First Capital Bank, or modify, amend, or institute new employment policies or practices (other than as may be necessary to comply with applicable laws or regulatory requirements), or enter into, renew, or extend any employment, indemnity, reimbursement, consulting, compensation or severance agreements with respect to any present or former directors, officers, or employees of FCB or First Capital Bank;

  •
  except as contemplated by the Merger Agreement or as required by applicable law, execute, create, institute, modify, amend or terminate any pension, retirement, savings, stock purchase, stock bonus, stock ownership, stock option, stock appreciation or depreciation right, or profit sharing plans; any employment, deferred compensation, consulting, bonus, or collective bargaining agreement; any group insurance or health contract or policy; or any other incentive, retirement, welfare, or employee welfare benefit plan, agreement, or understanding for current or former directors, officers, or employees of FCB or First Capital Bank; or change the level of benefits or payments under any of the foregoing, or increase or decrease any severance or termination of pay benefits or any other fringe or employee benefits other than as required by law or regulatory authorities or the terms of any of the foregoing;

  •
  amend, modify, or restate FCB's or First Capital Bank's respective organizational documents;

  •
  give, dispose of, sell, convey, or transfer, assign, hypothecate, pledge, or encumber, or grant a security interest in or option to or right to acquire any shares of common stock or the assets (other than in the ordinary course consistent with past practice) of FCB or First Capital Bank, or enter into any agreement or commitment relative to the foregoing;

  •
  fail to accrue, pay, discharge and satisfy all debts, liabilities, obligations, and expenses, including, without limitation, trade payables, incurred in the regular and ordinary course of business as such debts, liabilities, obligations, and expenses become due, unless the same are being contested in good faith;

  •
  issue, or authorize the issuance of, any securities convertible into or exchangeable for any shares of the capital stock of FCB or First Capital Bank;

  •
  except for obligations disclosed within the Merger Agreement, FHLB advances, federal funds purchased by First Capital Bank, trade payables and similar liabilities and obligations incurred in the ordinary course of business and the payment, discharge or satisfaction in the ordinary course of business of liabilities reflected in the FCB financial statements or the subsequent FCB financial statements, borrow any money or incur any indebtedness including, without limitation, through the issuance of debentures, or incur any liability or obligation (whether absolute, accrued, contingent or otherwise), in an aggregate amount exceeding $100,000;

  •
  open, close, move, or, in any material respect, expand, diminish, renovate, alter, or change any of its offices or branches other than as contemplated in the Merger Agreement;

  •
  pay or commit to pay any management or consulting or other similar type of fees other than as contemplated in the Merger Agreement;

  •
  change in any material respect its accounting methods, except as may be necessary and appropriate to conform to changes in tax laws requirements, changes in GAAP or regulatory accounting principles or as required by FCB's independent auditors or its regulatory authorities;

  •
  change in any material respects its underwriting, operating, investment or risk management or other similar policies of FCB or First Capital Bank except as required by applicable law or policies imposed by any regulatory authority or governmental entity;

  •
  make, change or revoke any material tax election, file any material amended tax return, enter into any closing agreement with respect to a material amount of taxes, settle any material tax claim or assessment or surrender any right to claim a refund of a material amount of taxes; or

  •
  enter into any contract, agreement, lease, commitment, understanding, arrangement, or transaction or incur any liability or obligation, other than as specifically contemplated under the Merger Agreement, requiring payments by FCB or First Capital Bank that exceed $100,000, whether individually or in the aggregate, or that is not a trade payable or incurred in the ordinary course of business.

  MainSource Restrictions

        The following is a summary of the more significant restrictions imposed upon MainSource, subject to the exceptions set forth in the Merger Agreement. In particular, MainSource may not knowingly:

  •
  make, declare, pay or set aside for payment any extraordinary or special dividends or distributions on any of its shares of stock, or amend its articles or bylaws in a manner that would adversely affect the economic or other benefits of the Merger to the holders of MainSource common stock.

Covenants

        In addition to the restrictions noted above, FCB and MainSource have agreed to take several other actions, such as:

  •
  in the case of FCB, to submit the Merger Agreement to its shareholders at a meeting to be called and held at the earliest possible reasonable date;

  •
  in the case of FCB and MainSource, to proceed expeditiously, cooperate fully and use commercially reasonable efforts to assist MainSource in procuring all consents, authorizations, approvals, registrations and certificates, in completing all filings and applications and in satisfying all other requirements prescribed by law which are necessary for consummation of the Merger, to use commercially reasonable efforts to obtain any required third party consents to agreements, contracts, commitments, leases, instruments and documents, and to ensure that any materials or information provided by FCB to MainSource for use by MainSource in any filing with any state or federal regulatory agency or authority shall not contain any untrue or misleading statement of material fact or shall omit to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not false or misleading;

  •
  in the case of FCB and MainSource, to maintain insurance on its respective assets, properties and operations, and fidelity insurance in such amounts and with regard to such liabilities and hazards as were insured by it or its subsidiaries as of the date of the Merger Agreement;

  •
  in the case of FCB, except as contemplated by the Merger Agreement, to continue to accrue reserves for employee benefits and Merger related expenses, and to consult and cooperate in good faith with MainSource on (i) conforming the loan and accounting policies and practices of FCB to those policies and practices of MainSource for financial accounting and/or income tax reporting purposes; (ii) determining the amount and timing for recognizing FCB's expenses of the Merger; provided, that no such modifications need be effected prior to the 5th day preceding the closing date of the Merger and until MainSource has certified to FCB that all conditions to the obligation of MainSource to consummate the Merger have been satisfied;

  •
  to coordinate with each other prior to issuing any press releases;

  •
  in the case of FCB and MainSource, to supplement, amend and update the disclosure schedules to the Merger Agreement as necessary;

  •
  in the case of FCB and MainSource, to give the other party's representatives and agents, including investment bankers, attorneys or accountants, upon reasonable notice, access during normal business hours throughout the period prior to the effective time of the Merger to the other party's properties, facilities operations, books and records;

  •
  in the case of FCB and MainSource, to deliver updated financial statements and all other financial reports or statements to the other party when available;

  •
  in the case of FCB, to cooperate with an environmental consulting firm designated by MainSource in the conduct by such firm of a phase one and/or phase two environmental investigation on all real property owned by FCB or First Capital Bank as of the date of the Merger Agreement, and any real property acquired by FCB or First Capital Bank after the date of the Merger Agreement;

  •
  in the case of FCB and MainSource, to deliver to the other party any financial statements, reports, notices or proxy statements sent to any governmental authority or to FCB's or MainSource's (as applicable) shareholders generally, and any order issued by any governmental authority;

  •
  in the case of FCB and MainSource, to not knowingly take any action that is intended or is reasonably likely to result in (i) any of its representations and warranties set forth in the Merger Agreement being or becoming untrue in any material respect, (ii) the Merger failing to qualify as a reorganization within the meaning of Section 368(a) of the Code, (iii) any of the conditions to the Merger not being satisfied, (iv) a material violation of any provision of the Merger Agreement, or (v) a material delay in the consummation of the Merger;

  •
  in the case of FCB, take any action with respect to its data processing agreement with Computer Services, Inc., to extend such agreement on a month-to-month basis until the closing date of the Merger or such later date as specified to FCB by MainSource;

  •
  in the case of MainSource, to file all applications and notices to obtain the necessary regulatory approvals for the transactions contemplated by the Merger Agreement;

  •
  agree that neither the Merger Agreement nor the provision of any employee benefits by MainSource or any of its subsidiaries to employees of FCB or First Capital Bank, creates any employment contract, agreement or understanding with or employment rights for any of the officers or employees of FCB, or prohibits or restricts MainSource from changing, amending or terminating any employee benefits provided to its employees from time to time, without the consent of MainSource;

  •
  in the case of MainSource, to file a registration statement with the SEC covering the shares of MainSource common stock to be issued to FCB shareholders pursuant to the Merger Agreement and to list such shares for trading on the NASDAQ Global Select Market;

  •
  in the case of MainSource, to make available to the officers and employees of FCB who continue as employees after the effective time, substantially the same benefits, including severance benefits, on substantially the same terms and conditions as MainSource offers to similarly situated officers and employees, including credit for prior service with FCB and First Capital Bank for purposes of eligibility and vesting;

  •
  in the case of MainSource, to permit FCB's employees to be subject to MainSource's PTO policy as of the effective time of the Merger;

  •
  in the case of MainSource, to pay severance to any FCB employee whom MainSource either does not elect to employ or elects to employ but then terminates within nine months after the effective time of the Merger, or those FCB employees who voluntary resign employment due to (i) an involuntary relocation of the employee's principal place of employment to a location which is more than twenty-five (25) miles from the employee's principal place of employment immediately prior to the effective time of the Merger, (ii) a reduction in the employee's annual base salary that was in effect immediately prior to the Effective Time, or (iii) a decrease in the employee's total compensation opportunity to less than 90% of the employee's total compensation opportunity prior to the Merger, in an amount equal to two weeks of pay for each year of service, subject to a minimum of four weeks of pay and a maximum of 26 weeks of pay;

  •
  in the case of MainSource, to cause the individuals serving as officers and directors of FCB and First Capital Bank immediately before the effective time of the Merger to be covered for a period of six (6) years from the effective time by the directors' and officers' liability insurance policy maintained by FCB or a substitute policy providing the same coverage and amounts.

        The Merger Agreement also contains certain additional covenants relating to employee benefits and other matters pertaining to officers and directors. See "THE MERGER AGREEMENT—Employee Benefit Matters" and "INTERESTS OF CERTAIN DIRECTORS AND OFFICERS OF FCB IN THE MERGER."

Acquisition Proposals by Third Parties

        Until the Merger is completed or the Merger Agreement is terminated, FCB has agreed that it, and its officers, directors and representatives, and those of First Capital Bank, will not:

  •
  solicit, initiate or knowingly encourage or facilitate, any inquiries, offers or proposals to acquire FCB; or

  •
  initiate, participate in or knowingly encourage any discussions or negotiations or otherwise knowingly cooperate regarding an offer or proposal to acquire FCB.

        FCB may, however, furnish information regarding FCB to, or enter into and engage in discussion and negotiation with, any person or entity in response to a bona fide unsolicited proposal by the person or entity relating to an acquisition proposal if:

  •
  FCB's board of directors (after consultation with its financial advisors and outside legal counsel) determines in good faith that such proposal may be or could be superior to the Merger for FCB's shareholders and the failure to consider such proposal would likely result in a breach of the fiduciary duties of FCB's board of directors to the shareholders of FCB under applicable law;

  •
  FCB provides any information to MainSource that it intends to provide to a third party; and

  •
  FCB, prior to furnishing such information, has used its best reasonable efforts to enter into a confidentiality agreement with respect to such proposal on customary terms.

        Prior to the Special Meeting of the FCB Shareholders, FCB may change or withhold its recommendation to FCB's shareholders regarding the Merger in response to a superior proposal, if:

  •
  FCB's board of directors determines in good faith, after consultation with its legal and financial advisors, that the failure to do so would be reasonably likely to result in a breach of the fiduciary duties of FCB's board of directors to the shareholders of FCB under applicable law; and

  •
  FCB notifies MainSource that it is prepared to change or withhold its recommendation to FCB's shareholders in response to a superior proposal, and provides MainSource with the most current version of any proposed written agreement or letter of intent relating to the superior proposal, and MainSource fails, within five (5) business days, to make a proposal that would, in the reasonable good faith judgment of the FCB board of directors (after consultation with financial advisors and outside legal counsel) cause the offer that previously constituted a superior proposal to no longer constitute a superior proposal.

        For purposes of the Merger Agreement, the term "superior proposal" means any acquisition proposal relating to FCB or First Capital Bank, or to which FCB or First Capital Bank may become a party, that the FCB board of directors determines in good faith (after having received the advice of its financial advisors and outside legal counsel) to be (i) more favorable to the shareholders and other constituencies of FCB, including but not limited to, from a financial point of view, than the Merger (taking into account all the terms and conditions of the proposal and the Merger Agreement, including the possible $2 million or $500 thousand termination fee) and (ii) reasonably capable of being completed without undue delay.

Conditions to the Merger

        The obligation of MainSource and FCB to consummate the Merger is subject to the satisfaction or waiver, on or before the completion of the Merger, of a number of conditions, including:

  •
  the Merger Agreement must receive the approval of FCB's shareholders and dissenting shares shall represent not more than ten percent (10%) of the outstanding shares of FCB common stock;

  •
  the representations and warranties made by the parties in the Merger Agreement must be true, accurate and correct in all material respects as of the effective date of the Merger unless the inaccuracies do not or will not have a Material Adverse Effect (as defined below) on the party making the representations and warranties.

  •
  For purposes of the Merger Agreement, Material Adverse Effect is defined to mean any effect which is material and adverse to the results of operations, properties, assets, liabilities, conditions (financial or otherwise), prospects, value or business of FCB and its subsidiaries, taken as a whole, or MainSource and its subsidiaries, taken as a whole, or which would materially impair the ability of FCB or MainSource to perform its obligations under the Merger Agreement or otherwise materially threaten or impede the consummation of the Merger and the other transactions contemplated by the Merger Agreement; provided, however, that a Material Adverse Effect shall not include the impact of:

  •
  changes in banking and similar laws of general applicability to banks or their holding companies or interpretations thereof by courts or governmental authorities,

  •
  changes in generally accepted accounting principles or regulatory accounting requirements applicable to banks or their holding companies generally,

  •
  with respect to FCB, effects of any action or omission taken by FCB with the prior written consent of MainSource,

  •
  changes resulting from expenses (such as legal, accounting and investment bankers' fees) incurred in connection with the Merger Agreement or the transactions contemplated therein,

  •
  the impact of the announcement of the Merger Agreement and the transactions contemplated thereby, and compliance with the Merger Agreement on the business, financial condition or results of operations of FCB and its subsidiaries or MainSource and its subsidiaries, and

      •
      the occurrence of any military or terrorist attack within the United States or any of its possessions or offices.

    •
    A change in the trading price of MainSource common stock, by itself, will not be considered to constitute a Material Adverse Effect on MainSource and its subsidiaries, taken as a whole; however, this would not prevent a determination that any effect underlying a decline in the trading price of MainSource common stock has resulted in a Material Adverse Effect.

    •
    Without regard to any other provision of the Merger Agreement, a Material Adverse Effect shall be deemed to have occurred in the event of the imposition of a formal regulatory enforcement action against FCB, First Capital Bank, MainSource, or MainSource Bank following the date of the Merger Agreement which would not be terminated upon the Merger.

  •
  MainSource shall have registered its shares of MainSource common stock to be issued to shareholders of FCB in the Merger with the SEC, and all state securities and blue sky approvals, authorizations and exemptions required to offer and sell such shares shall have been received, the Registration Statement on Form S-4, of which this proxy statement/prospectus is a part, shall have been declared effective by the Securities and Exchange Commission and no stop order suspending the effectiveness of the Registration Statement can have been issued or threatened;

  •
  the shares of MainSource common stock to be issued as part of the Merger must have been approved for listing on the NASDAQ Global Select Market, subject to official notice of issuance;

  •
  all regulatory approvals required to consummate the transactions contemplated by the Merger Agreement shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired and no such approvals shall contain any conditions, restrictions or requirements which the MainSource board of directors reasonably determines in good faith would reduce the benefits of the Merger to such a degree that MainSource would not have entered into the Merger Agreement had such conditions, restrictions or requirements been known; and

  •
  none of MainSource, FCB or First Capital Bank, or any of MainSource's subsidiaries shall be subject to any statute, rule, regulation, injunction, order or decree which prohibits, prevents or makes illegal completion of the Merger, and no material claim, litigation or proceeding shall have been initiated or threatened relating to the Merger Agreement or the Merger.

        The obligation of MainSource to consummate the Merger also is subject to the fulfillment of other conditions, including:

  •
  FCB and First Capital Bank must have performed, in all material respects, all of their covenants and agreements as required by the Merger Agreement at or prior to the effective time of the Merger;

  •
  MainSource must have received from FCB at the closing of the Merger all the items, documents, and other closing deliveries of FCB, in form and content reasonably satisfactory to MainSource, required by the Merger Agreement;

  •
  MainSource must have received an opinion from SmithAmundsen LLC that the Merger constitutes a tax-free "reorganization" within the meaning of Section 368(a) of the Code;

  •
  MainSource must have received a letter of tax advice, in a form satisfactory to MainSource, from FCB's outside, independent certified public accountants, to the effect that any amounts that are paid by FCB or First Capital Bank before the effective time of the Merger, or required under FCB's employee benefit plans or any other agreements or arrangements existing prior to the effective time or the Merger Agreement, to be paid at or after the effective time, to persons who are "disqualified individuals" under Section 280G of the Internal Revenue Code with respect to FCB, First Capital Bank, or their successors, and that otherwise should be allowable as deductions for federal income tax purposes, should not be disallowed as deductions for such purposes by reason of Section 280G of the Code;

  •
  MainSource must have received the written resignation of all of the directors of First Capital Bank as directors of First Capital Bank, and the written resignation of all of the officers of First Capital Bank as officers of First Capital Bank;

  •
  MainSource must have received executed copies of the settlement agreements and cancellation agreements with respect to the stock options of FCB; and

  •
  if requested by MainSource, First Capital Bank must have provided notice of termination of its data processing agreement.

        The obligation of FCB to consummate the Merger also is subject to the fulfillment of other conditions, including:

  •
  MainSource must have performed, in all material respects, all of its covenants and agreements as required by the Merger Agreement at or prior to the effective time of the Merger;

  •
  FCB must have received from MainSource at the closing of the Merger all the items, documents, and other closing deliveries of MainSource, in form and content reasonably satisfactory to FCB, required by the Merger Agreement; and

  •
  FCB must have received an opinion from SmithAmundsen LLC that the Merger constitutes a tax-free "reorganization" within the meaning of Section 368(a) of the Code.

Expenses

        Except as otherwise provided in the Merger Agreement, FCB and MainSource will be responsible for their respective expenses incidental to the Merger.

Employee Benefit Matters

        The Merger Agreement requires MainSource to make available to the officers and employees of FCB and First Capital Bank who continue as employees of MainSource or any subsidiary substantially the same employee benefits, including severance, on substantially the same terms and conditions as MainSource offers to similarly situated officers and employees. FCB and First Capital Bank employees will receive credit, after the Merger, for prior service with FCB, First Capital Bank, or their predecessors for purposes of any applicable eligibility and vesting service requirements under any of MainSource's employee benefit plans. FCB and First Capital Bank employees who become employees of MainSource or any of its subsidiaries will become eligible to participate in MainSource's employee benefit plans as soon as reasonably practicable after the effective time of the Merger, or if later, as of the termination of the corresponding FCB benefit plan. Continuing employees will not be subject to any waiting periods or additional pre-existing condition limitations under such plans of MainSource or its subsidiaries other than those to which they otherwise would have been subject under the dental and health plans of FCB or First Capital Bank. To the extent that the initial period of coverage for continuing employees under any MainSource employee benefit plan is not a full 12-month period of coverage, continuing employees shall be given credit under the applicable plan for any deductibles and co-insurance payments made by such continuing employees under the corresponding FCB plan during the balance of such 12-month period of coverage. If the insurer does not agree to this action, MainSource will take all action necessary to ensure that the Continuing Employees do not lose the value of the deductibles and-insurance payments.

        Immediately prior to the effective time, FCB will terminate all supplemental retirement benefits agreements, and pay in a lump sum on the closing date the amount of such unpaid benefits to those entitled under the agreements.

        As of the effective time, FCB will terminate The First Capital Bank of Kentucky Stock Option Plan.

        After the effective time and when determined in the sole discretion of MainSource, The First Capital Bank of Kentucky 401(k) Plan will be merged with and into the MainSource Financial Group, Inc. 401(k) and Employee Stock Ownership Plan. All account balances maintained under the FCB 401(k) Plan will become fully vested on the day on which the effective time occurs.

        After the effective time, MainSource will continue to maintain all plans of FCB that are employee welfare benefit and cafeteria plans currently in effect at the effective time, until such time as MainSource determines, in its sole discretion, to modify or terminate any or all of those plans. Claims incurred under the employee welfare benefit and cafeteria plans prior to plan termination will be paid in accordance with the applicable plan's claim submission procedures and deadlines.

        All continuing employees shall be subject to MainSource's PTO policy after the effective time. Immediately prior to the effective time, FCB or First Capital Bank (as applicable) will pay all accrued and unused vacation and PTO to all employees of FCB and its subsidiaries as of immediately prior to the effective time, in amounts calculated pursuant to the terms of FCB's vacation and PTO policy (which amounts shall have previously been accrued by FCB prior to the Effective Time).

        After the Merger, MainSource shall provide COBRA continuation coverage for each qualified beneficiary entitled to such coverage under applicable federal law.

Termination

        Subject to conditions and circumstances described in the Merger Agreement, either MainSource or FCB may terminate the Merger Agreement if, among other things, any of the following occur:

  •
  FCB shareholders do not approve the Merger Agreement at the FCB special meeting;

  •
  any governmental authority shall have issued an order, decree, judgment or injunction that permanently restrains, enjoins or otherwise prohibits or makes illegal the consummation of the Merger, and such order shall have become final and non-appealable, or if any consent or approval of a governmental authority whose consent or approval is required to consummate the Merger has been denied, and such denial shall have become final and non-appealable;

  •
  the Merger has not been consummated by September 30, 2017 (provided the terminating party has not breached the Merger Agreement in a manner that caused the failure to consummate the Merger by such date); or

  •
  the respective Boards of Directors of MainSource and FCB mutually agree to terminate the Merger Agreement.

        Additionally, MainSource may terminate the Merger Agreement at any time prior to the effective time of the Merger if any of the following occur:

  •
  any event shall have occurred which is not capable of being cured prior to September 30, 2017 and would result in a condition to the Merger not being satisfied;

  •
  FCB breaches or fails to perform any of its representations, warranties or covenants contained in the Merger Agreement which breach or failure to perform would give rise to the failure of a condition to the Merger, and such condition is not capable of being cured by September 30,

    2017, or has not been cured by FCB within twenty (20) business days after FCB's receipt of written notice of such breach from MainSource;

  •
  there has been a Material Adverse Effect on FCB on a consolidated basis as of the effective time, as compared to that in existence as of December 19, 2016 (the date of the Merger Agreement);

  •
  FCB's board of directors fails to include its recommendation to approve the Merger in the proxy statement/prospectus related to FCB's special shareholders' meeting;

  •
  FCB's board of directors, after receiving an acquisition proposal from a third party, has withdrawn, modified or changed its approval or recommendation of the Merger Agreement and approved or recommended an acquisition proposal with a third party;

  •
  FCB enters into, or publicly announces its intention to enter into, a definitive agreement, agreement in principle or letter of intent with respect to an acquisition proposal;

  •
  except as set forth in the Merger Agreement, if the FCB Board fails to publicly reaffirm its recommendation of the Merger Agreement, the Merger or the other transactions contemplated by Merger Agreement within five (5) business days of a written request by MainSource to provide such reaffirmation; or

  •
  a quorum could not be convened at the meeting of the shareholders of FCB or at a reconvened meeting held at any time on or prior to September 30, 2017.

        FCB may terminate the Merger Agreement at any time prior to the effective time of the Merger if any of the following occur:

  •
  any event shall have occurred which is not capable of being cured prior to September 30, 2017 and would result in a condition to the Merger not being satisfied;

  •
  MainSource breaches or fails to perform any of its representations, warranties or covenants contained in the Merger Agreement which breach or failure to perform would give rise to the failure of a condition to the Merger, and such condition is not capable of being cured by September 30, 2017, or has not been cured by MainSource within twenty (20) business days after MainSource's receipt of written notice of such breach from FCB;

  •
  there has been a Material Adverse Effect on MainSource on a consolidated basis as of the effective time, as compared to that in existence as of December 19, 2016 (the date of the Merger Agreement); or

  •
  FCB intends to enter into an agreement relating to any acquisition proposal relating to FCB or First Capital Bank, or to which FCB or First Capital Bank may become a party, that the FCB board of directors determines in good faith (after having received the advice of its financial advisors and outside legal counsel) to be (i) more favorable to the shareholders and other constituencies of FCB, including but not limited to, from a financial point of view, than the Merger (taking into account all the terms and conditions of the proposal and the Merger Agreement, including the possible $2 million or $500 thousand termination fee), and (ii) reasonably capable of being completed without undue delay; provided, that FCB has (x) not materially breached certain provisions of the Merger Agreement, and (y) complied with its obligation to pay MainSource the termination fee owing under the Merger Agreement for such termination, as described below.

        Additionally, FCB may terminate the Merger Agreement if, at any time during the five-day period commencing on the first date on which all bank regulatory approvals (and waivers, if applicable) necessary for consummation of the Merger have been received (disregarding any waiting period) (the

"Determination Date"), such termination to be effective the tenth day following such date if both of the following conditions are satisfied:

  •
  the average of the daily closing prices of a share of MainSource common stock as reported on the NASDAQ Global Select Market for the twenty (20) consecutive trading days immediately preceding the Determination Date (the "MainSource Market Value") is less than $24.37; and

  •
  the number obtained by dividing the MainSource Market Value by $30.46 (the "Initial MainSource Market Value") is less than the Index Ratio (as defined below) minus 0.15.

  •
  The Index Ratio means the average of the daily closing value of the NASDAQ Bank Index for the twenty consecutive trading days immediately preceding the Determination Date (the "Index") divided by 3,787.84, which is the closing value of the Index on the last business day prior to the date of this Merger Agreement.

  •
  The Initial MainSource Market Value will be adjusted to account for certain transactions involving the stock of MainSource, such as a stock dividend, reclassification or similar transaction between December 19, 2016 (the date of the Merger Agreement) and the Determination Date.

If FCB elects to exercise its termination right, it shall give prompt written notice thereof to MainSource.

        During the five (5) business day period commencing with its receipt of such notice, MainSource shall have the option to pay additional consideration by increasing the Exchange Ratio to equal the lesser of (x) a quotient, the numerator of which is equal to the product of the Initial MainSource Market Value, the Exchange Ratio (as then in effect), and the Index Ratio minus 0.15 and the denominator of which is equal to the MainSource Market Value on the Determination Date; or (y) the quotient determined by dividing the Initial MainSource Market Value by the MainSource Market Value on the Determination Date, and multiplying the quotient by the product of the Exchange Ratio (as then in effect) and 0.80.

        If within such five business day period, MainSource delivers written notice to FCB that it intends to proceed with the Merger by paying such additional consideration, and notifies FCB of the revised Exchange Ratio, then no termination shall have occurred, and the Merger Agreement shall remain in full force and effect in accordance with its terms (except that the Exchange Ratio shall have been so modified).

        Under certain circumstances described in the Merger Agreement, a $2 million or a $500 thousand termination fee may be payable by FCB to MainSource if the Merger Agreement is terminated and the Merger is not consummated. Similarly, under certain circumstances described in the Merger Agreement, a $500 thousand termination fee may be payable by MainSource to FCB if the Merger Agreement is terminated and the Merger is not consummated. See "THE MERGER AGREEMENT—FCB Termination Fee" and "THE MERGER AGREEMENT—MainSource Termination Fee."

FCB Termination Fee

        FCB shall pay MainSource a $2 million termination fee by wire transfer of same day funds concurrently with termination of the Merger Agreement if MainSource terminates the Merger Agreement for any of the following reasons:

  •
  FCB's board of directors fails to include its recommendation to approve the Merger in the proxy statement/prospectus delivered to shareholders;

  •
  FCB's board withdraws, modifies or changes its approval or recommendation of the Merger Agreement;

  •
  FCB's board approves or publicly recommends an acquisition proposal with a third party;

  •
  FCB has entered into or publicly announced an intention to enter into another acquisition proposal; or

  •
  Except as set forth in the Merger Agreement, FCB's board fails to publicly reaffirm its recommendation of the Merger Agreement, the Merger or the other transactions contemplated in the Merger Agreement (except in limited circumstances) within five business days of a written request by MainSource to provide such reaffirmation.

        FCB also shall pay MainSource a $2 million termination fee by wire transfer of same day funds on the earlier of the date FCB enters into the acquisition agreement or consummates the acquisition with a party other than MainSource if the Merger Agreement is terminated for any of the following reasons:

  •
  if either party terminates the Merger Agreement because it is not approved by the requisite vote of the shareholders of FCB at the meeting called for such purpose and, prior to the date of such termination an acquisition proposal was received by FCB and made known to the shareholders of FCB or publicly available, and prior to the date that is twelve months after such termination FCB or First Capital Bank enters into any acquisition agreement with a third party or an acquisition proposal is consummated, provided, however, that in such case FCB shall only be liable to pay MainSource the amount of the termination fee less the amount of any MainSource expenses previously paid to MainSource as contemplated in the Merger Agreement; or

  •
  if either party terminates the Merger Agreement because the consummation of the Merger has not occurred by September 30, 2017 and (A) prior to the date of such termination an acquisition proposal was made by a third party and (B) prior to the date that is twelve months after such termination, FCB or First Capital Bank enters into any acquisition agreement or any acquisition proposal is consummated.

        FCB is also obligated to pay MainSource a $500 thousand termination fee if the Merger Agreement is terminated by MainSource because FCB has breached or failed to perform any of its representations, warranties or covenants contained in the Merger Agreement (except for certain representations and warranties of FCB set forth in the Merger Agreement) which breach or failure to perform would give rise to the failure of a condition to the Merger, and such condition is not capable of being cured by September 30, 2017, or has not been cured by FCB within twenty (20) business days after FCB's receipt of written notice of such breach from MainSource. FCB must pay this termination fee by wire transfer of same day funds concurrently with termination of the Merger Agreement. In the event FCB owes the $2 million termination fee and the $500 thousand termination fee, MainSource shall only be entitled to recover the $2 million termination fee.

MainSource Termination Fee

        MainSource is obligated to pay FCB a $500 thousand termination fee if the Merger Agreement is terminated by FCB because MainSource has breached or failed to perform any of its representations, warranties or covenants contained in the Merger Agreement which breach or failure to perform would give rise to the failure of a condition to the Merger, and such condition is not capable of being cured by September 30, 2017, or has not been cured by MainSource within twenty (20) business days after MainSource's receipt of written notice of such breach from FCB. MainSource must pay this termination fee by wire transfer of same day funds concurrently with termination of the Merger Agreement.

Management and Operations After the Merger

        MainSource's officers and directors serving at the effective time of the Merger shall continue to serve as MainSource's officers and directors until such time as their successors have been duly elected and qualified or until their earlier resignation, death, or removal from office. MainSource's articles of incorporation and bylaws in existence as of the effective time of the Merger shall remain MainSource's articles of incorporation and bylaws following the effective time, until such articles of incorporation and bylaws are further amended as provided by applicable law.

        Following the Merger, the directors of First Capital Bank will consist of the following:

  William G. Barron
  Vincent A. Berta
  Brian G. Karst
  Archie M. Brown
  James M. Anderson

        Immediately following the Merger, the executive officers of First Capital Bank will consist of the following:

Archie M. Brown	—	Chairman and President
James M. Anderson	—	Secretary, Treasurer

        After the merger of MainSource Bank and First Capital Bank, MainSource anticipates that the directors and officers of MainSource Bank immediately prior to the bank merger will continue to be the directors and officers of MainSource Bank after the bank merger, until they resign or until their successors are duly elected and qualified.

Effective Time of Merger

        Unless otherwise mutually agreed to by the parties, the effective time of the Merger will occur on the fifth business day following the fulfillment of all conditions precedent to the Merger and the expiration of all waiting periods in connection with the bank regulatory applications filed for the approval of the Merger. The parties currently anticipate closing the Merger in the second quarter of 2017.

Regulatory Approvals for the Merger

        Under the terms of the Merger Agreement, the Merger cannot be completed until MainSource receives necessary regulatory approvals, which include the approval of the Kentucky Department of Financial Institutions and the Federal Reserve Board. MainSource received the approval of the Federal Reserve Board on March 9, 2017. MainSource has not yet received the approval of the Kentucky Department of Financial Institutions.

Voting Agreements

        As of the record date, the directors of FCB, as a group, owned with power to vote 462,006 shares or approximately 29.6% of the outstanding shares of FCB common stock. In connection with the execution of the Merger Agreement, the directors of FCB each executed a voting agreement pursuant to which each director agreed to vote the shares that are registered in the director's personal name and not in a fiduciary capacity, and to use reasonable efforts to cause all shares owned by such director jointly with another person or by such director's spouse over which the director has voting influence or control, to be voted in favor of the Merger.

NASDAQ Global Select Market Listing

        MainSource common stock currently is listed on the NASDAQ Global Select Market under the symbol "MSFG." The shares to be issued to the FCB shareholders in the Merger will be eligible for trading on the NASDAQ Global Select Market.

Dissenters' Rights of Appraisal

        The following summarizes the provisions of Kentucky law relating to the dissenters rights of shareholders. The provisions of Sections 271B.13-010 through 271B.13-310 of the Kentucky Business Corporation Act (KBCA), which control your right to dissent from the Merger, are attached in full as Annex C to this proxy statement. We urge you to read Annex C in its entirety.

        If the Merger is consummated, any shareholder of record of FCB who objects to the Merger and who fully complies with Sections 271B.13-010 through 271B.13-310 of the KBCA will be entitled to demand and receive payment in cash of an amount equal to the fair value of all, but not less than all, of his or her FCB common shares.

        For the purpose of determining the amount to be received in connection with the exercise of statutory dissenters' rights, the fair value of a dissenting shareholder's FCB common shares equals the value of the shares immediately before the effective date of the Merger, excluding any appreciation or depreciation in anticipation of the Merger.

        Any FCB shareholder desiring to receive payment of the fair value of his or her FCB common shares must:

  •
  deliver to FCB, before the shareholder vote on the Merger agreement, a written notice of his or her intent to demand payment for his or her shares if the Merger is consummated;

  •
  not vote his or her shares in favor of the Merger agreement; and

  •
  demand payment, certify whether the holder acquired beneficial ownership of the shares before the date of the first announcement to news media or to shareholders of the terms of the proposed Merger and deposit his or her stock certificates with FCB in accordance with the terms of a dissenters' notice to be sent to all dissenting shareholders within 10 days after the Merger is consummated.

        Only a shareholder of record may assert dissenters' rights. A beneficial owner of shares held in a voting trust or by a nominee as the record shareholder (as in the case of shares held in a brokerage account) must direct the shareholder of record to assert dissenters' rights on behalf of the beneficial owner unless the right to dissent is granted to the beneficial owner by a nominee certificate on file with a corporation.

        A shareholder of record may assert dissenters' rights as to fewer than all of the shares registered in his or her name only if he or she dissents with respect to all shares beneficially owned by any one beneficial owner and notifies FCB in writing of the name and address of each person on whose behalf he or she asserts dissenters' rights.

        All written communications from shareholders with respect to the exercise of dissenters' rights should be mailed before the Merger is completed to FCB Bancorp, Inc., 293 North Hubbards Lane, Louisville, Kentucky 40207, Attention: Corporate Secretary, and after the Merger is completed to MainSource Financial Group, Inc., 2105 North State Road 3 Bypass, Greensburg, Indiana 47240, Attention: Corporate Secretary. Voting against, abstaining from voting or failing to vote on the proposal to approve the Merger agreement is not enough to satisfy the requirements of the KBCA. You must also comply with all of the conditions relating to the separate written notice of intent to dissent from the Merger, the separate written demand for payment of the fair value of FCB common shares and the deposit of the stock certificates.

        The dissenters' notice sent to dissenting shareholders will:

  •
  specify the dates and place for receipt of the payment demand and the deposit of the FCB stock certificates;

  •
  inform holders of uncertificated shares, if any, to what extent transfer of the shares will be restricted after the payment demand is received;

  •
  supply a form for demanding payment that includes the date of the first public announcement of the terms of the Merger as provided above and requires that the person asserting dissenters' rights certify whether or not he acquired beneficial ownership of the shares before that date;

  •
  set a date by which MainSource must receive the payment demand, which date must not be fewer than 30, nor more than 60 days after the dissenters' notice is delivered; and

  •
  be accompanied by a copy of the dissenters' rights provisions of the KBCA.

        On the later to occur of the date on which the Merger is completed or the date on which MainSource receives a payment demand from a dissenting shareholder who has complied with the statutory requirements, MainSource will pay the dissenter the fair value of his or her shares, plus accrued interest. MainSource's payment will be accompanied by:

  •
  FCB's balance sheet as of the end of a fiscal year ended not more than 16 months before the date of payment, an income statement for that year, a statement of changes in shareholders' equity for that year and the latest available interim financial statements, if any;

  •
  a statement of MainSource's determination of the fair value of the shares;

  •
  an explanation of how the interest was calculated; and

  •
  a statement of the dissenting shareholder's right to demand payment of a different amount under Section 271B.13-280 of the KBCA.

        After the Merger, MainSource may elect to withhold payment from a dissenter who became the beneficial owner of the shares after the date of the first public announcement of the terms of the Merger. If MainSource makes such an election, it must estimate the fair value of the shares, plus accrued interest, and send an offer to the dissenter that includes the estimate of the fair value, an explanation of how the interest was calculated, and a statement of the dissenters' right to demand payment of a different amount under Section 271B.13-280. MainSource must pay the offer amount to each such dissenting shareholder who agrees to accept it in full satisfaction of his or her demand.

        If the dissenting shareholder believes the amount MainSource paid or offered is less than the fair value of the shares or that the interest due is incorrectly calculated, within 30 days after MainSource makes or offers payment for the shares of a dissenting shareholder, the dissenting shareholder must demand payment of his or her own estimate of the fair value of the shares and interest due. If the demand for payment of the different amount under Section 271B.13-280 remains unsettled, then MainSource, within 60 days after receiving the payment demand of a different amount from the dissenting shareholder, must file an action in the Jefferson County, Kentucky circuit court requesting that the fair value of the dissenting shareholder's shares be determined. MainSource must make all dissenting shareholders whose demands remain unsettled parties to the proceeding. If MainSource does not begin the proceeding within the 60-day period, it must pay the amount demanded by each dissenting shareholder whose demand remains unsettled.

        FCB shareholders should note that cash paid to dissenting shareholders in satisfaction of the fair value of their shares will be recognized as gain or loss for federal income tax purposes. See "Material U.S. Federal Income Tax Consequences" beginning on page 79.

        Failure by an FCB shareholder to follow the steps required by the KBCA for perfecting dissenters' rights may result in the loss of such rights. In view of the complexity of these provisions and the requirement that they be strictly followed, if you are considering dissenting from the approval and adoption of the Merger agreement and exercising your dissenters' rights under the KBCA, you should consult your legal advisor.

        Pursuant to the Merger Agreement, MainSource has the right to terminate the Merger Agreement in the event dissenting shares represent more than ten percent (10%) of the outstanding shares of FCB common stock.

INTERESTS OF CERTAIN DIRECTORS AND OFFICERS
OF FCB IN THE MERGER

        When considering the recommendation of the FCB board of directors, you should be aware that some of the employees and directors of FCB and First Capital Bank have interests that are different from, or in conflict with, your interests. The board of directors was aware of these interests when it approved the Merger Agreement. Except as described below, to the knowledge of FCB, the executive officers and directors of FCB do not have any material interest in the Merger apart from their interests as shareholders of FCB.

FCB Option Awards

        Cash Payment for Outstanding Options.    Under the terms of the Merger Agreement, all outstanding and unexercised options to purchase FCB stock will vest in full and be converted automatically into the right to receive an amount of cash equal to the product of the difference (if positive) between (A) the Merger Consideration, and (B) the exercise price of such FCB stock option; multiplied by the number of shares of FCB common stock subject to such FCB stock option. The value of the per share Merger Consideration shall be equal to $7.00 plus 0.9 times the average of the daily closing sales prices of a share of MainSource common stock for the 10 trading days ending on the third business day preceding the Closing Date (the "10 Day Average"). David Hale is the only director or executive officer of FCB who holds options to purchase FCB stock. Assuming the 10 Day Average was $33.00 per share, Mr. Hale would be entitled to the following payment:

Option Shares	10 Day Average	Merger Consideration	Exercise Price	Total Payment
10,000	$33.00	$36.70	$20.00	$167,000

Merger-Related Executive Compensation for FCB's Executive Officers

  Employment Agreements with FCB or First Capital Bank.

        As a condition to execution of the Merger Agreement, but effective as of the effective time, FCB has amended its existing employment agreements to include a commercially reasonable non-solicitation clause and, in the case of H. David Hale and Brian G. Karst, a commercially reasonable noncompetition clause. To the extent necessary, these employment agreements were also amended to provide that in no event may an "excess parachute payment" under Code Section 280G of the Internal Revenue Code be paid under such agreements.

  Employment Agreements with MainSource.

        At the effective time of the Merger, MainSource will offer Brian G. Karst, Executive Vice President of FCB, the position of Senior Vice President—Regional Mortgage Sales Manager. It is anticipated that Mr. Karst will enter into a 18 month employment agreement that provides for (i) an annual base salary of $150,000, (ii) an annual bonus equal to .05% of the total mortgage production of the mortgagee sales team assigned to Mr. Karst, and (iii) personal time and all other benefits and privileges (including health insurance, retirement benefits or other fringe benefits) that MainSource may from time to time provide to employees of Mr. Karst's classification. MainSource has agreed to give appropriate consideration to other senior officers of FCB for potential positions with MainSource.

  Settlement Agreements with MainSource and FCB.

        Prior to the effective time of the Merger, FCB must have obtained from each of the individuals with whom FCB or any of its subsidiaries has an employment agreement a settlement agreement, in a form and with such terms as are mutually agreed to by FCB and MainSource and effective as of the effective time of the Merger, setting forth the method in which the rights under the employment agreements will be settled in the event such individuals are entitled to payment or benefits. Immediately prior to the effective time of the Merger, FCB will terminate the employment agreements and make the payments required under the employment agreements, settlement agreements, or similar agreements, as applicable, including payments relating to a change in control. The approximate amounts payable to executive officers of FCB under such agreements upon the Merger as a result of the change in control are as follows:

Executive Officer/Director of FCB	Change in Control Terms	Estimated Cash Payment
H. David Hale	36 months base salary	$1,085,000
Brian G. Karst	36 months base salary	$849,000
Adam M. Davis	18 months base salary	$234,000

Supplemental Executive Retirement Agreements

        Certain of the employees of FCB are parties to supplemental executive retirement agreements ("SERPs") dated December 31, 2008. In the event of a change in control, the benefits payable to executive officers of FCB under each of the SERPs is accelerated and the present value of the benefits is paid in a lump sum. The approximate amounts payable under such agreements upon the Merger (assuming a closing date of March 1, 2017) are as follows:

Executive	SERP Benefit	Amount Payable Upon the Merger
H. David Hale	$100,000/year for 15 years (monthly installments).	$698,100
Brian G. Karst	$75,000/year for 10 years (monthly installments).	$657,600

Indemnification and Insurance of Directors and Officers

        MainSource has agreed that all rights to indemnification and exculpation from liabilities for acts or omissions occurring prior to the effective time of the Merger existing in favor of current or former directors and officers of FCB and First Capital Bank as provided in the articles of incorporation or by-laws of FCB and First Capital Bank and any existing indemnification agreements or arrangements disclosed to MainSource will survive the Merger and continue in full force and effect in accordance with their terms to the fullest extent permitted by law, and will not be amended, repealed or otherwise modified after the effective time of the Merger in any manner that would adversely affect the rights thereunder of such individuals for acts or omissions occurring or alleged to occur at or prior to the effective time of the Merger.

        In addition, MainSource has agreed to cause FCB's and First Capital Bank's directors and officers to be covered for a period of six years after the effective time of the Merger by FCB's existing directors' and officers' liability insurance policy (or a substitute policy obtained by MainSource having the same coverage and amounts and terms and conditions that are not less advantageous to such directors and officers) with respect to acts or omissions occurring before the effective time of the Merger.

COMPARISON OF THE RIGHTS OF SHAREHOLDERS

        Under the Merger Agreement, FCB shareholders will have the right to exchange their shares of FCB common stock for shares of MainSource common stock, cash or a combination of both. FCB is organized under the laws of the Commonwealth of Kentucky, and the rights of FCB's shareholders are governed by the applicable laws of the Commonwealth of Kentucky, including the Kentucky Business Corporation Act ("KBCA"), and the FCB Articles of Incorporation (the "FCB Articles") and bylaws ("FCB Bylaws"). MainSource is organized under the laws of the State of Indiana, and the rights of MainSource's shareholders are governed by the laws of the State of Indiana, including the Indiana Business Corporation Law ("IBCL"), and MainSource's Amended and Restated Articles of Incorporation (the "MainSource Articles") and Amended and Restated Bylaws (the "MainSource Bylaws"). Upon consummation of the Merger, FCB shareholders will become MainSource shareholders, and the MainSource Articles, the MainSource Bylaws and the IBCL will govern their rights as MainSource shareholders.

        The following discussion is a summary of the material differences between the current rights of MainSource shareholders and the current rights of FCB shareholders, but does not purport to be a complete description of those differences. These differences may be determined in full by reference to the IBCL, the KBCA, the MainSource Articles, the FCB Articles, the MainSource Bylaws, the FCB Bylaws and such other governing documents referenced in this summary of shareholder rights. MainSource and FCB have filed with the SEC and/or made available on their corporate websites their respective governing documents referenced in this summary of shareholder rights and will send copies of these documents to you, without charge, upon your request. See "Where You Can Find More Information" beginning on page 84.

MainSource	FCB
Authorized Capital Stock

MainSource currently is authorized to issue up to 100,000,000 shares of common stock, no par value, of which 24,069,396 shares were outstanding as of December 19, 2016. MainSource also is authorized to issue up to 400,000 shares of preferred stock, no par value. Currently, there are no shares of MainSource preferred stock outstanding. If any series of preferred stock is issued, the MainSource board of directors may fix the designation, powers, preferences and voting, relative participating, optional and other rights, and the qualifications, limitations and restrictions of the shares of that series of preferred stock. Under the IBCL, approval by a majority of the shareholders of MainSource entitled to vote on the amendment is required to increase or decrease the number of authorized shares of MainSource. As of December 31, 2016, MainSource had options to purchase 193,114 shares of common stock issued and outstanding.
FCB currently is authorized to issue up to 2,500,000 shares of common stock, $1.00 par value, of which 1,558,507 shares were outstanding as of December 19, 2016. FCB also is authorized to issue up to 500,000 shares of preferred stock, of which no shares were outstanding as of that date. If any series of preferred stock is issued, the FCB board of directors may fix the preferences, limitations, and relative rights of the preferred stock, or one or more series of preferred stock, before the issuance of any such shares. Under the KBCA, approval by a majority of the shareholders of FCB entitled to vote on the amendment is required to increase or decrease the number of authorized shares of FCB. As of December 31, 2016, FCB had options to purchase 10,000 shares of common stock issued and outstanding.
Voting Rights and Cumulative Voting

Each holder of MainSource common stock generally has the right to cast one vote for each share of MainSource common stock held of record on all matters submitted to a vote of shareholders of MainSource. If MainSource issues shares of preferred stock, the holders of such preferred stock also may possess voting rights. Indiana law permits shareholders to cumulate their votes in the election of directors if the corporation's articles of incorporation so provide. However, the MainSource Articles do not grant cumulative voting rights to the MainSource shareholders.
Each holder of FCB common stock generally has the right to cast one vote for each share of FCB common stock held of record on all matters submitted to a vote of shareholders of FCB. If FCB issues shares of preferred stock, the holders of such preferred stock also may possess voting rights. Kentucky law permits shareholders to cumulate their votes in the election of directors if the corporation's articles of incorporation so provide. However, the FCB Articles do not grant cumulative voting rights to the FCB shareholders.

MainSource	FCB
Dividends

MainSource may pay dividends and make other distributions at such times, in such amounts, to such persons, for such consideration, and upon such terms and conditions as MainSource's board of directors may determine, subject to all statutory restrictions, including banking law restrictions. Under the IBCL, no distribution may be declared or paid if, after giving it effect, (1) the corporation would not be able to pay its debts as they become due in the usual course of business or (2) the corporation's total assets would be less than the sum of its total liabilities plus, unless the articles of incorporation permit otherwise, the amount that would be needed, if the corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the distribution. The board of directors may base a determination regarding the legality of the declaration or payment of a distribution on financial statements prepared on the basis of accounting practices and principles that are reasonable in the circumstances or on a fair valuation or other method that is reasonable in the circumstances.
FCB may pay dividends and make other distributions at such times, in such amounts, to such persons, for such consideration, and upon such terms and conditions as FCB's board of directors may determine, subject to all statutory restrictions, including banking law restrictions. Under the KBCA, no distribution may be declared or paid if, after giving it effect, (1) the corporation would not be able to pay its debts as they become due in the usual course of business or (2) the corporation's total assets would be less than the sum of its total liabilities plus, unless the articles of incorporation permit otherwise, the amount that would be needed, if the corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the distribution. The board of directors may base a determination regarding the legality of the declaration or payment of a distribution on financial statements prepared on the basis of accounting practices and principles that are reasonable in the circumstances or on a fair valuation or other method that is reasonable in the circumstances.
Liquidation

In the event of the liquidation, dissolution, or winding-up of MainSource, the holders of shares of MainSource common stock are entitled to receive, after the payment of or provision of payment for MainSource's debts and other liabilities and of all shares having priority over the common stock, a ratable share of the remaining assets of MainSource.
In the event of the liquidation, dissolution, or winding-up of FCB, the holders of shares of FCB common stock are entitled to receive, after the payment of or provision of payment for FCB's debts and other liabilities and of all shares having priority over the common stock, a ratable share of the remaining assets of FCB.
Preferred Stock

In general, the board of directors of MainSource is authorized to issue preferred stock in series and to fix the designation, powers, preferences and voting, relative participating, optional and other rights, and the qualifications, limitations and restrictions of the shares of each such series. If MainSource were to issue preferred stock, such preferred stock may have a priority rank over MainSource's common stock with respect to dividend rights, liquidation preferences, or both, and may have full or limited voting rights, and the holders of such preferred stock may be entitled to vote as a separate class or series under certain circumstances, regardless of any other voting rights such holders may possess.

In the event of a proposed merger, tender offer or other attempt to gain control of MainSource not approved by the board of directors, it might be possible for the board of directors to authorize the issuance of a series of preferred stock with rights and preferences that would impede the completion of such a transaction. An effect of the possible issuance of preferred stock, therefore, may be to deter a future takeover attempt. The MainSource board of directors does not presently have plans, nor is it subject to any understanding, to issue any preferred stock and does not intend to issue any preferred stock except on terms that the board may deem to be in the best interests of MainSource and its shareholders.

In general, the board of directors of FCB is authorized to issue preferred stock in series and to fix the preferences, limitations, and relative rights of the preferred stock, or one or more series of preferred stock, before the issuance of any such shares. If FCB were to issue preferred stock, such preferred stock may have a priority rank over FCB common stock with respect to dividend rights, liquidation preferences, or both, and may have full or limited voting rights, and the holders of such preferred stock may be entitled to vote as a separate class or series under certain circumstances, regardless of any other voting rights such holders may possess.

In the event of a proposed merger, tender offer or other attempt to gain control of FCB not approved by the board of directors, it might be possible for the board of directors to authorize the issuance of a series of preferred stock with rights and preferences that would impede the completion of such a transaction. An effect of the possible issuance of preferred stock, therefore, may be to deter a future takeover attempt. The FCB board of directors does not presently have plans, nor is it subject to any understanding, to issue any preferred stock and does not intend to issue any preferred stock except on terms that the board may deem to be in the best interests of FCB and its shareholders.

MainSource	FCB
Issuance of Additional Shares

Except in connection with the proposed Merger, and except in connection with administration of existing employee benefits plans, MainSource has no specific plans for the issuance of additional authorized shares of its common stock or for the issuance of any shares of preferred stock. In the future, the authorized but unissued shares of MainSource common and preferred stock will be available for general corporate purposes, including, but not limited to, issuance as stock dividends or in connection with stock splits, issuance in future mergers or acquisitions, issuance under a cash dividend reinvestment and/or stock purchase plan, or issuance in future underwritten or other public or private offerings. Section 23-1-26-2 of the IBCL permits the board of directors of an Indiana corporation to authorize the issuance of additional shares, unless the corporation's articles of incorporation reserve such a right to the corporation's shareholders. Under the MainSource Articles, no shareholder approval will be required for the issuance of these shares. As a result, MainSource's board of directors may issue preferred stock, without shareholder approval, possessing voting and conversion rights that could adversely affect the voting power of MainSource's common shareholders, subject to any restrictions imposed on the issuance of such shares by the NASDAQ Stock Market.
FCB has no specific plans for the issuance of additional authorized shares of its common stock or for the issuance of any shares of preferred stock. Section 271B.6-210 of the KBCA permits the board of directors of a Kentucky corporation to authorize the issuance of additional shares, unless the corporation's articles of incorporation reserve such a right to the corporation's shareholders. The FCB Articles provide that no shareholder approval is required for the issuance of shares. As a result, FCB's board of directors may issue preferred stock, without shareholder approval, possessing voting and conversion rights that could adversely affect the voting power of FCB's common shareholders.
Number of and Restrictions Upon Directors

The MainSource Bylaws state that the number of directors shall be not less than five (5) and not more than fifteen (15), as fixed by resolution of the board of directors from time to time. Each director holds office for the term for which he was elected and until his successor shall be elected and qualified, whichever period is longer, or until his death, resignation, or removal. Neither the MainSource Articles nor the MainSource Bylaws contain any other restrictions on the qualifications of directors, including residency and age restrictions. MainSource has, however, adopted director expectations which dictate that directors will retire upon reaching the age of 70 unless an exception to the expectations is approved by the board. The MainSource Bylaws specifically opt out of the provision in the IBCL providing for staggered terms of directors. The MainSource board of directors is currently composed of eleven (11) directors.

The MainSource Bylaws provide that any vacancy occurring in MainSource's board of directors, including a vacancy created by an increase in the number of directors, shall be filled for the remainder of the unexpired term only by a majority vote of the members of the board of directors of MainSource then in office.

The FCB Bylaws state that the number of directors shall be not less than five (5) and not more than eleven (11), the exact number to be fixed from time to time by the board of directors or the shareholders. Only the shareholders may change the range for the size of the board or change from a fixed to variable-range size board or vice versa. Each director holds office until the next shareholders' meeting at which directors are elected; provided, a director may resign at any time. Neither the FCB Articles nor the FCB Bylaws contain any other restrictions on the qualifications of directors, including residency and age restrictions. The FCB board of directors is currently composed of seven (7) directors.

The FCB Articles requires that when the board of directors consists of nine (9) or more members, the directors shall be divided into three (3) classes, each class to be as nearly equal in number as possible, and that a number of directors, equal to the number of directors in the class whose term expires at the time of the next shareholders' meeting, shall be elected for a term of three (3) years, with one class being elected annually ("Class Provision"). This may have the effect of impeding a change in majority control of the FCB board of directors, as it would take two annual elections to replace a majority of FCB's board of directors.

The FCB Bylaws provide that any vacancy occurring in FCB's board of directors, including a vacancy created by an increase in the number of directors, the board of directors may fill the vacancy or, if the directors remaining in office constitute fewer than a quorum of the board of directors, they may fill the vacancy by the affirmative vote of a majority of all the directors remaining in office. The term of a director elected to fill a vacancy expires at the next shareholders' meeting at which directors are elected. If the Class Provision applies and there is any increase in the number of directors, the additional directors shall be distributed among the several classes as nearly equally as possible.

MainSource	FCB
Removal of Directors

Under Indiana law, directors may be removed in any manner provided in the corporation's articles of incorporation. In addition, the shareholders or directors may remove one or more directors with or without cause, unless the articles of incorporation provide otherwise. Under the MainSource Bylaws, any director or the entire board of directors may be removed, with or without cause, by a vote of the holders of a majority of the shares then entitled to vote at an election of directors. Additionally, any director may be removed, with or without cause, by a vote of the board of directors. Whenever any voting group is entitled to elect one or more directors by the provisions of the MainSource Articles, only the shareholders of that voting group may participate in the vote to remove that director.
Under the KBCA, directors may be removed by the shareholders with or without cause, unless the articles of incorporation provide the director may be removed only for cause. The FCB Articles do not require cause to remove a director. If a director is elected by a voting group, only the shareholders of that voting group may participate in the vote to remove that director.
Special Meetings of the Board of Directors
The MainSource Bylaws provide that special meetings of the board of directors may be called by, or at the request of, the Chairman of the Board, the President of MainSource, or by any two directors.	The FCB Bylaws provide that special meetings of the board of directors may be called by the President of FCB or at the written request of a majority of the directors.
Shareholder Action by Written Consent

The IBCL permits any action required or permitted to be taken at a meeting of shareholders to be taken without a meeting, by unanimous written consent of all shareholders entitled to vote on the matter.
Except as prohibited in the articles of incorporation, the KBCA permits any action required or permitted to be taken at a meeting of shareholders to be taken without a meeting, by unanimous written consent of all shareholders entitled to vote on the matter. The FCB Articles do not provide any restrictions on shareholder action without a meeting.

Additionally, if permitted by the articles of incorporation, the KBCA permits any action required or permitted to be taken at a meeting of shareholders, except election of directors by cumulative voting, to be taken without a meeting, by written consent of at least eighty percent (80%) of the shareholders entitled to vote on the matter. The FCB Articles do not provide shareholders with this right.

Classified Board of Directors

The MainSource Articles do not provide for a division of the MainSource board of directors into classes, and the MainSource Bylaws specifically opt out of the provision in the IBCL providing for staggered terms of directors.
The FCB Articles requires that when the board of directors consists of nine (9) or more members, the directors shall be divided into three (3) classes, each class to be as nearly equal in number as possible, and that a number of directors, equal to the number of directors in the class whose term expires at the time of the next shareholders' meeting, shall be elected for a term of three (3) years, with one class being elected annually.

MainSource	FCB
Advance Notice Requirements for Presentation of Business and Nominations of Directors at Annual Meetings of Shareholders

The MainSource Bylaws provide that, for business to be properly brought before an annual meeting by a shareholder, the shareholder must provide written notice to the Secretary of MainSource not less than 60 nor more than 90 days prior to the meeting; provided, however, that in the event that less than 70 days' notice or prior public disclosure of the date of the meeting is given or made to shareholders, notice by the shareholder to be timely must be so received not later than the close of business on the 10th day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure was made.

The MainSource Bylaws provide that nominations for the election of directors may be made by a nominating committee appointed by the board of directors that consists of at least two independent directors or by any shareholder entitled to vote on the election of directors, subject to the nomination having been made in compliance with certain notice and informational requirements. The MainSource Bylaws state that the Secretary (on behalf of the nominating committee) must receive written notice of any shareholder director nomination not less than 60 nor more than 90 days prior to the meeting; provided, however, that in the event less than 70 days' notice or prior public disclosure of the date of the meeting is given or made to shareholders, notice of the nomination or proposal must be received no later than the tenth day following the day on which notice of the date of the annual meeting was mailed or public disclosure was made.

The FCB Bylaws do not include advance notice requirements for presentation of business or nominations of directors at an annual meeting of shareholders.
Special Meetings of Shareholders

As permitted under the IBCL, the MainSource Bylaws state that special shareholders' meetings may be called by the Chairman of the board of directors or the Chief Executive Officer, and shall be called by the Chairman of the Board at the written request of a majority of the members of the board of directors or upon delivery to MainSource's Secretary of a signed and dated written demand for a special meeting from the holders of at least twenty-five percent (25%) of all the votes entitled to be cast on any issue proposed to be considered at the proposed special meeting.
As permitted under the KBCA, the FCB Bylaws provide that special shareholders' meetings may be called by the President, the board of directors, or upon delivery to FCB's Secretary of one or more signed and dated written demand(s) for a special meeting from the holders of at least thirty-three and one-third percent (33 1/3%) of all the votes entitled to be cast on any issue proposed to be considered at the proposed special meeting.

MainSource	FCB
Indemnification

In general, the MainSource Articles provide that each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit, or proceeding, by reason of the fact that he or she is or was a director or officer of MainSource, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee, or agent, or in any other capacity while serving as a director or officer, shall be indemnified to the fullest extent authorized by the IBCL, against all expense, liability, and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith. However, MainSource is not obligated to indemnify any director or officer with respect to any proceeding in which there is a claim, counterclaim or cross claim asserted directly by MainSource against any such director or officer, or in any proceeding in which a claim, counterclaim or cross claim is asserted by any such director or officer against MainSource and/or any of its directors, officers, employees, or agents.

The IBCL provides that a corporation may indemnify an individual made a party to a proceeding because the individual is or was a director against liability incurred in the proceeding if: (1) the individual's conduct was in good faith; and (2) the individual reasonably believed: (A) in the case of conduct in the individual's official capacity with the corporation, that his or her conduct was in the best interests of the corporation; and (B) in all other cases, that his or her conduct was at least not opposed to the corporation's best interest. In the case of any criminal proceeding, the individual either: had reasonable cause to believe his or her conduct was lawful or had no reasonable cause to believe his or her conduct was unlawful.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling MainSource pursuant to the foregoing provisions, MainSource has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

The FCB Articles provide that each executive officer and director of FCB shall be indemnified and advanced expenses by FCB with respect to all threatened, pending, or completed actions, suits, or proceedings in which that person was, is, or is threatened to be made a named defendant or respondent because he is or was a director or executive officer of FCB; provided, however, FCB is only required to indemnify and advance expenses in connection with proceedings arising from that person's conduct in his official capacity with FCB and to the extent permitted by the KBCA, as amended.

The KBCA provides that a corporation may indemnify an individual made a party to a proceeding because he is or was a director against liability incurred in the proceeding if: (a) he conducted himself in good faith; and (b) he honestly believed: (1) in the case of conduct in his official capacity with the corporation, that his conduct was in the best interests of the corporation; and (2) in all other cases, that his conduct was at least not opposed to the corporation's best interest. In the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful. In any event, a corporation may not indemnify a director under KRS § 271B.8-510: (a) in connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation; or (b) in connection with any other proceeding charging improper personal benefit to him, whether or not involving action in his official capacity, in which he was adjudged liable on the basis that personal benefit was improperly received by him. Further, indemnification permitted under KRS § 271B.8-510 in connection with a proceeding by or in the right of the corporation is limited to reasonable expenses incurred in connection with the proceeding.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling FCB pursuant to the foregoing provisions, FCB has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

Limitation of Liability

The IBCL provides that a director is not liable for any action taken as a director, or any failure to act, unless the director has breached or failed to perform the duties of the director's office in compliance with the IBCL and the breach or failure to perform constitutes willful misconduct or recklessness.
As permitted by the KBCA, the FCB Articles provide that no director of FCB will be personally liable to FCB or its shareholders for monetary damages for breach of the director's duties as a director; provided, that the foregoing does not eliminate or limit the liability of a director for: (a) any transaction in which the director's personal financial interest is in conflict with the financial interest of FCB or its shareholders; (b) acts or omissions not in good faith or which involve intentional misconduct or are known to the director to be a violation of law; (c) any vote for or assent to an unlawful distribution to shareholders prohibited under KRS § 271B.8-330; or (d) any transaction from which the director derived an improper personal benefit. In addition, the KBCA provides that any action taken as a director, or any failure to take any action as a director, shall not be the basis for monetary damages or injunctive relief unless: (a) the director has breached or failed to perform the duties of the director's office in compliance with the KBCA; and (b) in the case of an action for monetary damages, the breach or failure to perform constitutes willful misconduct or wanton or reckless disregard for the best interests of the corporation and its shareholders.

MainSource	FCB
Additional Restrictions on Directors

The IBCL allows a director to have a direct or indirect interest in a transaction with MainSource if any of the following circumstances have been established: (i) the transaction was fair to MainSource; (ii) the material facts of the transaction and the director's interest were disclosed or known to the board of directors or a committee of the board and the board of directors or committee authorized, approved or ratified the transaction; or (iii) the material facts of the transaction and the director's interest were disclosed or known to the shareholders entitled to vote and they authorized, approved or ratified the transaction.

A transaction is authorized, approved or ratified under clause (ii) above if it received the affirmative vote of the majority of the directors on the board or the committee who had no interest in the transaction, but a transaction may not be authorized, approved or ratified by a single director.

For purposes of the shareholder vote to authorize, approve or ratify a transaction under clause (iii) above, shares owned by or voted under the control of the interested director may be counted in the vote, including those shares owned by or voted under the control of an entity in which the director (a) has a material financial interest; (b) is a general partner; and (c) is a director, officer, or trustee.

The KBCA permits a director to have a direct or indirect interest in a transaction with FCB if any of the following is true: (a) the material facts of the transaction and the director's interest were disclosed or known to the board of directors or a committee of the board of directors and the board of directors or committee authorized, approved, or ratified the transaction; (b) the material facts of the transaction and the director's interest were disclosed or known to the shareholders entitled to vote and they authorized, approved, or ratified the transaction; or (c) the transaction was fair to FCB.

For purposes of clause (a) above, a transaction will be considered authorized, approved, or ratified if it receives the affirmative vote of a majority of the directors on the board of directors or the committee who had no interest in the transaction, but a transaction cannot be authorized, approved, or ratified by a single director.

For purposes of clause (b) above, a transaction will be considered authorized, approved, or ratified if it receives the vote of a majority of the shares entitled to be counted. Shares owned by or voted under the control of a director who has an interest in the transaction, and shares owned by or voted under the control of an entity in which the director has a material financial interest or in which he is a general partner, may not be counted in a vote of shareholders to determine whether to authorize, approve, or ratify a transaction (but will be counted when determining whether the transaction is approved under other sections of the KBCA).

Preemptive Rights
Although permitted by the IBCL, the MainSource Articles do not provide for preemptive rights to subscribe for any new or additional common stock or other securities of the respective entity.	Although permitted by the KBCA, the FCB Articles do not provide for preemptive rights to subscribe for any new or additional common stock or other securities of the respective entity.
Appraisal Rights of Dissenting Shareholders

The IBCL provides shareholders of an Indiana corporation that is involved in certain mergers, share exchanges, sales or exchanges of all or substantially all of its property, the approval of a control share acquisition, an election to become a benefit corporation, or other actions taken pursuant to a shareholder vote to the extent the articles of incorporation, bylaws, or a resolution of the board of directors provides that shareholders are entitled to dissent, the right to dissent from that action and obtain payment of the fair value of their shares. However, dissenters' rights are not available to holders of shares listed on a national securities exchange, such as the New York Stock Exchange, the NASDAQ Stock Market, or similar exchange. Accordingly, since the shares of MainSource are traded on the NASDAQ Stock Market, no dissenters' rights are available to MainSource shareholders.

The KBCA provides that shareholders have the right to dissent from the following transactions involving a Kentucky corporation and obtain payment of the fair value of their shares:

•

certain mergers and share exchanges,

•

sales or exchanges of all or substantially all of the corporation's property,

•

conversions into another form of entity,

•

certain amendments to the articles of incorporation,

•

transactions subject to KRS § 271B.12-210 or exempted by KRS § 271B.12-220(2), or

•

other actions taken pursuant to a shareholder vote to the extent the articles of incorporation, bylaws, or a resolution of the board of directors provides that shareholders are entitled to dissent.

MainSource	FCB
Amendment of Articles of Incorporation and Bylaws

The IBCL generally requires the approval of at least a majority of a quorum of shareholders present at a shareholders' meeting (and, in certain cases, a majority of all shares held by any voting group entitled to vote) for amendments to an Indiana corporation's articles of incorporation. Amendments to the MainSource Articles must be approved by a majority vote of MainSource's board of directors and also by a majority vote of the outstanding shares of MainSource's voting stock.

The MainSource Bylaws may be amended or repealed by a vote of a majority of the entire board directors of MainSource. The MainSource Bylaws may not be amended or repealed by the shareholders of MainSource.

Under the KBCA, certain amendments to a corporation's articles of incorporation require shareholder approval. A corporation's board of directors may propose one (1) or more amendments to the articles of incorporation to the shareholders. Unless the board of directors determines it should make no recommendation, the board of directors must recommend the amendment to the shareholders. Unless the KBCA, the articles of incorporation, or the board of director requires a greater vote, the amendment will be approved if the votes cast favoring the amendment exceeds the votes cast opposing the amendment within each voting group entitled to vote; provided, however, if the amendment would entitle the shareholders within the voting group to dissenters' rights, the amendment must be approved by a majority of the votes entitled to be cast on the amendment within the voting group. The FCB Articles do not require a greater vote than what is required under the KBCA.

The FCB Bylaws can be amended or repealed by the board of directors (except where the KBCA reserve this power exclusively to the shareholders) or shareholders of FCB.

Limitations on Significant Shareholders

Neither the MainSource Articles nor the MainSource Bylaws contain limitations on voting by significant shareholders.

Certain Business Combinations. Sections 23-1-43-1 to 23-1-43-23 of the IBCL restrict the ability of a "resident domestic corporation" to engage in any combinations with an "interested shareholder" for five years after the interested shareholder's date of acquiring shares unless the combination or the purchase of shares by the interested shareholder on the interested shareholder's date of acquiring shares is approved by the board of directors of the resident domestic corporation before that date. If the combination was not previously approved, the interested shareholder may effect a combination after the five-year period only if such shareholder receives approval from a majority of the disinterested shares or the offer meets certain fair price criteria. For purposes of the above provisions, "resident domestic corporation" means an Indiana corporation that has 100 or more shareholders. "Interested shareholder" means any person, other than the resident domestic corporation or its subsidiaries, who is (1) the beneficial owner, directly or indirectly, of 10% or more of the voting power of the outstanding voting shares of the resident domestic corporation or (2) an affiliate or associate of the resident domestic corporation and at any time within the five-year period immediately before the date in question was the beneficial owner of 10% or more of the voting power of the then outstanding shares of the resident domestic corporation. The above provisions do not apply to corporations that so elect in an amendment to their articles of incorporation approved by a majority of the disinterested shares. Such an amendment, however, would not become effective until 18 months after its passage and would apply only to stock acquisitions occurring after its effective date. The MainSource Articles do not exclude MainSource from the restrictions imposed by such provisions.

Neither the FCB Articles nor the FCB Bylaws contain limitations on voting by significant shareholders.

Certain Business Combinations. Sections 271B.12-200 through 271B.12-230 of the KBCA prohibit a Kentucky corporation from engaging in a business combination with a 10% or greater shareholder or its affiliate or associate for five years following the acquisition of such 10% or greater stake, unless the board, by a majority vote of the continuing directors, approves the combination prior to the 10% or greater acquisition. If not previously approved by the board, the 10% or greater shareholder or its affiliate or associate may effect a business combination only after the expiration of a five-year period and then only with the approval of 80% of the outstanding shares and two-thirds of the outstanding shares not owned by the 10% or greater shareholder, or if the aggregate amount of the offer meets certain fair price requirements. The Kentucky Business Combination Act does not apply to bank holding companies or to a corporation with fewer than 500 beneficial owners of its stock unless the corporation amends its articles of incorporation to provide that the corporation will be subject to the requirements of the Kentucky Business Combination Act. FCB has not amended the FCB Articles to make an election to be governed by the Kentucky Business Combination Act.

MainSource	FCB

Control Share Acquisitions. Under Sections 23-1-42-1 to 23-1-42-11 of the IBCL, an "acquiring person" who makes a "control share acquisition" in an "issuing public corporation" may not exercise voting rights on any "control shares" unless such voting rights are conferred by a majority vote of the disinterested shareholders of the issuing corporation at a special meeting of such shareholders held upon the request and at the expense of the acquiring person. In the event that control shares acquired in a control share acquisition are accorded full voting rights and the acquiring person acquires control shares with a majority or more of all voting power, all shareholders of the issuing corporation have dissenters' rights to receive the fair value of their shares.

Under the IBCL, "control shares" means shares acquired by a person that, when added to all other shares of the issuing public corporation owned by that person or in respect to which that person may exercise or direct the exercise of voting power, would otherwise entitle that person to exercise voting power of the issuing public corporation in the election of directors within any of the following ranges (a) one-fifth or more but less than one-third; (b) one-third or more but less than a majority; or (c) a majority or more. "Control share acquisition" means, subject to certain exceptions, the acquisition, directly or indirectly, by any person of ownership of, or the power to direct the exercise of voting power with respect to, issued and outstanding control shares. Shares acquired within 90 days or under a plan to make a control share acquisition are considered to have been acquired in the same acquisition.

"Issuing public corporation" means a corporation which is organized in Indiana, has 100 or more shareholders, its principal place of business, its principal office or substantial assets within Indiana and either (a) more than 10% of its shareholders resident in Indiana, (b) more than 10% of its shares owned by Indiana residents or (c) 10,000 shareholders resident in Indiana.

The above provisions do not apply if, before a control share acquisition is made, the corporation's articles of incorporation or by-laws (including a board adopted by-law) provide that they do not apply. The MainSource Articles and MainSource Bylaws do not exclude MainSource from the restrictions imposed by such provisions.

DESCRIPTION OF CAPITAL STOCK OF MAINSOURCE

        The following discussion describes the more important terms of the MainSource capital stock. This description is only a summary and is qualified in its entirety by reference to the MainSource Articles and MainSource Bylaws which are incorporated by reference in this proxy statement/prospectus.

General

        The MainSource authorized capital stock consists of 100 million shares of common stock, no par value, and 400,000 shares of preferred stock, no par value. As of December 19, 2016, MainSource had 24,069,396 shares of common stock outstanding and no shares of preferred stock outstanding.

Common Stock

        Each holder of MainSource common stock is entitled to one vote per share of record on all matters to be voted upon by the shareholders. MainSource shareholders do not have cumulative voting rights in the election of directors or any other matter. Except as otherwise required by law, any question brought before any meeting of shareholders at which a quorum is present will be decided by the vote of a majority of the shares of common stock represented and entitled to vote at the meeting. Subject to the preferential rights of the holders of any preferred stock that may at the time be outstanding, each share of common stock entitles the holder thereof to an equal and ratable right to receive dividends when, if and as declared from time to time by the board of directors out of legally available funds.

        In the event of the liquidation, dissolution or winding up of MainSource, the holders of common stock are entitled to share ratably in all assets remaining after payments to creditors and after satisfaction of the liquidation preference, if any, of the holders of any preferred stock that may at the time be outstanding. Holders of MainSource common stock have no preemptive or redemption rights and are not be subject to further calls or assessments. All shares of MainSource common stock issued and sold to date are fully paid and nonassessable.

Preferred Stock

        MainSource's authorized preferred stock is available for issuance from time to time at the discretion of the board of directors of MainSource without shareholder approval. The board of directors has the authority to prescribe for each series of preferred stock it establishes the number of shares in that series, the number of votes (if any) to which the shares in that series are entitled, the consideration for the shares in that series, and the designations, powers, preferences and other rights, qualifications, limitations or restrictions of the shares in that series. Depending upon the rights prescribed for a series of preferred stock, the issuance of preferred stock could have an adverse effect on the voting power of the holders of common stock and could adversely affect holders of common stock by delaying or preventing a change in control, making removal of the present management of MainSource more difficult or imposing restrictions upon the payment of dividends and other distributions to the holders of MainSource common stock.

Authorized but Unissued Shares

        Indiana law does not require shareholder approval for any issuance of authorized shares. Authorized but unissued shares may be used for a variety of corporate purposes, including future public or private offerings to raise additional capital or to facilitate corporate acquisitions. One of the effects of the existence of authorized but unissued shares may be to enable the board of directors to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of MainSource by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of the management of MainSource and possibly deprive the shareholders of opportunities to sell their shares of common stock at prices higher than prevailing market prices.

Certain Provisions of Restated Articles of Incorporation and Amended and Restated Bylaws

        Certain provisions of the MainSource Articles and MainSource Bylaws may delay or make more difficult unsolicited acquisitions or changes of control. Such provisions could have the effect of discouraging third parties from making proposals involving an unsolicited acquisition or change in control, although such proposals, if made, might be considered desirable by a majority of the MainSource shareholders. Such provisions may also have the effect of making it more difficult for third parties to cause the replacement of the current management of MainSource without the concurrence of the board of directors. These provisions include:

  •
  the availability of authorized but unissued shares of stock for issuance from time to time at the discretion of the board of directors;

  •
  provisions requiring the participation of 25% of the voting power of the outstanding common stock in order for the shareholders to demand the calling of a special meeting of shareholders; and

  •
  requirements for advance notice for raising business or making nominations at shareholders' meetings.

        The MainSource Bylaws establish an advance notice procedure with regard to business to be brought before an annual or special meeting of MainSource shareholders and with regard to the nomination of candidates for election as directors, other than by or at the direction of the board of directors. Although the MainSource Bylaws do not give the board of directors any power to approve or disapprove shareholder nominations for the election of directors or proposals for action, they may have the effect of precluding a contest for the election of directors or the consideration of shareholder proposals if the established procedures are not followed, and of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of directors or to approve its proposal without regard to whether consideration of such nominees or proposals might be harmful or beneficial to MainSource and its shareholders.

Certain Provisions of Indiana Law

        The IBCL applies to MainSource as an Indiana corporation. Under certain circumstances, the following provisions of the IBCL may discriminate against existing or prospective holders of MainSource stock as a result of such holder owning a substantial amount of securities.

        Control Share Acquisitions.    Under Sections 23-1-42-1 to 23-1-42-11 of the IBCL, an "acquiring person" who makes a "control share acquisition" in an "issuing public corporation" may not exercise voting rights on any "control shares" unless such voting rights are conferred by a majority vote of the disinterested shareholders of the issuing corporation at a special meeting of such shareholders held upon the request and at the expense of the acquiring person. In the event that control shares acquired in a control share acquisition are accorded full voting rights and the acquiring person acquires control shares with a majority or more of all voting power, all shareholders of the issuing corporation have dissenters' rights to receive the fair value of their shares.

        Under the IBCL, "control shares" means shares acquired by a person that, when added to all other shares of the issuing public corporation owned by that person or in respect to which that person may exercise or direct the exercise of voting power, would otherwise entitle that person to exercise voting power of the issuing public corporation in the election of directors within any of the following ranges (a) one-fifth or more but less than one-third; (b) one-third or more but less than a majority; or (c) a majority or more. "Control share acquisition" means, subject to certain exceptions, the acquisition, directly or indirectly, by any person of ownership of, or the power to direct the exercise of voting power with respect to, issued and outstanding control shares. Shares acquired within 90 days or under a plan to make a control share acquisition are considered to have been acquired in the same acquisition.

        "Issuing public corporation" means a corporation which is organized in Indiana, has 100 or more shareholders, its principal place of business, its principal office or substantial assets within Indiana and either (a) more than 10% of its shareholders resident in Indiana, (b) more than 10% of its shares owned by Indiana residents or (c) 10,000 shareholders resident in Indiana.

        The above provisions do not apply if, before a control share acquisition is made, the corporation's articles of incorporation or by-laws (including a board adopted by-law) provide that they do not apply. The MainSource Articles and MainSource Bylaws do not exclude MainSource from the restrictions imposed by such provisions.

        Certain Business Combinations.    Sections 23-1-43-1 to 23-1-43-23 of the IBCL restrict the ability of a "resident domestic corporation" to engage in any combinations with an "interested shareholder" for five years after the interested shareholder's date of acquiring shares unless the combination or the purchase of shares by the interested shareholder on the interested shareholder's date of acquiring shares is approved by the board of directors of the resident domestic corporation before that date. If the combination was not previously approved, the interested shareholder may effect a combination after the five-year period only if such shareholder receives approval from a majority of the disinterested shares or the offer meets certain fair price criteria. For purposes of the above provisions, "resident domestic corporation" means an Indiana corporation that has 100 or more shareholders. "Interested shareholder" means any person, other than the resident domestic corporation or its subsidiaries, who is (1) the beneficial owner, directly or indirectly, of 10% or more of the voting power of the outstanding voting shares of the resident domestic corporation or (2) an affiliate or associate of the resident domestic corporation and at any time within the five-year period immediately before the date in question was the beneficial owner of 10% or more of the voting power of the then outstanding shares of the resident domestic corporation. The above provisions do not apply to corporations that so elect in an amendment to their articles of incorporation approved by a majority of the disinterested shares. Such an amendment, however, would not become effective until 18 months after its passage and would apply only to stock acquisitions occurring after its effective date. The MainSource Articles do not exclude MainSource from the restrictions imposed by such provisions.

RESTRICTIONS ON UNSOLICITED CHANGES IN CONTROL
(ANTI-TAKEOVER PROTECTIONS)

        State Law.    Several provisions of the IBCL could affect the ability of a third party to acquire shares of MainSource common stock or otherwise affect the control of MainSource. Chapter 43 of the IBCL prohibits certain business combinations, including mergers, sales of assets, recapitalizations, and reverse stock splits, between corporations such as MainSource (assuming that either company has over 100 shareholders) and an interested shareholder for five years following the date on which the shareholder obtained 10% ownership, unless the acquisition was approved in advance of that date by the board of directors of the company. If prior approval is not obtained, several price and procedural requirements must be met before the business combination can be completed. For more information, see the section entitled "Description of Capital Stock of MainSource—Certain Provisions of Indiana Law" beginning on page 77.

        In addition, the IBCL contains provisions designed to assure that minority shareholders have some say in their future relationship with Indiana corporations in the event that a person makes a tender offer for, or otherwise acquires, shares giving that person more than 20%, 33 1/3%, and 60% of the outstanding voting securities of corporations having 100 or more shareholders (the "Control Share

Acquisition Statute"). For more information, see the section entitled "Description of Capital Stock of MainSource—Certain Provisions of Indiana Law" beginning on page 77.

        The IBCL specifically authorizes Indiana corporations to issue options, warrants, or rights for the purchase of shares or other securities of the corporation or any successor in interest of the corporation. These options, warrants, or rights may, but need not be, issued to shareholders on a pro rata basis.

        The IBCL specifically authorizes directors, in considering the best interests of a corporation, to consider the effects of any action on shareholders, employees, suppliers, and customers of the corporation, and communities in which offices or other facilities of the corporation are located, and any other factors the directors consider relevant. Under the IBCL, directors are not required to approve a proposed business combination or other corporate action if the directors determine in good faith that such approval is not in the best interests of the corporation. In addition, the IBCL states that directors are not required to redeem any rights under, or render inapplicable, a shareholder rights plan or to take or decline to take any other action solely because of the effect such action might have on a proposed change of control of the corporation or the amounts to be paid to shareholders upon such a change of control. The IBCL explicitly provides that the different or higher degree of scrutiny imposed in Delaware and certain other jurisdictions upon director actions taken in response to potential changes in control will not apply.

        In taking or declining to take any action or in making any recommendation to a corporation's shareholders with respect to any matter, directors are authorized under the IBCL to consider both the short-term and long-term interests of the corporation as well as interests of other constituencies and other relevant factors. Any determination made with respect to the foregoing by a majority of the disinterested directors shall conclusively be presumed to be valid unless it can be demonstrated that such determination was not made in good faith.

        Because of the foregoing provisions of the IBCL, the board of directors of MainSource has flexibility in responding to unsolicited proposals to acquire MainSource, and accordingly it may be more difficult for an acquirer to gain control of MainSource in a transaction not approved by the board of directors.

        Federal Limitations.    Subject to certain limited exceptions, the Bank Holding Company Act and the Change in Bank Control Act, together with related regulations, require the approval of the Federal Reserve Board prior to any person or company acquiring "control" of a bank holding company. Control is conclusively presumed to exist if an individual or company acquires 25% or more of any class of voting securities of the bank holding company. Control is rebuttably presumed to exist if a person or company acquires 10% or more, but less than 25%, of any class of voting securities and either the bank holding company has registered securities under Section 12 of the Securities Exchange Act of 1934 or no other person owns a greater percentage of that class of voting securities immediately after the transaction.

        For additional information about the provisions of the MainSource Articles and Bylaws and the FCB Articles and Bylaws intended to protect, or which may have effect of protecting, the respective parties against unsolicited changes in control, see "Comparison of the Rights of Shareholders" beginning on page 67.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

Material Tax Consequences of the Merger

        The following summary discusses SmithAmundsen LLC's opinion as to the material anticipated U.S. federal income tax consequences of the Merger applicable to a holder of shares of FCB common stock who surrenders all of the shareholder's common stock for shares of MainSource common stock and cash in the Merger. This discussion is based upon the Code, Treasury Regulations, judicial authorities, published positions of the Internal Revenue Service ("IRS"), and other applicable authorities, all as in effect on the date of this document and all of which are subject to change or differing interpretations (possibly with retroactive effect). This discussion is limited to U.S. residents and citizens who hold their shares as capital assets for U.S. federal income tax purposes within the meaning of Section 1221 of the Code. This discussion does not cover all U.S. federal income tax consequences of the Merger and related transactions that may be relevant to holders of shares of FCB common stock. This discussion also does not address all of the tax consequences that may be relevant to a particular person or the tax consequences that may be relevant to persons subject to special treatment under U.S. federal income tax laws (including, among others, tax-exempt organizations, dealers in securities or foreign currencies, banks, insurance companies, financial institutions or persons who hold their shares of FCB common stock as part of a hedge, straddle, constructive sale or conversion transaction, persons whose functional currency is not the U.S. dollar, persons that are, or hold their shares of FCB common stock through, partnerships or other pass-through entities, or persons who acquired their shares of FCB common stock through the exercise of an employee stock option or otherwise as compensation). In addition, this discussion does not address any aspects of state, local, non-U.S. taxation or U.S. federal taxation other than income taxation. No ruling has been requested from the IRS regarding the U.S. federal income tax consequences of the Merger. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the U.S. federal income tax consequences set forth below.

        FCB shareholders are urged to consult their tax advisors as to the U.S. federal income tax consequences of the Merger, as well as the effects of state, local, non-U.S. tax laws and U.S. tax laws other than income tax laws.

        Opinion Conditions.    It is a condition to the obligations of MainSource and FCB that each receives an opinion of SmithAmundsen LLC to the effect that the Merger will constitute a tax-free "reorganization" for U.S. federal income tax purposes within the meaning of Section 368(a) of the Code except to the extent cash is received as part of the Merger Consideration. MainSource and FCB both expect to be able to obtain the tax opinions if, as expected:

  •
  each of MainSource and FCB are able to deliver customary representations to SmithAmundsen LLC; and

  •
  there is no adverse change in U.S. federal income tax law.

        The opinions of each party's tax counsel will not be binding on the IRS or any court.

        In addition, in connection with the filing of the registration statement of which this proxy statement/prospectus forms a part, SmithAmundsen LLC, delivered its opinion to MainSource, dated as of the date of this proxy statement/prospectus that the Merger will qualify as a tax-free "reorganization" within the meaning of Section 368(a) of the Code except to the extent cash is received as part of the Merger Consideration. Such opinion was rendered on the basis of facts, representations and assumptions set forth or referred to in such opinions and factual representations contained in certificates of officers of MainSource and FCB, all of which must continue to be true and accurate in all material respects as of the effective time of the Merger.

        If any of the representations delivered by MainSource or FCB to SmithAmundsen LLC or assumptions upon which the opinions are based are inconsistent with the actual facts, the tax consequences of the Merger could be adversely affected. The determination by tax counsel as to whether the proposed Merger will be treated as a tax-free "reorganization" within the meaning of Section 368(a) of the Code will depend upon the facts and law existing at the effective time of the proposed Merger.

        Exchange for MainSource Common Stock and Cash.    A FCB shareholder who receives a combination of MainSource common stock and cash in exchange for his or her FCB common stock will not be permitted to recognize any loss for federal income tax purposes. Such a shareholder will recognize gain, if any, equal to the lesser of (1) the amount of cash received or (2) the amount of gain "realized" in the transaction. The amount of gain a FCB shareholder "realizes" will equal the amount by which (a) the cash plus the fair market value of MainSource common stock received at the effective time of the Merger exceeds (b) the shareholder's basis in the FCB common stock to be surrendered in the exchange for the cash and MainSource common stock. Any recognized gain could be taxed as a capital gain or a dividend, as described below in "Possible Dividend Treatment." The tax basis of the shares of MainSource common stock received by such FCB shareholder will be the same as the basis of the shares of FCB common stock surrendered in exchange for the shares of MainSource common stock, adjusted as provided in Section 358(a) of the Code for the gain recognized and/or cash received in exchange for FCB common stock. If a FCB shareholder purchased or acquired FCB common stock on different dates or at different prices, then, solely for purposes of determining the basis of the MainSource common stock received in the Merger, such shareholder may designate which share of MainSource common stock is received in exchange for each particular share of FCB common stock. The holding period for shares of MainSource common stock received by such FCB shareholder will include such shareholder's holding period for the FCB common stock surrendered in exchange for the MainSource common stock, provided that such shares were held as capital assets of the shareholder at the effective time of the Merger.

        A FCB shareholder's federal income tax consequences will also depend on whether his or her shares of FCB common stock were purchased at different times at different prices. If they were, the FCB shareholder could realize gain with respect to some of the shares of FCB common stock and loss with respect to other shares. Such FCB shareholder would have to recognize such gain to the extent such shareholder receives cash with respect to those shares in which the shareholder's adjusted tax basis is less than the amount of cash plus the fair market value at the effective time of the Merger of the MainSource common stock received, but could not recognize loss with respect to those shares in which the FCB shareholder's adjusted tax basis is greater than the amount of cash plus the fair market value at the effective time of the Merger of the MainSource common stock received. Any disallowed loss would be included in the adjusted basis of the MainSource common stock. Such a FCB shareholder is urged to consult his or her own tax advisor respecting the tax consequences of the Merger to that shareholder.

        Possible Dividend Treatment.    In certain circumstances, a FCB shareholder may receive dividend income, rather than capital gain, treatment on all or a portion of the gain recognized by that shareholder if the receipt of cash "has the effect of the distribution of a dividend." The determination of whether a cash payment has such effect is based on a comparison of the FCB shareholder's proportionate interest in MainSource after the Merger with the proportionate interest the shareholder would have had if the shareholder had received solely MainSource common stock in the Merger. This could happen because of the shareholder's purchase (or the purchase by a family member) of additional MainSource common stock or a repurchase of shares by MainSource. For purposes of this comparison, the FCB shareholder may be deemed to constructively own shares of MainSource common stock held by certain members of the shareholder's family or certain entities in which the shareholder has an ownership or beneficial interest and certain stock options may be aggregated with the shareholder's shares of MainSource common stock. The amount of the cash payment that may be treated as a dividend is limited to the shareholder's ratable share of the accumulated earnings and profits of FCB at the effective time of the Merger. Any gain that is not treated as a dividend will be taxed as a capital gain, provided that the shareholder's shares were held as capital assets at the effective time of the Merger. Because the determination of whether a cash payment will be treated as having the effect of a dividend depends primarily upon the facts and circumstances of each FCB shareholder, shareholders are urged to consult their own tax advisors regarding the tax treatment of any cash received in the Merger.

        Cash in Lieu of Fractional Shares.    A FCB shareholder who holds FCB common stock as a capital asset and who receives in the Merger, in exchange for such stock, cash in lieu of a fractional share interest in MainSource common stock will be treated as having received such cash in full payment for such fractional share of stock.

        Backup Withholding.    Unless an exemption applies under the backup withholding rules of Section 3406 of the Code, the exchange agent shall be required to withhold, and will withhold, 28% of any cash payments to which a FCB shareholder is entitled pursuant to the Merger, unless the FCB shareholder signs the substitute IRS Form W-9 enclosed with the letter of transmittal sent by the exchange agent. Unless an applicable exemption exists and is proved in a manner satisfactory to the exchange agent, this completed form provides the information, including the FCB shareholder's taxpayer identification number, and certification necessary to avoid backup withholding.

        Net Investment Income Tax.    In certain circumstances, a FCB shareholder may be subject to the net investment income tax imposed by Section 1411 of the Code. The net investment income tax applies at a rate of 3.8% to certain net investment income of individuals, estate and trusts that have income above the statutory threshold amounts. Because the determination of whether the net investment income tax applies depends on the facts and circumstance of each FCB shareholder, FCB shareholders are urged to consult their own tax advisors to determine if the tax applies.

        Tax Reporting.    Following the Merger, FCB will comply with the record-keeping and information requirements of Treas. Reg. Section 1.368-3, which includes that: (i) the Merger will be reported for federal income tax purposes by FCB as a "reorganization," and (ii) FCB will not take any position on any federal, state or local income or franchise tax return, or take any other tax reporting position, that is inconsistent with the treatment of the Merger as a "reorganization" within the meaning of Section 368(a) of the Code unless otherwise required by a "determination" (as defined in Section 1313(a)(1) of the Code) or by applicable state or local tax law or by a change in law after the Merger (and then only to the extent required by such applicable state or local law or change in law).

        Tax Treatment of the Entities.    No gain or loss will be recognized by MainSource or FCB as a result of the Merger.

        The preceding discussion is intended only as a summary of material U.S. federal income tax consequences of the Merger. It is not a complete analysis or discussion of all potential tax effects that may be important to you. Thus, FCB urges FCB shareholders to consult their own tax advisors as to the specific tax consequences to them resulting from the Merger, including tax return reporting requirements, the applicability and effect of federal, state, local, and other applicable tax laws and the effect of any proposed changes in the tax laws.

        For the reasons set forth above, the FCB board of directors determined that the Merger, the Merger Agreement, and the transactions contemplated by the Merger Agreement are advisable and in the best interests of FCB and its shareholders, and approved and adopted the Merger Agreement. The FCB board of directors unanimously recommends that FCB shareholders vote "FOR" approval of the Merger Agreement and the Merger.

 PROPOSAL 2—ADJOURNMENT OF THE SPECIAL MEETING

        In addition to the Merger Proposal, the shareholders of FCB also are being asked to approve a proposal to adjourn or postpone the special meeting to permit further solicitation of proxies in the event that an insufficient number of shares is present in person or by proxy to approve the Merger Proposal.

        Under the KBCA and the FCB Articles, the holders of a majority of the issued and outstanding shares of common stock of FCB are required to approve the Merger. It is rare for a company to achieve 100% (or even 90%) shareholder participation at an annual or special meeting of shareholders, and only the holders of a majority of outstanding shares of common stock of FCB are required to be represented at the special meeting, in person or by proxy, for a quorum to be present. In the event that shareholder participation at the special meeting is lower than expected, FCB would like the flexibility to postpone or adjourn the meeting in order to attempt to secure broader shareholder participation. If FCB desires to adjourn the special meeting, FCB will request a motion that the special meeting be adjourned, and delay the vote on the proposal to approve and adopt the Merger Agreement until the special meeting is reconvened. If FCB adjourns the special meeting for 30 days or less, FCB will not set a new record date or will announce prior to adjournment the date, time and location at which the special meeting will be reconvened; no other notice will be provided. Unless revoked prior to its use, any proxy solicited for the special meeting will continue to be valid for any adjourned or postponed special meeting, and will be voted in accordance with your instructions and, if no contrary instructions are given, for the proposal to approve and adopt the Merger Agreement.

        Any adjournment will permit FCB to solicit additional proxies and will permit a greater expression of the views of FCB shareholders with respect to the Merger. Such an adjournment would be disadvantageous to shareholders who are against the proposal to approve and adopt the Merger Agreement because an adjournment will give FCB additional time to solicit favorable votes and increase the chances of approving that proposal. FCB has no reason to believe that an adjournment of the special meeting will be necessary at this time.

        FCB's board of directors unanimously recommends that shareholders vote "FOR" the proposal to adjourn or postpone the special meeting. Approval of the proposal to adjourn or postpone the special meeting to allow extra time to solicit proxies (Proposal 2 on your proxy card) requires more votes to be cast in favor of the proposal than are cast against it. Abstentions and broker non-votes will have no effect on this proposal.

 INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM AND EXPERTS

        The consolidated financial statements of MainSource as of December 31, 2016 and 2015 and for each of the three years in the period ended December 31, 2016 and the effectiveness of MainSource's internal control over financial reporting as of December 31, 2016 have been audited by Crowe Horwath LLP, an independent registered public accounting firm, as set forth in their report appearing in our Annual Report on Form 10-K for the year ended December 31, 2016 and incorporated in this prospectus by reference. Such consolidated financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

LEGAL MATTERS

        Certain matters pertaining to the validity of the authorization and issuance of the MainSource common stock to be issued in the proposed Merger and certain matters pertaining to the federal income tax consequences of the proposed Merger will be passed upon by SmithAmundsen LLC, Indianapolis, Indiana.

SHAREHOLDER PROPOSALS FOR NEXT YEAR

MainSource

        If the Merger is completed, FCB shareholders who receive shares of MainSource stock in exchange for their shares of FCB stock will become shareholders of MainSource. To be included in MainSource's proxy statement and voted on at MainSource's regularly scheduled 2018 annual meeting of shareholders, shareholder proposals must be submitted in writing by November 23, 2017, to MainSource's Secretary, 2105 North State Road 3 Bypass, Greensburg, Indiana 47240, which date is 120 calendar days before the date of the release of MainSource's proxy statement for 2018. If notice of any other shareholder proposal intended to be presented at the annual meeting is not received by MainSource on or before such date, the proxy solicited by the MainSource board of directors for use in connection with that meeting may confer authority on the proxies to vote in their discretion on such proposal, without any discussion in the MainSource proxy statement for that meeting of either the proposal or how such proxies intend to exercise their voting discretion. Any such proposals will be subject to the requirements of the proxy rules and regulations adopted under the Exchange Act. If the date of the 2018 annual meeting is changed, the dates set forth above may change.

        Pursuant to MainSource's Bylaws, any shareholder wishing to nominate a candidate for director or propose other business at an annual meeting must give MainSource written notice not less 60 or more than 90 days before the meeting, and the notice must provide certain other information as described in the Bylaws. Copies of the Bylaws are available to shareholders free of charge upon request to MainSource's Secretary.

FCB

        If the Merger occurs in the expected timeframe, there will be no FCB annual meeting of shareholders for 2017. In that case, shareholder proposals must be submitted to MainSource in accordance with the procedures described above.

        If the Merger is not completed, FCB will hold its 2017 annual meeting in accordance with its current governing documents and as required by Kentucky law.

        If the Merger is not completed, shareholder proposals intended for inclusion in the 2017 Proxy Statement should be sent to the Secretary, FCB Bancorp, Inc., 293 North Hubbards Lane, Louisville, Kentucky 40207.

WHERE YOU CAN FIND MORE INFORMATION

        MainSource files annual, quarterly, and current reports, proxy statements, and other information with the Securities and Exchange Commission. You may read and copy any reports, statements, or other information that MainSource files at the Securities and Exchange Commission's public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the operation of the public reference room. MainSource's public filings also are available to the public from commercial document retrieval services and on the Internet site maintained by the Securities and Exchange Commission at "http://www.sec.gov." Shares of MainSource common stock are listed on the NASDAQ Global Select Market under the symbol "MSFG."

        MainSource has filed with the Securities and Exchange Commission a registration statement on Form S-4 under the Securities Act of 1933 with respect to the common stock of MainSource being offered in the Merger. This proxy statement/prospectus, which constitutes part of the registration statement, does not contain all of the information set forth in the registration statement. Parts of the registration statement are omitted from the proxy statement/prospectus in accordance with the rules and regulations of the Securities and Exchange Commission. For further information, your attention is directed to the registration statement. Statements made in this proxy statement/prospectus concerning the contents of any documents are not necessarily complete, and in each case are qualified in all respects by reference to the copy of the document filed with the Securities and Exchange Commission.

        The Securities and Exchange Commission allows MainSource to "incorporate by reference" the information filed by MainSource with the Securities and Exchange Commission, which means that MainSource can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this proxy statement/prospectus.

        The following documents, which were filed by MainSource with the SEC, are incorporated by reference into this proxy statement/prospectus (other than information furnished pursuant to Item 2.02 or Item 7.01 of a Current Report on Form 8-K, or the exhibits related thereto under Item 9.01):

  (1)
  MainSource's Annual Report on Form 10-K for the year ended December 31, 2016;

  (2)
  The information described below under the following captions in MainSource's Form 10-K for the fiscal year ended December 31, 2016: (a) the information concerning share ownership of principal shareholders and concerning directors and executive officers of MainSource under the caption "Security Ownership of Certain Beneficial Owners and Management and Related Shareholder Matters"; (b) "Executive Compensation"; (c) "Certain Relationships and Related Transactions and Director Independence"; and (d) information concerning directors and executive officers of MainSource under the caption "Directors, Executive Officers and Corporate Governance";

  (3)
  MainSource's Current Reports on Form 8-K filed January 19, 2017; January 25, 2017; and March 6, 2017;

  (4)
  MainSource's Quarterly Reports on Form 10-Q filed May 9, 2016; August 8, 2016; and November 8, 2016; and

  (5)
  MainSource's Annual Report on Form 11-K filed June 27, 2016.

        Any statement contained in a document incorporated or deemed to be incorporated herein shall be deemed modified or superseded for purposes of this proxy statement/prospectus to the extent that a statement contained herein or in any other subsequently filed document that is deemed to be incorporated herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this proxy statement/prospectus.

        In addition, all documents filed by MainSource pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than information furnished pursuant to Item 2.02 or Item 7.01 of a Current Report on Form 8-K or the exhibits related thereto under Item 9.01) after the date of this proxy statement/prospectus and before the date of the FCB special meeting are deemed to be incorporated by reference into, and to be a part of, this proxy statement/prospectus from the date of filing of those documents.

        You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information that is inconsistent with information contained in this document or any document incorporated by reference. This proxy statement/prospectus is not an offer to sell these securities in any state where the offer and sale of these securities is not permitted. The information in this proxy statement/prospectus is current as of the date it is mailed to security holders, and not necessarily as of any later date. If any material change occurs during the period that this proxy statement/prospectus is required to be delivered, this proxy statement/prospectus will be supplemented or amended.

        All information regarding MainSource in this proxy statement/prospectus has been provided by MainSource, and all information regarding FCB in this proxy statement/prospectus has been provided by FCB.

ANNEX A

AGREEMENT AND PLAN OF MERGER

        THIS AGREEMENT AND PLAN OF MERGER (this "Agreement") is dated to be effective as of the 19th day of December, 2016, by and between MAINSOURCE FINANCIAL GROUP, INC., an Indiana corporation ("MainSource"), and FCB BANCORP, INC., a Kentucky corporation ("FCB").

W I T N E S S E T H:

        WHEREAS, MainSource is an Indiana corporation registered as a bank holding company under the federal Bank Holding Company Act of 1956, as amended (the "BHC Act"), with its principal office located in Greensburg, Decatur County, Indiana; and

        WHEREAS, FCB is a Kentucky corporation registered as a financial holding company under the BHC Act, with its principal office located in Louisville, Jefferson County, Kentucky; and

        WHEREAS, MainSource and FCB seek to affiliate through a corporate reorganization whereby FCB will merge with and into MainSource; and

        WHEREAS, following the merger of FCB with and into MainSource, MainSource intends to cause The First Capital Bank of Kentucky ("First Capital"), a Kentucky banking corporation and the current wholly-owned subsidiary of FCB, to be merged with and into MainSource Bank ("MainSource Bank"), an Indiana chartered commercial bank and the wholly-owned subsidiary of MainSource; and

        WHEREAS, the Boards of Directors of each of the parties hereto have determined that it is in the best interests of their respective corporations and their respective shareholders to consummate the merger provided for herein and have approved this Agreement, authorized its execution and designated this Agreement a plan of reorganization and a plan of merger; and

        WHEREAS, all of the members of the Board of Directors of FCB have agreed to execute and deliver to MainSource a voting agreement substantially in the form attached hereto as Exhibit A.

        NOW, THEREFORE, in consideration of the foregoing premises, the representations, warranties, covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby make this Agreement and prescribe the terms and conditions of the merger of FCB with and into MainSource, and the mode of carrying such merger into effect as follows:

ARTICLE I.
THE MERGER

        1.01    The Merger.

          (a)    General Description.    Upon the terms and subject to the conditions of this Agreement, at the Effective Time (as defined in Article IX hereof), FCB shall merge with and into MainSource (the "Merger"). MainSource shall survive the Merger (sometimes hereinafter referred to as the "Surviving Corporation") and shall continue its corporate existence under the laws of the State of Indiana pursuant to the provisions of and with the effect provided in the Kentucky Business Corporation Act and the Indiana Business Corporation Law, as amended.

          (b)    Name, Officers and Directors.    The name of the Surviving Corporation shall be "MainSource Financial Group, Inc." Its principal office shall be located at 2105 North State Road 3 Bypass, Greensburg, Indiana. The officers of MainSource serving at the Effective Time shall continue to serve as the officers of the Surviving Corporation, until such time as their successors shall have been duly elected and have qualified or until their earlier resignation, death or removal from office. The directors of the Surviving Corporation following the Effective

  Time shall be those individuals serving as directors of MainSource at the Effective Time until their successors have been duly elected and have qualified or until their earlier resignation, death, or removal as a director.

          (c)    Articles of Incorporation and By-Laws.    The Articles of Incorporation and By-Laws of MainSource in existence at the Effective Time shall remain the Articles of Incorporation and By-Laws of the Surviving Corporation following the Effective Time, until such Articles of Incorporation and By-Laws shall be further amended as provided by applicable law.

          (d)    Effect of the Merger.    At the Effective Time, the title to all assets, real estate and other property owned by FCB shall vest in the Surviving Corporation as set forth in KRS 271B.11-060 and in Indiana Code Section 23-1-40-6, as amended, without reversion or impairment. At the Effective Time, all liabilities of FCB shall be assumed by the Surviving Corporation as set forth in KRS 271B.11-060 and in Indiana Code Section 23-1-40-6, as amended.

          (e)    Integration.    At the Effective Time and subject to the terms and conditions of this Agreement, the parties hereto currently intend to effectuate, or cause to be effectuated, the Merger, pursuant to Articles of Merger filed with the Kentucky Secretary of State and the Indiana Secretary of State. The parties agree to cooperate and to take all reasonable actions prior to or following the Effective Time, including executing all requisite documentation, as may be reasonably necessary to effect the Merger.

          (f)    Certain Subordinated Debt.    At the Effective Time, MainSource will expressly assume the due and punctual payment of the principal of and any premium and interest on the FCB Bancorp, Inc., 6.00% Subordinated Notes Due October 15, 2025 according to their terms, and the due and punctual performance of all covenants and conditions thereof on the part of FCB to be performed or observed.

        1.02    Reservation of Right to Revise Structure.    At MainSource's election, the Merger may alternatively be structured so that (a) FCB is merged with and into any other direct or indirect wholly-owned subsidiary of MainSource or (b) any direct or indirect wholly-owned subsidiary of MainSource is merged with and into FCB; provided, however, that no such change shall (x) alter or change the amount or kind of the Merger Consideration (as hereinafter defined) or the treatment (including, without limitation, the tax treatment) of the holders of common stock, $1.00 par value per share, of FCB ("FCB Common Stock"), (y) prevent the parties from obtaining the opinions of counsel referred to in Sections 7.01(h) and 7.02(h) or otherwise cause the transaction to fail to qualify for the tax treatment described in Section 1.03, or (z) materially impede or delay consummation of the transactions contemplated by this Agreement. In the event of such an election, the parties agree to execute an appropriate amendment to this Agreement (to the extent such amendment only changes the method of effecting the business combination and does not substantively affect this Agreement or the rights and obligations of the parties or their respective shareholders) in order to reflect such election.

        1.03    Tax Free Reorganization.    MainSource and FCB intend for the Merger to qualify as a reorganization within the meaning of Section 368(a) and related sections of the Internal Revenue Code of 1986, as amended (the "Code"), and that this Agreement shall constitute a "plan of reorganization" for purposes of Sections 354 and 361 of the Code, and agree to cooperate and to take such actions as may be reasonably necessary to assure such result.

        1.04    Absence of Control.    Subject to any specific provisions of this Agreement, it is the intent of the parties to this Agreement that neither MainSource nor FCB by reason of this Agreement shall be deemed (until consummation of the transactions contemplated here) to control, directly or indirectly, the other party or any of its respective Subsidiaries (as such term is defined below) and shall not exercise or be deemed to exercise, directly or indirectly, a controlling influence over the management or policies of such other party or any of its respective Subsidiaries.

 ARTICLE II.
MANNER AND BASIS OF EXCHANGE OF STOCK

        2.01    Consideration.

          (a)   Subject to the terms and conditions of this Agreement, at the Effective Time, each share of FCB Common Stock issued and outstanding immediately prior to the Effective Time (other than (i) shares held as treasury stock of FCB, (ii) shares held directly or indirectly by MainSource, except shares held in a fiduciary capacity or in satisfaction of a debt previously contracted, if any, and (iii) Dissenting Shares) (the "FCB Outstanding Stock") shall become and be converted, in accordance with the procedures set forth in Section 2.04 below, into the right to receive in accordance with this Article:

              (i)  0.9 shares (subject to adjustment as set forth elsewhere in this Agreement, the "Exchange Ratio") of common stock, no par value, of MainSource (the "MainSource Common Stock") (the consideration set forth in this Section 2.01(a)(i) being referred to in this Agreement as the "Stock Consideration"); and

             (ii)  $7.00 in cash (the "Cash Consideration"). The Cash Consideration and the Stock Consideration are sometimes referred to herein collectively as the "Merger Consideration."

          (b)   Simultaneously with the execution of this Agreement, FCB shall secure an option cancellation agreement from each holder of an FCB Stock Option (as defined in Section 3.14(a)(iv)) providing that, as of the Effective Time, all outstanding and unexpired FCB Stock Options will become fully vested and be converted into the right to receive an amount of cash equal to the product of (i) the difference (if positive) between (A) the per share Merger Consideration, minus (B) the exercise price of such FCB Stock Option, multiplied by (ii) the number of shares of FCB Common Stock subject to such FCB Stock Option. For purposes of this Section 2.01(b), the Stock Consideration component of the Merger Consideration referred to in sub-part (A)(i) of this Section 2.01(b) shall be valued at an amount equal to the product of (y) 0.9 and (z) the average of the daily closing sales prices of a share of MainSource Common Stock as reported on the NASDAQ for the 10 consecutive trading days ending on the third business day preceding the Closing Date (the "10 Day Average"). At or prior to the Effective Time, FCB shall pay the FCB Stock Option holder the cash payments described in this Section 2.01(b) less such amounts as are required to be withheld or deducted under the Code or any provision of state, local or foreign tax law with respect to the making of such payment.

        2.02    Rights as Shareholders; Stock Transfers.    At the Effective Time, holders of FCB Common Stock shall cease to be, and shall have no rights as, shareholders of FCB, other than the right to receive any dividend or other distribution with respect to such FCB Common Stock with a record date occurring prior to the Effective Time. After the Effective Time, there shall be no transfers on the stock transfer books of FCB of shares of FCB Common Stock.

        2.03    Fractional Shares.    Notwithstanding any other provision in this Agreement, no fractional shares of MainSource Common Stock and no certificates or scrip therefor, or other evidence of ownership thereof, will be issued in the Merger; instead, MainSource shall pay to each holder of FCB Common Stock who otherwise would be entitled to a fractional share of MainSource Common Stock an amount in cash (without interest) determined by multiplying such fraction by the 10 Day Average.

        2.04    Exchange Procedures.

  (a)
  At and after the Effective Time, each certificate representing shares of FCB Common Stock shall represent only the right to receive the Merger Consideration in accordance with the terms of this Agreement.

  (b)
  At or prior to the Effective Time, MainSource shall reserve a sufficient number of shares of MainSource Common Stock to be issued as part of the Merger Consideration. As promptly as practicable after the Effective Time, but in no event more than five business days thereafter, MainSource shall cause the Exchange Agent to mail to each holder of FCB Common Stock a letter of transmittal, in a form reasonably acceptable to MainSource and FCB, providing instructions as to the transmittal to the Exchange Agent of certificates representing shares of FCB Common Stock and the issuance of shares of MainSource Common Stock in exchange therefor pursuant to the terms of this Agreement. The "Exchange Agent" shall be Computershare, Inc., or such other bank or trust company as may be agreed to by MainSource (which may be an affiliate of MainSource) and FCB, to effect the payment of the Merger Consideration to holders of FCB Common Stock pursuant to this Agreement.

  (c)
  MainSource shall cause (i) a check in the amount of cash that each holder of FCB Common Stock has the right to receive pursuant to Section 2.01, (ii) a certificate representing that number of whole shares of MainSource Common Stock that each holder of FCB Common Stock has the right to receive pursuant to Section 2.01, and (iii) a check in the amount of any cash in lieu of fractional shares or dividends or distributions which such holder shall be entitled to receive, to be delivered to such shareholder within five business days after receipt by MainSource or the Exchange Agent (as applicable) of certificates representing such shares of FCB Common Stock ("Old Certificates") (or bond or other indemnity satisfactory to MainSource if any of such certificates are lost, stolen or destroyed) owned by such shareholder accompanied by a properly completed and executed letter of transmittal, in the form and substance reasonably satisfactory to MainSource and FCB. No interest will be paid on any Merger Consideration that any such holder shall be entitled to receive pursuant to this Article II upon such delivery.

  (d)
  No dividends or other distributions on MainSource Common Stock with a record date occurring after the Effective Time shall be paid to the holder of any unsurrendered Old Certificate representing shares of FCB Common Stock converted in the Merger into the right to receive shares of such MainSource Common Stock until the holder thereof surrenders such Old Certificates in accordance with this Section 2.04. After becoming so entitled in accordance with this Section 2.04, the record holder thereof also shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to shares of MainSource Common Stock such holder had the right to receive upon surrender of the Old Certificate.

  (e)
  The stock transfer books of FCB shall be closed immediately upon the Effective Time and from and after the Effective Time there shall be no transfers on the stock transfer records of FCB of any shares of FCB Common Stock. If, after the Effective Time, Old Certificates are presented to MainSource, they shall be canceled and exchanged for the Merger Consideration deliverable in respect thereof pursuant to this Agreement in accordance with the procedures set forth in this Section 2.04.

  (f)
  MainSource shall be entitled to rely upon FCB's stock transfer books to establish the identity of those individuals, partnerships, corporations, trusts, joint ventures, organizations or other entities (each, a "Person") entitled to receive the Merger Consideration, which books shall be conclusive with respect thereto. In the event of a dispute with respect to ownership of stock represented by any Old Certificate, MainSource shall be entitled to deposit any Merger Consideration represented thereby in escrow with an independent third party and thereafter be relieved from any and all liability with respect to any claims thereto.

  (g)
  If any Old Certificate shall have been lost, stolen, or destroyed, upon the making of an affidavit of that fact by the Person claiming such Old Certificate to be lost, stolen, or destroyed and the posting by such Person of a bond or other indemnity satisfactory to MainSource as indemnity against any claim that may be made against it with respect to such Old Certificate, MainSource will issue in exchange for such lost, stolen, or destroyed Old Certificate the Merger Consideration deliverable in respect thereof pursuant to Section 2.01 hereof.

  (h)
  Notwithstanding anything in this Agreement to the contrary, at the Effective Time, all shares of FCB Common Stock that are held as treasury stock of FCB or owned by MainSource (other than shares held in a fiduciary capacity or in satisfaction of a debt previously contracted) shall be cancelled and shall cease to exist and no stock of FCB or other consideration shall be exchanged therefor.

  (i)
  Notwithstanding the foregoing, no party hereto shall be liable to any former holder of FCB Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

        2.05    Anti-Dilution Adjustments.    If MainSource changes (or establishes a record date for changing) the number of shares of MainSource Common Stock issued and outstanding prior to the Effective Time by way of a stock split, stock dividend, recapitalization or similar transaction with respect to the outstanding MainSource Common Stock, and the record date therefor shall be prior to the Effective Time, the Exchange Ratio shall be adjusted so the shareholders of FCB at the Effective Time shall receive Merger Consideration that produces the same economic effect as contemplated by this Agreement prior to such action. No adjustment shall be made for the holders of shares of FCB Common Stock under this Section 2.05 solely as a result of MainSource issuing additional shares of MainSource Common Stock provided it receives fair market value consideration for such shares or such shares are issued in connection with the MainSource Plans (as hereinafter defined) consistent with past practice with respect to such issuances.

        2.06    Dissenting Shares.    Shares of FCB issued and outstanding immediately prior to the Effective Time and which are held by persons who have properly exercised, and not withdrawn or waived, appraisal rights with respect thereto (the "Dissenting Shares") in accordance with KRS 271B.13-250 of the Kentucky Business Corporation Act (the "KBCA"), will not be converted into the right to receive the Merger Consideration, and holders of such shares of FCB Common Stock will be entitled, in lieu thereof, to receive payment of the appraised value of such shares of FCB Common Stock in accordance with the provisions of the KBCA unless and until such holders fail to perfect or effectively withdraw or lose their rights to appraisal and payment under the KBCA. If, after the Effective Time, any such holder fails to perfect or effectively withdraws or loses such right, such shares of FCB Common Stock will thereupon be treated as if they had been converted at the Effective Time into the right to receive the Merger Consideration, without any interest thereon. FCB will give MainSource prompt notice of any demands received by FCB for appraisal of shares of FCB Common Stock. Prior to the Effective Time, FCB will not, except with prior consent of MainSource, make any payment with respect to, or settle or offer to settle, any such demands.

        2.07    Preservation of Tax-Free Reorganization.    Notwithstanding anything in this Agreement to the contrary, if the tax opinions referred to in Sections 7.01(h) and 7.02(h) cannot be rendered (as reasonably determined, in each case, by Smith Amundsen LLC) as a result of the Merger potentially failing to satisfy the "continuity of interest" requirements under applicable federal income tax principles relating to reorganizations under Section 368(a) of the Code, then if agreed to by MainSource and FCB, the Exchange Ratio shall be increased to the minimum extent necessary to enable such tax opinions to be rendered.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF FCB

        On or prior to the date hereof, FCB has delivered to MainSource a schedule (the "FCB Disclosure Schedule") setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in this Article III or to one or more of its covenants contained in Article V.

        For the purpose of this Agreement, and in relation to FCB, a "Material Adverse Effect" means any effect that (i) is material and adverse to the results of operations, properties, assets, liabilities, conditions (financial or otherwise), prospects, value or business of FCB and its Subsidiaries (as such term is defined below) taken as a whole, or (ii) would materially impair the ability of FCB to perform its obligations under this Agreement or otherwise materially threaten or materially impede the consummation of the Merger and the other transactions contemplated by this Agreement; provided, however, that Material Adverse Effect shall not be deemed to include the impact of (a) changes in banking and similar laws of general applicability to banks or their holding companies or interpretations thereof by courts or governmental authorities, (b) changes in GAAP (as defined below) or regulatory accounting requirements applicable to banks or their holding companies generally, (c) effects of any action or omission taken with the prior written consent of MainSource, (d) changes resulting from expenses (such as legal, accounting and investment bankers' fees) incurred in connection with this Agreement or the transactions contemplated herein, (e) the impact of the announcement of this Agreement and the transactions contemplated hereby, and compliance with this Agreement, on the business, financial condition or results of operations of FCB and its Subsidiaries, and (f) the occurrence of any military or terrorist attack within the United States or any of its possessions or offices; provided, that without regard to any other provision of this Agreement, and without limiting other events or circumstances that may constitute a "Material Adverse Effect", a "Material Adverse Effect" shall be deemed to have occurred in the event of the imposition of a formal regulatory enforcement action against FCB or First Capital following the date of this Agreement which would not be terminated upon a merger on terms reasonably satisfactory to MainSource and MainSource Bank.

        For the purpose of this Agreement, and in relation to FCB and its Subsidiaries, "knowledge" means those facts that are actually known by the directors and executive officers of FCB and its Subsidiaries, or would reasonably be expected to have come to the attention of the directors and executive officers of FCB and its Subsidiaries based upon their periods of service and positions with FCB and its Subsidiaries without investigation. Additionally, for the purpose of this Agreement, and in relation to FCB, its "Subsidiaries" shall mean any entity which is required to be consolidated with FCB for financial reporting purposes pursuant to United States generally accepted accounting principles ("GAAP"). "Executive officer" for purposes of this Agreement, and in relation to FCB and its Subsidiaries, shall mean H. David Hale, Brian G. Karst, and Adam M. Davis.

        Accordingly, FCB hereby represents and warrants to MainSource as follows, except as set forth in its Disclosure Schedule:

        3.01    Organization and Authority.

  (a)
  FCB is a corporation duly organized and validly existing under the laws of the Commonwealth of Kentucky and is a registered financial holding company under the BHC Act. FCB has full power and authority (corporate and otherwise) to own and lease its properties as presently owned and leased and to conduct its business in the manner and by the means utilized as of the date hereof. FCB has previously provided MainSource with a complete list of its Subsidiaries. Except for its Subsidiaries, FCB owns no voting stock or equity securities of any corporation, partnership, association or other entity.

  (b)
  First Capital is a bank chartered and existing under the laws of the Commonwealth of Kentucky. First Capital has full power and authority (corporate and otherwise) to own and lease its properties as presently owned and leased and to conduct its business in the manner and by the means utilized as of the date hereof. Except as set forth on the list previously provided to MainSource, and except for securities and other interests held in a fiduciary capacity and beneficially owned by third parties or taken in consideration of debts previously contracted, First Capital owns no voting stock or equity securities of any corporation, partnership, association or other entity.

  (c)
  Each of FCB's Subsidiaries other than First Capital is duly organized and validly existing under the laws of its jurisdiction of organization, and has full power and authority (corporate and otherwise) to own and lease its properties as presently owned and leased and to conduct its business in the manner and by the means utilized as of the date hereof.

        3.02    Authorization.

  (a)
  FCB has the requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder, subject to the fulfillment of the conditions precedent set forth in Sections 7.02(e) and (f) hereof. As of the date hereof, FCB is not aware of any reason why the approvals set forth in Section 7.02(e) will not be received in a timely manner and without the imposition of a condition, restriction or requirement of the type described in Section 7.01(e). This Agreement and its execution and delivery by FCB have been duly authorized and approved by the Board of Directors of FCB and, assuming due execution and delivery by MainSource, constitutes a valid and binding obligation of FCB, subject to the fulfillment of the conditions precedent set forth in Section 7.02 hereof, and is enforceable in accordance with its terms, except to the extent limited by general principles of equity and public policy and by bankruptcy, insolvency, fraudulent transfer, reorganization, liquidation, moratorium, readjustment of debt or other laws of general application relating to or affecting the enforcement of creditors' rights.

  (b)
  Except as set forth in Section 3.02(b) of the FCB Disclosure Schedule, neither the execution of this Agreement nor consummation of the Merger contemplated hereby: (i) conflicts with or violates the Articles of Incorporation or By-Laws of FCB or the charter documents of any of FCB's Subsidiaries; (ii) conflicts with or violates any applicable local, state, federal or foreign law, statute, ordinance, rule or regulation (provided that the approvals of or filings with applicable government regulatory agencies or authorities required for consummation of the Merger are obtained) or any court or administrative judgment, order, injunction, writ or decree; (iii) conflicts with, results in a material breach of or constitutes a material default under any note, bond, indenture, mortgage, deed of trust, license, lease, contract, agreement, arrangement, commitment or other instrument to which FCB or any of its Subsidiaries is a party or by which FCB or any of its Subsidiaries is subject or bound; (iv) results in the creation of or gives any Person the right to create any lien, charge, claim, encumbrance or security interest, or results in the creation of any other rights or claims of any other party (other than MainSource) or any other adverse interest, upon any right, property or asset of FCB or any of its Subsidiaries which would have a Material Adverse Effect on FCB; or (v) terminates or gives any Person the right to terminate, accelerate, amend, modify or refuse to perform under any note, bond, indenture, mortgage, agreement, contract, lease, license, arrangement, deed of trust, commitment or other instrument to which FCB or any of its Subsidiaries is bound or with respect to which FCB or any of its Subsidiaries is to perform any duties or obligations or receive any rights or benefits, except, with respect to (ii)-(v), to the extent such conflict, violation, breach, termination or right would not reasonably be expected to have a Material Adverse Effect on FCB.

  (c)
  Other than in connection or in compliance with the provisions of the applicable federal and state banking, securities, antitrust and corporation statutes, all as amended, and the rules and regulations promulgated thereunder, no notice to, filing with, exemption by or consent, authorization or approval of any governmental agency or body is necessary for consummation of the Merger by FCB.

        3.03    Capitalization.

  (a)
  The authorized capital stock of FCB as of the date hereof consists, and at the Effective Time will consist, of 3,000,000 shares of capital stock, consisting of (i) 2,500,000 authorized shares of FCB Common Stock, of which 1,558,507 shares are issued and outstanding as of the date hereof, and (ii) 500,000 shares of preferred stock, of which 0 shares are issued and outstanding as of the date hereof. Additionally, options to purchase 10,000 shares of FCB Common Stock were issued to H. David Hale and are outstanding and fully-vested under FCB's Stock Option Plan (the "FCB Stock Option Plan"). The issued and outstanding shares of FCB Common Stock have been duly and validly authorized by all necessary corporate action of FCB, are validly issued, fully paid and nonassessable and have not been issued in violation of any pre-emptive rights of any present or former FCB shareholder. Except as set forth in the FCB Disclosure Schedule, FCB has no capital stock authorized, issued or outstanding other than as described in this Section 3.03(a) and has no intention or obligation to authorize or issue any other capital stock or any additional shares of FCB Common Stock. Each share of FCB Common Stock is entitled to one vote per share. A description of the FCB Common Stock is contained in the Articles of Incorporation of FCB.

  (b)
  All of the issued and outstanding shares of capital stock or other equity ownership interests of each Subsidiary are owned by FCB or First Capital free and clear of all liens, pledges, charges, claims, encumbrances, restrictions, security interests, options and pre-emptive rights and of all other rights or claims of any other Person with respect thereto.

  (c)
  Except as set forth in Section 3.03(a) and on the FCB Disclosure Schedule, there are no options, warrants, commitments, calls, puts, agreements, understandings, arrangements or subscription rights relating to any shares of FCB Common Stock or any of FCB's Subsidiaries, or any securities convertible into or representing the right to purchase or otherwise acquire any common stock or debt securities of FCB or its Subsidiaries, by which FCB is or may become bound. FCB does not have any outstanding contractual or other obligation to repurchase, redeem or otherwise acquire any of the issued and outstanding shares of FCB Common Stock. To the knowledge of FCB, there are no voting trusts, voting arrangements, buy-sell agreements or similar arrangements affecting the capital stock of FCB or its Subsidiaries.

  (d)
  Set forth on the FCB Disclosure Schedule is a list of the name and address of any Person which, to FCB's knowledge, beneficially owns (as defined in Rule 13d-3 under the Securities Exchange Act of 1934 (the "1934 Act")) 5% or more of the outstanding shares of FCB Common Stock.

        3.04    Organizational Documents.    The Articles of Incorporation and By-Laws of FCB and any similar governing documents for each of FCB's Subsidiaries, representing true, accurate and complete copies of such corporate documents in effect as of the date of this Agreement, have been delivered to MainSource.

        3.05    Compliance with Law.

  (a)
  None of FCB or any of its Subsidiaries is currently in violation of, and since January 1, 2013, none has been in violation of, any local, state, federal or foreign law, statute, regulation, rule, ordinance, order, restriction or requirement, and none is in violation of any order, injunction, judgment, writ or decree of any court or government agency or body (collectively, the "Law"), except where such violation would not have a Material Adverse Effect. FCB and its Subsidiaries possess and hold all licenses, franchises, permits, certificates and other authorizations necessary for the continued conduct of their businesses without interference or interruption, except where the failure to possess and hold the same would not have a Material Adverse Effect, and such licenses, franchises, permits, certificates and authorizations are transferable (to the extent required) to MainSource at the Effective Time without any restrictions or limitations thereon or the need to obtain any consents of government agencies or other third parties other than as set forth in this Agreement.

  (b)
  All of the existing offices and branches of First Capital have been legally authorized and established in accordance with all applicable federal, state and local laws, statutes, regulations, rules, ordinances, orders, restrictions and requirements, except such as would not have a Material Adverse Effect. First Capital has no approved but unopened offices or branches.

        3.06    Accuracy of Statements Made and Materials Provided to MainSource.    No representation, warranty or other statement made, or any information provided, by FCB in this Agreement or in the FCB Disclosure Schedule (and any update thereto), and no written information that has been or will be provided by FCB with respect to its financial condition, results of operations, business, assets, capital or directors and officers for inclusion in the proxy statement-prospectus relating to the Merger, contains or shall contain (in the case of information relating to the proxy statement-prospectus at the time it is first mailed to FCB's shareholders) any untrue statement of material fact or omits or shall omit to state a material fact necessary to make the statements contained herein or in the proxy statement-prospectus, in light of the circumstances in which they are made, not false or misleading, except that no representation or warranty has been made by FCB with respect to statements made or incorporated by reference in the Form S-4 or the proxy statement-prospectus therein based on information supplied by MainSource specifically for inclusion or incorporation by reference in the Form S-4 or the proxy statement-prospectus therein.

        3.07    Litigation and Pending Proceedings.    Except as set forth in the FCB Disclosure Schedule:

  (a)
  There are no claims, actions, suits, proceedings, mediations, arbitrations or investigations pending and served against FCB or any of its Subsidiaries or, to the knowledge of FCB or any of its Subsidiaries, threatened in any court or before any government agency or authority, arbitration panel or otherwise against FCB or any of its Subsidiaries, except for lawsuits involving collection of delinquent accounts and lawsuits which would not have a Material Adverse Effect on FCB. FCB does not have knowledge of a basis for any claim, action, suit, proceeding, litigation, arbitration or investigation against FCB or any of its Subsidiaries that individually or in the aggregate would reasonably be expected to have a Material Adverse Effect on FCB or MainSource.

  (b)
  Neither FCB nor any of its Subsidiaries is: (i) subject to any outstanding judgment, order, writ, injunction or decree of any court, arbitration panel or governmental agency or authority; (ii) presently charged with or, to the knowledge of FCB, under governmental investigation with respect to, any actual or alleged violations of any law, statute, rule, regulation or ordinance; or (iii) the subject of any pending or, to the knowledge of FCB, threatened proceeding by any government regulatory agency or authority having jurisdiction over their respective business, assets, capital, properties or operations.

        3.08    Financial Statements and Reports.

  (a)
  FCB has delivered to MainSource copies of the following financial statements and reports of FCB and its Subsidiaries, including the notes thereto (collectively, the "FCB Financial Statements"):

  (i)
  Consolidated Balance Sheets and the related Consolidated Statements of Earnings and Consolidated Statements of Changes in Shareholders' Equity of FCB as of and for the fiscal years ended December 31, 2015, 2014 and 2013;

  (ii)
  Consolidated Statements of Cash Flows of FCB for the fiscal years ended December 31, 2015, 2014 and 2013; and

  (iii)
  Call Reports ("Call Reports") for First Capital as of the close of business on December 31, 2015, 2014 and 2013.

  (b)
  The FCB Financial Statements present fairly in all material respects the consolidated financial position of FCB as of and at the dates shown and the consolidated results of operations, cash flows and changes in shareholders' equity for the periods covered thereby and are complete and correct in all material respects, and represent bona fide transactions, and have been prepared from the books and records of FCB and its Subsidiaries. The FCB Financial Statements described in clauses (a)(i) and (a)(ii) above for completed fiscal years are audited financial statements and have been prepared in conformance with GAAP, except as may otherwise be indicated in any accountants' notes or reports with respect to such financial statements.

  (c)
  Since December 31, 2015, on a consolidated basis, FCB and its Subsidiaries have not incurred any material liability other than in the ordinary course of business consistent with past practice, or any fees or expenses incurred in connection with the Merger or this Agreement.

        3.09    Material Contracts.

  (a)
  Except as set forth in the FCB Disclosure Schedule, neither FCB nor any of its Subsidiaries, nor any of their respective assets, businesses, or operations, is a party to, or is bound or affected by, or receives benefits under, (i) any contract relating to the borrowing of money by FCB or any of its Subsidiaries or the guarantee by FCB or any of its Subsidiaries of any such obligation (other than contracts pertaining to fully-secured repurchase agreements, and trade payables, and contracts relating to borrowings or guarantees made in the ordinary course of business), (ii) any contract containing covenants that limit the ability of FCB or any of its Subsidiaries to compete in any line of business or with any Person, or to hire or engage the services of any Person, or that involve any restriction of the geographic area in which, or method by which, FCB or any of its Subsidiaries may carry on its business (other than as may be required by Law or any Governmental Authority) (as each are hereinafter defined), or any contract that requires it or any of its Subsidiaries to deal exclusively or on a "sole source" basis with another party to such contract with respect to the subject matter of such contract, (iii) any contract for, with respect to, or that contemplates, a possible merger, consolidation, reorganization, recapitalization or other business combination, or asset sale or sale of equity securities not in the ordinary course of business consistent with past practice, with respect to FCB or any of its Subsidiaries, (iv) any lease of real or personal property providing for annual lease payments by or to FCB or its Subsidiaries in excess of $100,000 per annum other than financing leases entered into in the ordinary course of business in which FCB or any of its Subsidiaries is the lessor, or (v) any contract that involves expenditures or receipts of FCB or any of its Subsidiaries in excess of $100,000 per year not entered into in the ordinary course of business consistent with past practice. The contracts of the type described in the preceding sentence shall be deemed "Material Contracts" hereunder. With respect to each of FCB's

    Material Contracts that is disclosed in the FCB Disclosure Schedule, or would be required to be so disclosed if in effect on the date of this Agreement: (A) each such Material Contract is in full force and effect; (B) neither FCB nor any of its Subsidiaries is in material default thereunder with respect to each Material Contract, as such term or concept is defined in each such Material Contract; (C) neither FCB nor any of its Subsidiaries has repudiated or waived any material provision of any such Material Contract; and (D) no other party to any such Material Contract is, to FCB's knowledge, in material default in any material respect.

  (b)
  Neither FCB nor any of its Subsidiaries have entered into any interest rate swaps, caps, floors, option agreements, futures and forward contracts, or other similar risk management arrangements, whether entered into for FCB's own account or for the account of one or more of its Subsidiaries or their respective customers, except for caps and floors in connection with loans in the normal course to First Capital's customers.

        3.10    Absence of Undisclosed Liabilities.    Except as provided in the FCB Financial Statements or in the FCB Disclosure Schedule, and except for unfunded loan commitments and obligations on letters of credit to customers of FCB's Subsidiaries made in the ordinary course of business, except for trade payables incurred in the ordinary course of such Subsidiaries' business, and except for obligations for services rendered pursuant to this Agreement, or any other transactions which would not result in a material liability, none of FCB or any of its Subsidiaries has, nor will have at the Effective Time, any obligation, agreement, contract, commitment, liability, lease or license which exceeds $100,000 individually, or any obligation, agreement, contract, commitment, liability, lease or license made outside of the ordinary course of business, nor does there exist any circumstances resulting from transactions effected or events occurring on or prior to the date of this Agreement or from any action omitted to be taken during such period which could reasonably be expected to result in any such obligation, agreement, contract, commitment, liability, lease or license. None of FCB or any of its Subsidiaries is delinquent in the payment of any amount due pursuant to any trade payable in any material respect, and each has properly accrued for such payables in accordance with GAAP, except where the failure to so accrue would not constitute a Material Adverse Effect. The FCB Disclosure Schedule includes a complete and accurate list of all payments (or estimated payments, as applicable) to be made by FCB as a result of the transactions contemplated by this Agreement, including, but not limited to, all payments to employees (including payments for accrued and unpaid vacation and paid time off), all payments accelerated as a result of the consummation of the Merger and all payments to venders or third parties.

        3.11    Title to Properties.    Except as described in this Section 3.11 or the FCB Disclosure Schedule:

  (a)
  FCB or one of its Subsidiaries, as the case may be, has good and marketable title in fee simple absolute to all real property (including, without limitation, all real property used as bank premises and all other real estate owned) which is reflected in the FCB Financial Statements as of December 31, 2015; good and marketable title to all personal property reflected in the FCB Financial Statements as of December 31, 2015, other than personal property disposed of in the ordinary course of business since December 31, 2015; good and marketable title to or right to use by valid and enforceable lease or contract all other properties and assets (whether real or personal, tangible or intangible) which FCB or any of its Subsidiaries purports to own or which FCB or any of its Subsidiaries uses in its respective business and which are in either case material to its respective business; good and marketable title to, or right to use by terms of a valid and enforceable lease or contract, all other property used in its respective business to the extent material thereto; and good and marketable title to all material property and assets acquired and not disposed of or leased since December 31, 2015. All of such properties and assets are owned by FCB or its Subsidiaries free and clear of all land or conditional sales contracts, mortgages, liens, pledges, restrictions, options, security, interests, charges, claims, rights of third parties or encumbrances of any nature except: (i) as set forth in the FCB Disclosure Schedule; (ii) as specifically noted in reasonable detail in the FCB Financial Statements; (iii) statutory liens for taxes not yet delinquent or being contested in good faith by appropriate proceedings; (iv) pledges or liens required to be granted in connection with the acceptance of government deposits or granted in connection with repurchase or reverse repurchase agreements; (v) the applicable lessor's reversionary interest in any leased property pursuant to the applicable lease; and (vi) easements, encumbrances and liens of record, imperfections of title and other limitations which are not material in amounts to FCB on a consolidated basis and which do not materially detract from the value or materially interfere with the present or contemplated use of any of the properties subject thereto or otherwise materially impair the use thereof for the purposes for which they are held or used. All real property owned or, to the knowledge of FCB, leased by FCB or its Subsidiaries is in compliance in all material respects with all applicable zoning and land use laws. To FCB's knowledge, all real property, machinery, equipment, furniture and fixtures owned or leased by FCB or its Subsidiaries that is material to their respective businesses is structurally sound, in good operating condition (ordinary wear and tear excepted) and has been and is being maintained and repaired in the ordinary course of business.

  (b)
  All all real property presently owned, leased or used by FCB or any of its Subsidiaries, FCB, its Subsidiaries and each of the prior owners, have conducted their respective business in compliance with all federal, state, county and municipal laws, statutes, regulations, rules, ordinances, orders, directives, restrictions and requirements relating to, without limitation, responsible property transfer, underground storage tanks, petroleum products, air pollutants, water pollutants or storm water or process waste water or otherwise relating to the environment, air, water, soil or toxic or hazardous substances or to the manufacturing, recycling, handling, processing, distribution, use, generation, treatment, storage, disposal or transport of any hazardous or toxic substances or petroleum products (including polychlorinated biphenyls, whether contained or uncontained, and asbestos-containing materials, whether friable or not), including without limitation, the Federal Solid Waste Disposal Act, the Hazardous and Solid Waste Amendments, the Federal Clean Air Act, the Federal Clean Water Act, the Occupational Health and Safety Act, the Federal Resource Conservation and Recovery Act, the Toxic Substances Control Act, the Federal Comprehensive Environmental Response, Compensation and Liability Act of 1980 and the Superfund Amendments and Reauthorization Act of 1986, all as amended, and regulations of the Environmental Protection Agency, the Nuclear Regulatory Agency, the Army Corps of Engineers, the Department of Interior, the United States Fish and Wildlife Service and any state department of natural resources or state environmental protection agency now or at any time thereafter in effect (collectively, "Environmental Laws"), except where such noncompliance would not have a Material Adverse Effect. There are no pending or, to the knowledge of FCB, threatened, claims, actions or proceedings by any local municipality, sewage district or other governmental entity against FCB or any of its Subsidiaries with respect to the Environmental Laws, and to FCB's knowledge there is no reasonable basis or grounds for any such claim, action or proceeding, except where such claim, action or proceeding would not have a Material Adverse Effect. To FCB's knowledge, no environmental permits or approvals issued by government environmental agencies are required for the conduct of the business of FCB or any of its Subsidiaries as currently conducted or the consummation of the Merger contemplated hereby. Neither FCB nor any of its Subsidiaries is the past or present owner, or the operator or lessee, of any real property on which any hazardous substances (as defined in CERCLA 42 USC 9601) ("Hazardous Substances") have been used, stored, deposited, treated, recycled or disposed of, which Hazardous Substances if known to be present on, at or under such property would require clean-up, removal, treatment, abatement, response costs, or any other remedial action under any Environmental

    Law, except where such actions would not have a Material Adverse Effect. Neither FCB nor any of its Subsidiaries is liable for any Hazardous Substances clean-up or remediation under any of the Environmental Laws arising from the acts or omissions of FCB or its Subsidiaries with respect to any real property other than those listed in the preceding sentences of this subsection, except where such actions would not have a Material Adverse Effect.

        3.12    Loans and Investments.

  (a)
  FCB has provided MainSource with a list of each loan by First Capital that has been classified by regulatory examiners or management as "Other Loans Specially Mentioned," "Substandard," "Doubtful" or "Loss" or that has been identified by accountants or auditors (internal or external) as having a significant risk of uncollectability as of September 30, 2016, and a list of Delinquent Loans as of October 31, 2016, and will provide updates to such lists to MainSource as of the last day of each quarter prior to Closing and as of the day prior to Closing. The most recent loan watch list of First Capital and a list of all loans which have been determined to be 30 days or more past due with respect to principal or interest payments or has been placed on nonaccrual status has also been provided by FCB to MainSource and will be provided with updates as of the day prior to Closing.

  (b)
  All loans reflected in the FCB Financial Statements as of December 31, 2015, and which have been made, extended, renewed, restructured, approved, amended or acquired since December 31, 2015: (i) have been made for good, valuable and adequate consideration in the ordinary course of business; (ii) constitute the legal, valid and binding obligation of the obligor and any guarantor named therein, except to the extent limited by general principles of equity and public policy or by bankruptcy, insolvency, fraudulent transfer, reorganization, liquidation, moratorium, readjustment of debt or other laws of general application relative to or affecting the enforcement of creditors' rights; (iii) are evidenced by notes, instruments or other evidences of indebtedness which are true, genuine and what they purport to be; and (iv) to the extent secured by collateral, are secured by perfected security interests or recorded mortgages naming First Capital as the secured party or mortgagee (unless by written agreement to the contrary); provided, however, that the enforcement of each of (ii) through (iv) above may be limited by applicable laws related to safety and soundness of insured depository institutions as set forth in 12 U.S.C. § 1818(b), the appointment of a conservator or receiver, bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors' rights or by general equity principles. The phrase "enforceable in accordance with its terms" as it relates to a loan does not mean that the borrower has the financial ability to repay a loan or that any collateral is sufficient to result in payment of the loan secured thereby.

  (c)
  The reserves, the allowance for loan and lease losses and the carrying value for real estate owned which are shown on the FCB Financial Statements are, in the judgment of management of FCB, adequate in all material respects under the requirements of GAAP to provide for known and inherent losses on items for which reserves were made, on loans and leases outstanding and real estate owned as of the respective dates.

  (d)
  Except as set forth in the FCB Disclosure Schedule, none of the investments reflected in the FCB Financial Statements as of and for the period ended December 31, 2015, and none of the investments made by any Subsidiary of FCB since December 31, 2015, are subject to any restriction, whether contractual or statutory, which materially impairs the ability of such Subsidiary to dispose freely of such investment at any time. Except as set forth on the FCB Disclosure Schedule, neither FCB nor any of its Subsidiaries is a party to any repurchase agreements with respect to securities.

  (e)
  Except as set forth in the FCB Disclosure Schedule, and except for customer deposits, ordinary trade payables, and Federal Home Loan Bank borrowings, neither FCB nor any of its Subsidiaries has, and none will have at the Effective Time, any indebtedness for borrowed money.

        3.13    No Shareholder Rights Plan.    FCB has no shareholder rights plan or any other plan, program or agreement involving, restricting, prohibiting or discouraging a change in control or merger of FCB or which reasonably could be considered an anti-takeover mechanism.

        3.14    Employee Benefit Plans.

  (a)
  With respect to the employee benefit plans, as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), sponsored or otherwise maintained by FCB or any member of a controlled group of corporations under Code Section 414(b) of which FCB is or was at any time after January 1, 2012 a member, and any trade or business (whether or not incorporated) which is or was at any time after January 1, 2012 under common control with FCB under Code Section 414(c), and all other entities which together with FCB are or were at any time after January 1, 2012 prior to the date hereof treated as a single employer under Code Section 414(m) or 414(o) (an "ERISA Affiliate"), whether written or oral, in which FCB or any ERISA Affiliate participates as a participating employer, or to which FCB or any ERISA Affiliate contributes or is or has been at any time after January 1, 2012 obligated to contribute, or any nonqualified employee benefit plans or deferred compensation, bonus, stock, performance share, phantom stock or incentive plans or arrangements, or other employee benefit or fringe benefit programs for the benefit of former or current employees or directors (or their beneficiaries or dependents) of FCB or any ERISA Affiliate, and including any such plans which have been terminated, merged into another plan, frozen or discontinued since January 1, 2012 (individually, "FCB Plan" and collectively, "FCB Plans"), FCB represents and warrants, except as set forth in the FCB Disclosure Schedule:

  (i)
  All such FCB Plans have, on a continuous basis since their adoption, been, in all material respects, maintained in compliance with their respective terms and with the requirements prescribed by all applicable statutes, orders and governmental rules or regulations, including without limitation, ERISA and the Department of Labor ("Department") Regulations promulgated thereunder and the Code and Treasury Regulations promulgated thereunder.

  (ii)
  All FCB Plans intended to constitute tax-qualified plans under Code Section 401(a) have complied since their adoption or have been timely amended to comply in all material respects with all applicable requirements of the Code and the Treasury Regulations and each such FCB Plan has received a favorable determination letter from the Internal Revenue Service upon which FCB may rely regarding its current tax qualified status under the Code.

  (iii)
  All FCB Plans that provide for payments of "nonqualified deferred compensation" (as defined in Code Section 409A(d)(1)) have been (A) operated in good faith compliance with the applicable requirements of Code Section 409A and applicable guidance thereunder since January 1, 2012, and (B) amended to comply in written form with Code Section 409A and the Treasury Regulations promulgated thereunder.

  (iv)
  All options to purchase shares of FCB Common Stock were granted with a per share exercise price that was not less than the "fair market value" of FCB Common Stock on the date of such grant, as determined in accordance with the terms of the applicable FCB Stock Option Plan (the "FCB Stock Options"). All FCB Stock Options have been properly accounted for in accordance with GAAP, and no change is expected in respect of any prior financial statements relating to expenses for stock-based compensation. There is no pending audit, investigation or inquiry by any governmental agency or authority or by FCB (directly or indirectly) with respect to FCB's stock option granting practices or other equity compensation practices. The grant date of each FCB Stock Option is on or after the date on which such grant was authorized by the Board of Directors of FCB or the compensation committee thereof.

    (v)
    No FCB Plan (or its related trust) holds any stock or other securities of FCB.

    (vi)
    Neither FCB, an ERISA Affiliate nor any fiduciary, as defined in ERISA Section 3(21)(A), of a FCB Plan has engaged in any transaction that would reasonably be expected to subject FCB, any ERISA Affiliate or any FCB Plan to a civil penalty imposed by ERISA Section 502 or any other provision of ERISA or excise taxes under Code Section 4971, 4975, 4976, 4977, 4979 or 4980B.

    (vii)
    All obligations required to be performed by FCB or any ERISA Affiliate under any provision of any FCB Plan have been performed by it in all material respects and, neither FCB nor any ERISA Affiliate is in default under or in violation of any provision of any FCB Plan.

    (viii)
    All required reports and descriptions for the FCB Plans have been timely filed and distributed to participants and beneficiaries, and all notices required by ERISA or the Code or other law with respect to all FCB Plans have in all material respects been proper as to form and content and have been provided timely.

    (ix)
    No event has occurred which would constitute grounds for an enforcement action by any party under Part 5 of Title I of ERISA with respect to any FCB Plan.

    (x)
    To the knowledge of FCB, there are no examinations, audits, enforcement actions or proceedings, or any other investigations, pending, threatened or currently in process by any governmental agency involving any FCB Plan.

    (xi)
    To the knowledge of FCB, there are no actions, suits, proceedings or claims pending (other than routine claims for benefits) or threatened against FCB, any ERISA Affiliate or any FCB Plan in connection with any FCB Plan or the assets of any FCB Plan.

    (xii)
    Any FCB Plan may be amended and terminated at any time without any Material Adverse Effect, subject to any restrictions in Section 409A of the Code, and these rights have always been maintained by FCB and its ERISA Affiliates.

    (xiii)
    Neither FCB nor any ERISA Affiliate maintains and is not required to contribute to any defined benefit pension plan which is subject to Title IV of ERISA and does not have any liability with respect to any plan that is, (i) a defined benefit pension plan subject to Title IV of ERISA, (ii) a pension plan subject to Section 302 of ERISA or Section 412 of the Code, or (iii) a multi-employer pension plan (as that term is defined in Sections 4001(a)(3) and 3(37) of ERISA).

  (b)
  FCB has provided or made available to MainSource true, accurate and complete copies and, in the case of any plan or program which has not been reduced to writing, a materially complete summary, of all of the following, as applicable:

  (i)
  Plan documents for each pension, retirement, profit-sharing, savings, stock purchase, stock bonus, stock ownership, stock option, restricted stock, restricted stock unit, phantom stock, performance share and stock appreciation right plans, all amendments thereto, and, if required under the reporting and disclosure requirements of ERISA, all summary plan descriptions thereof (including any modifications thereto);

    (ii)
    All employment, deferred compensation (whether funded or unfunded), salary continuation, consulting, bonus, severance and collective bargaining, agreements, arrangements or understandings;

    (iii)
    All executive and other incentive compensation plans, programs and agreements;

    (iv)
    All group insurance, medical and prescription drug arrangements, policies or plans and all summary plan descriptions thereof;

    (v)
    All other incentive, welfare or employee benefit plans, understandings, arrangements or agreements, maintained or sponsored, participated in, or contributed or obligated to contribute to by FCB or any ERISA Affiliate since January 1, 2013 for its current or former directors, officers or employees;

    (vi)
    All reports filed with the Internal Revenue Service or the Department within the preceding three years by FCB or any ERISA Affiliate with respect to any FCB Plan;

    (vii)
    All current participants in such plans and programs and all participants with benefit entitlements under such plans and programs;

    (viii)
    Valuation or allocation reports for any defined contribution and defined benefit plans as of the most recent allocation and valuation dates; and

    (ix)
    All notices provided to employees and participants in connection with any FCB Plan.

  (c)
  Except as set forth on the FCB Disclosure Schedule, no current or former director, officer or employee of FCB or any ERISA Affiliate (i) is entitled to or may become entitled to any benefit under any welfare benefit plans (as defined in ERISA Section 3(1)) after termination of employment with FCB or any ERISA Affiliate, except to the extent such individuals may be entitled to continue their group health care coverage pursuant to Code Section 4980B, or (ii) is currently receiving, or entitled to receive, a disability benefit under a long-term or short-term disability plan maintained by FCB or an ERISA Affiliate.

  (d)
  With respect to all group health plans as defined in ERISA Section 607(1), sponsored or maintained by FCB or any ERISA Affiliate, no director, officer, employee or agent of FCB or any ERISA Affiliate has engaged in any action or failed to act in such a manner that, as a result of such action or failure to act, would cause a tax to be imposed on FCB or any ERISA Affiliate under Code Section 4980B(a), or would cause a penalty to be imposed under ERISA and the regulations promulgated thereunder. With respect to all such plans, all applicable provisions of Code Section 4980B and ERISA Sections 601-606 have been complied with in all material respects by FCB or any ERISA Affiliate, and all other provisions of ERISA and the regulations promulgated thereunder have been complied with in all material respects.

  (e)
  Except as provided in the FCB Disclosure Schedule, there are no collective bargaining, employment, management, consulting, deferred compensation, reimbursement, indemnity, retirement, early retirement, severance or similar plans or agreements, commitments or understandings, or any employee benefit or retirement plan or agreement, binding upon FCB or any ERISA Affiliate and no such agreement, commitment, understanding or plan is under discussion or negotiation by management with any employee or group of employees, any member of management or any other Person.

  (f)
  Except as otherwise provided in the FCB Disclosure Schedule, no Voluntary Employees' Beneficiary Association ("VEBA"), as defined in Code Section 501(c)(9), is sponsored, maintained or contributed to by FCB or any ERISA Affiliate.

  (g)
  Except as otherwise provided in the FCB Disclosure Schedule or as contemplated in this Agreement, there are no benefits or liabilities under any employee benefit plan or program that will be accelerated or otherwise come due as a result of the transactions contemplated by the terms of this Agreement.

  (h)
  Except as may be disclosed in the FCB Disclosure Schedule, FCB and all ERISA Affiliates are and have been in material compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, including, without limitation, any such laws respecting employment discrimination and occupational safety and health requirements.

  (i)
  All of the FCB Plans have, to the extent applicable, been funded in accordance with the minimum funding requirements of ERISA Section 302 and Code Section 412, and effective January 1, 2009, ERISA Section 303 and Code Section 430, and no funding requirement has been waived, nor does FCB or any ERISA Affiliate have any liability or potential liability as a result of the underfunding or termination of any such plan by FCB or any ERISA Affiliate.

  (j)
  As a result, directly or indirectly, of the transactions contemplated by this Agreement (including without limitation any termination of employment relating thereto and occurring prior to, at or following the Effective Time), FCB, its ERISA Affiliates and their respective successors will not be obligated to or make a payment that would be characterized as an "excess parachute payment" to an individual who is a "disqualified individual," as such terms are defined in Code Section 280G.

  (k)
  Neither FCB nor any ERISA Affiliate has made any promises or commitments, whether legally binding or not, to create any new plan, agreement or arrangement, or to modify or change in any material way FCB Plans.

        3.15    Obligations to Employees.    All obligations and liabilities of and all payments by FCB or any ERISA Affiliate and all FCB Plans, whether arising by operation of law, by contract or by past custom, for payments to trusts or other funds, to any government agency or authority or to any present or former director, officer, employee or agent (or his or her heirs, legatees or legal representatives) have been and are being paid to the extent required by applicable law or by the plan, trust, contract or past custom or practice, and adequate actuarial accruals and reserves for such payments have been and are being made by FCB or an ERISA Affiliate in accordance with GAAP and applicable law applied on a consistent basis and sound actuarial methods with respect to the following: (a) withholding taxes or unemployment compensation; (b) FCB Plans; (c) employment, salary continuation, consulting, retirement, early retirement, severance or reimbursement; and (d) collective bargaining plans and agreements. All accruals and reserves referred to in this Section 3.15 are correctly and accurately reflected and accounted for in all material respects in the FCB Financial Statements and the books, statements and records of FCB.

        3.16    Taxes, Returns and Reports.    Each of FCB and its Subsidiaries has since January 1, 2012: (a) duly and timely filed all material federal, state, local and foreign tax returns of every type and kind required to be filed, and each such return is true, accurate and complete in all material respects; (b) paid or otherwise adequately reserved in accordance with GAAP for all taxes, assessments and other governmental charges due or claimed to be due upon it or any of its income, properties or assets; and (c) not requested an extension of time for any such payments (which extension is still in force). FCB has established, and shall establish in the Subsequent FCB Financial Statements (as hereinafter defined), in accordance with GAAP, a reserve for taxes in the FCB Financial Statements adequate to cover all of FCB's and its Subsidiaries tax liabilities (including, without limitation, income taxes, payroll taxes and withholding, and franchise fees) for the periods then ending. Neither FCB nor any of its Subsidiaries has, nor will any of them have, any liability for material taxes of any nature for or with respect to the operation of its business, from the date hereof up to and including the Effective Time, except to the extent set forth in the Subsequent FCB Financial Statements (as hereinafter defined) or as accrued or reserved for on the books and records of FCB or its Subsidiaries. To the knowledge of FCB, neither FCB nor any of its Subsidiaries is currently under audit by any state or federal taxing authority. Other than local property tax audits, no federal, state or local tax returns of FCB or any of its Subsidiaries have been audited by any taxing authority during the past five (5) years.

        3.17    Deposit Insurance.    The deposits of First Capital are insured by the Federal Deposit Insurance Corporation in accordance with the Federal Deposit Insurance Act, as amended, to the fullest extent provided by applicable law and FCB or First Capital has paid or properly reserved or accrued for all current premiums and assessments with respect to such deposit insurance.

        3.18    Insurance.    FCB has provided MainSource with a list and, if requested, a true, accurate and complete copy thereof of all policies of insurance (including, without limitation, bankers' blanket bond, directors' and officers' liability insurance, property and casualty insurance, group health or hospitalization insurance and insurance providing benefits for employees) owned or held by FCB or any of its Subsidiaries on the date hereof or with respect to which FCB or any of its Subsidiaries pays any premiums. Each such policy is in full force and effect and all premiums due thereon have been paid when due.

        3.19    Books and Records.    The corporate minute books, the books of account, the stock record books and other financial and corporate records of FCB, all of which have been made available to MainSource, are complete and correct in all material respects.

        3.20    Broker's, Finder's or Other Fees.    Except for reasonable fees and expenses of FCB's attorneys, accountants and investment bankers, estimates of which are set forth on the FCB Disclosure Schedule and all of which shall be paid or accrued by FCB at or prior to the Effective Time, no agent, broker or other Person acting on behalf of FCB or under any authority of FCB is or shall be entitled to any commission, broker's or finder's fee or any other form of compensation or payment from any of the parties hereto relating to this Agreement and the Merger contemplated hereby.

        3.21    Interim Events.    Except as otherwise permitted hereunder or contemplated hereby, since September 30, 2016 or as set forth in the FCB Disclosure Schedule, neither FCB nor any of its Subsidiaries has:

  (a)
  experienced any events, changes, developments or occurrences which have had, or are reasonably likely to have, a Material Adverse Effect on FCB;

  (b)
  suffered any damage, destruction or loss to any of its properties, not fully paid by insurance proceeds, in excess of $100,000 individually or in the aggregate;

  (c)
  declared, distributed or paid any dividend or other distribution to its shareholders, except for payment of dividends as permitted by Section 5.03(c)(iii) hereof;

  (d)
  repurchased, redeemed or otherwise acquired shares of its common stock, issued any shares of its common stock or stock appreciation rights or sold or agreed to issue or sell any shares of its common stock, including the issuance of any stock options, or any right to purchase or acquire any such stock or any security convertible into such stock or taken any action to reclassify, recapitalize or split its stock;

  (e)
  granted or agreed to grant any increase in benefits payable or to become payable under any pension, retirement, profit sharing, health, bonus, insurance or other welfare benefit plan or agreement to employees, officers or directors of FCB or a Subsidiary;

  (f)
  increased the salary of any director, officer or employee, except for normal increases in the ordinary course of business and in accordance with past practices, or entered into any employment contract, indemnity agreement or understanding with any officer or employee or installed any employee welfare, pension, retirement, stock option, stock appreciation, stock dividend, profit sharing or other similar plan or arrangement;

  (g)
  leased, sold or otherwise disposed of any of its assets except in the ordinary course of business or leased, purchased or otherwise acquired from third parties any assets except in the ordinary course of business;

  (h)
  except for the Merger contemplated by this Agreement, merged, consolidated or sold shares of its common stock, agreed to merge or consolidate with or into any third party, agreed to sell any shares of its common stock or acquired or agreed to acquire any stock, equity interest, assets or business of any third party;

  (i)
  incurred, assumed or guaranteed any obligation or liability (fixed or contingent) other than obligations and liabilities incurred in the ordinary course of business;

  (j)
  mortgaged, pledged or subjected to a lien, security interest, option or other encumbrance any of its assets except for tax and other liens which arise by operation of law and with respect to which payment is not past due and except for pledges or liens: (i) required to be granted in connection with acceptance by First Capital of government deposits; or (ii) granted in connection with repurchase or reverse repurchase agreements;

  (k)
  canceled, released or compromised any loan, debt, obligation, claim or receivable other than in the ordinary course of business;

  (l)
  entered into any transaction, contract or commitment other than in the ordinary course of business;

  (m)
  agreed to enter into any transaction for the borrowing or loaning of monies, other than in the ordinary course of its lending business; or

  (n)
  conducted its business in any manner other than substantially as it was being conducted as of September 30, 2016, except for any conduct or actions taken related to the Merger or this Agreement.

        3.22    Insider Transactions.    Except as set forth in the FCB Disclosure Schedule, since December 31, 2014, no executive officer or director of FCB or any of its Subsidiaries or member of the "immediate family" or "related interests" (as such terms are defined in Regulation O) of any such executive officer or director has currently, or has had during such time period and while an executive officer or director, any direct or indirect interest in any property, assets, business or right which is owned, leased, held or used by FCB or any Subsidiary or in any liability, obligation or indebtedness of FCB or any Subsidiary, except for deposits of First Capital.

        3.23    Indemnification Agreements.

  (a)
  Other than as set forth in the FCB Disclosure Schedule, neither FCB nor any of its Subsidiaries is a party to any indemnification, indemnity or reimbursement agreement, contract, commitment or understanding to indemnify any present or former director, officer, employee, shareholder or agent against liability or hold the same harmless from liability other than as expressly provided in the Articles of Incorporation or By-Laws of FCB or the charter documents of a Subsidiary.

  (b)
  Since January 1, 2012, no claims have been made against or filed with FCB or any of its Subsidiaries nor have, to the knowledge of FCB, any claims been threatened against FCB or a Subsidiary, for indemnification against liability or for reimbursement of any costs or expenses incurred in connection with any legal or regulatory proceeding by any present or former director, officer, shareholder, employee or agent of FCB or any of its Subsidiaries.

        3.24    Shareholder Approval.    The affirmative vote of the holders of a majority of the FCB Common Stock (which are issued and outstanding on the record date relating to the meeting of shareholders contemplated by Section 5.01 of this Agreement) is required for shareholder approval of this Agreement and the Merger.

        3.25    Intellectual Property.

  (a)
  FCB and its Subsidiaries own, or are licensed or otherwise possess sufficient legally enforceable rights to use, all material Intellectual Property (as such term is defined below) that is used by FCB or its Subsidiaries in their respective businesses as currently conducted. Neither FCB nor any of its Subsidiaries has (A) licensed any Intellectual Property owned by it or its Subsidiaries in source code form to any third party or (B) entered into any exclusive agreements relating to Intellectual Property owned by it.

  (b)
  FCB and its Subsidiaries have not infringed or otherwise violated any material Intellectual Property rights of any third party since January 1, 2012. There is no claim asserted, or to the knowledge of FCB threatened, against FCB and/or its Subsidiaries or any indemnitee thereof concerning the ownership, validity, registerability, enforceability, infringement, use or licensed right to use any Intellectual Property.

  (c)
  To the knowledge of FCB, no third party has infringed, misappropriated or otherwise violated FCB or its Subsidiaries' Intellectual Property rights since January 1, 2012. There are no claims asserted or threatened by FCB or its Subsidiaries, nor has FCB or its Subsidiaries decided to assert or threaten a claim, that (i) a third party infringed or otherwise violated any of their Intellectual Property rights; or (ii) a third party's owned or claimed Intellectual Property interferes with, infringes, dilutes or otherwise harms any of their Intellectual Property rights.

  (d)
  FCB and its Subsidiaries have taken reasonable measures to protect the confidentiality of all trade secrets that are owned, used or held by them.

  (e)
  For purposes of this Agreement, "Intellectual Property" shall mean all patents, trademarks, trade names, service marks, domain names, database rights, copyrights, and any applications therefor, mask works, technology, know-how, trade secrets, inventory, ideas, algorithms, processes, computer software programs or applications (in both source code and object code form), and tangible or intangible proprietary information or material and all other intellectual property or proprietary rights.

        3.26    Community Reinvestment Act.    First Capital received a rating of "satisfactory" or better in its most recent examination or interim review with respect to the Community Reinvestment Act.

        3.27    Bank Secrecy Act.    Neither FCB nor First Capital has been advised of, nor are they aware of any basis for, any supervisory criticisms regarding their compliance with the Bank Secrecy Act (41 USC 5422, et seq.) or related state or federal anti-money laundering laws, regulations and guidelines, including without limitation those provisions of federal regulations requiring (i) the filing of reports, such as Currency Transaction Reports and Suspicious Activity Reports, (ii) the maintenance of records and (iii) the exercise of due diligence in identifying customers.

        3.28    Agreements with Regulatory Agencies.    Except as set forth in the FCB Disclosure Schedule in a manner permitted by applicable law, neither FCB nor any of its Subsidiaries is subject to any cease-and-desist, consent order or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, any regulatory agency or other governmental entity (a "FCB Regulatory Agreement"). There are no refunds or restitutions required by any regulatory agency or body to be paid by FCB or any of its Subsidiaries or set forth in any accountant's or auditor's report to FCB or any of its Subsidiaries.

        3.29    Internal Controls.

  (a)
  None of FCB or its Subsidiaries' records, systems, controls, data or information are recorded, stored, maintained, operated or otherwise wholly or partly dependent on or held by any means (including any electronic, mechanical or photographic process, whether computerized or not) which (including all means of access thereto and therefrom) are not under the exclusive ownership and direct control of it or its Subsidiaries or accountants except as would not, individually or in the aggregate, reasonably be expected to result in a materially adverse effect on the system of internal accounting controls described in the next sentence. FCB and its Subsidiaries have devised and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP.

  (b)
  Since December 31, 2014, (i) through the date hereof, neither FCB nor any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of FCB or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that FCB or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing FCB or any of its Subsidiaries, whether or not employed by FCB or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by FCB or any of its officers, directors, employees or agents to the Board of Directors of FCB or any committee thereof, or to any director or officer of FCB.

        3.30    Fiduciary Accounts.    FCB and each of its Subsidiaries has properly administered in all material respects all accounts for which it acts as a fiduciary, including but not limited to accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable laws and regulations. Neither FCB nor any of its Subsidiaries, nor any of their respective directors, officers or employees, has committed any breach of trust to FCB's knowledge with respect to any fiduciary account and the records for each such fiduciary account are true and correct and accurately reflect the assets of such fiduciary account.

        3.31    Opinion of Financial Advisor.    The Board of Directors of FCB, at a duly constituted and held meeting at which a quorum was present throughout, has been informed orally by Sandler O'Neill + Partners, L.P. ("Investment Banker"), that the Merger Consideration is fair to the shareholders of FCB from a financial point of view as of the date of this Agreement.

        3.32    No Other Representations or Warranties.    Except for the representations and warranties made by FCB in this Article III, neither FCB nor any other person makes any express or implied representation or warranty with respect to FCB, its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and FCB hereby disclaims any other representations and warranties.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF MAINSOURCE

        On or prior to the date hereof, MainSource has delivered to FCB a schedule (the "MainSource Disclosure Schedule") setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in this Article IV or to one or more of its covenants contained in Article VI.

        For the purpose of this Agreement, and in relation to MainSource and its Subsidiaries (as such term is defined below), a "Material Adverse Effect" means any effect that (i) is material and adverse to the results of operations, properties, assets, liabilities, condition (financial or otherwise), prospects, value or business of MainSource and its Subsidiaries taken as a whole, or (ii) would materially impair the ability of MainSource to perform its obligations under this Agreement or otherwise materially threaten or materially impede the consummation of the Merger and the other transactions contemplated by this Agreement; provided, however, that Material Adverse Effect on MainSource shall not be deemed to include the impact of (a) changes in banking and similar laws of general applicability to banks or savings associations or their holding companies or interpretations thereof by courts or governmental authorities, (b) changes in GAAP or regulatory accounting requirements applicable to banks, savings associations, or their holding companies generally, (c) the impact of the announcement of this Agreement and the transactions contemplated hereby, and compliance with this Agreement on the business, financial condition or results of operations of MainSource and its Subsidiaries, (d) changes resulting from expenses (such as legal, accounting and investment bankers' fees) incurred in connection with this Agreement or the transactions contemplated herein, and (e) the occurrence of any military or terrorist attack within the United States or any of its possessions or offices; provided that in no event shall a change in the trading price of the shares of MainSource Common Stock, by itself, be considered to constitute a Material Adverse Effect on MainSource and its Subsidiaries taken as a whole (it being understood that the foregoing proviso shall not prevent or otherwise affect a determination that any effect underlying such decline has resulted in a Material Adverse Effect on MainSource); provided further, that without regard to any other provision of this Agreement, and without limiting other events or circumstances that may constitute a Material Adverse Effect, a Material Adverse Effect shall be deemed to have occurred in the event of the imposition of a formal regulatory enforcement action against MainSource or MainSource Bank following the date of this Agreement which would not be terminated upon a merger on terms reasonably satisfactory to FCB and First Capital.

        For the purpose of this Agreement, and in relation to MainSource and its Subsidiaries, "knowledge" means those facts that are actually known by the directors and executive officers of MainSource and its Subsidiaries, or would reasonably be expected to have come to the attention of the directors and executive officers of MainSource and its Subsidiaries based upon their periods of service and positions with MainSource and its Subsidiaries without investigation. Additionally, for the purpose of this Agreement, and in relation to MainSource, its "Subsidiaries" shall mean any entity which is required to be consolidated with MainSource for financial reporting purposes pursuant to GAAP. "Executive officer" for purposes of this Agreement, and in relation to MainSource and its Subsidiaries, shall mean Archie Brown, James Anderson and William Goodwin.

        Accordingly, MainSource represents and warrants to FCB as follows, except as set forth in the MainSource Disclosure Schedule:

        4.01    Organization and Authority.

  (a)
  MainSource is a corporation duly organized and validly existing under the laws of the state of Indiana and is a registered bank holding company under the BHC Act. MainSource has full power and authority (corporate and otherwise) to own and lease its properties as presently owned and leased and to conduct its business in the manner and by the means utilized as of the date hereof. MainSource has previously provided FCB with a complete list of its Subsidiaries. Except for its Subsidiaries, MainSource owns no voting stock or equity securities of any corporation, partnership, association or other entity.

  (b)
  MainSource Bank is a commercial bank chartered and existing under the laws of the State of Indiana. MainSource Bank has full power and authority (corporate and otherwise) to own and lease its properties as presently owned and leased and to conduct its business in the manner and by the means utilized as of the date hereof. Except as set forth on the list previously provided to FCB, and except for securities and other interests held in a fiduciary capacity and beneficially owned by third parties or taken in consideration of debts previously contracted, MainSource Bank has no subsidiaries and owns no voting stock or equity securities of any corporation, partnership, association or other entity.

  (c)
  Each of MainSource's Subsidiaries other than MainSource Bank is duly organized and validly existing under the laws of its jurisdiction of organization, and has full power and authority (corporate and otherwise) to own and lease its properties as presently owned and leased and to conduct its business in the manner and by the means utilized as of the date hereof.

        4.02    Authorization.

  (a)
  MainSource has the requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder, subject to the fulfillment of the conditions precedent set forth in Sections 7.01(e) and (f) hereof. This Agreement and its execution and delivery by MainSource have been duly authorized and approved by the Board of Directors of MainSource and, assuming due execution and delivery by FCB, constitutes a valid and binding obligation of MainSource, subject to the fulfillment of the conditions precedent set forth in Section 7.01 hereof, and is enforceable in accordance with its terms, except to the extent limited by general principles of equity and public policy and by bankruptcy, insolvency, fraudulent transfer, reorganization, liquidation, moratorium, readjustment of debt or other laws of general application relating to or affecting the enforcement of creditors' rights.

  (b)
  Neither the execution of this Agreement nor consummation of the Merger contemplated hereby: (i) conflicts with or violates the Articles of Incorporation or By-Laws of MainSource or the charter documents of any of MainSource's Subsidiaries; (ii) conflicts with or violates any local, state, federal or foreign law, statute, ordinance, rule or regulation (provided that the approvals of or filings with applicable government regulatory agencies or authorities required for consummation of the Merger are obtained) or any court or administrative judgment, order, injunction, writ or decree; (iii) conflicts with, results in a breach of or constitutes a default under any note, bond, indenture, mortgage, deed of trust, license, lease, contract, agreement, arrangement, commitment or other instrument to which MainSource or any of its Subsidiaries is a party or by which MainSource or any of its Subsidiaries is subject or bound; (iv) results in the creation of or gives any Person the right to create any lien, charge, claim, encumbrance or security interest, or results in the creation of any other rights or claims of any other party (other than FCB) or any other adverse interest, upon any right, property or asset of MainSource or any of its Subsidiaries which would be material to MainSource; or (v) terminates or gives any Person the right to terminate, accelerate, amend, modify or refuse to perform under any note, bond, indenture, mortgage, agreement, contract, lease, license, arrangement, deed of trust, commitment or other instrument to which MainSource or any of its Subsidiaries is bound or with respect to which MainSource or any of its Subsidiaries is to perform any duties or obligations or receive any rights or benefits.

  (c)
  Other than in connection or in compliance with the provisions of the applicable federal and state banking, securities, antitrust and corporation statutes, all as amended, and the rules and regulations promulgated thereunder, no notice to, filing with, exemption by or consent, authorization or approval of any governmental agency or body is necessary for consummation of the Merger by MainSource.

        4.03    Capitalization.

  (a)
  The authorized capital stock of MainSource consists of (i) 100,000,000 shares of MainSource Common Stock, of which, 24,069,396 shares were issued and outstanding, and (ii) 400,000 shares of preferred stock, of which none are issued and outstanding. All of the issued and outstanding shares of MainSource Common Stock have been duly and validly authorized by all necessary corporate action of MainSource, are validly issued, fully paid and nonassessable and have not been issued in violation of any pre-emptive rights of any present or former MainSource shareholder. Except as set forth in the MainSource Disclosure Schedule or as disclosed in its reports and other documents required to be filed under the 1934 Act and the Securities Act of 1933 (the "1933 Act") (collectively, the "SEC Reports"), MainSource has no capital stock authorized, issued or outstanding other than as described in this Section 4.03(a) and has no intention or obligation to authorize or issue any other capital stock or any additional shares of MainSource Common Stock. Each share of MainSource Common Stock is entitled to one vote per share. A description of the MainSource Common Stock is contained in the Articles of Incorporation of MainSource.

  (b)
  Subject to 12 U.S.C. §55, all of the issued and outstanding shares of capital stock or other equity ownership interests of each Subsidiary of MainSource are owned by MainSource free and clear of all liens, pledges, charges, claims, encumbrances, restrictions, security interests, options and pre-emptive rights and of all other rights or claims of any other Person with respect thereto.

  (c)
  Except as set forth in the MainSource Disclosure Schedule or as disclosed in the SEC Reports, there are no options, warrants, commitments, calls, puts, agreements, understandings, arrangements or subscription rights relating to any shares of MainSource Common Stock or any of MainSource's Subsidiaries, or any securities convertible into or representing the right to purchase or otherwise acquire any common stock or debt securities of MainSource or its Subsidiaries, by which MainSource is or may become bound. MainSource does not have any outstanding contractual or other obligation to repurchase, redeem or otherwise acquire any of the issued and outstanding shares of MainSource Common Stock. To the knowledge of MainSource, there are no voting trusts, voting arrangements, buy-sell agreements or similar arrangements affecting the capital stock of MainSource or its Subsidiaries.

  (d)
  Except as disclosed in its SEC Reports, MainSource has no knowledge of any Person which beneficially owns (as defined in Rule 13d-3 under the 1934 Act) 5% or more of its outstanding shares of common stock.

        4.04    Organizational Documents.    The Articles of Incorporation and By-Laws of MainSource and the charter documents for each of MainSource's Subsidiaries, representing true, accurate and complete copies of such corporate documents in effect as of the date of this Agreement, have been delivered to FCB.

        4.05    Compliance with Law.

  (a)
  None of MainSource or any of its Subsidiaries is currently in violation of, and since January 1, 2013, none has been in violation of, of any local, state, federal or foreign law, statute, regulation, rule, ordinance, order, restriction or requirement, and none is in violation of any order, injunction, judgment, writ or decree of any court or government agency or body, except where such violation would not have a Material Adverse Effect on MainSource. MainSource and its Subsidiaries possess and hold all licenses, franchises, permits, certificates and other authorizations necessary for the continued conduct of their business without interference or interruption, except where the failure to possess and hold the same would not have a Material Adverse Effect on MainSource.

  (b)
  Since the enactment of the Sarbanes-Oxley Act, MainSource has been and is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act.

  (c)
  All of the existing offices and branches of MainSource Bank have been legally authorized and established in accordance with all applicable federal, state and local laws, statutes, regulations, rules, ordinances, orders, restrictions and requirements, except such as would not have a Material Adverse Effect. Except as set forth in the MainSource Disclosure Schedule, MainSource Bank has no approved but unopened offices or branches.

        4.06    Accuracy of Statements Made and Materials Provided to FCB.    No representation, warranty or other statement made, or any information provided, by MainSource in this Agreement or, in the MainSource Disclosure Schedule (and any update thereto), or provided by MainSource to FCB in the course of FCB's due diligence investigation and no written information which has been or shall be supplied by MainSource with respect to its financial condition, results of operations, business, assets, capital or directors and officers for inclusion in the proxy statement-prospectus relating to the Merger, contains or shall contain (in the case of information relating to the proxy statement-prospectus at the time it is first mailed to FCB's shareholders) any untrue statement of material fact or omits or shall omit to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they are made, not false or misleading, except that no representation or warranty has been made by MainSource with respect to statements made or incorporated by reference in the Form S-4 or the proxy statement-prospectus therein based on information supplied by FCB specifically for inclusion or incorporation by reference in the Form S-4 or the proxy statement-prospectus therein.

        4.07    Litigation and Pending Proceedings.    Except as set forth in the MainSource Disclosure Schedule:

  (a)
  Except for lawsuits involving collection of delinquent accounts and lawsuits which would not have a Material Adverse Effect on MainSource, there are no claims, actions, suits, proceedings, mediations, arbitrations or investigations pending and served against MainSource or any of its Subsidiaries or, to the knowledge of MainSource or any of its Subsidiaries, threatened in any court or before any government agency or authority, arbitration panel or otherwise against MainSource or any of its Subsidiaries. MainSource does not have knowledge of a basis for any claim, action, suit, proceeding, litigation, arbitration or investigation against MainSource or any of its Subsidiaries.

  (b)
  Neither MainSource nor any of its Subsidiaries is: (i) subject to any material outstanding judgment, order, writ, injunction or decree of any court, arbitration panel or governmental agency or authority; (ii) presently charged with or, to the knowledge of MainSource, under governmental investigation with respect to, any actual or alleged material violations of any law, statute, rule, regulation or ordinance; or (iii) the subject of any material pending or, to the knowledge of MainSource, threatened proceeding by any government regulatory agency or authority having jurisdiction over their respective business, assets, capital, properties or operations.

        4.08    Financial Statements and Reports.

  (a)
  MainSource has delivered to FCB copies of the following financial statements and reports of MainSource and its Subsidiaries, including the notes thereto (collectively, the "MainSource Financial Statements"):

  (i)
  Consolidated Balance Sheets and the related Consolidated Statements of Income and Consolidated Statements of Changes in Shareholders' Equity of MainSource as of and for the fiscal years ended December 31, 2015, 2014 and 2013;

  (ii)
  Consolidated Statements of Cash Flows of MainSource for the fiscal years ended December 31, 2015, 2014 and 2013;

    (iii)
    Call Reports ("Call Reports") for MainSource Bank as of the close of business on December 31, 2015, 2014 and 2013;

  (b)
  The MainSource Financial Statements present fairly the consolidated financial position of MainSource as of and at the dates shown and the consolidated results of operations for the periods covered thereby and are complete and correct in all material respects, and represent bona fide transactions, and have been prepared from the books and records of MainSource and its Subsidiaries. The MainSource Financial Statements described in clauses (i) and (ii) above for completed fiscal years are audited financial statements and have been prepared in conformance with GAAP, except as may otherwise be indicated in any accountants' notes or reports with respect to such financial statements.

  (c)
  Since December 31, 2015 on a consolidated basis MainSource and its Subsidiaries have not incurred any material liability other than in the ordinary course of business consistent with past practice.

        4.09    Title to Properties.    Except as described in this Section 4.09 or the MainSource Disclosure Schedule MainSource or one of its Subsidiaries, as the case may be, has good and marketable title in fee simple absolute to all real property (including, without limitation, all real property used as bank premises and all other real estate owned) which is reflected in the MainSource Financial Statements as of December 31, 2015; good and marketable title to all personal property reflected in the MainSource Financial Statements as of December 31, 2015, other than personal property disposed of in the ordinary course of business since December 31, 2015; good and marketable title to or right to use by valid and enforceable lease or contract all other properties and assets (whether real or personal, tangible or intangible) which MainSource or any of its Subsidiaries purports to own or which MainSource or any of its Subsidiaries uses in its respective business and which are in either case material to its respective business; good and marketable title to, or right to use by terms of a valid and enforceable lease or contract, all other property used in its respective business to the extent material thereto; and good and marketable title to all material property and assets acquired and not disposed of or leased since December 31, 2015. All of such properties and assets are owned by MainSource or its Subsidiaries free and clear of all land or conditional sales contracts, mortgages, liens, pledges, restrictions, options, security, interests, charges, claims, rights of third parties or encumbrances of any nature except: (i) as set forth in the MainSource Disclosure Schedule; (ii) as specifically noted in reasonable detail in the MainSource Financial Statements; (iii) statutory liens for taxes not yet delinquent or being contested in good faith by appropriate proceedings; (iv) pledges or liens required to be granted in connection with the acceptance of government deposits or granted in connection with repurchase or reverse repurchase agreements; (v) the applicable lessor's reversionary interest in any leased property pursuant to the applicable lease; and (vi) easements, encumbrances and liens of record, imperfections of title and other limitations which are not material in amounts to MainSource on a consolidated basis and which do not detract from the value or materially interfere with the present or contemplated use of any of the properties subject thereto or otherwise materially impair the use thereof for the purposes for which they are held or used. All real property owned or, to MainSource's knowledge, leased by MainSource or its Subsidiaries is in compliance in all material respects with all applicable zoning and land use laws. All real property, machinery, equipment, furniture and fixtures owned or leased by MainSource or its Subsidiaries that is material to their respective businesses is structurally sound, in good operating condition (ordinary wear and tear excepted) and has been and is being maintained and repaired in the ordinary condition of business.

        4.10    Employee Benefit Plans.    With respect to the employee benefit plans, as defined in Section 3(3) of the ERISA, sponsored or otherwise maintained by MainSource or any of its Subsidiaries which are intended to be tax-qualified under Section 401(a) of the Code (collectively, "MainSource Plans"), all such MainSource Plans have, on a continuous basis since their adoption, been, in all material respects, maintained in compliance with the requirements prescribed by all applicable statutes, orders and governmental rules or regulations, including, without limitation, ERISA and the Department Regulations promulgated thereunder and the Code and Treasury Regulations promulgated thereunder.

        4.11    Taxes, Returns and Reports.    Except as set forth in the MainSource Disclosure Schedule, each of MainSource and its Subsidiaries has since January 1, 2012 (a) duly and timely filed all material federal, state, local and foreign tax returns of every type and kind required to be filed, and each such return is true, accurate and complete in all material respects; (b) paid or otherwise adequately reserved in accordance with GAAP for all taxes, assessments and other governmental charges due or claimed to be due upon it or any of its income, properties or assets; and (c) not requested an extension of time for any such payments (which extension is still in force). MainSource has established, and shall establish in the Subsequent MainSource Financial Statements (as hereinafter defined), in accordance with GAAP, a reserve for taxes in the MainSource Financial Statements adequate to cover all of MainSource's and its Subsidiaries tax liabilities (including, without limitation, income taxes, payroll taxes and withholding, and franchise fees) for the periods then ending. Neither MainSource nor any of its Subsidiaries has, nor will any of them have, any liability for material taxes of any nature for or with respect to the operation of its business, from the date hereof up to and including the Effective Time, except to the extent set forth in the Subsequent MainSource Financial Statements (as hereinafter defined) or as accrued or reserved for on the books and records of MainSource or its Subsidiaries, except as set forth on the MainSource Disclosure Schedule. Except as set forth on the MainSource Disclosure Schedule, to the knowledge of MainSource, neither MainSource nor any of its Subsidiaries is currently under audit by any state or federal taxing authority. Except as set forth on the MainSource Disclosure Schedule, no federal, state or local tax returns of MainSource or any of its Subsidiaries have been audited by any taxing authority during the past five (5) years.

        4.12    Deposit Insurance.    The deposits of MainSource Bank are insured by the Federal Deposit Insurance Corporation in accordance with the Federal Deposit Insurance Act, as amended, to the fullest extent provided by applicable law and MainSource or MainSource Bank has paid or properly reserved or accrued for all current premiums and assessments with respect to such deposit insurance.

        4.13    Insurance.    MainSource has provided FCB with a list and, if requested, a true, accurate and complete copy thereof, of all policies of insurance (including, without limitation, bankers' blanket bond, directors' and officers' liability insurance, property and casualty insurance, group health or hospitalization insurance and insurance providing benefits for employees) owned or held by MainSource or any of its Subsidiaries on the date hereof or with respect to which MainSource or any of its Subsidiaries pays any premiums. Each such policy is in full force and effect and all premiums due thereon have been paid when due.

        4.14    Books and Records.    The books and records of MainSource are, in all material respects, complete and correct and accurately reflect the basis for the financial condition, results of operations, business, assets and capital of MainSource on a consolidated basis set forth in the MainSource Financial Statements.

        4.15    Broker's, Finder's or Other Fees.    Except for reasonable fees and expenses of MainSource's attorneys, accountants and investment bankers, all of which shall be paid by MainSource at or prior to the Effective Time, and except as set forth in the MainSource Disclosure Schedule, no agent, broker or other Person acting on behalf of MainSource or under any authority of MainSource is or shall be entitled to any commission, broker's or finder's fee or any other form of compensation or payment from any of the parties hereto relating to this Agreement and the Merger contemplated hereby.

        4.16    MainSource Securities and Exchange Commission Filings.    MainSource has filed all SEC Reports required to be filed by it. All such SEC Reports were true, accurate and complete in all material respects as of the dates of the SEC Reports, and no such filings contained any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements, at the time and in the light of the circumstances under which they were made, not false or misleading. To the extent not publicly available, MainSource has made available to FCB copies of all comment letters received by MainSource from the SEC since January 1, 2010, relating to the SEC

Reports, together with all written responses of MainSource thereto. As of the date of this Agreement, there are no outstanding or unresolved comments in such comment letters received by MainSource, and to the knowledge of MainSource, none of the SEC Reports is the subject of any ongoing review by the SEC.

        4.17    Community Reinvestment Act.    MainSource Bank received a rating of "satisfactory" or better in its most recent examination or interim review with respect to the Community Reinvestment Act.

        4.18    Absence of Undisclosed Liabilities.    Except as provided in the MainSource Financial Statements or in the MainSource Disclosure Schedule, and except for unfunded loan commitments and obligations on letters of credit to customers of MainSource's Subsidiaries made in the ordinary course of business, except for trade payables incurred in the ordinary course of such Subsidiaries' business, and except for the transactions contemplated by this Agreement and obligations for services rendered pursuant thereto, or any other transactions which would not result in a material liability, none of MainSource or any of its Subsidiaries has, nor will have at the Effective Time, any obligation, agreement, contract, commitment, liability, lease or license which exceeds $250,000 individually, or any obligation, agreement, contract, commitment, liability, lease or license made outside of the ordinary course of business, nor does there exist any circumstances resulting from transactions effected or events occurring on or prior to the date of this Agreement or from any action omitted to be taken during such period which could reasonably be expected to result in any such obligation, agreement, contract, commitment, liability, lease or license. None of MainSource or any of its Subsidiaries is delinquent in the payment of any amount due pursuant to any trade payable in any material respect, and each has properly accrued for such payables in accordance with GAAP, except where the failure to so accrue would not constitute a Material Adverse Effect.

        4.19    Interim Events.    Except as otherwise permitted hereunder, since September 30, 2016, or as set forth in the MainSource Disclosure Schedule, neither MainSource nor any of its Subsidiaries has:

  (a)
  experienced any events, changes, developments or occurrences which have had, or are reasonably likely to have, a Material Adverse Effect on MainSource;

  (b)
  except for the Merger contemplated by this Agreement or as disclosed in any of MainSource's SEC Reports, merged, consolidated or sold shares of its common stock, agreed to merge or consolidate with or into any third party, agreed to sell any shares of its common stock or acquired or agreed to acquire any stock, equity interest, assets or business of any third party; or

  (c)
  conducted its business in any manner other than substantially as it was being conducted as of September 30, 2016.

        4.20    Bank Secrecy Act.    Neither MainSource nor any of its Subsidiaries has been advised of, nor are they aware of any basis for, any supervisory criticisms regarding their compliance with the Bank Secrecy Act (41 USC 5422, et seq.) or related state or federal anti-money laundering laws, regulations and guidelines, including without limitation those provisions of federal regulations requiring (i) the filing of reports, such as Currency Transaction Reports and Suspicious Activity Reports, (ii) the maintenance of records and (iii) the exercise of due diligence in identifying customers

        4.21    Agreements with Regulatory Agencies.    Except as set forth in the MainSource Disclosure Schedule in a manner permitted by applicable law, neither MainSource nor any of its Subsidiaries is subject to any cease-and-desist, consent order or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, any regulatory agency or other governmental entity (a "MainSource Regulatory Agreement"). There are no refunds or restitutions required by any regulatory agency or body to be paid by MainSource or any of its Subsidiaries or set forth in any accountant's or auditor's report to MainSource or any of its Subsidiaries.

        4.22    Insider Transactions.    Except as set forth in MainSource's SEC Reports or in the MainSource Disclosure Schedule, since December 31, 2014, no officer or director of MainSource or any of its Subsidiaries or member of the "immediate family" or "related interests" (as such terms are defined in Regulation O) of any such officer or director has currently, or has had during such time period, any direct or indirect interest in any property, assets, business or right which is owned, leased, held or used by MainSource or any Subsidiary or in any liability, obligation or indebtedness of MainSource or any Subsidiary, except for deposits of MainSource Bank.

        4.23    Sufficient Funds.    MainSource has, as of the date hereof, sufficient cash on hand or other sources of immediately available funds to enable MainSource to timely pay the Cash Consideration, to satisfy its obligations under and to consummate the transactions contemplated by this Agreement.

        4.24    Ordinary Course; Lack of Material Adverse Change.    From December 31, 2013 through the Closing Date, except as reflected in the MainSource SEC filings or as set forth in Schedule 4.24, each of MainSource and MainSource Bank has operated only in the ordinary course of business consistent with past practice, and there has not been any Material Adverse Change.

        4.25    Ownership of FCB Common Stock.    To its knowledge, neither MainSource nor any of its Subsidiaries, owns beneficially or of record, directly or indirectly, or is a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, shares of FCB Common Stock.

        4.26    Reorganization.    Neither MainSource nor any of its Subsidiaries has taken any action, and MainSource is not aware of any fact or circumstance, that would reasonably be expected to prevent the Merger from qualifying as a "reorganization" within the meaning of Section 368(a) of the Code.

        4.27    No Other Representations or Warranties.    Except for the representations and warranties made by MainSource in this Article IV, neither MainSource nor any other person makes any express or implied representation or warranty with respect to MainSource, its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and MainSource hereby disclaims any other representations or warranties.

ARTICLE V
COVENANTS

        5.01    Shareholder Approval.    FCB shall submit this Agreement to its shareholders for approval and adoption at the FCB Meeting, which shall be called and held in accordance with applicable law and the Articles of Incorporation and By-Laws of FCB at the earliest reasonable date (under then-current circumstances) following the effectiveness of the final form of Registration Statement (as defined below). Subject to Section 5.06 hereof, the Board of Directors of FCB shall recommend to FCB's shareholders that such shareholders approve and adopt this Agreement and the Merger contemplated hereby and will solicit proxies voting in favor of this Agreement from FCB's shareholders.

        5.02    Certain Other Approvals.

  (a)
  FCB and MainSource shall each proceed expeditiously, cooperate fully and use commercially reasonable efforts to assist MainSource in procuring upon terms and conditions consistent with the conditions set forth in this Agreement all consents, authorizations, approvals, registrations and certificates, in completing all filings and applications and in satisfying all other requirements prescribed by law which are necessary for consummation of the Merger on the terms and conditions provided in this Agreement at the earliest reasonable date.

  (b)
  FCB and MainSource shall each use commercially reasonable efforts to obtain any required third-party consents to agreements, contracts, commitments, leases, instruments and documents described in the FCB Disclosure Schedule or MainSource Disclosure Schedule and which FCB and MainSource agree are material.

        5.03    Conduct of Business.

  (a)
  On and after the date of this Agreement and until the Effective Time or until this Agreement is terminated as herein provided, FCB and its Subsidiaries shall: (i) carry on their respective business diligently, substantially in the manner as is presently being conducted and in the ordinary course of business; (ii) use commercially reasonable efforts to preserve their respective business organization intact, keep available the services of the present officers and employees and preserve their respective present relationships with customers and Persons having business dealings with each of them; (iii) use commercially reasonable efforts to maintain all of the properties and assets owned or utilized in the operation of their respective businesses as currently conducted in good operating condition and repair, reasonable wear and tear excepted; (iv) maintain their respective books, records and accounts in the usual, regular and ordinary manner, on a basis consistent with prior years and in compliance in all material respects with all Laws applicable to them and to the conduct of their respective businesses; (v) timely file all required regulatory reports; and (vi) not knowingly do or fail to do anything which will cause a breach of, or default in, any of their respective contracts, agreements, commitments, obligations, understandings, arrangements, leases or licenses to which they or any of their respective Subsidiaries are a party or by which they or any of their respective Subsidiaries may be subject or bound which would reasonably be expected to have a Material Adverse Effect.

  (b)
  Subject to the terms and conditions of this Agreement, FCB and MainSource shall each use their respective reasonable best efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable Laws, so as to permit consummation of the Merger and the transactions contemplated thereby as promptly as practicable and otherwise to enable consummation of the Merger, including the satisfaction of the conditions set forth in Article VII hereof, and shall cooperate fully with the other party hereto to that end.

  (c)
  On and after the date of this Agreement and until the Effective Time or until this Agreement is terminated as herein provided, FCB will not, and will cause its Subsidiaries to not, without the prior written consent of MainSource (which shall not be unreasonably withheld, conditioned, or delayed) (or in the case of Sections 5.03(c)(vii)(B) or (C), without prior consultation with MainSource) or as set forth on the FCB Disclosure Schedule:

  (i)
  make any changes in its capital stock accounts (including, without limitation, any stock issuance, stock split, stock dividend, recapitalization, reclassification or stock option agreement);

  (ii)
  authorize a class of stock or issue, or authorize the issuance of, securities other than or in addition to the issued and outstanding common stock as set forth in Section 3.03 hereof;

  (iii)
  distribute or pay any dividends on its shares of common or preferred stock, or authorize a stock split, or make any other distribution to its shareholders, except that (A) each of the Subsidiaries may pay cash dividends to FCB in the ordinary course of business for payment of reasonable and necessary business and operating expenses of FCB and to provide funds for FCB's dividends to its shareholders in accordance with this Agreement, and (B) FCB may pay to its shareholders (1) its usual and customary annual cash dividend with respect to FCB's 2016 financial results (declared in January 2017 and payable in February 2017) of no more than $0.55 per share, and (2) a quarterly dividend out of earnings for the applicable quarter of 2017 payable in the month following the applicable quarter in an amount not greater than the lesser of (x) $0.1375, or (y) 30% of net income for the applicable quarter calculated in accord with GAAP; provided that no dividend may be paid for or during the quarterly period in which the Merger is scheduled to be consummated or is consummated if, during such period, FCB shareholders will become entitled during such period to receive MainSource's regular quarterly cash dividend on their shares of MainSource Common Stock received pursuant to this Agreement;

    (iv)
    redeem any of its outstanding shares of common stock;

    (v)
    merge, combine or consolidate or effect a share exchange with or sell its assets or any of its securities to any other Person or enter into any other similar transaction not in the ordinary course of business;

    (vi)
    purchase any assets or securities or assume any liabilities of a bank holding company, bank, corporation or other entity, except in the ordinary course of business necessary to manage its investment portfolio and then only to the extent that such securities have a quality rating of "AAA" by either Standard & Poor's Ratings Services or Moody's Investors Services for corporate bonds;

    (vii)
    which consent shall be deemed received unless MainSource shall object thereto within two (2) business days after receipt of written notice from FCB to:

    (A)
    renew or otherwise modify any loan, loan commitment, letter of credit or other extension of credit (individually, a "Loan" and collectively, "Loans") (except for any Loan or Loans duly approved prior to the date hereof) to any Person if the Loan is an existing credit on the books of FCB or any Subsidiary and (y) is, or in accordance with bank regulatory definitions should be, classified as "Substandard," "Doubtful" or "Loss," or (z) such Loan is in an amount in excess of $250,000 and is, or in accordance with bank regulatory definitions should be, classified as "special mention";

    (B)
    make, renew or otherwise modify any Loan or Loans (except for any Loan or Loans duly approved prior to the date hereof) if immediately after making a Loan or Loans, such Person would be directly indebted to FCB or any Subsidiary in an aggregate amount in excess of $2,000,000;

    (C)
    make, renew or otherwise modify any Loan or Loans secured by an owner-occupied 1- to 4-family residence with a principal balance in excess of $424,100 (except for any such Loan or Loans secured by an owner-occupied 1-4 single-family residence which the Bank originates, underwrites in accordance with the secondary market standards and holds for sale into the secondary market, in which case such dollar threshold shall be $750,000);

    (D)
    make, renew or otherwise modify any Loan which does not conform with FCB's Credit Policy and Procedures, is in excess of $500,000 and exceeds 120 days to maturity (notice to MainSource of such proposed Loan shall set forth, with specificity, the manner in which such Loan does not conform to FCB's General Credit Policy and Procedures); or

    (E)
    make any Loan or Loans that are a Part 365 exception;

    (viii)
    except as provided in the FCB Disclosure Schedule and for the acquisition or disposition in the ordinary course of business of other real estate owned, acquire or dispose of any real or personal property or fixed asset constituting a capital investment in excess of $25,000 individually or $100,000 in the aggregate;

    (ix)
    make any investment subject to any restrictions, whether contractual or statutory, which materially impairs the ability of FCB or any Subsidiary to dispose freely of such investment at any time; subject any of their properties or assets to a mortgage, lien, claim, charge, option, restriction, security interest or encumbrance, except for tax and other liens which arise by operation of law and with respect to which payment is not past due or is being contested in good faith by appropriate proceedings, pledges or liens required to be granted in connection with acceptance by FCB or any Subsidiary of government deposits and pledges or liens in connection with Federal Home Loan Bank ("FHLB") borrowings;

    (x)
    except as contemplated by this Agreement and as set forth in the FCB Disclosure Schedule, promote to a new position (other than in the ordinary course of business except with respect to a promotion to a senior officer position) or increase the rate of compensation, or enter into any agreement to promote to a new position (other than in the ordinary course of business except with respect to a promotion to a senior officer position) or increase the rate of compensation, of any director, officer or employee of FCB or any Subsidiary, modify, amend or institute new employment policies or practices (other than as may be necessary or appropriate to comply with applicable laws or regulatory requirements), or enter into, renew or extend any employment, indemnity, reimbursement, consulting, compensation or severance agreements with respect to any present or former directors, officers or employees of FCB or any Subsidiary;

    (xi)
    except as contemplated by this Agreement, or as required by applicable law, execute, create, institute, modify, amend or terminate any pension, retirement, savings, stock purchase, stock bonus, stock ownership, stock option, stock appreciation or depreciation right or profit sharing plans; any employment, deferred compensation, consulting, bonus or collective bargaining agreement; any group insurance or health contract or policy; or any other incentive, retirement, welfare or employee welfare benefit plan, agreement or understanding for current or former directors, officers or employees of FCB or any Subsidiary; or change the level of benefits or payments under any of the foregoing or increase or decrease any severance or termination of pay benefits or any other fringe or employee benefits other than as required by law or regulatory authorities or the terms of any of the foregoing;

    (xii)
    amend, modify or restate FCB's or any of its Subsidiaries organizational documents from those in effect on the date of this Agreement and as delivered to MainSource;

    (xiii)
    give, dispose of, sell, convey or transfer, assign, hypothecate, pledge or encumber, or grant a security interest in or option to or right to acquire any shares of common stock or the assets (other than in the ordinary course consistent with past practice) of FCB or any of its Subsidiaries, or enter into any agreement or commitment relative to the foregoing;

    (xiv)
    fail to accrue, pay, discharge and satisfy all debts, liabilities, obligations and expenses, including, but not limited to, trade payables, incurred in the regular and ordinary course of business as such debts, liabilities, obligations and expenses become due, unless the same are being contested in good faith;

    (xv)
    issue, or authorize the issuance of, any securities convertible into or exchangeable for any shares of the capital stock of FCB or any of its Subsidiaries;

    (xvi)
    borrow any money or incur any indebtedness including, without limitation, through the issuance of debentures, or incur any liability or obligation (whether absolute, accrued, contingent or otherwise), in an aggregate amount exceeding $100,000, except for obligations disclosed within this Agreement or the FCB Disclosure Schedule, FHLB advances, Federal Funds purchased by First Capital, trade payables and similar liabilities and obligations incurred in the ordinary course of business and the payment, discharge or satisfaction in the ordinary course of business of liabilities reflected in the FCB Financial Statements or the Subsequent FCB Financial Statements (as defined below);

    (xvii)
    open, close, move or, in any material respect, expand, diminish, renovate, alter or change any of its offices or branches, other than as disclosed in the FCB Disclosure Schedule;

    (xviii)
    pay or commit to pay any management or consulting or other similar type of fees other than as disclosed in the FCB Disclosure Schedule;

    (xix)
    change in any material respect its accounting methods, except as may be necessary and appropriate to conform to changes in tax law requirements, changes in GAAP or regulatory accounting principles or as required by FCB's independent auditors or its regulatory authorities;

    (xx)
    change in any material respect its underwriting, operating, investment or risk management or other similar policies of FCB or any of its Subsidiaries, except as required by applicable law or policies imposed by any regulatory authority or governmental entity;

    (xxi)
    make, change or revoke any material tax election, file any material amended tax return, enter into any closing agreement with respect to a material amount of taxes, settle any material tax claim or assessment or surrender any right to claim a refund of a material amount of taxes; or

    (xxii)
    enter into any contract, agreement, lease, commitment, understanding, arrangement or transaction or incur any liability or obligation (other than as contemplated by Section 5.03(c)(vii) hereof and legal, accounting and other fees related to the Merger as set forth on the FCB Disclosure Schedule) requiring payments by FCB or any of its Subsidiaries which exceed $100,000, whether individually or in the aggregate, or that is not a trade payable or incurred in the ordinary course of business.

        5.04    Insurance.    FCB and MainSource shall each maintain, or cause to be maintained, on their own behalf and for their respective Subsidiaries, in full force and effect, insurance on their respective assets, properties and operations, and fidelity coverage, in such amounts and with regard to such liabilities and hazards as are currently insured by them or their respective Subsidiaries as of the date of this Agreement.

        5.05    Accruals for Loan Loss Reserve and Expenses.

  (a)
  Prior to the Effective Time, FCB shall, and shall cause its Subsidiaries, to make, consistent with GAAP and applicable banking laws and regulations, such appropriate accounting entries in its books and records and use commercially reasonable efforts to take such other actions as FCB and its Subsidiaries shall deem to be necessary or desirable in anticipation of the Merger including, without limitation, accruals or the creation of reserves for employee benefits and Merger-related expenses.

  (b)
  FCB recognizes that MainSource may have adopted different loan and accounting policies and practices (including loan classifications and levels of loan loss allowances). Subject to applicable law (including without limitation the rules and regulations of the U.S Department of Justice and Federal Trade Commission guidelines regarding pre-merger information exchange between competitors, applicable banking laws and regulations and GAAP), and in a manner that is not inconsistent with FCB's obligation to operate its business in the ordinary course consistent with past practices, from and after the date hereof FCB shall consult and cooperate in good faith with MainSource with respect to conforming the loan, credit and accounting policies and practices of FCB to those policies and practices of MainSource for financial accounting and/or income tax reporting purposes, as reasonably specified in each case in writing from MainSource to FCB, based upon such consultation and subject to the conditions in Section 5.05(d).

  (c)
  Subject to applicable law (including without limitation applicable banking laws and regulations and GAAP), FCB shall consult and cooperate in good faith with MainSource with respect to determining, as reasonably specified in a written notice from MainSource to FCB, based upon such consultation and subject to the conditions in Section 5.05(d), the amount and the timing for recognizing for financial accounting and/or income tax reporting purposes of FCB's expenses of the Merger.

  (d)
  Subject to applicable law (including without limitation applicable banking laws and regulations and GAAP), FCB shall consult and cooperate in good faith with MainSource to (i) make such conforming entries to conform the loan and accounting policies and practices of FCB to the policies and practices of MainSource as contemplated in Section 5.05(b) above and (ii) recognize FCB's expenses of the Merger for financial accounting and/or income tax reporting purposes at such times as are reasonably requested in writing by MainSource as contemplated in Section 5.05(c) above, but in no event prior to the 5th day next preceding the Closing Date and only after MainSource acknowledges that all conditions to its obligation to consummate the Merger have been satisfied and certifies to FCB that MainSource will at the Effective Time deliver to FCB the certificate contemplated in Section 7.02(g).

  (e)
  FCB's representations, warranties and covenants contained in this Agreement shall not be deemed to be untrue or breached in any respect for any purpose as a consequence of any modifications or changes undertaken on account of Section 5.05(d).

        5.06    Acquisition Proposals.

  (a)
  FCB will, and will cause each of its Subsidiaries to, and its and their respective officers, directors and representatives (including Investment Banker) to, immediately cease and cause to be terminated any existing solicitations, discussions or negotiations with any Person that has made or indicated an intention to make an Acquisition Proposal (as defined below). During the period from the date of this Agreement through the Effective Time, FCB shall not terminate, amend, modify or waive any material provision of any confidentiality or similar agreement to which FCB or any of its Subsidiaries is a party (other than any involving MainSource).

  (b)
  Except as permitted in this Section 5.06, FCB shall not, and shall cause its Subsidiaries and any of their respective directors, officers and representatives (including Investment Banker) not to, (i) solicit, initiate or knowingly encourage or facilitate, or take any other action designed to, or that could reasonably be expected to facilitate (including by way of furnishing non-public information) any inquiries with respect to an Acquisition Proposal, or (ii) initiate, participate in or knowingly encourage any discussions or negotiations or otherwise knowingly cooperate in any way with any Person regarding an Acquisition Proposal; provided, however, that, at any time prior to obtaining the approval of the Merger by FCB's shareholders, if FCB receives a bona fide Acquisition Proposal that the FCB Board of Directors determines in good faith constitutes or would reasonably be expected to lead to a Superior Proposal (as defined below) that was not solicited after the date hereof and did not otherwise result from a breach of FCB's obligations under this Section 5.06, FCB may furnish, or cause to be furnished, non-public information with respect to FCB and its Subsidiaries to the Person who made such proposal (provided that all such information has been provided to MainSource prior to or at the same time it is provided to such Person) and may participate in discussions and negotiations regarding such proposal if (A) the FCB Board of Directors determines in good faith, and following consultation with financial advisors and outside legal counsel, that failure to do so would be reasonably likely to result in a breach of its fiduciary duties to FCB's shareholders under applicable law and (B) prior to taking such action, FCB has used its best reasonable efforts to enter into a confidentiality agreement with respect to such proposal on customary terms. Without limiting the foregoing, it is agreed that any violation of the restrictions contained in the first sentence of this Section 5.06(b) by any representative (including Investment Banker) of FCB or its Subsidiaries shall be a breach of this Section 5.06 by FCB.

  (c)
  Neither the FCB Board of Directors nor any committee thereof shall (or shall agree or resolve to) (i) fail to make, withdraw or modify in a manner adverse to MainSource or propose to withdraw or modify in a manner adverse to MainSource (or take any action inconsistent with) the recommendation by the FCB Board of Directors or any such committee of this Agreement or the Merger, or approve or recommend, or propose to recommend, the approval or recommendation of any Acquisition Proposal (any of the foregoing being referred to herein as an "Adverse Recommendation Change"), or (ii) cause or permit FCB or First Capital to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other similar agreement (each, an "Acquisition Agreement") constituting or related to, or which is intended to or would be reasonably likely to lead to, any Acquisition Proposal (other than a confidentiality agreement referred to in Section 5.06(b)).

  (d)
  Notwithstanding the foregoing, at any time prior to the special meeting of FCB's shareholders to approve the Merger, the FCB Board of Directors may, in response to a Superior Proposal, effect an Adverse Recommendation Change; provided, that the FCB Board of Directors determines in good faith, after consultation with its outside legal counsel and financial advisors, that the failure to do so would be reasonably likely to result in a breach of its fiduciary duties to the shareholders of FCB under applicable Law, and provided, further, that the FCB Board of Directors may not effect such an Adverse Recommendation Change unless (A) the FCB Board shall have first provided prior written notice to MainSource (an "Adverse Recommendation Change Notice") that it is prepared to effect an Adverse Recommendation Change in response to a Superior Proposal, which notice shall, in the case of a Superior Proposal, attach the most current version of any proposed written agreement or letter of intent relating to the transaction that constitutes such Superior Proposal (it being understood that any amendment to the financial terms or any other material term of such Superior Proposal shall require a new notice and a new five business day period) and (ii) MainSource does not make, within five business days after receipt of such notice, a proposal that would, in the reasonable good faith judgment of the FCB Board of Directors (after consultation with financial advisors and outside legal counsel), cause the offer previously constituting a Superior Proposal to no longer constitute a Superior Proposal or that the Adverse Recommendation Change is no longer required to comply with the FCB Board's fiduciary duties to the shareholders of FCB under applicable law. FCB agrees that, during the five business day period prior to its effecting an Adverse Recommendation Change, FCB and its officers, directors and representatives shall negotiate in good faith with MainSource and its officers, directors, and representatives regarding any revisions to the terms of the transactions contemplated by this Agreement proposed by MainSource.

  (e)
  In addition to the obligations of FCB set forth in paragraphs (a), (b) and (c) of this Section 5.06, FCB shall as promptly as possible, and in any event within two business days after FCB first obtains knowledge of the receipt thereof, advise MainSource orally and in writing of (i) any Acquisition Proposal or any request for information that FCB reasonably believes could lead to or contemplates an Acquisition Proposal or (ii) any inquiry FCB reasonably believes could lead to any Acquisition Proposal, the terms and conditions of such

    Acquisition Proposal, request or inquiry (including any subsequent amendment or other modification to such terms and conditions) and the identity of the Person making any such Acquisition Proposal or request or inquiry. In connection with any such Acquisition Proposal, request or inquiry, if there occurs or is presented to FCB any material change, modification or development to a previously made offer or letter of intent or any other material development occurs, FCB (or its outside counsel) shall (A) advise and confer with MainSource (or its outside counsel) regarding the progress of negotiations concerning any Acquisition Proposal, the material resolved and unresolved issues related thereto and the material terms (including material amendments or proposed amendments as to price and other material terms) of any such Acquisition Proposal, request or inquiry, and (B) promptly upon receipt or delivery thereof provide MainSource with true, correct and complete copies of any document or communication related thereto.

  (f)
  Nothing contained in this Section 5.06 shall prohibit FCB from at any time taking and disclosing to its shareholders a position contemplated by Rule 14e-2(a) promulgated under the 1934 Act or from making any other disclosure to its shareholders or in any other regulatory filing if, in the good faith judgment of the FCB Board of Directors, after consultation with its outside counsel, failure to so disclose would be reasonably likely to result in a breach of their or FCB's obligations under applicable law.

  (g)
  For purposes of this Agreement, "Acquisition Proposal" shall mean (i) any inquiry, proposal or offer from any Person or group of Persons (other than as contemplated by this Agreement) relating to, or that could reasonably be expected to lead to, any direct or indirect acquisition or purchase, in one transaction or a series of transactions, of (A) assets or businesses that constitute 20% or more of the revenues, net income or assets of FCB and its Subsidiaries, taken as a whole, or (B) 20% or more of any class of equity securities of FCB or any of its Subsidiaries; (ii) any tender offer or exchange offer that, if consummated, would result in any Person beneficially owning 20% or more of any class of equity securities of FCB or any of its Subsidiaries; or (iii) any merger, consolidation, business combination, recapitalization, liquidation, dissolution, joint venture, binding share exchange or similar transaction involving FCB, First Capital or any of its other Subsidiaries pursuant to which any Person or the shareholders of any Person would own 20% or more of any class of equity securities of FCB, First Capital, or any of FCB's other Subsidiaries or of any resulting parent company of FCB or First Capital. For purposes of this Section 5.06 only, a "Person" shall include a natural Person, or any legal, commercial, or Governmental Authority, including, a corporation, general partnership, joint venture, limited partnership, limited liability company, trust, business association, group acting in concert, or any Person acting in a representative capacity.

  (h)
  For purposes of this Agreement, "Superior Proposal" shall mean any Acquisition Proposal (but changing the references to "20% or more" in the definition of "Acquisition Proposal" to "50% or more") that the FCB Board determines in good faith (after having received the advice of its financial advisors and outside legal counsel), to be (i) more favorable to the shareholders and other constituencies of FCB, including, but not limited to, from a financial point of view, than the Merger (taking into account all the terms and conditions of such proposal and this Agreement (including any break-up fees, expense reimbursement provisions and conditions to consummation and any changes to the financial terms of this Agreement proposed by MainSource in response to such offer or otherwise)) and (ii) reasonably capable of being completed without undue delay taking into account all financial, legal, regulatory and other aspects of such proposal.

        5.07    Press Releases.    Neither FCB nor MainSource will issue any press release or make any public announcement relating to this Agreement, the Merger, or the other transactions contemplated by this Agreement without the prior approval of, in the case of FCB, MainSource, and in the case of MainSource, FCB (which approval shall not be unreasonably withheld, conditioned or delayed). However, each party may issue any press release or make any public announcement that the party believes is required to be made by applicable law or any applicable rule or regulation promulgated by any applicable securities exchange after consultation with outside legal counsel, in which case the disclosing party will use its commercially reasonable efforts to advise and consult with the other party regarding the applicable press release or public announcement prior to making the contemplated disclosure.

        5.08    Material Changes to Disclosure Schedules.    From time to time prior to the Effective Time, FCB and MainSource shall each promptly supplement or amend their respective Disclosure Schedules delivered pursuant hereto with respect to any matter hereafter arising which, if existing, occurring or known as of the date hereof, would have been required to be set forth or described in such schedules or which is necessary to correct any information in such schedules which has been rendered inaccurate thereby. No supplement or amendment to such schedules shall have any effect for the purpose of determining satisfaction of the conditions set forth in Article VII hereof or the compliance by any party with the covenants set forth in Article V hereof.

        5.09    Access; Information.    MainSource and FCB, and their representatives and agents, shall, upon reasonable notice to the other party, at all times during normal business hours prior to the Effective Time, have full and continuing access to the properties, facilities, operations, books and records of the other party. MainSource and FCB, and their representatives and agents may, prior to the Effective Time, make or cause to be made such reasonable investigation of the operations, books, records and properties of the other party and their Subsidiaries and of their financial and legal condition as deemed necessary or advisable to familiarize themselves with such operations, books, records, properties and other matters; provided, however, that such access or investigation shall not interfere unnecessarily with the normal business operations of FCB or MainSource or either of their Subsidiaries. Upon request, FCB and MainSource will furnish the other party or its representatives or agents, their attorneys' responses to external auditors requests for information, management letters received from their external auditors and such financial, loan and operating data and other information reasonably requested by MainSource or FCB which has been or is developed by the other party, its auditors, accountants or attorneys (provided, with respect to attorneys, such disclosure would not result in the waiver by the other party of any claim of attorney-client privilege), and will permit MainSource or FCB or their representatives or agents to discuss such information directly with any individual or firm performing auditing or accounting functions for FCB or MainSource, as applicable, and such auditors and accountants will be directed to furnish copies of any reports or financial information as developed to MainSource or FCB or its representatives or agents, as applicable. No investigation by MainSource or FCB shall affect the representations and warranties made by FCB or MainSource herein. Any confidential information or trade secrets received by MainSource, FCB or their representatives or agents in the course of such examination will be treated confidentially, and any correspondence, memoranda, records, copies, documents and electronic or other media of any kind containing such confidential information or trade secrets or both shall be destroyed by MainSource or FCB, as applicable, or at MainSource's or FCB's request, returned to MainSource or FCB, as applicable, in the event this Agreement is terminated as provided in Article VIII hereof. Additionally, any confidential information or trade secrets received by MainSource or FCB, or either of their agents or representatives in the course of their examinations (whether conducted prior to or after the date of this Agreement) shall be treated confidentially and in accordance with the Confidentiality Agreement (as defined in Section 11.09 hereof). This Section 5.09 will not require the disclosure of any information to MainSource or FCB which would be prohibited by law. The ability of MainSource or FCB to consult with any tax advisor (including a tax advisor independent from all other entities involved in the transactions contemplated hereby) shall not be limited by this Agreement in any way, provided that any such tax advisor is otherwise subject to and is bound by this Section 5.09. Notwithstanding anything herein to the contrary (other than the preceding sentence), except as reasonably necessary to comply with applicable securities laws, MainSource and FCB (and each employee, representative or agent of MainSource and FCB) may disclose to any and all Persons, without limitation of any kind, the tax treatment (as defined in Treas. Reg. § 1.6011-4) of the transactions contemplated hereby and all materials of any kind (including opinions or other tax analyses) that are or have been provided to MainSource or FCB relating to such tax structure, provided that, in the case of any materials that contain information other than the tax treatment or tax structure of the transactions contemplated hereby (including, but not limited to, any information relating to the pricing or any cost of the transactions contemplated hereby or the identity of any party to the transactions contemplated hereby), this sentence shall apply to such materials only to the extent that such materials contain the tax treatment or tax structure of the transactions contemplated hereby and MainSource and FCB shall take all action necessary to prevent the disclosure of such other information as otherwise provided herein. The immediately preceding sentence shall not be effective until the earliest of (a) the date of the public announcement of discussions relating to any of the transactions contemplated hereby, (b) the date of the public announcement of any of the transactions contemplated hereby or (c) the date of the execution of an agreement, with or without conditions, to enter into any of the transactions contemplated hereby.

        5.10    Financial Statements.    As soon as reasonably available after the date of this Agreement, FCB will deliver to MainSource any additional audited consolidated financial statements which have been prepared on its behalf or at its direction, the monthly consolidated unaudited balance sheets and profit and loss statements of FCB prepared for its internal use, First Capital Call Reports for each quarterly period completed prior to the Effective Time, and all other financial reports or statements submitted to regulatory authorities after the date hereof, to the extent permitted by law (collectively, "Subsequent FCB Financial Statements"). The Subsequent FCB Financial Statements will be prepared on a basis consistent with past accounting practices and GAAP, to the extent required, and shall present fairly the financial condition and results of operations as of the dates and for the periods presented (except in the case of unaudited financials or Call Report information for the absence of notes and/or year-end adjustments). The Subsequent FCB Financial Statements, including the notes thereto, will not include any assets, liabilities or obligations or omit to state any assets, liabilities or obligations, absolute or contingent, or any other facts, which inclusion or omission would render such financial statements inaccurate, incomplete or misleading in any material respect. As soon as internally available after the date of this Agreement, MainSource will deliver to FCB any additional audited consolidated financial statements which have been prepared on its behalf or at its direction and the quarterly consolidated unaudited balance sheets and profit and loss statements of MainSource (collectively, "Subsequent MainSource Financial Statements"). The Subsequent MainSource Financial Statements will be prepared on a basis consistent with past accounting practices and GAAP to the extent applicable and shall present fairly the financial condition and results of operations as of the dates and for the periods presented (except in the case of unaudited financials or Call Report information for the absence of notes and/or year-end adjustments). The Subsequent MainSource Financial Statements, including the notes thereto, will not include any assets, liabilities or obligations or omit to state any assets, liabilities or obligations, absolute or contingent, or any other facts, which inclusion or omission would render such financial statements inaccurate, incomplete or misleading in any material respect.

        5.11    Environmental.    If requested by MainSource, FCB will cooperate with MainSource for its conduct, by a consulting firm of its choice and at MainSource's sole cost, of a phase one environmental site assessment on any or all real property owned by FCB or any of its Subsidiaries as of the date of this Agreement, and any real property acquired by FCB or any of its Subsidiaries after the date of this Agreement. MainSource shall be responsible for the costs of the phase one environmental assessments.

Subject to provisions below, if requested by MainSource, based upon the results of a phase one environmental assessment, FCB will cooperate with MainSource for its conduct, by a consulting firm of MainSource's choice and at MainSource's sole cost, of a phase two environmental investigation on any or all real property owned by FCB or any of its Subsidiaries as of the date of this Agreement, and any real property acquired by FCB or any of its Subsidiaries after the date of this Agreement; provided, however, that (i) MainSource's request shall identify the specific consultant to conduct the work, the scope of work for the investigation of each property (which shall be reasonable given the results of the applicable phase one assessment), and the insurance coverage for such work (which shall be reasonable and customary), (ii) all such work shall be conducted at times and places reasonably acceptable to FCB so as to not impair its business operations or properties, and (iii) MainSource indemnifies and holds harmless FCB and its Subsidiaries and affiliates for all liabilities, claims, judgments, damages, and expenses arising from or related to the work conducted by MainSource's contractor, and shall cause the properties investigated (and any other properties impacted by the work) to be repaired and returned to their pre-investigation condition.

        5.12    Governmental Reports and Shareholder Information.    Promptly upon its becoming available, and only to the extent permitted by applicable law and regulation, FCB shall furnish to MainSource one (1) copy of each financial statement, report, notice, or proxy statement sent by FCB to any Governmental Authority or to FCB's shareholders generally, and of any order issued by any Governmental Authority in any proceeding to which FCB is a party. For purposes of this Agreement, "Governmental Authority" shall mean any government (or any political subdivision or jurisdiction thereof), court, bureau, agency or other governmental entity having or asserting jurisdiction over the applicable party or its business, operations or properties.

        5.13    Adverse Actions.

          (a)   FCB shall not knowingly take any action that is intended or is reasonably likely to result in (i) any of its representations and warranties set forth in this Agreement being or becoming untrue in any respect at any time at or prior to the Effective Time, subject to the standard set forth in Section 7.01(a), (ii) the Merger failing to qualify as a reorganization within the meaning of Section 368(a) of the Code, (iii) any of the conditions to the Merger set forth in Article VII not being satisfied, (iv) a material violation of any provision of this Agreement or (v) a material delay in the consummation of the Merger except, in each case, as may be required by applicable law or regulation.

          (b)   MainSource shall not knowingly take any action that is intended or is reasonably likely to result in (i) any of its representations and warranties set forth in this Agreement being or becoming untrue in any respect at any time at or prior to the Effective Time, subject to the standard set forth in Section 7.02(a), (ii) the Merger failing to qualify as a reorganization within the meaning of Section 368(a) of the Code, (iii) any of the conditions to the Merger set forth in Article VII not being satisfied, (iv) a material violation of any provision of this Agreement, (v) a material delay in the consummation of the Merger except, in each case, as may be required by applicable law or regulation, or (vi) make, declare, pay or set aside for payment any extraordinary or special dividends or distributions on any shares of its capital stock, or amend the MainSource Articles of Incorporation or By Laws or any of the governing documents in a manner that would adversely affect the economic or other benefits of the Merger to the holders of the MainSource Common Stock.

        5.14    Data Processing Agreement.    Prior to the Effective Time, FCB shall take such action with respect to its data processing agreement with Computer Services, Inc., to extend such agreement on a month-to-month basis until the Closing Date or such later date as MainSource shall indicate in a writing to FCB. The FCB Disclosure Schedule sets forth FCB's best estimate as of the date of this

Agreement of the total termination payment necessary to terminate such data processing agreement, including the calculation used to arrive at such best estimate.

        5.15    [Reserved]

        5.16    Regulatory Approvals.    MainSource shall have primary responsibility for the preparation, filing and costs of all bank regulatory applications required for consummation of the Merger, and shall file such applications as promptly as practicable and, in any event, within 30 days after the execution of this Agreement. MainSource shall provide copies of all applications to FCB prior to filing so as to provide FCB and its counsel sufficient time to review and comment thereon. MainSource shall provide to FCB's counsel copies of all applications filed and copies of all material written communications with all state and federal bank regulatory agencies relating to such applications. MainSource shall proceed expeditiously, cooperate fully and use its best efforts to procure, upon terms and conditions reasonably acceptable to MainSource, all consents, authorizations, approvals, registrations and certificates, to complete all filings and applications and to satisfy all other requirements prescribed by law which are necessary for consummation of the Merger on the terms and conditions provided in this Agreement at the earliest possible reasonable date.

        5.17    SEC Registration.

  (a)
  MainSource shall file with the SEC as promptly as practicable and in the most expeditious manner practicable a Registration Statement on an appropriate form under the 1933 Act covering the shares of MainSource Common Stock to be issued pursuant to this Agreement and shall use reasonable best efforts to cause the same to become effective and thereafter, until the Effective Time or termination of this Agreement, to keep the same effective and, if necessary, amend and supplement the same. Such Registration Statement and any amendments and supplements thereto are referred to in this Agreement as the "Registration Statement." The Registration Statement shall include a proxy statement-prospectus reasonably acceptable to MainSource and FCB, prepared for use in connection with the FCB Meeting, all in accordance with the rules and regulations of the SEC. MainSource shall, as soon as practicable after filing the Registration Statement, make all filings required to obtain all blue sky exemptions, authorizations, consents or approvals required for the issuance of MainSource Common Stock.

  (b)
  Any materials or information provided by MainSource for use in any filing with any state or federal regulatory agency or authority shall not contain any untrue or misleading statement of material fact or shall omit to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not false or misleading. Any materials or information provided by FCB for use in any filing with any state or federal regulatory agency or authority shall not contain any untrue or misleading statement of material fact or shall omit to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not false or misleading.

  (c)
  MainSource will list for trading on the NASDAQ Global Market (subject to official notice of issuance) prior to the Effective Time the shares of MainSource Common Stock to be issued in the Merger.

        5.18    Employee Benefit Plans and Other Employee Matters.

  (a)
  Except as otherwise provide in Section 5.18(h) and 5.18(i) below, MainSource shall make available to the officers and employees of FCB or any Subsidiary who continue as employees of FCB or any Subsidiary after the Effective Time ("Continuing Employees"), substantially the same employee benefits, including severance benefits, on substantially the same terms and conditions as MainSource offers to similarly situated officers and employees. Continuing Employees will receive credit for prior service with FCB or its Subsidiaries, or their predecessors, for purposes of eligibility and vesting under the employee benefit plans of MainSource and its Subsidiaries. To the extent that MainSource determines, in its sole discretion, that FCB's employee benefit plans should be terminated, Continuing Employees shall become eligible to participate in MainSource's employee benefit plans as soon as reasonably practicable after the plan termination. Continuing Employees who become covered under the health or dental plans of MainSource, shall not be subject to any waiting periods or additional pre-existing condition limitations under the health and dental plans of MainSource or its Subsidiaries in which they are eligible to participate than they otherwise would have been subject to under the health and dental plans of FCB. To the extent that the initial period of coverage for Continuing Employees or any Eligible Retirees under any such MainSource employee benefit plans is not a full 12-month period of coverage, Continuing Employees shall be given credit under the applicable plan for any deductibles and co-insurance payments made by such Continuing Employees under the corresponding FCB plan during the balance of such 12-month period of coverage provided that MainSource can obtain, in a manner satisfactory to MainSource, as determined in its sole discretion, the necessary data and provided that the insurer agrees. In the event the insurer does not agree, MainSource shall take all action necessary to ensure that Continuing Employees do not lose the value of the deductibles and co-insurance payments whether that be by continuing the FCB health plan through the end of the applicable plan year or otherwise.

  (b)
  At such time as MainSource shall determine, in its discretion, The First Capital Bank of Kentucky 401(k) Plan ("FCB 401(k) Plan") shall be merged with and into the MainSource Financial Group, Inc. 401(k) and Employee Stock Ownership Plan ("Disposition Date"). All account balances maintained under the FCB 401(k) Plan shall become fully vested on the day on which the Effective Time occurs. From the date of this Agreement through the Disposition Date, FCB may continue to make contributions to the FCB 401(k) Plan so long as such contributions are comparable in amount to any past contributions to such Plan.

  (c)
  In accordance with Section 5.18(a) hereof, after the Effective Time, MainSource shall continue to maintain all FCB Plans that are employee welfare benefit and cafeteria plans currently in effect at the Effective Time, until such time as MainSource determines, in its sole discretion, to modify or terminate any or all of those plans. Claims incurred under the employee welfare benefit and cafeteria plans prior to plan termination shall be paid in accordance with the applicable plan's claim submission procedures and deadlines.

  (d)
  All Continuing Employees shall be subject to MainSource's PTO policy as of the Effective Time. FCB or its Subsidiary (as applicable) shall immediately prior to the Effective Time pay all accrued and unused vacation and PTO to all Persons who are employees of FCB and its Subsidiaries as of immediately prior to the Effective Time, in amounts calculated pursuant to the terms of FCB's vacation and PTO policy. Prior to the Effective Time FCB shall accrue for all amounts payable pursuant to such vacation and PTO policy.

  (e)
  After the Effective Time, mileage for Continuing Employees' business-related travel shall be reimbursed according to MainSource's reimbursement policy for mileage, consistent with the applicable provisions of the Code.

  (f)
  MainSource shall pay certain retention bonuses at such times, in such amounts and to such critical employees of FCB and its Subsidiaries as determined by MainSource in consultation with FCB.

  (g)
  Until the Effective Time, FCB or a Subsidiary of FCB, whichever is applicable, shall be liable for all obligations for continued health coverage pursuant to Section 4980B of the Code and Section 601 through 609 of ERISA ("COBRA") for eligible employees who incur a qualifying event before the Effective Time. MainSource or a MainSource Subsidiary, whichever is applicable, shall after the Effective Time be liable for (i) all obligations for continued health coverage under COBRA with respect to each qualified beneficiary of FCB or a Subsidiary of FCB who incurs a termination on and after the Effective Time, and (ii) for continued health coverage under COBRA from and after the Effective Time for each qualified beneficiary of FCB or a Subsidiary of FCB who incurs a qualifying event before the Effective Time.

  (h)
  Except for the individuals set forth on Schedule 5.18(h), those employees of FCB or any Subsidiary as of the Effective Time whom MainSource or its Subsidiaries elect not to employ after the Effective Time, those employees who are employed and then terminated within 9 months from the Effective Time (including through an Involuntary Termination), or those employees who voluntary resign employment due to an involuntary relocation of the employee's principal place of employment to a location which is more than twenty-five (25) miles from the employee's principal place of employment immediately prior to the Effective Time ("Separated Employees") shall be entitled to severance benefits equal to two weeks of annual base pay for each year of service (including years of service with FCB and/or any of its Subsidiaries) with a minimum of four weeks of annual base pay and a maximum of 26 weeks of annual base pay. For the purposes of this subsection, "Involuntary Termination" includes a termination by an employee whose (1) annual base salary is reduced below the employee's base salary immediately prior to the Effective Time, or (2) total compensation opportunity is not at least ninety percent (90%) of his or her total compensation opportunity immediately prior to the Effective Time. Effective as of the day following the day which is 9 months after the Effective Time, all Continuing Employees will be entitled to severance benefits equal to those provided by MainSource from time to time to its employees. Nothing in this Section 5.18(h) shall be deemed to limit or modify MainSource's at-will employment policy.

  (i)
  As of the date of this Agreement, but effective as of the Closing, FCB shall have amended the employment and change in control agreements listed on Schedule 5.18(i) of this Agreement (the "Employment Agreements") to include, in the case of H. David Hale and Brian C. Karst, a commercially reasonable noncompetition clause, and in the case of all other listed employees, a commercially reasonable non-solicitation clause. To the extent such Agreements do not already so provide, FCB shall also have amended the Employment Agreements listed on Schedule 5.18(i) to provide that in no event may an "excess parachute payment" under Code Section 280G be paid under such agreements. FCB shall have obtained from each of the individuals with whom FCB or any of its Subsidiaries has an Employment Agreement a settlement agreement, in a form and with such terms as are mutually agreed to by FCB and MainSource and effective as of the Closing, setting forth the method in which his or her rights under the Employment Agreements will be settled in the event such individuals are entitled to payment or benefits (each a "Settlement Agreement"). Immediately prior to the Effective Time, FCB shall make the payments required under the Employment Agreements, Settlement Agreements, or similar agreements, as applicable.

  (j)
  FCB shall terminate all Supplemental Retirement Benefits Agreements (as listed on Schedule 5.18(j) of this Agreement) as of immediately prior to the Effective Time (the "SERP Agreements"). With respect to each SERP Agreement under which there are any unpaid benefits as of the termination of the SERP Agreement, FCB shall pay in a lump sum on the Closing Date to each Person (other than FCB or its Subsidiary) who was party to a SERP Agreement the amount in cash of such unpaid benefits.

  (k)
  FCB shall terminate The First Capital Bank of Kentucky Stock Option Plan as of the Effective Time.

  (l)
  MainSource shall offer to current FCB officer Brian Karst beginning at the Effective Time the position of Regional Sales Manager over the Southern Indiana and Kentucky mortgage markets of MainSource, upon terms competitive in the market. MainSource shall offer to current FCB officer Adam Davis beginning at the Effective Time the position of Assistant Controller of MainSource (to be based in Greensburg, Indiana), upon terms competitive in the market. MainSource will give appropriate consideration to other senior officers of FCB for potential positions with MainSource in MainSource's Louisville, Kentucky market and with MainSource's principal office in Greensburg, Indiana.

  (m)
  As a result, directly or indirectly, of the transactions contemplated by this Agreement (including without limitation any termination of employment relating thereto and occurring prior to, at or following the Effective Time), FCB, its ERISA Affiliates and their respective successors shall not make a payment that would be characterized as an "excess parachute payment" to an individual who is a "disqualified individual," as such terms are defined in Code Section 280G.

  (n)
  Neither the terms of this Section 5.18 nor the provision of any employee benefits by MainSource or any of its Subsidiaries to employees of FCB or any of its Subsidiaries shall: (a) create any employment contract, agreement or understanding with or employment rights for, or constitute a commitment or obligation of employment to, any of the officers or employees of FCB or any of its Subsidiaries; or (b) prohibit or restrict MainSource or its Subsidiaries, whether before or after the Effective Time, from changing, amending or terminating any employee benefits provided to its employees from time to time.

        5.19    D&O Insurance.    MainSource shall cause the individuals serving as officers and directors of FCB and First Capital immediately before the Effective Time to be covered for a period of six years from and after the Effective Time by the directors' and officers' liability insurance policy maintained by FCB (provided that MainSource may substitute therefor policies of at least the same coverage and amounts containing terms and conditions that are not less advantageous to such officers and directors than FCB's existing policy) with respect to acts or omissions occurring before the Effective Time; provided, however, that in no event shall MainSource be required to expend pursuant to this Section 5.19 more than an amount per year equal to 150% of the annual premiums paid by FCB as of the Effective Time for such insurance (the "Premium Cap"); provided further, that if the cost exceeds such limit, MainSource shall use its reasonable best efforts to obtain as much comparable insurance as is available for the Premium Cap.

        5.20    Governmental Report and Shareholder Information.    Promptly upon its becoming publicly available, MainSource shall furnish to FCB one copy of each financial statement, report, notice, or proxy statement sent by MainSource to any Governmental Authority or to MainSource's shareholders generally and of each SEC Report filed by MainSource with the SEC or any successor agency, and of any order issued by any Governmental Authority in any proceeding to which MainSource is a party.

        5.21    Written Opinion of Financial Advisor.    FCB shall take action to cause Sandler O'Neill + Partners, L.P., to provide within ten (10) days after the date of this Agreement its written fairness opinion that the Merger Consideration is fair to the shareholders of FCB from a financial point of view as of the date of this Agreement.

 ARTICLE VI
[INTENTIONALLY OMITTED]

ARTICLE VII
CONDITIONS PRECEDENT TO THE MERGER

        7.01    MainSource.    The obligation of MainSource to consummate the Merger is subject to the satisfaction and fulfillment of each of the following conditions on or prior to the Effective Time, unless waived in writing by MainSource:

          (a)    Representations and Warranties at Effective Time.    Each of the representations and warranties of FCB contained in this Agreement shall be true, accurate and correct in all material respects at and as of the Effective Time as though such representations and warranties had been made or given on and as of the Effective Time (except that representations and warranties that by their express terms speak as of the date of this Agreement or some other date shall be true and correct only as of such date); provided that no representation or warranty of FCB, except for Section 3.03(a) hereof, shall be deemed untrue, inaccurate or incorrect for purposes hereunder as a consequence of the existence of any fact, event or circumstance inconsistent with such representation or warranty, unless such fact, event or circumstance, individually or taken together with all other facts, events or circumstances inconsistent with any representations or warranty of FCB, has had or would result in a Material Adverse Effect on FCB.

          (b)    Covenants.    Each of the covenants and agreements of FCB shall have been fulfilled or complied with in all material respects from the date of this Agreement through and as of the Effective Time.

          (c)    Deliveries at Closing.    MainSource shall have received from FCB at the Closing (as hereinafter defined) the items and documents, in form and content reasonably satisfactory to MainSource, set forth in Section 10.02(b) hereof.

          (d)    Registration Statement Effective.    MainSource shall have registered its shares of MainSource Common Stock to be issued to shareholders of FCB in accordance with this Agreement with the SEC pursuant to the 1933 Act, and all state securities and blue sky approvals, authorizations and exemptions required to offer and sell such shares shall have been received by MainSource. The Registration Statement with respect thereto shall have been declared effective by the SEC and no stop order shall have been issued or threatened.

          (e)    Regulatory Approvals.    All regulatory approvals required to consummate the transactions contemplated hereby ("Regulatory Approvals") shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired and no such approvals shall contain any conditions, restrictions or requirements which the Board of Directors of MainSource reasonably determines in good faith would reduce the benefits of the transactions contemplated hereby to such a degree that MainSource would not have entered into this Agreement had such conditions, restrictions or requirements been known at the date hereof.

          (f)    Shareholder Approval.    The shareholders of FCB shall have approved and adopted this Agreement as required by applicable law and FCB's Articles of Incorporation and the Dissenting Shares shall represent no more than ten percent (10.0%) of the outstanding shares of FCB Common Stock.

          (g)    Officers' Certificate.    FCB shall have delivered to MainSource a certificate signed by its President and its Secretary, dated as of the Effective Time, certifying that: (i) the representations and warranties of FCB contained in Article III are true, accurate and correct in all respects on and as of the Effective Time, subject to the standard specified in Section 7.01(a) above; (ii) all the covenants of FCB have been complied with in all material respects from the date of this

  Agreement through and as of the Effective Time; and (iii) FCB has satisfied and fully complied with all conditions necessary to make this Agreement effective as to it.

          (h)    Tax Opinion.    The Board of Directors of MainSource shall have received a written opinion of the law firm of Smith Amundsen LLC, dated as of the Effective Time, in form and content reasonably satisfactory to MainSource, to the effect that the Merger to be effected pursuant to this Agreement will constitute a tax-free reorganization under Section 368(a) of the Code (as described in Section 1.03 hereof) to each party hereto and to the shareholders of FCB (except to the extent that cash is received as a part of the Merger Consideration). In rendering such opinion, counsel may require and rely upon customary representation letters of the parties hereto and rely upon customary assumptions.

          (i)    Material Proceedings.    None of MainSource, FCB, or either of their Subsidiaries, shall be subject to any statute, rule, regulation, injunction, order or decree, which shall have been enacted, entered, promulgated or enforced, which prohibits, prevents or makes illegal completion of the Merger, and no material claim, litigation or proceeding shall have been initiated or threatened relating to the Agreement or the Merger or seeking to prevent the completion of the Merger.

          (j)    Listing.    The shares of MainSource Common Stock to be issued in the Merger shall have been approved for listing on the NASDAQ Global Market, subject to official notice of issuance.

          (k)    280G Opinion.    MainSource shall have received a letter of tax advice, in a form satisfactory to MainSource, from FCB's outside, independent certified public accountants to the effect that any amounts that are paid by FCB before the Effective Time, or required under the Employment Agreements, Settlement Agreements, SERP Agreements, FCB Stock Options, other agreements or arrangements existing prior to the Effective Time, or this Agreement (or other plans or agreements entered into in connection with this Agreement) to be paid at or after the Effective Time, to Persons who are disqualified individuals in respect of FCB, its Subsidiaries or their successors, and that otherwise should be allowable as deductions for federal income tax purposes, should not be disallowed as deductions for such purposes by reason of Section 280G of the Code.

          (l)    Resignation of Directors and Officers of First Capital.    MainSource shall have received the written resignation of all of the directors of First Capital as directors of First Capital, and the written resignation of all of the officers of First Capital as officers of First Capital.

          (m)    Settlement Agreements and FCB Stock Options.    MainSource shall have received executed copies of the Settlement Agreements and cancellation agreements with respect to the FCB Stock Options, as contemplated by Section 2.01(b), all of which shall be in full force and effect.

          (n)    Notice of Termination of Data Processing Agreement.    If requested by MainSource, First Capital shall have provided notice of termination to Computer Services, Inc. under that certain Data Processing Agreement, dated March 2, 2014 (including related exhibits and schedules), as amended, between First Capital and Computer Services, Inc. (the "Data Processing Agreement").

        7.02    FCB.    The obligation of FCB to consummate the Merger is subject to the satisfaction and fulfillment of each of the following conditions on or prior to the Effective Time, unless waived in writing by FCB:

          (a)    Representations and Warranties at Effective Time.    Each of the representations and warranties of MainSource contained in this Agreement shall be true, accurate and correct in all material respects on and as of the Effective Time as though the representations and warranties had been made or given at and as of the Effective Time (except that representations and warranties that by their express terms speak as of the date of this Agreement or some other date shall be true and correct only as of such date); provided that no representation or warranty of MainSource shall be deemed untrue, inaccurate or incorrect for purposes hereunder as a consequence of the existence of any fact, event or circumstance inconsistent with such representation or warranty, unless such fact, event or circumstance, individually or taken together with all other facts, events or circumstances inconsistent with any representations or warranty of MainSource, has had or would result in a Material Adverse Effect on MainSource.

          (b)    Covenants.    Each of the covenants and agreements of MainSource shall have been fulfilled or complied with in all material respects from the date of this Agreement through and as of the Effective Time.

          (c)    Deliveries at Closing.    FCB shall have received from MainSource at the Closing the items and documents, in form and content reasonably satisfactory to FCB, listed in Section 10.02(a) hereof.

          (d)    Registration Statement Effective.    MainSource shall have registered its shares of MainSource Common Stock to be issued to shareholders of FCB in accordance with this Agreement with the SEC pursuant to the 1933 Act, and all state securities and Blue Sky approvals, authorizations and exemptions required to offer and sell such shares shall have been received by MainSource. The Registration Statement with respect thereto shall have been declared effective by the SEC and no stop order shall have been issued or threatened.

          (e)    Regulatory Approvals.    All Regulatory Approvals shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired.

          (f)    Shareholder Approvals.    The shareholders of FCB shall have approved and adopted this Agreement as required by applicable law and FCB's Articles of Incorporation.

          (g)    Officers' Certificate.    MainSource shall have delivered to FCB a certificate signed by its Chairman or President and its Secretary, dated as of the Effective Time, certifying that: (i) the representations and warranties of MainSource contained in Article IV are true, accurate and correct in all respects on and as of the Effective Time, subject to the standard specified in Section 7.02(a) above; (ii) all the covenants of MainSource have been complied with in all material respects from the date of this Agreement through and as of the Effective Time; and (iii) MainSource has satisfied and fully complied with all conditions necessary to make this Agreement effective as to it.

          (h)    Tax Opinion.    The Board of Directors of FCB shall have received a written opinion of the law firm of Smith Amundsen LLC, dated as of the Effective Time, in form and content reasonably satisfactory to FCB, to the effect that the Merger to be effected pursuant to this Agreement will constitute a tax-free reorganization under Section 368(a) of the Code (as described in Section 1.03 hereof) to each party hereto and to the shareholders of FCB (except to the extent that cash is received as a part of the Merger Consideration). In rendering such opinion, counsel may require and rely upon customary representation letters of the parties hereto and rely upon customary assumptions.

          (i)    Listing.    The shares of MainSource Common Stock to be issued in the Merger shall have been approved for listing on the NASDAQ Global Market, subject to official notice of issuance.

          (j)    Material Proceedings.    None of MainSource, FCB, or any Subsidiary of MainSource or FCB, shall be subject to any statute, rule, regulation, injunction, order or decree, which shall have been enacted, entered, promulgated or enforced, which prohibits, prevents or makes illegal completion of the Merger, and no material claim, litigation or proceeding shall have been initiated or threatened relating to the Agreement or the Merger or seeking to prevent the completion of the Merger.

ARTICLE VIII
TERMINATION OF MERGER

        8.01    Termination.    This Agreement may be terminated and abandoned at any time prior to the Closing Date, only as follows:

  (a)
  by the mutual written consent of MainSource and FCB;

  (b)
  by either of FCB or MainSource by written notice to the other:

  (i)
  if the Agreement and the Merger are not approved by the requisite vote of the shareholders of FCB at the FCB Meeting;

  (ii)
  if any Governmental Authority of competent jurisdiction shall have issued an order, decree, judgment or injunction or taken any other action that permanently restrains, enjoins or otherwise prohibits or makes illegal the consummation of the Merger, and such order, decree, judgment, injunction or other action shall have become final and non-appealable or if any consent or approval of any Governmental Authority whose consent or approval is required to consummate the Merger has been denied and such denial has become final and non-appealable; or

  (iii)
  if the consummation of the Merger shall not have occurred on or before September 30, 2017 (the "Outside Date"), except as extended by mutual agreement of the parties; provided that the right to terminate this Agreement under this Section 8.01(b)(iii) shall not be available to any party whose breach of any provision of this Agreement causes the failure of the Merger to occur on or before the Outside Date;

  (c)
  by written notice from MainSource to FCB, if:

  (i)
  any event shall have occurred which is not capable of being cured prior to the Outside Date and would result in any condition set forth in Section 7.01 not being satisfied prior to the Outside Date;

  (ii)
  FCB breaches or fails to perform any of its representations, warranties or covenants contained in this Agreement, which breach or failure to perform would give rise to the failure of a condition set forth in Section 7.01, and such condition is incapable of being satisfied by the Outside Date or such breach has not been cured by FCB within 20 business days after FCB's receipt of written notice of such breach from MainSource; or

  (iii)
  there has been a Material Adverse Effect on FCB on a consolidated basis as of the Effective Time, as compared to that in existence as of the date of this Agreement;

  (d)
  by written notice from FCB to MainSource if:

  (i)
  any event shall have occurred which is not capable of being cured prior to the Outside Date and would result in any condition set forth in Section 7.02 not being satisfied prior to the Outside Date;

  (ii)
  MainSource breaches or fails to perform any of its representations, warranties or covenants contained in this Agreement, which breach or failure to perform would give rise to the failure of a condition set forth in Section 7.02 and such condition is incapable of being satisfied by the Outside Date or such breach has not been cured by MainSource within 20 business days after MainSource's receipt of written notice of such breach from FCB;

    (iii)
    there has been a Material Adverse Effect on MainSource on a consolidated basis as of the Effective Time, as compared to that in existence as of the date of this Agreement; or

    (iv)
    FCB intends to enter into an agreement relating to a Superior Proposal in accordance with Section 5.06; provided, however, that FCB has (i) not materially breached the provisions of Section 5.06, and (ii) complied with its payment obligation under Section 8.02(b);

  (e)
  by written notice of MainSource to FCB:

  (i)
  if the FCB Board of Directors shall fail to include its recommendation to approve the Merger in the proxy statement/prospectus;

  (ii)
  in the event of an Adverse Recommendation Change or an Adverse Recommendation Change Notice;

  (iii)
  if the FCB Board shall approve any Acquisition Proposal or publicly recommend that the holders of FCB Common Stock accept or approve any Acquisition Proposal;

  (iv)
  if FCB shall have entered into, or publicly announced its intention to enter into, a definitive agreement, agreement in principle or letter of intent with respect to any Acquisition Proposal; or

  (v)
  except when such a reaffirmation would be inappropriate in the context of matters subject to the terms of Section 5.06 of this Agreement, if the FCB Board fails to publicly reaffirm its recommendation of this Agreement, the Merger or the other transactions contemplated by this Agreement within five business days of a written request by MainSource to provide such reaffirmation.

  (f)
  by written notice by MainSource to FCB if a quorum could not be convened at the meeting of shareholders of FCB contemplated in Section 5.01 or at a reconvened meeting held at any time prior to or on the Outside Date; or

  (g)
  by written notice of FCB to MainSource if both of the following conditions are satisfied at any time during the five day period commencing on the Determination Date, such termination to be effective on the tenth day following the Determination Date:

  (i)
  the MainSource Market Value on the Determination Date is less than $24.37; and

  (ii)
  the number obtained by dividing the MainSource Market Value by the Initial MainSource Market Value shall be less than the Index Ratio minus 0.15; Subject, however, to the following: If FCB elects to exercise its termination right pursuant to this Section 8.01(g), it shall give prompt written notice thereof to MainSource. During the five business day period commencing with its receipt of such notice, MainSource shall have the option to increase the Exchange Ratio to equal the lesser of (x) a quotient, the numerator of which is equal to the product of the Initial MainSource Market Value, the Exchange Ratio (as then in effect), and the Index Ratio minus 0.15 and the denominator of which is equal to the MainSource Market Value on the Determination Date; or (y) the quotient determined by dividing the Initial MainSource Market Value by the MainSource Market Value on the Determination Date, and multiplying the quotient by the product of the Exchange Ratio (as then in effect) and 0.80. If within such five business day period, MainSource delivers written notice to FCB that it intends to proceed with the Merger by paying such additional consideration as contemplated by the preceding sentence, and notifies FCB of the revised Exchange Ratio, then no termination shall have occurred pursuant to this Section 8.01(g), and this Agreement shall remain in full force and effect in accordance with its terms (except that the Exchange Ratio shall have been so modified). If MainSource or any company belonging to the Index declares or effects a stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction between the date of this Agreement and the Determination Date, the prices for the common stock of such company shall be appropriately adjusted for the purposes of applying this Section 8.01(g).

        For purposes of this Section 8.01(g), the following terms shall have the meanings indicated below:

        "Determination Date" shall mean the first date on which all Regulatory Approvals (and waivers, if applicable) necessary for consummation of the Merger have been received (disregarding any waiting period)."

        "Final Index Price" means the average of the daily closing value of the Index for the twenty consecutive trading days immediately preceding the Determination Date."

        "Index" means the NASDAQ Bank Index or, if such Index is not available, such substitute or similar Index as substantially replicates the NASDAQ Bank Index.

        "Index Ratio" means the Final Index Price divided by the Initial Index Price.

        "Initial MainSource Market Value" means $30.46, adjusted as indicated in the last sentence of this Section 8.01(g).

        "Initial Index Price" means 3,787.84, which is the closing value of the Index on the last business day prior to the date of this Agreement.

        "MainSource Market Value" means, as of any specified date, the average of the daily closing sales prices of a share of MainSource Common Stock as reported on the NASDAQ Global Market for the twenty (20) consecutive trading days immediately preceding such specified date.

        8.02    Effect of Termination.

  (a)
  Subject to the remainder of this Section 8.02, in the event of the termination of this Agreement pursuant to Section 8.01, this Agreement shall forthwith become null and void and have no effect, without any liability on the part of MainSource or FCB and each of their respective directors, officers, employees, advisors, agents, or shareholders and all rights and obligations of any party under this Agreement shall cease, except for the agreements contained in this Section 8.02 and Section 11.11, which shall remain in full force and effect and survive any termination of this Agreement; provided, however, that nothing contained in this Section 8.02(a), except for the fees payable pursuant to subsections (b), (c) or (d), shall relieve any party hereto from liabilities or damages arising out of any fraud or intentional breach by such party of any of its representations, warranties, covenants or other agreements contained in this Agreement.

  (b)
  FCB shall pay to MainSource an amount in cash equal to $2,000,000 (the "Primary Termination Fee") if:

  (i)
  this Agreement is terminated by MainSource pursuant to Section 8.01(e); or

  (ii)
  this Agreement is terminated by either party pursuant to Section 8.01(b)(i) and (A) prior to the date of such termination, an Acquisition Proposal was received by FCB and made known to the shareholders of FCB or publicly available, and (B) prior to the date that is twelve months after such termination, FCB or any of its Subsidiaries enters into any Acquisition Agreement or any Acquisition Proposal is consummated; provided, however, that in such case FCB shall only be liable to pay MainSource the amount of the Termination Fee less the amount of any MainSource Expenses previously paid to MainSource pursuant to Section 8.02(d) by FCB; or

    (iii)
    this Agreement is terminated by either party pursuant to Section 8.01(b)(iii) and (A) prior to the date of such termination, an Acquisition Proposal was made, and (B) prior to the date that is twelve months after such termination, FCB or any of its Subsidiaries enters into any Acquisition Agreement or any Acquisition Proposal is consummated.

  (c)
  [Reserved]

  (d)
  FCB shall pay to MainSource an amount in cash equal to $500,000 (the "Secondary Termination Fee") if this Agreement is terminated by MainSource pursuant to Section 8.01(c)(ii) of this Agreement, unless such termination is based on a breach by FCB of its representation in Section 3.11(b).

  (e)
  MainSource shall pay to FCB the Secondary Termination Fee if this Agreement is terminated by FCB pursuant to Section 8.01(d)(ii) of this Agreement.

  (f)
  For the avoidance of doubt, if multiple termination events occur under Section 8.02(b) that trigger payment of the Primary Termination Fee, FCB shall only be liable to pay the Primary Termination Fee one time. If multiple events occur under this Section 8.02 such that FCB is required to pay the Secondary Termination Fee under Section 8.02(d) and is required to pay the Primary Termination Fee under Section 8.02(b), MainSource shall not be entitled to recover under both Section 8.02(b) and 8.02(d). Any Primary Termination Fee or Secondary Termination Fee due under Section 8.02(b) or 8.02(d) (as applicable) shall be paid by FCB by wire transfer of same day funds:

  (i)
  in the case of Section 8.02(b)(i) or 8.02(d), concurrently with such termination;

  (ii)
  in the case of Section 8.02(b)(ii) or Section 8.02(b)(iii), on the earlier of the date FCB enters into such Acquisition Agreement or consummates such Acquisition Proposal.

    Any Secondary Termination Fee due under Section 8.02(e) shall be paid by MainSource by wire transfer of same day funds concurrently with such termination.

  (g)
  In the event that FCB owes the Primary Termination Fee or Secondary Termination Fee to MainSource pursuant to Section 8.02(b) or 8.02(d) (as applicable) or in the event that MainSource owes Secondary Termination Fee to FCB pursuant to Section 8.02(e), then the payment of such amount shall be the sole and exclusive remedy for those termination events and shall constitute liquidated damages (it being understood that, where events occur that would require FCB to pay both the Primary Termination Fee and the Secondary Termination Fee, the Primary Termination Fee shall be the sole and exclusive remedy). FCB and MainSource acknowledge that the agreements contained in this Section 8.02 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, neither MainSource nor FCB would not have entered into this Agreement. Accordingly, if FCB or MainSource (as applicable) fails promptly to pay the amounts due pursuant to this Section 8.02, and, in order to obtain such payment, FCB or MainSource (as applicable) commences a suit that results in a judgment against FCB or MainSource (as applicable) for the amounts set forth in this Section 8.02, FCB or MainSource (as applicable) shall pay to MainSource or FCB (as applicable) its reasonable costs and expenses (including attorneys' fees and expenses) in connection with such suit and any appeal relating thereto, together with interest on the amounts set forth in this Section 8.02 at the national prime rate in effect on the date such payment was required to be made.

ARTICLE IX
EFFECTIVE TIME OF THE MERGER

        Upon the terms and subject to the conditions specified in this Agreement, the Merger shall become effective on the day and at the time (the "Closing Date") specified in the Articles of Merger of MainSource and FCB as filed with the Indiana Secretary of State and the Kentucky Secretary of State (the "Effective Time"). Unless otherwise mutually agreed to by the parties hereto, the Effective Time will occur on the fifth business day following (a) the fulfillment of all conditions precedent to the Merger set forth in Article VII of this Agreement and (b) the expiration of all waiting periods in connection with the bank regulatory applications filed for the approval of the Merger.

ARTICLE X
CLOSING

        10.01    Closing Date and Place.    So long as all conditions precedent set forth in Article VII hereof have been satisfied and fulfilled, the closing of the Merger (the "Closing") will take place at the Effective Time at a location to be agreed upon by MainSource and FCB.

        10.02    Deliveries.

  (a)
  At the Closing, MainSource will deliver to FCB the following:

  (i)
  the officers' certificate contemplated by Section 7.02(g) hereof;

  (ii)
  copies of all approvals by government regulatory agencies necessary to consummate the Merger;

  (iii)
  copies of the resolutions adopted by the Board of Directors of MainSource certified by the Secretary of MainSource relative to the approval of this Agreement and the Merger;

  (iv)
  the tax opinion required by Section 7.02(h) hereof; and

  (v)
  such other documents as FCB or its legal counsel may reasonably request.

  (b)
  At the Closing, FCB will deliver to MainSource the following:

  (i)
  the officers' certificate contemplated by Section 7.01(g) hereof;

  (ii)
  copies of the resolutions adopted by the Board of Directors and shareholders of FCB certified by the Secretary of FCB relative to the approval of this Agreement and the Merger;

  (iii)
  the tax opinion required by Section 7.01(h) hereof;

  (iv)
  the letter of tax advice required by Section 7.01(k) hereof;

  (v)
  the resignations required by Section 7.01(l) hereof;

  (vi)
  the Settlement Agreements and FCB Stock Options cancellations required by Section 7.01(m) hereof;

  (vii)
  the notice of termination of the Data Processing Agreement required by Section 7.01(n) hereof; and

  (viii)
  other documents as MainSource or its legal counsel may reasonably request.

 ARTICLE XI
MISCELLANEOUS

        11.01    Effective Agreement.    This Agreement and the recitals hereof shall be binding upon and inure to the benefit of and be enforceable by the respective parties hereto and their respective successors and assigns; provided, however, that neither this Agreement nor any of the rights, interests or obligations of the respective parties hereto under this Agreement may be assigned by any party hereto without the prior written consent of the other parties hereto. The representations, warranties, covenants and agreements contained in this Agreement, as well as the documents and instruments referred to herein, are for the sole benefit of the parties hereto and their successors and assigns, and they will not be construed as conferring any rights on any other Persons, except for Sections 1.01(b), 5.18(h), and 11.08 hereof, other than the right of FCB, on behalf of its shareholders, to pursue damages in the event of fraud or an intentional breach of this Agreement as provided in Section 8.02(a) hereof.

        11.02    Waiver; Amendment.

  (a)
  The parties hereto may by an instrument in writing: (i) extend the time for the performance of or otherwise amend any of the covenants, conditions or agreements of the other parties under this Agreement; (ii) waive any inaccuracies in the representations or warranties of the other parties contained in this Agreement or in any document delivered pursuant hereto or thereto; (iii) waive the performance by the other parties of any of the covenants or agreements to be performed by it or them under this Agreement; or (iv) waive the satisfaction or fulfillment of any condition, the nonsatisfaction or nonfulfillment of which is a condition to the right of the party so waiving to consummate the Merger. The waiver by any party hereto of a breach of or noncompliance with any provision of this Agreement will not operate or be construed as a continuing waiver or a waiver of any other or subsequent breach or noncompliance hereunder.

  (b)
  This Agreement may be amended, modified or supplemented only by a written agreement executed by the parties hereto.

        11.03    Notices.    All notices, requests and other communications hereunder will be in writing (which will include e-mail communication) and will be deemed to have been duly given if delivered by hand and receipted for, delivered by certified United States Mail, return receipt requested, first class postage pre-paid, delivered by overnight express receipted delivery service; or on the date sent by

e-mail (with confirmation of transmission) if sent during normal business hours of the recipient (or on the next Business Day if sent after normal business hours of the recipient) as follows:

If to MainSource:	with a copy to (which will not constitute notice):

MainSource Financial Group, Inc.
2105 North State Road 3 Bypass
Greensburg, Indiana 47240
ATTN: Archie M. Brown, Jr.,
Chairman, President and CEO
ATTN: Karen B. Woods,
EVP Corporate Counsel &
Chief Risk Officer
Email: abrown@mainsourcefinancial.com
Email: kbwoods@mainsourcefinancial.com	Smith Amundsen LLC 201 North Illinois Street, Suite 1400 Indianapolis, Indiana 46204 ATTN: John W. Tanselle Email: jtanselle@salawus.com
If to FCB:	with a copy to (which will constitute notice):

FCB Bancorp, Inc.
293 North Hubbards Lane
Louisville, KY 40207
ATTN: H. David Hale, Chairman,
President and CEO
ATTN: Brian G. Karst,
Executive Vice President and COO
Email: hdh1st@aol.com
Email: bkarst@fcbok.com	Frost Brown Todd LLC 400 W. Market Street, 32nd Floor Louisville, KY 40202 ATTN: R. James Straus ATTN: James A. Giesel Email: jstraus@fbtlaw.com Email: jgiesel@fbtlaw.com or such substituted address or Person as any of them have given to the other in writing. All such notices, requests or other communications shall be effective: (a) if delivered by hand, when delivered; (b) if mailed in the manner provided herein, five (5) business days after deposit with the United States Postal Service; (c) if delivered by overnight express delivery service, on the next business day after deposit with such service; and (d) if by email on the date sent (upon confirmation of transmission) if sent during normal business hours or on the next business day if sent after normal business hours.

        11.04    Headings.    The headings in this Agreement have been inserted solely for ease of reference and should not be considered in the interpretation or construction of this Agreement.

        11.05    Severability.    In case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provision or provisions had never been contained herein.

        11.06    Counterparts.    This Agreement may be executed in any number of counterparts and by PDF copy, each of which will be an original, but such counterparts shall together constitute one and the same instrument.

        11.07    Governing Law; Enforcement; Specific Performance; Jury Trial.    This Agreement shall be governed by and construed in accordance with the laws of the State of Indiana and applicable federal laws, without regard to principles of conflicts of law. The parties hereto hereby agree that all claims, actions, suits and proceedings between the parties hereto relating to this Agreement shall be filed, tried and litigated only in the Circuit or Superior Courts of Marion County, Indiana or the United States District Court for the Southern Division. In connection with the foregoing, the parties hereto consent to the jurisdiction and venue of such courts and expressly waive any claims or defenses of lack of personal jurisdiction of or proper venue by such courts. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms on a timely basis or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court identified above, this being in addition to any other remedy to which they are entitled at law or in equity.

        WAIVER OF JURY TRIAL.    EACH OF THE PARTIES HEREBY WAIVES TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY, IN ANY MATTERS (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT OR THE TRANSACTION AGREEMENTS.

        11.08    Indemnification.

  (a)
  All rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time now existing in favor of the current or former directors or officers of FCB and its Subsidiaries as provided in its charters, articles of incorporation, or by-laws and any existing indemnification agreements or arrangements of FCB described in the FCB Disclosure Schedule, shall survive the Merger and shall continue in full force and effect in accordance with their terms to the extent permitted by law, shall not be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of such individuals, and shall be honored by MainSource from and after the Effective Time (in the same manner FCB would have been required to honor such rights prior to the Effective Time), with respect to acts or omissions of such individuals occurring or alleged to occur at or prior to the Effective Time.

  (b)
  MainSource shall cause any successor, whether by consolidation, merger or transfer of substantially all of its properties or assets, to comply with its obligations under this Section 11.08. The provisions of this Section 11.08 shall survive the Effective Time and are intended to be for the benefit of, and shall be enforceable by, each party entitled to indemnification and other rights under as provided in FCB's charters, articles of incorporation, or by-laws and any existing indemnification agreements or arrangements of FCB described in the FCB Disclosure Schedule and other Person named herein and his or her heirs and representatives.

        11.09    Entire Agreement.    This Agreement and the Exhibits hereto supersede all other prior or contemporaneous understandings, commitments, representations, negotiations or agreements, whether oral or written, among the parties hereto relating to the Merger or matters contemplated herein and constitute the entire agreement between the parties hereto, except as otherwise provided herein and except for the Confidentiality Agreement dated March 22, 2016, by and between FCB and MainSource (the "Confidentiality Agreement"). Upon the execution of this Agreement by all the parties hereto, any and all other prior writings of either party relating to the Merger, will terminate and will be rendered of no further force or effect. The parties hereto agree that each party and its counsel reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party will not be employed in the interpretation of this Agreement or any amendments or exhibits hereto.

        11.10    Survival of Representations, Warranties or Covenants.    Except as set forth in the following sentence, none of the representations, warranties or covenants of the parties will survive the Effective Time or the earlier termination of this Agreement, and thereafter MainSource, FCB and all the respective directors, officers and employees of MainSource and FCB will have no further liability with respect thereto. The covenants contained in Section 8.02 shall survive termination of this Agreement. The covenants contained in Sections 1.01(b), 5.18(h), and 11.08 shall survive the Effective Time.

        11.11    Expenses.    Except as provided elsewhere in this Agreement, each party to this Agreement shall pay its own expenses incidental to the Merger contemplated hereby, except that MainSource shall pay and bear the cost of (a) each regulatory filing, notification, registration or similar fee required to be paid by any part in connection with this Agreement and the transactions contemplated by this Agreement under the applicable securities laws, banking laws, and other applicable laws, and (b) any fees and expenses (excluding each party's internal costs and fees and expenses of attorneys, accountants and financial and other advisors) incurred in respect of printing, filing and mailing of the Registration Statement and the proxy statement/prospectus associated with the Registration Statement, or any reaffirmation by the FCB Board pursuant to Section 8.01(e)(v).

        11.12    Certain References.    Whenever in this Agreement a singular word is used, it also will include the plural wherever required by the context and vice-versa, and the masculine or neuter gender shall include the masculine, feminine and neuter genders. Except expressly stated otherwise, all references in this Agreement to periods of days shall be construed to refer to calendar, not business, days. The term "business day" will mean any day except Saturday and Sunday when MainSource Bank, in Greensburg, Indiana, is open for the transaction of business.

        11.13    Disclosure Schedules.    The mere inclusion of an item in a party's Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by such party that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect. Further, while each party will use commercially reasonable efforts to specifically reference each Section of this Agreement under which such disclosure is made pursuant to such party's Disclosure Schedule, any information disclosed with respect to one Section shall be deemed to be disclosed for purposes of any other Section of this Agreement in such party's Disclosure Schedule.

[Signature Page Follows]

        IN WITNESS WHEREOF, MainSource and FCB have made and entered into this Agreement as of the day and year first above written and have caused this Agreement to be executed, attested in counterparts and delivered by their duly authorized officers.

MAINSOURCE:
MainSource Financial Group, Inc.
By:	/s/ ARCHIE M. BROWN, JR. Archie M. Brown, Jr., Chairman, President and CEO
FCB:
FCB Bancorp, Inc.
By:	/s/ H. DAVID HALE H. David Hale, Chairman, President and CEO

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER BETWEEN
FCB BANCORP, INC. AND MAINSOURCE FINANCIAL GROUP, INC.]

 EXHIBIT A
VOTING AGREEMENT

        The undersigned director of FCB Bancorp, Inc. ("FCB") hereby agrees in his individual capacity as a shareholder to vote his shares of FCB Common Stock that are registered in his personal name and not in a fiduciary capacity (and agrees to use his reasonable efforts to cause all additional shares of FCB Common Stock owned jointly by him with any other person or by his spouse or over which he has voting influence or control to be voted, other than shares held in a fiduciary capacity) in favor of the Agreement and Plan of Merger by and between MainSource Financial Group, Inc. and FCB, dated December 19, 2016 (the "Agreement"). In addition, the undersigned director hereby agrees not to make any transfers of shares of FCB with the purpose of avoiding his agreements set forth in the preceding sentence and agrees to cause any transferee of such shares to abide by the terms of this Voting Agreement. The undersigned director is entering into this Voting Agreement solely in his capacity as an individual shareholder and, notwithstanding anything to the contrary in this Voting Agreement, nothing in this Voting Agreement is intended or shall be construed to require any of the undersigned, in his capacity as a director of FCB, to act or fail to act in accordance with his fiduciary duties in such director capacity. Furthermore, the undersigned, by signing this agreement, makes no agreement or understanding herein in his capacity as a director of FCB. Notwithstanding any contrary provision herein, this Voting Agreement shall be effective from the date hereof and shall terminate and be of no further force and effect upon the earliest of (a) the consummation of the Merger (as defined in the Agreement); (b) the termination of the Agreement in accordance with its terms; or (c) the taking of such action whereby a majority of FCB's Board of Directors, in accordance with the terms and conditions of Section 5.06 of the Agreement, withdraws its favorable recommendation of the Agreement to its shareholders. This Voting Agreement may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute one and the same instrument.

Dated this 19th day of December, 2016.

Annex B

December 19, 2016

Board of Directors
FCB Bancorp, Inc.
293 North Hubbards Lane
Louisville, KY 40207

Ladies and Gentlemen:

        FCB Bancorp, Inc. ("FCB") and MainSource Financial Group, Inc. ("MainSource") are proposing to enter into an Agreement and Plan of Merger (the "Agreement") pursuant to which FCB shall merge with and into MainSource with MainSource being the surviving corporation (the "Merger"). Pursuant to the terms of the Agreement, at the Effective Time of the Merger, each share of FCB common stock, $1.00 par value per share, issued and outstanding immediately prior to the Effective Time of the Merger ("FCB Common Stock"), except for certain shares specified in the Agreement, shall be converted into the right to receive (a) 0.9 shares of MainSource common stock, no par value (the "Stock Consideration"), and (b) $7.00 in cash (the "Cash Consideration"). The Stock Consideration and the Cash Consideration are collectively referred to herein as the "Merger Consideration." Capitalized terms used herein without definition shall have the meanings assigned to them in the Agreement. The other terms and conditions of the Merger are more fully set forth in the Agreement. You have requested our opinion as to the fairness, from a financial point of view, of the Merger Consideration to the holders of FCB Common Stock.

        Sandler O'Neill & Partners, L.P. (Sandler O'Neill," "we" or "our"), as part of its investment banking business, is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions. In connection with this opinion, we have reviewed and considered, among other things: (i) a draft of the Agreement, dated December 18, 2016; (ii) certain publicly available financial statements and other historical financial information of FCB that we deemed relevant; (iii) certain publicly available financial statements and other historical financial information of MainSource that we deemed relevant; (iv) internal financial projections for FCB for the year ending December 31, 2016, as provided by the senior management of FCB, as well as an estimated balance sheet and earnings growth rate for the years thereafter, as discussed with and confirmed by the senior management of FCB; (v) publicly available consensus median analyst earnings per share estimates for MainSource for the years ending December 31, 2016 through December 31, 2018 as well as an estimated internal projected earnings growth rate for the years thereafter, as provided by the senior management of MainSource; (vi) the pro forma financial impact of the Merger on MainSource based on certain assumptions relating to transaction expenses, purchase accounting adjustments and cost savings, as well as financial projections for FCB for the years ending December 31, 2016 through December 31, 2020, as provided by and discussed with the senior management of MainSource; (vii) the publicly reported historical price and trading activity for FCB and

MainSource common stock, including a comparison of certain stock market information for FCB and MainSource common stock and certain stock indices as well as publicly available information for certain other similar companies, the securities of which are publicly traded; (viii) a comparison of certain financial information for FCB and MainSource with similar banks and thrifts for which information is publicly available; (ix) the financial terms of certain recent business combinations in the bank and thrift industry (on a regional and national basis), to the extent publicly available; (x) the current market environment generally and the banking environment in particular; and (xi) such other information, financial studies, analyses and investigations and financial, economic and market criteria as we considered relevant. We also discussed with certain members of the senior management of FCB the business, financial condition, results of operations and prospects of FCB and held similar discussions with certain members of the senior management of MainSource regarding the business, financial condition, results of operations and prospects of MainSource.

        In performing our review, we have relied upon the accuracy and completeness of all of the financial and other information that was available to and reviewed by us from public sources, that was provided to us by FCB or MainSource, or their respective representatives, or that was otherwise reviewed by us and we have assumed such accuracy and completeness for purposes of rendering this opinion without any independent verification or investigation. We have further relied on the assurances of the respective managements of FCB and MainSource that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading. We have not been asked to and have not undertaken an independent verification of any of such information and we do not assume any responsibility or liability for the accuracy or completeness thereof. We did not make an independent evaluation or perform an appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of FCB or MainSource, or any of their respective subsidiaries, nor have we been furnished with any such evaluations or appraisals. We render no opinion or evaluation on the collectability of any assets or the future performance of any loans of FCB or MainSource. We did not make an independent evaluation of the adequacy of the allowance for loan losses of FCB or MainSource, or the combined entity after the Merger, and we have not reviewed any individual credit files relating to FCB or MainSource. We have assumed, with your consent, that the respective allowances for loan losses for both FCB and MainSource are adequate to cover such losses and will be adequate on a pro forma basis for the combined entity.

        In preparing its analyses, Sandler O'Neill used internal financial projections for FCB for the year ending December 31, 2016, as provided by the senior management of FCB, as well as an estimated balance sheet and earnings growth rate for the years thereafter, as discussed with and confirmed by the senior management of FCB. In addition, Sandler O'Neill used publicly available consensus median analyst earnings per share estimates for MainSource for the years ending December 31, 2016 through December 31, 2018 as well as an estimated internal projected earnings growth rate for the years thereafter, as provided by the senior management of MainSource. Sandler O'Neill also received and used in its pro forma analyses certain assumptions relating to transaction expenses, purchase accounting adjustments and cost savings, as well as financial projections for FCB for the years ending December 31, 2016 through December 31, 2020, as provided by and discussed with the senior management of MainSource. With respect to the foregoing information, the respective managements of FCB and MainSource confirmed to us that such information reflected (or, in the case of the publicly available median analyst earnings per share estimates referred to above, were consistent with) the best currently available projections, estimates and judgments of those respective senior managements of the future financial performance of FCB and MainSource and we assumed that such performance would be achieved. We express no opinion as to such projections, estimates or judgments, or the assumptions on which they are based. We have also assumed that there has been no material change in FCB's or MainSource's assets, financial condition, results of operations, business or prospects since the date of the most recent financial statements made available to us. We have assumed in all respects material to our analysis that FCB and MainSource will remain as going concerns for all periods relevant to our analyses.

        In arriving at our opinion, we have assumed, with your consent, that (i) each of the parties to the Agreement will comply in all material respects with all material terms and conditions of the Agreement and all related agreements, that all of the representations and warranties contained in such agreements are true and correct in all material respects, that each of the parties to such agreements will perform in all material respects all of the covenants and other obligations required to be performed by such party under such agreements and that the conditions precedent in such agreements are not and will not be waived, (ii) in the course of obtaining the necessary regulatory or third party approvals, consents and releases with respect to the Merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on FCB, MainSource or the Merger or any related transaction, (iii) the Merger and any related transactions will be consummated in accordance with the terms of the Agreement without any waiver, modification or amendment of any material term, condition or agreement thereof and in compliance with all applicable laws and other requirements, (iv) the Merger will be consummated without FCB's rights under Section 8.01(g) of the Agreement having been triggered, and (v) the Merger will qualify as a tax-free reorganization for federal income tax purposes. Finally, with your consent, we have relied upon the advice that FCB has received from its legal, accounting and tax advisors as to all legal, accounting and tax matters relating to the Merger and the other transactions contemplated by the Agreement. We express no opinion as to any such matters.

        Our analyses and opinion are necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof could materially affect this opinion. We have not undertaken to update, revise, reaffirm or withdraw this opinion or otherwise comment upon events occurring after the date hereof. We express no opinion as to the trading values of FCB Common Stock or MainSource common stock at any time or what the value of MainSource common stock will be once it is actually received by the holders of FCB Common Stock.

        We have acted as FCB's financial advisor in connection with the Merger and will receive a fee for our services, which fee is contingent upon consummation of the Merger. We will also receive a fee for rendering this opinion, which opinion fee will be credited in full towards the transaction fee which will become payable to Sandler O'Neill on the day of closing of the Merger. FCB has also agreed to indemnify us against certain claims and liabilities arising out of our engagement and to reimburse us for certain of our out-of-pocket expenses incurred in connection with our engagement. In the two years preceding the date of this opinion, we have provided certain other investment banking services to FCB and received fees for such services. Most recently, Sandler O'Neill acted as placement agent in connection with FCB's offer and sale of subordinated debt in December 2015. In the ordinary course of our business as a broker-dealer, we may purchase securities from and sell securities to FCB, MainSource and their respective affiliates. We may also actively trade the equity and debt securities of

FCB and MainSource or their respective affiliates for our own account and for the accounts of our customers.

        This letter is directed to the Board of Directors of FCB in connection with its consideration of the Agreement and Merger and does not constitute a recommendation to any shareholder of FCB as to how any such shareholder should vote at any meeting of shareholders called to consider and vote upon the Merger. Our opinion is directed only to the fairness, from a financial point of view, of the Merger Consideration to the holders of FCB Common Stock and does not address the underlying business decision of FCB to engage in the Merger, the form or structure of the Merger or any other transactions contemplated in the Agreement, the relative merits of the Merger as compared to any other alternative transactions or business strategies that might exist for FCB, or the effect of any other transaction in which FCB might engage. We also do not express any opinion as to the amount or nature of the compensation to be received in or as a result of the Merger or other transactions contemplated by the Agreement, if any, by any FCB or MainSource officer, director or employee, or any class of such persons, if any, relative to the amount of compensation to be received by any other shareholder. This opinion has been approved by Sandler O'Neill's fairness opinion committee. This opinion shall not be reproduced without Sandler O'Neill's prior written consent; provided, however, Sandler O'Neill will provide its consent for the opinion to be included in regulatory filings to be completed in connection with the Merger.

        Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration is fair to the holders of FCB Common Stock from a financial point of view.

Very truly yours,

Annex C

KRS 271B Subchapter 13

Right to Dissent and Obtain Payment for Shares

        271B.13-010.    Definitions.

        As used in this subtitle:

          (1)   "Corporation" means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

          (2)   "Dissenter" means a shareholder who is entitled to dissent from corporate action under KRS 271B.13-020 and who exercises that right when and in the manner required by KRS 271B.13-200 to 271B.13-280.

          (3)   "Fair value," with respect to a dissenter's shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable. In any transaction subject to the requirements of KRS 271B.12-210 or exempted by KRS 271B.12-220(2), "fair value" shall be at least an amount required to be paid under KRS 271B.12-220(2) in order to be exempt from the requirements of KRS 271B.12-210.

          (4)   "Interest" means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.

          (5)   "Record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

          (6)   "Beneficial shareholder" means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

          (7)   "Shareholder" means the record shareholder or the beneficial shareholder.

        271B.13-020.    Right to dissent.

          (1)   A shareholder shall be entitled to dissent from, and obtain payment of the fair value of his shares in the event of, any of the following corporate actions:

            (a)   Consummation of a plan of merger to which the corporation is a party:

              1.     If shareholder approval is required for the merger by KRS 271B.11-030 or the articles of incorporation and the shareholder is entitled to vote on the merger; or

              2.     If the corporation is a subsidiary that is merged with its parent under KRS 271B.11-040;

            (b)   Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;

            (c)   Consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one (1) year after the date of sale;

            (d)   An amendment of the articles of incorporation that materially and adversely affects rights in respect of a dissenter's shares because it:

              1.     Alters or abolishes a preferential right of the shares to a distribution or in dissolution;

              2.     Creates, alters, or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase, of the shares;

              3.     Excludes or limits the right of the shares to vote on any matter other than a limitation by dilution through issuance of shares or other securities with similar voting rights; or

              4.     Reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under KRS 271B.6-040;

            (e)   Any transaction subject to the requirements of KRS 271B.12-210 or exempted by KRS 271B.12-220(2); or

            (f)    Any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

          (2)   A shareholder entitled to dissent and obtain payment for his shares under this chapter shall not challenge the corporate action creating his entitlement unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.

        271B.13-030.    Dissent by nominees and beneficial owners.

          (1)   A record shareholder may assert dissenters' rights as to fewer than all the shares registered in his name only if he shall dissent with respect to all shares beneficially owned by any one (1) person and notify the corporation in writing of the name and address of each person on whose behalf he asserts dissenters' rights. The rights of a partial dissenter under this subsection shall be determined as if the shares as to which he dissents and his other shares were registered in the names of different shareholders.

          (2)   A beneficial shareholder may assert dissenters' rights as to shares held on his behalf only if:

            (a)   He submits to the corporation the record shareholder's written consent to the dissent not later than the time the beneficial shareholder asserts dissenters' rights; and

            (b)   He does so with respect to all shares of which he is the beneficial shareholder or over which he has power to direct the vote.

Procedure for Exercise of Dissenters' Rights

        271B.13-200.    Notice of dissenters' rights.

          (1)   If proposed corporate action creating dissenters' rights under KRS 271B.13-020 is submitted to a vote at a shareholders' meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters' rights under this subtitle and the corporation shall undertake to provide a copy of this subtitle to any shareholder entitled to vote at the shareholders' meeting upon request of that shareholder.

          (2)   If corporate action creating dissenters' rights under KRS 271B.13-020 is taken without a vote of shareholders, the corporation shall notify in writing all shareholders entitled to assert dissenters' rights that the action was taken and send them the dissenters' notice described in KRS 271B.13-220.

        271B.13-210.    Notice of intent to demand payment.

          (1)   If proposed corporate action creating dissenters' rights under KRS 271B.13-020 is submitted to a vote at a shareholders' meeting, a shareholder who wishes to assert dissenters' rights:

            (a)   Shall deliver to the corporation before the vote is taken written notice of his intent to demand payment for his shares if the proposed action is effectuated; and

            (b)   Shall not vote his shares in favor of the proposed action.

          (2)   A shareholder who does not satisfy the requirements of subsection (1) of this section shall not be entitled to payment for his shares under this chapter.

        271B.13-220.    Dissenters' notice.

          (1)   If proposed corporate action creating dissenters' rights under KRS 271B.13-020 is authorized at a shareholders' meeting, the corporation shall deliver a written dissenter's notice to all shareholders who satisfied the requirements of KRS 271B.13-210.

          (2)   The dissenters' notice shall be sent no later than ten (10) days after the date the proposed corporate action was authorized by the shareholders, or, if no shareholder authorization was obtained, by the board of directors, and shall:

            (a)   State where the payment demand must be sent and where and when certificates for certificated shares must be deposited;

            (b)   Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

            (c)   Supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action and requires that the person asserting dissenters' rights certify whether or not he acquired beneficial ownership of the shares before that date;

            (d)   Set a date by which the corporation must receive the payment demand, which date may not be fewer than thirty (30), nor more than sixty (60) days after the date the notice provided in subsection (1) of this section is delivered; and

            (e)   Be accompanied by a copy of this subtitle.

        271B.13-230.    Duty to demand payment.

          (1)   A shareholder who is sent a dissenters' notice described in KRS 271B.13-220 shall demand payment, certify whether he acquired beneficial ownership of the shares before the date required to be set forth in the dissenters' notice pursuant to subsection (2)(c) of KRS 271B.13-220, and deposit his certificates in accordance with the terms of the notice.

          (2)   The shareholder who demands payment and deposits his share certificates under subsection (1) of this section shall retain all other rights of a shareholder until these rights are cancelled or modified by the taking of the proposed corporate action.

          (3)   A shareholder who does not demand payment or deposit his share certificates where required, each by the date set in the dissenters' notice, shall not be entitled to payment for his shares under this subtitle.

        271B.13-240.    Share restrictions.

          (1)   The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is taken or the restrictions released under KRS 271B.13-260.

          (2)   The person for whom dissenters' rights are asserted as to uncertificated shares shall retain all other rights of a shareholder until these rights are cancelled or modified by the taking of the proposed corporate action.

        271B.13-250.    Payment.

          (1)   Except as provided in KRS 271B.13-270, as soon as the proposed corporate action is taken, or upon receipt of a payment demand, the corporation shall pay each dissenter who complied with KRS 271B.13-230 the amount the corporation estimates to be the fair value of his shares, plus accrued interest.

          (2)   The payment shall be accompanied by:

            (a)   The corporation's balance sheet as of the end of a fiscal year ending not more than sixteen (16) months before the date of payment, an income statement for that year, a statement of changes in shareholders' equity for that year, and the latest available interim financial statements, if any;

            (b)   A statement of the corporation's estimate of the fair value of the shares;

            (c)   An explanation of how the interest was calculated; and

            (d)   A statement of the dissenter's right to demand payment under KRS 271B.13-280.

        271B.13-260.    Failure to take action.

          (1)   If the corporation does not take the proposed action within sixty (60) days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

          (2)   If after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it shall send a new dissenters' notice under KRS 271B.13-220 and repeat the payment demand procedure.

        271B.13-270.    After-acquired shares.

          (1)   A corporation may elect to withhold payment required by KRS 271B.13-250 from a dissenter unless he was the beneficial owner of the shares before the date set forth in the dissenters' notice as the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action.

          (2)   To the extent the corporation elects to withhold payment under subsection (1) of this section, after taking the proposed corporate action, it shall estimate the fair value of the shares, plus accrued interest, and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of his demand. The corporation shall send with its offer a statement of its estimate of the fair value of the shares, an explanation of how the interest was calculated, and a statement of the dissenter's right to demand payment under KRS 271B.13-280.

        271B.13-280.    Procedure if shareholder dissatisfied with payment or offer.

          (1)   A dissenter may notify the corporation in writing of his own estimate of the fair value of his shares and amount of interest due, and demand payment of his estimate (less any payment under KRS 271B.13-250), or reject the corporation's offer under KRS 271B.13-270 and demand payment of the fair value of his shares and interest due, if:

            (a)   The dissenter believes that the amount paid under KRS 271B.13-250 or offered under KRS 271B.13-270 is less than the fair value of his shares or that the interest due is incorrectly calculated;

            (b)   The corporation fails to make payment under KRS 271B.13-250 within sixty (60) days after the date set for demanding payment; or

            (c)   The corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within sixty (60) days after the date set for demanding payment.

          (2)   A dissenter waives his right to demand payment under this section unless he shall notify the corporation of his demand in writing under subsection (1) of this section within thirty (30) days after the corporation made or offered payment for his shares.

Judicial Appraisal of Shares

        271B.13-300.    Court action.

          (1)   If a demand for payment under KRS 271B.13-280 remains unsettled, the corporation shall commence a proceeding within sixty (60) day after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the sixty (60) day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

          (2)   The corporation shall commence the proceeding in the circuit court of the county where a corporation's principal office (or, if none in this state, its registered office) is located. If the corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

          (3)   The corporation shall make all dissenters (whether or not residents of this state) whose demands remain unsettled parties to the proceeding as in an action against their shares and all parties shall be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

          (4)   The jurisdiction of the court in which the proceeding is commenced under subsection (2) of this section shall be plenary and exclusive. The court may appoint one (1) or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to it. The dissenters shall be entitled to the same discovery rights as parties in other civil proceedings.

          (5)   Each dissenter made a party to the proceeding shall be entitled to judgment:

            (a)   For the amount, if any, by which the court finds the fair value of his shares, plus interest, exceeds the amount paid by the corporation; or

            (b)   For the fair value, plus accrued interest, of his after-acquired shares for which the corporation elected to withhold payment under KRS 271B.13-270.

        271B.13-310.    Court costs and counsel fees.

          (1)   The court in an appraisal proceeding commenced under KRS 271B.13-300 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under KRS 271B.13-280.

          (2)   The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

            (a)   Against the corporation and in favor of any or all dissenters, if the court finds the corporation did not substantially comply with the requirements of KRS 271B.13-200 to 271B.13-280; or

            (b)   Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this subtitle.

          (3)   If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.    Indemnification of Directors and Officers.

        MainSource Financial Group, Inc. ("MainSource") is an Indiana corporation. MainSource's officers and directors are and will be indemnified under Indiana law, the Amended and Restated Articles of Incorporation and the Amended and Restated By-laws of MainSource against certain liabilities. Chapter 37 of the Indiana Business Corporation Law (the "IBCL") requires a corporation, unless limited by its articles of incorporation, to indemnify a director or an officer of the corporation who is wholly successful, on the merits or otherwise, in the defense of any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, or investigative and whether formal or informal, against reasonable expenses, including counsel fees, incurred in connection with the proceeding. MainSource's Amended and Restated Articles of Incorporation do not contain any provision limiting such indemnification.

        The IBCL also permits a corporation to indemnify a director, officer, employee, or agent who is made a party to a proceeding because the person was a director, officer, employee, or agent of the corporation against liability incurred in the proceeding if (i) the individual's conduct was in good faith, and (ii) the individual reasonably believed (A) in the case of conduct in the individual's official capacity with the corporation, that the conduct was in the corporation's best interests, and (B) in all other cases, that the individual's conduct was at least not opposed to the corporation's best interests, and (iii) in the case of a criminal proceeding, the individual either (A) had reasonable cause to believe the individual's conduct was lawful, or (B) had no reasonable cause to believe the individual's conduct was unlawful. The IBCL also permits a corporation to pay for or reimburse reasonable expenses incurred before the final disposition of the proceeding and permits a court of competent jurisdiction to order a corporation to indemnify a director or officer if the court determines that the person is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, whether or not the person met the standards for indemnification otherwise provided in the IBCL.

        MainSource's Amended and Restated Articles of Incorporation require it to provide indemnification to its officers and directors to the fullest extent authorized by the IBCL and to pay for or reimburse reasonable expenses incurred before the final disposition of the proceeding as authorized by the IBCL. MainSource's Amended and Restated Articles of Incorporation also authorize it to maintain insurance at its expense to protect itself and any of its directors, officers, employees or agents or those of another corporation, partnership, joint venture, trust, or other entity against expense, liability or loss, whether or not MainSource would have the power to indemnify such person against such expense, liability or loss under the IBCL. MainSource currently maintains officer and director liability insurance.

        MainSource's By-laws contain indemnification provisions to substantially the same effect as in the Amended Restated Articles of Incorporation.

Item 21.    Exhibits and Financial Statement Schedules.

Exhibit	Description
2.1	Agreement and Plan of Merger, dated December 19, 2016, between MainSource Financial Group, Inc. and FCB Bancorp, Inc. (included as Annex A to the proxy statement/prospectus)
3.1	Amended and Restated Articles of Incorporation of MainSource Financial Group, Inc. (incorporated by reference to Exhibit 3.1 of MainSource's current Report on Form 8-K filed on December 13, 2013)
3.2	Amended and Restated Bylaws of MainSource Financial Group, Inc. dated July 19, 2010 (incorporated by reference to Exhibit 3.1 to the Report on Form 8-K of the registrant filed July 22, 2010)
5.1	Opinion of SmithAmundsen LLC regarding legality of the securities being registered*
8.1	Opinion of SmithAmundsen LLC regarding tax matters*
10.1	Voting Agreement of directors of FCB Bancorp, Inc. dated December 19, 2016 (incorporated by reference to Exhibit 10.1 of MainSource's Current Report on Form 8-K filed on December 19, 2016)
10.2	Form of First Amendment to Voting Agreement of directors of FCB Bancorp, Inc.*
21.1	Subsidiaries of MainSource Financial Group, Inc. (incorporated by reference to Exhibit 21 of MainSource's Form 10-K for fiscal year end December 31, 2015 filed on March 11, 2016)
23.1	Consent of Crowe Horwath LLP
23.2	Consent of SmithAmundsen LLC (included in Exhibits 5.1 and 8.1)*
24	Power of Attorney*
99.1	Consent of Sandler O'Neill & Partners, L.P.
99.2	FCB Bancorp proxy card

*
Previously filed

Item 22.    Undertakings.

        The undersigned registrant hereby undertakes:

          (a)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

            (1)   To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933.

            (2)   To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) that, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

            (3)   To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (b)   That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (c)   To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

          (d)   For purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (e)   That prior to any public reoffering of the securities registered hereunder through use of a prospectus that is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

          (f)    That every prospectus (1) that is filed pursuant to paragraph (e) immediately preceding, or (2) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (g)   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

          (h)   To respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

          (i)    To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Greensburg, State of Indiana, on the 16th day of March, 2017.

MAINSOURCE FINANCIAL GROUP, INC.
By:	/s/ ARCHIE M. BROWN, JR. Archie M. Brown, Jr. Chairman, President and Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on the 16th day of March, 2017.

/s/ KATHLEEN BARDWELL* Kathleen Bardwell, Director	/s/ WILLIAM G. BARRON* William G. Barron, Director
/s/ VINCENT A. BERTA* Vincent A. Berta, Director	/s/ ERIN HOEFLINGER* Erin Hoeflinger, Director
/s/ D. J. HINES* D. J. Hines, Director	/s/ THOMAS M. O'BRIEN* Thomas M. O'Brien, Director
/s/ LAWRENCE R. RUEFF, DVM* Lawrence R. Rueff, DVM, Director	/s/ JOHN G. SEALE* John G. Seale, Director
/s/ JOHN T. SMITH* John T. Smith, Director	/s/ CHARLES J. THAYER* Charles J. Thayer, Lead Director
/s/ ARCHIE M. BROWN, JR. Archie M. Brown, Jr., Director, Chairman of the Board, President and Chief Executive Officer (Principal Executive Officer)	/s/ PATRICK WEIGEL Patrick Weigel, Senior Vice President and Corporate Controller (Principal Accounting Officer)

/s/ JAMES M. ANDERSON James M. Anderson, Senior Vice President—Chief Financial Officer (Principal Financial Officer)	*By:	/s/ JAMES M. ANDERSON James M. Anderson, Attorney-in-Fact

Exhibit Index

Exhibit	Description
2.1	Agreement and Plan of Merger, dated December 19, 2016, between MainSource Financial Group, Inc. and FCB Bancorp, Inc. (included as Annex A to the proxy statement/prospectus)
3.1	Amended and Restated Articles of Incorporation of MainSource Financial Group, Inc. (incorporated by reference to Exhibit 3.1 of MainSource's current Report on Form 8-K filed on December 13, 2013)
3.2	Amended and Restated Bylaws of MainSource Financial Group, Inc. dated July 19, 2010 (incorporated by reference to Exhibit 3.1 to the Report on Form 8-K of the registrant filed July 22, 2010)
5.1	Opinion of SmithAmundsen LLC regarding legality of the securities being registered*
8.1	Opinion of SmithAmundsen LLC regarding tax matters*
10.1	Voting Agreement of directors of FCB Bancorp, Inc. dated December 19, 2016 (incorporated by reference to Exhibit 10.1 of MainSource's Current Report on Form 8-K filed on December 19, 2016)
10.2	Form of First Amendment to Voting Agreement of directors of FCB Bancorp, Inc.*
21.1	Subsidiaries of MainSource Financial Group, Inc. (incorporated by reference to Exhibit 21 of MainSource's Form 10-K for fiscal year end December 31, 2015 filed on March 11, 2016)
23.1	Consent of Crowe Horwath LLP
23.2	Consent of SmithAmundsen LLC (included in Exhibits 5.1 and 8.1)*
24	Power of Attorney*
99.1	Consent of Sandler O'Neill & Partners, L.P.
99.2	FCB Bancorp proxy card

*
Previously filed